As filed with the Securities and Exchange Commission on September 17, 1996
                                                      Registration No. 333-08269

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                         AMENDMENT NO. 1 TO FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                               PHYMATRIX CORP.
            (Exact name of registrant as specified in its charter)


          Delaware                   8099             65-0617076
      (State or other          (Primary Standard        (I.R.S.
       jurisdiction               Industrial            Employer
      of incorporation           Classification    Identification No.)
     or organization)            Code Number)

                           777 South Flagler Drive
                          West Palm Beach, FL 33401
                                (561) 655-3500
        (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)


                              Abraham D. Gosman
                               PhyMatrix Corp.
                           777 South Flagler Drive
                          West Palm Beach, FL 33401
                                (561) 655-3500
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)



                         Copies of communications to:
                          Michael J. Bohnen, Esquire
                        Nutter, McClennen & Fish, LLP
                           One International Place
                               Boston, MA 02110
                                (617) 439-2000

   Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If the Form is a post-effective amendment filed pursuant to Rule 426(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE


     Title of each class of                            Proposed maximum            Proposed maximum            Amount of
           securities               Amount to be      offering price per     aggregate offering price(1)      registration
        to be registered             registered            share(1)                                               fee
- --------------------------------     -------------    -------------------   ------------------------------   -------------
6-3/4% Convertible Subordinated     $100,000,000             100%                    $100,000,000              $34,483(2)
Debentures due 2003
- --------------------------------      -----------     ------------------      ----------------------------      -----------
Shares of Common Stock, $.01          3,546,099        Not applicable              Not Applicable                None
par value                             shares(3)

(1) Determined pursuant to Rule 457(i) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.
(2) Previously paid.
(3) Includes the number of shares of Common Stock into which the Debentures being registered hereunder may be converted at the initial conversion price, together with such additional indeterminate number of shares as may become issuable upon conversion by reason of adjustments to the conversion price. No registration fee is required for Common Stock reserved for conversion, because such shares will be issued for no additional consideration.


   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                PHYMATRIX CORP.
             Cross Reference Sheet Showing Location in Prospectus
                     of Information Required by Form S-1


                    Registration Statement Item                             Location in Prospectus
           -----------------------------------------------   ----------------------------------------------------
1.         Forepart of Registration Statement and
           Outside Front Cover Page of Prospectus             Outside Front Cover Pages of Registration
                                                              Statement and Prospectus

2.         Inside Front and Outside Back Cover Pages of
           Prospectus                                         Inside Front Cover Page

3.         Summary Information, Risk Factors and Ratio
           of Earnings to Fixed Charges                       Prospectus Summary; Risk Factors; Ratio
                                                              of Earnings to Fixed Charges; The Company

4.         Use of Proceeds                                    Use of Proceeds

5.         Determination of Offering Price                    *

6.         Dilution                                           *

7.         Selling Security Holders                           Selling Securityholders

8.         Plan of Distribution                               Outside Front Cover Page; Plan of Distribution

9.         Description of Securities to Be Registered         Description of Debentures; Description of Common
                                                              Stock

10.        Interests of Named Experts and Counsel             *

11.        Information with Respect to the Registrant         Prospectus Summary; Summary Financial Data; The
                                                              Company; Capitalization; Ratio of Earnings to
                                                              Fixed Charges; Price Range of Common Stock;
                                                              Dividend Policy; Selected Financial Data;
                                                              Management's Discussion and Analysis of Financial
                                                              Condition and Results of Operation; Business;
                                                              Management; Certain Transactions; Principal
                                                              Stockholders; Description of Debentures;
                                                              Description of Capital Stock; Combined Financial
                                                              Statements

12.        Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities                                        *

* Omitted as inapplicable.

PROSPECTUS
                               PhyMatrix Corp.
                   a Physician Practice Management Company

                                 $100,000,000

             6-3/4% Convertible Subordinated Debentures due 2003

          3,546,099 Shares of Common Stock, par value $.01 per share

    This Prospectus relates to the resale of $100,000,000 aggregate principal amount of 6-3/4% Convertible Subordinated Debentures due 2003 (the "Debentures") of PhyMatrix, Corp., a Delaware corporation (sometimes referred to herein as the "Company"), issued to the initial purchasers of the Debentures (the "Initial Purchasers") in private placements consummated on June 26, 1996 (the "Debt Offering"), and the resale of up to 3,546,099 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of Debentures by any holders of Debentures that did not purchase the Debentures under the Registration Statement (of which this Prospectus is a part). The Registration Statement (of which this Prospectus is a part) does not cover the issuance of shares of Common Stock upon conversion of the Debentures into shares of Common Stock. The Debentures and such shares of Common Stock issued upon conversion of the Debentures may be offered from time to time for the accounts of holders of Debentures named herein or in supplements to this Prospectus (the "Selling Securityholders"). See "Plan of Distribution." Information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus. The Company will not receive any proceeds from the offering of the Debentures or the shares of Common Stock issuable upon conversion thereof.

    The Debentures are convertible into Common Stock of PhyMatrix Corp. at any time after August 25, 1996 and at or before maturity, unless previously redeemed, at a conversion price of $28.20 per share, subject to adjustment in certain events. The Common Stock of the Company is traded on The Nasdaq National Market under the symbol PHMX. On September 13, 1996, the closing price of the Common Stock as reported by Nasdaq was $22.13 per share.


    The Debentures do not provide for a sinking fund. The Debentures are not redeemable by the Company prior to June 18, 1999. Thereafter, the Debentures are redeemable at the option of the Company, in whole or in part, at anytime, at the redemption prices set forth in this Prospectus, together with accrued interest. Upon a Repurchase Event (as defined herein), each holder of Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. See "Description of Debentures--Certain Rights to Require Repurchase of Debentures."


    The Debentures are unsecured obligations of the Company and are subordinate to all present and future Senior Indebtedness (as defined herein) of the Company. As of July 31, 1996, the Company had Senior Indebtedness in the amount of approximately $7.3 million. The Indenture will not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Debentures--Subordination."

    All of the Debentures were issued initially pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof or Regulation D thereunder and to the Company's knowledge, were transferred to the Selling Securityholders pursuant to Rule 144A or Regulation S under the Securities Act or to Selling Securityholders meeting the definition of institutional accredited investors under Rule 501(a)(1), (2), (3) or (7) under the Securities Act. Debentures resold pursuant to the Registration Statement (of which this Prospectus is a part) will no longer be eligible for trading in Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market.


    The Selling Securityholders, acting as principals for their own account, directly, through agents designated from time to time, or through brokers, dealers, agents or underwriters also to be designated, may sell all or a portion of the Debentures or shares of Common Stock which may be offered hereby by them from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Securityholders from the sale of Debentures and Common Stock which may be offered hereby by the Selling Securityholders will be the purchase price of such Debentures or Common Stock less commissions, if any. For information concerning indemnification arrangements between the Company and the Selling Securityholders, see "Plan of Distribution."

    The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Company intends that the Registration Statement of which this Prospectus is a part will remain effective for a period of three years from the effective date hereof or such earlier date as of which such Registration Statement is no longer required for the transfer of the subject securities. The Company has agreed to bear certain expenses in connection with the registration and sale of the Debentures and Common Stock being offered by the Selling Securityholders.

   See "Risk Factors" beginning on page 9 for certain information that should be considered by propective investors.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                The Date of this Prospectus is September 16, 1996

  No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities described herein by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.


                              TABLE OF CONTENTS

                                                            Page
                                                             -----
Prospectus Summary                                             3
Risk Factors                                                   9
The Company                                                   16
Use of Proceeds                                               16
Capitalization                                                17
Ratio of Earnings to Fixed Charges                            18
Price Range of Common Stock                                   18
Dividend Policy                                               18
Selected Financial Data                                       19
Unaudited Pro Forma Financial Information                     21
Management's Discussion and Analysis of
  Financial Condition and Results of Operations               39
Business                                                      51
Management                                                    63
Certain Transactions                                          68
Principal Stockholders                                        70
Description of Debentures                                     71
Description of Capital Stock                                  78
Certain United States Federal Income Tax Consequences         80
Selling Securityholders                                       83
Plan of Distribution                                          85
Legal Matters                                                 86
Experts                                                       86
Additional Information                                        88
Index to Financial Statements                                F-1

                               PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. See "Risk Factors" for information that should be considered by prospective investors.

                                 The Company


   PhyMatrix Corp. (the "Company"), a physician practice management company, provides management services to disease specialty and primary care physicians and provides related medical support services. The Company's primary strategy is to develop disease management networks in specific geographic locations by acquiring physician practices and affiliating with disease specialty and primary care physicians. Where appropriate, the Company supports its affiliated physicians with related diagnostic and therapeutic medical support services. The Company's medical support services include radiation therapy, diagnostic imaging, infusion therapy, home health care and lithotripsy services. Since its first acquisition in September 1994, the Company has acquired the practices of and affiliated with 163 physicians and acquired several medical support service companies and a medical facility development company. The Company also owns a 43.75% interest (and has agreed to purchase the remaining interests) in a newly formed management services organization in Connecticut and a 50% interest in a newly formed management services organization in Georgia that provide management services to independent physician associations composed of over 375 multi-specialty physicians.


   Increasing concern over the cost of health care in the United States has led to numerous changes affecting the physician provider community, including the development of managed care and risk-based contracting arrangements. Based on data from the United States Health Care Financing Administration, industry sources have estimated that in 1995 the nation's 650,000 physicians generated approximately $200 billion in physician service revenues. The Company believes independent physicians are inadequately prepared to respond to the changing health care market because they typically have high operating costs relative to revenue and lack both purchasing power with vendors and sufficient capital to purchase new clinical equipment and management information systems. In order to be competitive, many physicians are seeking affiliations with larger entities, including physician practice management companies.

   The Company believes that the providers of disease management services in the United States, including cancer care providers, are highly fragmented. There are approximately 6,000 oncologists practicing in the United States, most of whom practice alone or in small groups, and there are hundreds of independent outpatient and free-standing cancer treatment centers. This fragmentation results, in part, from the fact that the treatment of cancer frequently requires a multi-disciplinary approach in a variety of settings involving numerous health care professionals with different specializations.


   The Company believes that its strategy of acquiring and integrating independent physician practices and medical support services into specialty networks creates synergies, achieves operating efficiencies and responds to the cost-containment initiatives of payors, particularly managed care companies. The Company has focused its disease management efforts on the acquisition of oncology practices and, to date, has acquired the practices of and affiliated with 61 oncologists. The Company also provides comprehensive cancer-related support services at 10 radiation treatment centers and two diagnostic imaging centers and manages infusion therapy services from three regional offices. The Company intends to develop additional disease management services for the treatment of other chronic illnesses such as diabetes, cardiovascular diseases and infectious diseases.


   In certain targeted markets, the Company organizes its affiliated physicians and related medical support services into integrated clusters of disease specialty and primary care networks, which it terms local provider networks ("LPNs"). LPNs are designed to provide a comprehensive range of physician and medical support services within specific geographic regions. The Company believes that its LPN structure will achieve operating efficiencies and enhance its ability to secure contracts with managed care organizations. The Company currently has contracts with managed care organizations under which the Company and its affiliated physicians provide certain cancer- related health care services to over 200,000 covered lives. To date, the Company has established an LPN in each of the Southeast Florida, Atlanta, Connecticut and Washington, D.C./Baltimore areas. The Company intends to establish additional LPNs by affiliating with IPAs.

   The Company also provides medical facility development services to related and unrelated third parties for the establishment of health parks, medical malls and medical office buildings. Such services include project finance assistance, project management, construction management, construction design engineering, physician recruitment, leasing and marketing. While the Company incurs certain administrative and other expenses in the course of providing such services, it does not incur costs of construction or risks of project ownership. The Company's strategy in financing its projects is to involve future tenants as significant investors in and owners of the developed medical facilities. Because most of its tenants are physicians and medical support service companies, the Company believes that the relationships that it develops with these parties through its medical facility development efforts will greatly enhance the Company's ability to affiliate with physicians and acquire physician practices and medical support service companies. Further, the Company believes that medical facility development in certain markets will aid in the integration of its affiliated physicians and medical support services.


   The Company affiliates with physicians through management agreements with physician practices or employment agreements with individual physicians. When affiliating with physicians, the Company generally acquires the assets of the physicians' practices, including its equipment, furniture, fixtures and supplies and, in some cases, goodwill and management service agreements, of the physicians' practices. Currently, the Company manages the practices of 132 physicians and employs another 31 physicians. The Company derives revenues from affiliated physicians through management fees charged to managed physician practices and from charges to third parties for services provided by employed physicians.


   The Company manages its home health care and lithotripsy services from eight local or regional offices. The Company also operates seven mobile lithotripters which provide services to approximately 70 hospitals and other health care facilities.


   The Company's objective is to be a leader in the physician practice management industry. The Company plans to achieve this objective by: (i) developing disease management networks in specific geographic locations by acquiring the practices of and affiliating with high profile disease specialty and primary care physicians, multi- specialty physician groups and independent practice associations, (ii) organizing its physician practices and related medical support services into LPNs, (iii) utilizing its medical facility development services to promote its affiliations and acquisitions as well as the integration of its affiliated physicians and medical support services, (iv) pursuing contractual arrangements with managed care organizations, (v) implementing information systems to improve patient care and provide outcome studies and other data and (vi) achieving operating efficiencies through the consolidation of the overhead and administrative functions of its physician practices.

                                  The Offering


Securities Offered                    $100,000,000 principal amount of 6-3/4% Convertible
                                      Subordinated Debentures due 2003 (the "Debentures") and
                                      3,546,099 shares of Common Stock, $.01 par value (the
                                      "Common Stock") issuable upon conversion of the Debentures.

Payment of Interest                   June 15 and December 15, commencing December 15, 1996.

Maturity of Debentures                June 15, 2003

Conversion                            The Debentures are convertible into Common Stock of the
                                      Company at the option of the holder at any time after
                                      August 25, 1996 and at or before maturity, unless previously redeemed, at $28.20 per share, subject to adjustment upon
                                      the occurrence of certain events. See "Description of
                                      Debentures--Conversion Rights."

Subordination                         Subordinated to all present and future Senior Indebtedness of the Company. At July 31, 1996, the Company had Senior
                                      Indebtedness in the amount of approximately $7.3 million.
                                      See "Capitalization." The Indenture (as defined herein)
                                      contains no limitation on the incurrence of indebtedness
                                      (including Senior Indebtedness) or other liabilities by the
                                      Company and its subsidiaries. See "Description of
                                      Debentures--Subordination."

Redemption                            The Debentures are not redeemable by the Company prior to
                                      June 18, 1999. Thereafter, the Debentures are redeemable, in whole or in part, at anytime, at the redemption prices set forth in this Prospectus, together with accrued interest.
                                      See "Description of Debentures-- Optional Redemption."

Redemption at Holder's Option         In the event that there shall occur a Repurchase Event (as defined herein), each holder of the Debentures shall have
                                      the right, at the holder's option, to require the Company to repurchase such holder's Debentures at 100% of their
                                      principal amount, plus accrued interest. The term Repurchase
                                      Event is limited to transactions involving a Change in
                                      Control (as defined herein), and does not include other
                                      events that might adversely affect the financial condition of the Company or result in a downgrade in the credit rating
                                      (if any) of the Debentures. The Company's ability to
                                      repurchase the Debentures following a Repurchase Event is
                                      dependent upon the Company's having sufficient funds and may be limited by the terms of the Company's Senior Indebtedness or the subordination provisions of the Indenture. There can be no assurance that the Company will be able to repurchase the Debentures upon the occurrence of a Repurchase Event.
                                      See "Description of Debentures--Certain Rights to Require
                                      Repurchase of Debentures."

                                      5

Use of Proceeds                       The Company will not receive any proceeds from the sale of the Debentures or the shares of Common Stock hereunder.

Trading                               Prior to the resale thereof pursuant to this Prospectus each of the Debentures was eligible for trading in Private
                                      Offerings, Resales and Trading through the PORTAL Market.
                                      Debentures sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. The Company's
                                      Common Stock is quoted on The Nasdaq National Market under the Symbol "PHMX."

    Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward-looking statements, including, but not limited to, statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Such statements reflect management's current views, are based on many assumptions and are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in "Risk Factors."

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA
                  (Dollars in thousands, except per share data)


                                                             Historical (1)                                    Pro Forma (2)
                                    -----------------------------------------------------------------    --------------------------
                                     Combined
                                     June 24,
                                       1994        Combined    Consolidated   Combined   Consolidated  Consolidated
                                   (inception)       Year          Month         Six          Six           Six         Combined
                                        to           Ended         Ended       Months       Months        Months          Year
                                     December      December       January       Ended        Ended         Ended          Ended
                                       31,            31,           31,       June 30,     July 31,      July 31,     December  31,
                                       1994          1995         1996(3)       1995        1996(3)        1996           1995
                                    -----------    ----------    ----------    --------    ----------    ----------   ------------
                                    (Audited)      (Audited)    (Unaudited) (Unaudited)   (Unaudited)   (Unaudited)    (Unaudited)
Statement of Operations Data:
Net revenue                          $ 2,447       $ 70,733       $10,715      $19,984      $77,631       $88,211       $150,229
                                      ---------      --------      --------      ------      --------      --------     ---------
Operating expenses:
 Cost of affiliated physician
   management services                    --          9,656         2,797           --       17,412        21,837         44,737
 Salaries, wages and benefits          2,142         31,976         3,637       12,202       23,833        26,461         50,306
 Depreciation and  amortization          107          3,863           535        1,394        3,266         3,678          7,300
 Rent                                    249          4,503           565        1,398        3,441         3,965          7,342
 Earn out payment                         --          1,271            --        1,111           --            --             --
 Provision for closure loss               --          2,500            --           --           --            --          2,500
 Other                                 1,098         22,900         3,434        6,847       20,986        23,237         40,762
                                      ---------      --------      --------      ------      --------      --------     ----------
                                       3,596         76,669        10,968       22,952       68,938        79,178        152,947
                                      ---------      --------      --------      ------      --------      --------     ----------
Income (loss) from operations         (1,149)        (5,936)         (253)      (2,968)       8,693         9,033         (2,718)
                                      ---------      --------      --------      ------      --------      --------     ----------
Interest expense                          95          4,852           812        1,110          810         3,448          6,907
Minority interest                         52            806            81          292           58            --             --
Other nonoperating (revenue)
  expense                                 --             --            --           --           --            --            (48)
(Income) loss from investment
  in affiliates                           --           (569)           30         (219)        (269)         (269)          (647)
                                      ---------      --------      --------      ------      --------      --------     ----------
Income (loss) before income
  taxes                               (1,296)       (11,025)       (1,176)      (4,151)       8,094         5,854         (8,930)
Income tax expense (4)                    --             --            --           --        3,032         2,193             --
                                      ---------      --------      --------      ------      --------      --------     ----------
Net income (loss)                    $(1,296)      $(11,025)      $(1,176)     $(4,151)     $ 5,062       $ 3,661       $ (8,930)
                                      =========      ========      ========      ======      ========      ========     ==========
Net income per share (5)                                                                    $  0.23
                                                                                             ========
Pro forma income (loss) per share (6)                                                                     $  0.16       $  (0.49)
                                                                                                           ========     ==========
Operating Data (Unaudited):
Number of Affiliated physicians (7):
 Cancer                                   --             55            55           18           61            61             61
 Primary care                             --             14            14           10           21            21             21
 Other speciality                         --             34            34           --           56            81             81
Revenues:
 Cancer services                     $   685       $ 44,905       $ 6,712      $10,667      $44,273       $45,628       $ 81,969
 Non-cancer physician  services           --          7,705         2,281        1,121       15,873        24,145         45,789
 Other medical services                1,762         18,123         1,722        8,196       10,086        11,039         18,842
 Medical facility development             --             --            --           --        7,399         7,399          3,629
                                      ---------      --------      --------      ------      --------      --------     ----------
    Total                            $ 2,447       $ 70,733       $10,715      $19,984      $77,631       $88,211       $150,229
                                      =========      ========      ========      ======      ========      ========     ==========

                                                  July 31, 1996
                                           ----------------------------
                                            Actual     As Adjusted (8)
                                            --------   ----------------
                                        (Unaudited)      (Unaudited)
Balance Sheet Data:
Cash and cash equivalents                  $111,666        $ 94,726
Working capital                             131,566         125,908
Total assets                                264,621         277,181
Long-term debt, less current maturities      13,646          13,646
Convertible Subordinated Debentures         100,000         100,000
Total shareholders' equity                  132,813         141,313

(1) The Company was incorporated in October 1995 to combine the business operations of certain companies (the "Related Companies") controlled by Abraham D. Gosman, the Company's Chairman, President and Chief Executive Officer. See Note 3 of Notes to Combined Financial Statements of the Company. The business operations of the Related Companies were acquired from third parties in transactions completed since September 1994. Simultaneously with the closing of the Company's initial public offering on January 23, 1996, the Related Companies were transferred to the Company in exchange for 13,307,450 shares of the Company's Common Stock (the "Formation"). The historical combined (representing periods prior to the Formation) or consolidated financial data represents the combined or consolidated financial position and results of operations of the Company and the Related Companies for the periods presented, in each case from the respective dates of acquisition. Each of the Acquisitions (as defined herein), except where noted, was accounted for under the purchase method of accounting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Gives effect to (i) the Acquisitions, (ii) the sale of the Common Stock offered in the Company's January 1996 initial public offering and the application of the net proceeds therefrom, as if such transactions had occurred as of January 1, 1995, and (iii) the issuance of the Debentures in the Debt Offering and the application of the net proceeds therefrom as if such transactions had occurred as of January 1, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition Summary." Adjustments have been made as required to each of the entities' historical results of operations to give effect to the completion of such Acquisitions and the initial public offering. See "Unaudited Pro Forma Financial Information."


(3) In January 1996, the Company changed its fiscal year end from December 31 to January 31.


(4) Provisions for income taxes have not been reflected in the combined financial statements because there is no taxable income on a combined basis.


(5) Net income per share is calculated based upon 21,689,631 weighted average shares outstanding.


(6) Pro forma loss per share for the year ended December 31, 1995 has been calculated based upon 18,074,117 shares outstanding which was derived as follows: (i) total shares outstanding prior to the Company's January 1996 initial public offering of 13,307,450 shares (which includes pro forma total shares outstanding at December 31, 1995 of 11,207,450 shares plus 266,666 shares issued for the purchase of the Nutrichem, Inc. minority interest plus 1,833,334 shares issued in the Formation to certain stockholders of DASCO (as defined herein), plus (ii) 4,766,667 shares from which the initial public offering proceeds were used to repay debt and amounts due to shareholder in the amount of $71,500.

    Pro forma net income per share for the six months ended July 31, 1996 has been calculated based upon 22,573,777 shares outstanding which was derived as follows: 21,864,202 actual shares outstanding at July 31, 1996 plus 363,442 shares committed to be issued pursuant to an Acquisition plus 346,126 shares (assuming a share price at $21.625) committed to be issued during the next year in connection with several Acquisitions. The conversion of the Debentures issued in June 1996 is not assumed because the effect is anti-dilutive.

(7) Includes both employed and managed physicians. There were 31 employed physicians at July 31, 1996.

(8) Adjusted to give effect to the Acquisitions subsequent to July 31, 1996.

                                  RISK FACTORS

   In addition to the other information contained in this Prospectus, prospective purchasers of the Debentures or shares of Common Stock offered hereby should carefully consider the factors set forth below before purchasing the Debentures or shares of Common Stock offered hereby.

Limited Operating History


   The Company has a limited operating history and acquired its first operating company in September 1994. All of the businesses acquired by the Company in the Acquisitions, with the exception of DASCO Development Corporation and DASCO Development West, Inc. (collectively, "DASCO"), were operated by managements unaffiliated with the Company's management or with each other. From the Company's inception in June 1994 through January 31, 1996, the Company recorded losses in the amount of approximately $13.5 million. Although the Company recorded a profit in the amount of $5.1 million from February 1, 1996 to July 31, 1996, there can be no assurance that the Company will continue to be profitable. See "Unaudited Pro Forma Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Risks Related to Growth Strategy

   The Company's strategy involves growth primarily through acquisition. The Company is subject to various risks associated with its acquisition growth strategy, including the risk that the Company will be unable to identify, recruit or acquire suitable acquisition candidates or to integrate and manage the acquired practices or companies. The growth of the Company is largely dependent on the Company's ability to form networks of affiliated physicians from its acquired practices, to manage and control costs, and to realize economies of scale. Any failure of the Company to implement economically feasible acquisitions and affiliations may have a material adverse effect on the Company. There can be no assurance that the Company will be able to achieve and manage planned growth, that the assets of physician practice groups or other health care providers will continue to be available for acquisition by the Company, that the liabilities assumed by the Company in any acquisition will not have a material adverse effect on the Company, or that the addition of physician practice groups or other health care providers will be profitable for the Company.


    The Company has entered into letters of intent and agreements to acquire the practices of and affiliate with additional physicians and with other entities. While the Company intends to pursue the consummation of the transactions described in these letters of intent and agreements, there can be no assurance that any or all of these transactions will be consummated.


Need for Additional Financing


   The Company's acquisition and expansion programs will require substantial capital resources. In addition, the operation of physician groups, integrated networks and related medical support service companies requires ongoing capital expenditures. The Company expects that its capital needs over the next several years will substantially exceed capital generated from operations, the net proceeds of the initial public offering and the net proceeds of the Debt Offering. To finance its capital needs, the Company plans to incur indebtedness and to issue, from time to time, additional debt or equity securities, including Common Stock or convertible notes, in connection with its acquisitions and affiliations. The Company has received a commitment from PNC Bank, National Association, for a $30 million revolving credit facility and anticipates closing this financing during September 1996. If additional funds are raised through the issuance of equity securities, dilution to the Company's stockholders may result, and if additional funds are raised through the incurrence of debt, the Company likely would become subject to restrictions on its operations and finances. There can be no assurance that the Company will be able to raise additional capital when needed on satisfactory terms or at all. Any limitation on the Company's ability to obtain additional financing could have a material adverse effect on the Company. See "Certain Transactions."


Government Regulation

   Providers of health care services, including physicians and other clinicians, are subject to extensive federal and state regulation. The fraud and abuse provisions of the Social Security Act prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration in return for, or the inducement of, the referral of patients, items or services that are paid for, in whole or in part, by Medicare or Medicaid. These laws also impose significant penalties for false or improper billings for physician services and impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Similar state laws also apply to the Company. Such exclusion and penalties, if applied to the Company's affiliated physician groups or medical support service providers, could have a material adverse effect on the Company. See "Business--Government Regulation."

   The laws of many states prohibit business corporations such as the Company from exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as splitting fees with physicians. These laws and their interpretations vary from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. Expansion of the operations of the Company to certain jurisdictions may require structural and organizational modifications of the Company's form of relationship with physician groups, which could have an adverse effect on the Company. There can be no assurance that the Company's physician management agreements will not be challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such agreements, including non-competition agreements, will not be limited.

   Under certain provisions of the Omnibus Budget Reconciliation Act of 1993 known as "Stark II," physicians who refer Medicare and Medicaid patients to the Company for certain designated services may not own stock in the Company, and the Company may not accept such referrals from physicians who own stock in the Company. Stark II contains an exemption which applies to the Company during any year if at the end of the previous fiscal year the Company had stockholders' equity in the amount of at least $75 million. The Company was not eligible for this exemption as of its fiscal year ending December 31, 1995. In 1996, the Company changed its fiscal year end to January 31, at which time it satisfied the Stark II stockholders' equity exception. Violation of Stark II by the Company could have a material adverse effect on the Company.

   The Company believes that its operations are conducted in material compliance with applicable laws, however, the Company has not received a legal opinion to this effect and many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation. Moreover, as a result of the Company providing both physician practice management services and medical support services, the Company may be the subject of more stringent review by regulatory authorities, and there can be no assurance that a review of the Company's operations by such authorities will not result in a determination that could have a material adverse effect on the Company or its affiliated physicians. Additionally, there can be no assurance that the health care regulatory environment will not change so as to restrict the Company's or the affiliated physicians' existing operations or their expansion. The regulatory framework of certain jurisdictions may limit the Company's expansion into, or ability to continue operations within, such jurisdictions if the Company is unable to modify its operational structure to conform to such regulatory framework or to obtain necessary approvals, licenses and permits. Any limitation on the Company's ability to expand could have a material adverse effect on the Company. See "Business--Government Regulation."

Dependence on Third Party Reimbursement; Trends and Cost Containment

   Substantially all of the Company's patient service revenues are derived from third party payors. For the year ended December 31, 1995, the Company derived approximately 60% of its net patient service revenues from non-government payors and approximately 40% from government sponsored health care programs (principally, Medicare and Medicaid). The Company's revenues and profitability may be materially adversely affected by the current trend within the health care industry toward cost containment as government and private third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. The Company believes that this trend will continue to result in a reduction from historical levels of per- patient revenue. Continuing budgetary constraints at both the federal and state level and the rapidly escalating costs of health care and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capital or other financial risk-shifting payment systems by third party payors with service providers. Both the federal government and various states are considering imposing limitations on the amount of funding available for various health care services. The Company cannot predict whether or when any such proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals would have on the Company. Further reductions in payments to physicians or other changes in reimbursement for health care services could have a material adverse effect on the Company, unless the Company is otherwise able to offset such payment reductions.

   Rates paid by private third party payors, including those that provide Medicare supplemental insurance, are based on established physician, clinic and hospital charges and are generally higher than Medicare payment rates. Changes in the mix of the Company's patients among the non-government payors and government sponsored health care programs, and among different types of non-government payor sources, could have a material adverse effect on the Company.

   The Company is a provider of certain medical treatment and diagnostic services including, but not limited to radiation therapy, infusion therapy, lithotripsy and home care. Because many of these services receive governmental reimbursement, they may be subject from time to time to changes in both the degree of regulation and level of reimbursement. Additionally, factors such as price competition and managed care also could reduce the Company's revenues. See "Business--Reimbursement and Cost Containment."

   There can be no assurance that payments under governmental and private third party payor programs will not be reduced or will, in the future, be sufficient to cover costs allocable to patients eligible for reimbursement pursuant to such programs, or that any reductions in the Company's revenues resulting from reduced payments could be offset by the Company through cost reductions, increased volume, introduction of new procedures or otherwise. See "Business--Reimbursement and Cost Containment."

Risks Related to Goodwill


   At July 31, 1996, the Company's total assets were approximately $264.6 million, of which approximately $47.9 million, or approximately 18.1% of total assets, was goodwill. Goodwill is the excess of cost over the fair value of the net assets of businesses acquired. There can be no assurance that the value of such goodwill will ever be realized by the Company. This goodwill is being amortized on a straight-line basis over varying periods. The Company evaluates on a regular basis whether events and circumstances have occurred that indicate all or a portion of the carrying amount of goodwill may no longer be recoverable, in which case an additional charge to earnings would become necessary. Although at July 31, 1996, the net unamortized balance of goodwill is not considered to be impaired, any such future determination requiring the write-off of a significant portion of unamortized goodwill would adversely affect the Company's results of operations. See "Unaudited Pro Forma Combined Financial Information."


Risks Associated with Managed Care Contracts

   As an increasing percentage of patients come under the control of managed care entities, the Company believes that its success will be, in part, dependent upon the Company's ability to negotiate contracts with health maintenance organizations ("HMOs"), employer groups and other private third party payors pursuant to which services will be provided on a risk-sharing or capitated basis. Under some of these agreements, a health care provider accepts a predetermined amount per member per month in exchange for providing all covered services to patients. Such contracts pass much of the economic risk of providing care from the payor to the provider. The Company's success in implementing its strategy of entering into such contracts in markets served by the Company could result in greater predictability of revenues, but increased risk to the Company resulting from uncertainty regarding expenses. To the extent that patients or enrollees covered by such contracts require more frequent or extensive care than is anticipated, additional costs would be incurred, resulting in a reduction in operating margins. In the worst case, revenues associated with risk-sharing contracts or capitated provider networks would be insufficient to cover the costs of the services provided. Any such reduction or elimination of earnings could have a material adverse effect on the Company. Moreover, there is no certainty that the Company will be able to establish and maintain satisfactory relationships with third party payors, many of which already have existing provider structures in place and may not be able or willing to re-arrange their provider networks. Increasingly, some jurisdictions are taking the position that capitated agreements in which the provider bears the risk should be regulated by insurance laws. As a consequence, the Company may be limited in some of the states in which it operates in its attempt to enter into or arrange capitated agreements for its affiliated physician practices, employee physicians or medical support service providers when those capitated arrangements involve the assumption of risk.

Dependence on Physicians and Other Medical Service Providers


   The Company is dependent upon its affiliations with physicians and other medical support service providers. The Company has entered into management and/or employment agreements with most of its physicians and other medical service providers for terms ranging from seven to 40 years. A significant number of the Company's affiliated physicians and other medical service providers have the right to terminate their contracts before the expiration of their respective terms. In the event that a significant number of such physicians or providers terminate their contracts or become unable or unwilling to continue in their roles, the Company's business could be materially adversely affected. Intangible assets related to management service agreements were $19.1 million at July 31, 1996. Under certain of its agreements, the Company guarantees that the net revenues of the practices managed by the Company will not decrease below the net revenues that existed immediately prior to the dates of such agreements. See "Business."


Competition

   Competition in the physician practice management industry is intense. Several companies that have established operating histories and greater resources than the Company are pursuing acquisition, development and management activities similar to those of the Company. In addition, some hospitals, clinics, health care companies, HMOs and insurance companies provide services similar to those provided by the Company. There can be no assurance that the Company will be able to compete effectively with such competitors, that additional competitors will not enter the market or that such competition will not make it more difficult to consummate acquisitions, undertake development projects and provide management services on terms beneficial to the Company. The Company also believes that changes in governmental and private reimbursement policies among other factors have resulted in increased competition among providers of medical services to consumers. There can be no assurance that the Company will be able to compete effectively in the markets that it serves. In addition, from time to time, medical facilities developed by the Company may lease space to physician practices or medical support service companies that compete with the Company's services in a particular local market. See "Business--Competition."

Potential Liability and Insurance; Legal Proceedings

   The provision of medical services entails an inherent risk of professional malpractice and other similar claims. The Company believes that it does not engage in the practice of medicine, however, the Company could be implicated in such a claim through one of its providers, and there can be no assurance that claims, suits or complaints relating to services delivered by an affiliated physician or medical service provider will not be asserted against the Company in the future. Although the Company maintains insurance it believes is adequate both as to risks and amounts, there can be no assurance that any claim asserted against the Company for professional or other liability will be covered by, or will not exceed the coverage limits of, such insurance.

   The availability and cost of professional liability insurance has been affected by various factors, many of which are beyond the control of the Company. There can be no assurance that the Company will be able to maintain insurance in the future at a cost that is acceptable to the Company, or at all. Any claim made against the Company not fully covered by insurance could have a material adverse effect on the Company.

   The Company is currently a party to, or has agreed to indemnify certain other parties with respect to, various lawsuits relating to the acquisition of one of its subsidiaries and the operation of the subsidiary prior to the acquisition. There can be no assurance that such lawsuits will be resolved favorably to the Company. See "Business--Legal Proceedings."

Medical Facility Development

   The Company engages in the development of health parks, medical malls and medical office buildings and, in connection with these projects, enters into development contracts for the provision of all or some of the following services: project finance assistance, project management, construction management, construction design engineering consultation, physician recruitment, leasing and marketing. Many of these contracts hold the Company liable for any development cost overruns and also require the Company to indemnify the owner of the medical facility and the owner of the land on which a medical facility is developed against certain liabilities or losses. As a result, the Company, which is not a contractor, enters into construction contracts with general contractors to construct its projects for a "guaranteed maximum cost" and requires the general contractors to maintain performance bonds and to indemnify the Company against certain liabilities and losses. Any claim for development cost overruns not covered by a performance bond or any request for indemnification by the owner of the medical facility or the owner of the land on which a medical facility is developed, if the Company is not indemnified by others, could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Medical Facility Development" and "Business--Medical Facility Development."

Control by Existing Stockholders


   Mr. Gosman, Donald A. Sands and Bruce A. Rendina, the Company's principal promoters beneficially own approximately 46% of the outstanding shares of Common Stock and all of the Company's executive officers and directors as a group beneficially own approximately 53.1% of the outstanding shares of Common Stock. In addition, the Company has granted and is likely in the future to grant the Company's executive officers and directors options to acquire shares of Common Stock pursuant to the Company's 1995 Equity Incentive Plan. As a result, such executive officers and directors, should they choose to act together, will be able to determine the outcome of corporate actions requiring stockholder approval and to control the election of the Company's Board of Directors. This ownership may have the effect of discouraging unsolicited offers to acquire the Company. See "Principal Stockholders."


Dependence Upon Key Personnel and DASCO


    The Company is dependent upon the ability and experience of its executive officers, and there can be no assurance that the Company will be able to retain all of such officers. The failure of such officers to remain active in the Company's management could have a material adverse effect on the Company. The Company currently has employment contracts with Messrs. Sands and Rendina, Edward E. Goldman, M.D., Robert A. Miller and William A. Sanger. The Company also has been dependent upon the existing and anticipated contributions of its principal promoters, Messrs. Gosman, Sands and Rendina, and DASCO. The Company believes that DASCO and the experience of Messrs. Sands and Rendina in the medical facility development business will contribute to the profitability of the Company's medical facility development services and to the success of the Company as a whole by facilitating the Company's acquisition of physician practices, affiliation with physicians and integration of affiliated physicians and medical support service companies. See "Business--Strategy." There can be no assurance that the anticipated contributions of Messrs. Sands and Rendina and of DASCO will be realized, and the failure of such contributions to be realized could have a material adverse effect on the Company.


Subordination of Debentures


   The Debentures are subordinate in right of payment to all current and future Senior Indebtedness of the Company. Senior Indebtedness consists of all secured indebtedness of the Company, whether existing on or created or incurred after the date of the issuance of the Debentures, that is not made subordinate to or pari passu with the Debentures by the instrument creating the indebtedness. At July 31, 1996, the Company had Senior Indebtedness in the amount of approximately $7.3 million. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any Senior Indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness of the Company has been paid in full. See "Description of Debentures."


Limitations on Repurchase of Debentures Upon a Repurchase Event

   In the event of a Repurchase Event, which includes a Change in Control (as defined herein), each holder of the Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures at a price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. The Company's ability to repurchase the Debentures upon a Repurchase Event may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase Debentures upon a Repurchase Event will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Debentures upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of any credit rating of the Debentures nor would the requirement that the Company offer to repurchase the Debentures upon a Repurchase Event necessarily afford holders of the Debentures protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Debentures."

Absence of Public Market; Transfer Restrictions

   There is no existing public market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders to sell their Debentures or the price at which holders of the Debentures may be able to sell their Debentures. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that the Initial Purchasers intend to make a market in the Debentures offered hereby, however, the Initial Purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Debentures. Prior to the resale thereof pursuant to this Prospectus each of the Debentures was eligible for trading in Private Offerings, Resales and Trading through the PORTAL Market. Debentures sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. The Company does not intend to apply for listing of the Debentures on any securities exchange.

Shares Eligible for Future Sale


    Sales of substantial amounts of Common Stock in the public market during or after the offering of securities hereby, or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities. In connection with the Formation, the Company issued 13,307,450 shares of Common Stock to Messrs. Gosman, Sands and Rendina and certain other management and founder stockholders. An additional 324,252 shares of Common Stock were issued in connection with a subsequent Acquisition. All of such 13,631,702 shares are "restricted securities" within the meaning of the Securities Act. Subject to the contractual lockup provisions discussed below and unless the resale of the shares is registered under the Securities Act, these shares may not be sold in the open market until after the second anniversary of the closing date of the issuance of such shares and then only in compliance with the applicable requirements of Rule 144. In connection with the Debt Offering, the Company and its directors and executive officers agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock until September 20, 1996. At such time as the Company becomes eligible to use a registration statement on Form S-3 which could occur approximately one year after the date of the Company's initial public offering, holders of all the above-mentioned restricted securities have the right to demand registration under the Securities Act of shares of Common Stock. Such holders also have the right to have shares of Common Stock included in certain future registered public offerings of Common Stock. See--"Description of Capital Stock-- Registration Rights." The Securities and Exchange Commission (the "Commission") has proposed certain amendments to Rule 144 that would reduce to one year the holding period required prior to restricted securities becoming eligible for resale in the public market under Rule 144 and would reduce to two years the holding period required prior to a person becoming eligible to effect sales under Rule 144(k). This proposal, if adopted, would result in a substantial number of shares of Common Stock becoming eligible for resale in the public markets significantly sooner than would otherwise be the case, which could adversely affect the market price for the Common Stock. No assurance can be given concerning whether or when such proposal will be adopted by the Commission.

    In connection with potential future acquisitions of physician practices or medical support service companies, the Company has filed a registration statement on Form S-4 to register up to 5,000,000 shares of Common Stock that may be issued as some or all of the consideration paid for such acquisitions.

Possible Volatility of Stock Price

   There can be no assurance that any active public market for the Common Stock will continue during or after the offering of securities hereby. From time to time during or after the offering of securities hereby, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy or the health care industry, or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Concern about the potential effects of health care reform measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Common Stock. Any such fluctuations that occur during or after the closing of the offering may adversely affect the market price of the Common Stock.

                                  THE COMPANY


   The Company was incorporated in October 1995 to combine the business operations of certain companies (the "Related Companies") controlled by Abraham D. Gosman, the Company's Chairman, President and Chief Executive Officer. The business operations of the Related Companies were acquired from third parties in transactions completed since September 1994. Simultaneously with the closing of the Company's initial public offering on January 23, 1996, the Related Companies were transferred to the Company in exchange for 13,307,450 shares of Company Common Stock (the "Formation"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions." The Related Companies or the Company have acquired those companies and physician practices discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition Summary."

   The Company's principal place of business is 777 South Flagler Drive, West Palm Beach, Florida 33401; and its telephone number at that address is (561) 655-3500. Unless otherwise indicated or required by the context, references to the "Company" include its consolidated subsidiaries.



                               USE OF PROCEEDS

   The Debentures and shares of Common Stock offered by the Selling Securityholders are not being sold by the Company, and the Company will not receive any proceeds from the sale thereof.

                                 CAPITALIZATION


   The following table sets forth the capitalization of the Company at July 31, 1996.

                                                                July 31, 1996
                                                               ---------------
                                                                 Historical
                                                               ---------------
                                                                 (Unaudited)
                                                               (In thousands)
Current portion of long-term debt                                 $  2,650
Current portion of related party debt                                  130
Current portion of due to shareholder                                   77
                                                                 -------------
    Total current portion of long-term debt                          2,857
                                                                 =============
Long-term debt, net of current portion                              13,646
Due to shareholder, net of current portion                              --
Convertible Subordinated Debentures                                100,000
                                                                 -------------
    Total long-term debt                                           113,646
                                                                 -------------
Shareholders' equity:
 Preferred Stock, par value $.01; 1,000,000 shares
  authorized;
   none issued or outstanding                                           --
 Common Stock, par value $.01; 40,000,000 shares
  authorized;
    21,864,202 shares issued and outstanding                           219
 Additional paid-in capital                                        140,317
 Retained earnings (deficit)                                        (7,723)
                                                                 -------------
    Total shareholders' equity                                     132,813
                                                                 -------------
Total capitalization                                              $246,459
                                                                 =============

                       RATIO OF EARNINGS TO FIXED CHARGES


                June 24, 1994
                 (inception)         Six Months            Year                 Month            Six Months
                     to                Ended               Ended                Ended               Ended
              December 31, 1994    June 30, 1995     December 31, 1995     January 31, 1996     July 31, 1996
              ------------------    -------------    ------------------    -----------------   ---------------
Ratio           less than 1.0x     less than 1.0x      less than 1.0x       less than 1.0x       3.55x

   For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before minority interest and income taxes, plus fixed charges. Earnings also includes the equity in less-than-fifty-percent-owned investees only to the extent of distributions. Fixed charges include interest, amortization of financing costs and the portion of operating rental expense which management believes is representative of the interest component of rental expense. For the period from June 24, 1994 (inception) to December 31, 1994, the six months ended June 30, 1995, the year ended December 31, 1995 and the month ended January 31, 1996 for purposes of computing the ratio of earnings to fixed charges, the Company had earnings deficiencies of $1.1 million, $1.8 million, $4.1 million and $.2 million, respectively.



                         PRICE RANGE OF COMMON STOCK

   The Common Stock is quoted on The Nasdaq National Market under the symbol "PHMX." The following table sets forth for each period indicated the high and low sale prices for the Common Stock as reported by The Nasdaq National Market.


                                              High      Low
                                              -----   -------
January 23, 1996 through January 31, 1996   $23.50    $15.00
February 1, 1996 through April 30, 1996      23.63     18.50
April 30, 1996 through July 31, 1996         25.75     18.00
August 1, 1996 through September 13, 1996    25.50     21.25

    On September 13, 1996 the last reported sale price of the Common Stock was $22.13. As of September 13, 1996 there were approximately 100 holders of record of the Company's Common Stock.



                               DIVIDEND POLICY

   The Company has never paid cash dividends and does not anticipate paying cash dividends in the foreseeable future. It is the present intention of the Board of Directors to reinvest all earnings in the business of the Company to support future growth.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                      (In thousands, except share data)


   The selected historical financial data set forth below have been derived from the financial statements of the Company. The combined financial statements of the Company as of December 31, 1994 and December 31, 1995 and for the period from June 24, 1994 (inception) to December 31, 1994 and the year ended December 31, 1995, together with the notes thereto and the related report of Coopers & Lybrand L.L.P., independent accountants, are included elsewhere in this Prospectus. The selected historical financial data of the Company should be read in conjunction with the related financial statements and notes thereto appearing elsewhere in this Prospectus. The selected pro forma financial data set forth below at July 31, 1996 and for the year ended December 31, 1995 and the six months ended July 31, 1996 have been derived from the unaudited pro forma financial statements of the Company. The pro forma selected financial data are not necessarily indicative of the actual results of operations or financial position that would have been achieved had the Acquisitions been completed as of January 1, 1995, nor are the statements necessarily indicative of the Company's future results of operations or financial position. See "Unaudited Pro Forma Financial Information."

                                                             Historical (1)                                    Pro Forma (2)
                                    -----------------------------------------------------------------   --------------------------
                                     Combined
                                     June 24,
                                       1994        Combined    Consolidated   Combined   Consolidated  Consolidated
                                   (inception)       Year          Month         Six          Six           Six         Combined
                                        to           Ended         Ended       Months       Months        Months          Year
                                     December      December       January       Ended        Ended         Ended          Ended
                                       31,            31,           31,       June 30,     July 31,      July 31,     December 31,
                                       1994          1995        1996 (3)       1995       1996 (3)        1996           1995
                                    -----------    ----------    ----------    --------    ----------    ----------   ------------
                                    (Audited)      (Audited)    (Unaudited) (Unaudited)   (Unaudited)   (Unaudited)    (Unaudited)
Statement of Operations Data:
Net revenue                          $ 2,447       $ 70,733       $10,715      $19,984      $77,631       $88,211       $150,229
                                     ---------       --------      --------      ------      --------      --------    ----------
Operating expenses:
 Cost of affiliated physician
   management services                    --          9,656         2,797           --       17,412        21,837         44,737
 Salaries, wages and benefits          2,142         31,976         3,637       12,202       23,833        26,461         50,306
 Depreciation and amortization           107          3,863           535        1,394        3,266         3,678          7,300
 Rent                                    249          4,503           565        1,398        3,441         3,965          7,342
 Earn-out payment                         --          1,271            --        1,111           --            --             --
 Provision for closure loss               --          2,500            --           --           --            --          2,500
 Other                                 1,098         22,900         3,434        6,847       20,986        23,237         40,762
                                     ---------       --------      --------      ------      --------      --------     ----------
                                       3,596         76,669        10,968       22,952       68,938        79,178        152,947
                                     ---------       --------      --------      ------      --------      --------     ----------
Income (loss) from operations         (1,149)        (5,936)         (253)      (2,968)       8,693         9,033         (2,718)
                                     ---------       --------      --------      ------      --------      --------     ----------
Interest expense                          95          4,852           812        1,110          810         3,448          6,907
Minority interest                         52            806            81          292           58            --             --
Other nonoperating (revenue)
  expense                                 --             --            --           --           --            --            (48)
Income from investments in
  affiliates                              --           (569)           30         (219)        (269)         (269)          (647)
                                     ---------       --------      --------      ------      --------      --------     ----------
Income (loss) before income
  taxes                               (1,296)       (11,025)       (1,176)      (4,151)       8,094         5,854         (8,930)
Income tax expense (4)                    --             --            --           --        3,032         2,193             --
                                     ---------       --------      --------      ------      --------      --------     ----------
Net income (loss)                    $(1,296)      $(11,025)      $(1,176)     $(4,151)     $ 5,062       $ 3,661       $ (8,930)
                                     =========       ========      ========      ======      ========      ========     ==========
Net income per share (5)                                                                    $  0.23
                                                                                             ========
Pro forma income (loss) per
  share (6)                                                                                               $  0.16       $  (0.49)
                                                                                                           ========     ==========

                                                  July 31, 1996
                                           ----------------------------
                                            Actual     As Adjusted (7)
                                            --------   ----------------
                                        (Unaudited)      (Unaudited)
Balance Sheet Data:
Cash and cash equivalents                  $111,666        $ 94,726
Working capital                             131,566         125,908
Total assets                                264,621         277,181
Long-term debt, less current maturities      13,646          13,646
Convertible Subordinated Debentures         100,000         100,000
Total shareholders' equity                  132,813         141,313

(1) The Company was incorporated in October 1995 to combine the business operations of certain companies (the "Related Companies") controlled by Abraham D. Gosman, the Company's Chairman, President and Chief Executive Officer. See Note 3 of Notes to Combined Financial Statements of the Company. The business operations of the Related Companies were acquired from third parties in transactions completed since September 1994. Simultaneously with the closing of the Company's initial public offering on January 23, 1996, the Related Companies were transferred to the Company in exchange for 13,307,450 shares of Company Common Stock (the "Formation"). The historical combined (representing periods prior to the Formation) or consolidated financial data represents the combined or consolidated financial position and results of operations of the Company and the Related Companies for the periods presented, in each case from the respective dates of acquisition. Each of the Acquisitions (as defined herein), except where noted, was accounted for under the purchase method of accounting.

(2) Gives effect to (i) the Acquisitions, (ii) the sale of the Common Stock offered in the Company's January 1996 initial public offering and the application of the net proceeds therefrom, and (iii) the issuance of the Debentures in the Debt Offering and the application of the net proceeds, therefrom as if all such transactions had occurred as of January 1, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition Summary." Adjustments have been made as required to each of the entities' historical results of operations to give effect to the completion of such Acquisitions, the initial public offering and the Debt Offering. See "Unaudited Pro Forma Financial Information."


(3) In January 1996, the Company changed its fiscal year end from December 31 to January 31.

(4) Provisions for income taxes have not been reflected in the combined financial statements because there is no taxable income on a combined basis.


(5) Net income per share is calculated based upon 21,689,631 weighted average shares outstanding.

(6) Pro forma loss per share for the year ended December 31, 1995 has been calculated based upon 18,074,117 shares outstanding which was derived as follows: (i) total shares outstanding prior to the Company's January 1996 initial public offering of 13,307,450 shares (which includes pro forma total shares outstanding at December 31, 1995 of 11,207,450 shares plus 266,666 shares issued for the purchase of the Nutrichem, Inc. minority interest plus 1,833,334 shares issued in the Formation to certain stockholders of DASCO), plus (ii) 4,766,667 shares from which the initial public offering proceeds were used to repay debt and amounts due to shareholder in the amount of $71,500.

    Pro forma net income per share for the six months ended July 31, 1996 has been calculated based upon 22,573,777 shares outstanding which was derived as follows: 21,864,202 actual shares outstanding at July 31, 1996 plus 363,442 shares committed to be issued pursuant to an Acquisition plus 346,126 shares (assuming a share price at $21.625) committed to be issued during the next year, in connection with several Acquisitions. The conversion of the Debentures issued in June 1996 is not assumed because the effect is anti-dilutive.

(7) Adjusted to give effect to the Acquisitions subsequent to July 31, 1996.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


    The following Unaudited Pro Forma Statements of Operations for the six months ended July 31, 1996 and the year ended December 31, 1995 have been prepared to reflect the Acquisitions as if they had been completed on January 1, 1995. Adjustments have been made as required to each of the entities' historical results of operations to give effect to the completion of the Acquisitions. The Unaudited Pro Forma Statements of Operations for the six months ended July 31, 1996 and the year ended December 31, 1995 give effect to both the Company's January 1996 initial public offering and the Debt Offering and the application of the net proceeds therefrom, as if such transactions had occurred as of January 1, 1995. The Unaudited Pro Forma Consolidated Balance Sheet at July 31, 1996 gives effect to the Acquisitions that were completed subsequent to July 31, 1996 as if they had occurred on July 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The Unaudited Pro Forma Financial Information has been prepared by the Company based on the audited financial statements of certain of the Acquisitions, which statements are included elsewhere in this Prospectus, and the unaudited financial statements of other Acquisitions, which statements are not included herein (as they are not significant), adjusted where necessary, with respect to pre-acquisition periods, to the basis of accounting used in the Company's Audited Financial Statements. The Unaudited Pro Forma Financial Information is not indicative of the results that would have occurred if the transactions had occurred on the dates indicated or which may be realized in the future. The Unaudited Pro Forma Financial Information should be read in conjunction with the historical financial statements of the companies acquired in connection with the Acquisitions and the notes thereto included elsewhere in this Prospectus.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                July 31, 1996
                                (In thousands)


                                                          Acquisitions
                                                            Completed                   Pro Forma
                                                          Subsequent to     Notes      As Adjusted
                                            Historical    July 31, 1996  Receivable     July 31,
                                                 (A)           (B)           (C)          1996
                                               --------    -------------    --------   -----------
Assets
Cash and cash equivalents                     $111,666       ($ 6,940)    ($10,000)     $ 94,726
Receivables
Accounts receivable, net                        29,434         1,283            --        30,717
Other receivables                                  229            --            --           229
Notes receivable                                    --            --        10,000        10,000
Prepaid assets and other current assets          3,588            --            --         3,588
                                               --------    -------------    --------   -----------
    Total current assets                       144,917        (5,657)           --       139,260
                                               --------    -------------    --------   -----------
Property, plant and equipment, net              40,011           353            --        40,364
Notes receivable                                   350         2,800            --         3,150
Goodwill, net                                   47,914         8,211            --        56,125
Management services agreements, net             19,108         6,853            --        25,961
Investments in affiliates                        3,237            --            --         3,237
Other assets                                     9,084                          --         9,084
                                               --------    -------------    --------   -----------
    Total assets                              $264,621       $12,560            --      $277,181
                                               ========    =============    ========   ===========
Liabilities
Accounts payable                                 5,631            --            --         5,631
Current portion of debt and capital leases       2,650            --            --         2,650
Current portion of related party debt              130            --            --           130
Due to shareholder, current                         77            --            --            77
Accrued compensation                               884            --            --           884
Other accrued liabilities                        3,980            --            --         3,980
Accrued interest -- shareholder                     --            --            --            --
                                               --------    -------------    --------   -----------
    Total current liabilities                   13,352            --            --        13,352
                                               --------    -------------    --------   -----------
Due to shareholder                                  --            --            --            --
Long term debt, less current maturities         13,646            --            --        13,646
Convertible Subordinated Debentures            100,000            --            --       100,000
Other long term liabilities                      3,067         5,349            --         8,416
Minority interest                                1,743        (1,289)           --           454
                                               --------    -------------    --------   -----------
    Total liabilities                          131,808         4,060            --       135,868
                                               --------    -------------    --------   -----------
Shareholders' Equity
Common stock                                       219            --            --           219
Additional paid-in capital                     140,317         8,500            --       148,817
Retained earnings                               (7,723)           --            --        (7,723)
                                               --------    -------------    --------   -----------
    Total shareholders' equity                 132,813         8,500            --       141,313
                                               --------    -------------    --------   -----------
    Total liabilities &
     shareholders' equity                     $264,621       $12,560       $    --      $277,181
                                               ========    =============    ========   ===========


  See accompanying notes to Unaudited Pro Forma Consolidated Balance Sheet.

     UNAUDITED PRO FORMA COMBINED BALANCE SHEET--SUPPLEMENTAL INFORMATION
                                July 31, 1996
                                (In thousands)


                                                                                           Ankle
                                                                                         and Foot           Physician's
                                                    Insignia Care       Atlantic         Center of             Choice
                                        Kelley     for Woman, P.A.     Pediatrics     Tampa Bay, P.A.     Management, LLC
                                        -------    ----------------    -----------    ----------------   ------------------
Assets
Cash and cash equivalents               $ (100)        $(1,430)          $(163)           $ (695)             $(3,800)
Receivables
 Accounts receivable, net                   --             800              96                --                   --
 Other receivables                          --              --              --                --                   --
 Notes receivable                           --              --              --                --                   --
 Prepaid assets and other
   current assets                           --              --              --                --                   --
                                         -----      --------------      ---------      --------------      ----------------
    Total current assets                  (100)           (630)            (67)             (695)              (3,800)
Property, plant and equipment, net          --             150              68               135                   --
Notes receivable                            --              --              --                --                2,800
Goodwill, net                               --              --              --                --                8,211
Management services agreements, net        500           2,400              95             2,800                   --
Investments in affiliates                   --              --              --                --                   --
Other assets                                --              --              --                --                   --
                                         -----      --------------      ---------      --------------      ----------------
    Total assets                        $  400         $ 1,920           $  96            $2,240              $ 7,211
                                         =====      ==============      =========      ==============      ================
Liabilities
Accounts payable                            --              --              --                --                   --
Current portion of debt and capital
  leases                                    --              --              --                --                   --
Current portion of related party
  debt                                      --              --              --                --                   --
Due to shareholder, current                 --              --              --                --                   --
Accrued compensation                        --              --              --                --                   --
Other accrued liabilities                   --              --              --                --                   --
Accrued interest -- shareholder             --              --              --                --                   --
                                         -----      --------------      ---------      --------------      ----------------
    Total current liabilities               --              --              --                --                   --
                                         -----      --------------      ---------      --------------      ----------------
Due to shareholder                          --              --              --                --                   --
Long term debt, less current
  maturities                                --              --              --                --                   --
Convertible Subordinated Debentures         --              --              --                --                   --
Other long term liabilities                400           1,920              96             2,240
Minority interest                           --              --              --                --               (1,289)
                                         -----      --------------      ---------      --------------      ----------------
    Total liabilities                      400           1,920              96             2,240               (1,289)
                                         -----      --------------      ---------      --------------      ----------------
Shareholders' Equity
Common stock                                --              --              --                --                   --
Additional paid in capital                  --              --              --                --                8,500
Retained earnings                           --              --              --                --                   --
                                         -----      --------------      ---------      --------------      ----------------
    Total shareholders'  equity             --              --              --                --                8,500
                                         -----      --------------      ---------      --------------      ----------------
    Total liabilities &
     shareholders' equity               $  400         $ 1,920           $  96            $2,240              $ 7,211
                                         =====      ==============      =========      ==============      ================

                                                         Acquisitions
                                         Georgia          Completed
                                        Surgical        Subsequent to
                                       Associates       July 31, 1996
                                       -----------   ------------------
Assets
Cash and cash equivalents                $ (752)           $(6,940)
Receivables
 Accounts receivable, net                   387              1,283
 Other receivables                           --                 --
 Notes receivable                            --                 --
 Prepaid assets and other
   current assets                            --                 --
                                         ---------      ----------------
    Total current assets                   (365)            (5,657)
Property, plant and equipment, net           --                353
Notes receivable                             --              2,800
Goodwill, net                                --              8,211
Management services agreements, net       1,058              6,853
Investments in affiliates                    --                 --
Other assets                                 --                 --
                                         ---------      ----------------
    Total assets                         $  693            $12,560
                                         =========      ================
Liabilities
Accounts payable                             --                 --
Current portion of debt and capital
  leases                                     --                 --
Current portion of related party
  debt                                       --                 --
Due to shareholder, current                  --                 --
Accrued compensation                         --                 --
Other accrued liabilities                    --                 --
Accrued interest -- shareholder              --                 --
                                         ---------      ----------------
    Total current liabilities                --                 --
                                         ---------      ----------------
Due to shareholder                           --                 --
Long term debt, less current
  maturities                                 --                 --
Convertible Subordinated Debentures          --                 --
Other long term liabilities                 693              5,349
Minority interest                            --             (1,289)
                                         ---------      ----------------
    Total liabilities                       693              4,060
                                         ---------      ----------------
Shareholders' Equity
Common stock                                 --                 --
Additional paid in capital                   --              8,500
Retained earnings                            --                 --
                                         ---------      ----------------
    Total shareholders'  equity              --              8,500
                                         ---------      ----------------
    Total liabilities &
     shareholders' equity                $  693            $12,560
                                         =========      ================

  See accompanying notes to Unaudited Pro Forma Consolidated Balance Sheet.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                (In thousands)


(A) Represents the historical unaudited consolidated balance sheet of the Company at July 31, 1996.

(B) Represents the Acquisitions completed subsequent to July 31, 1996.

(C) Represents a loan made by the Company during August 1996.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    For the Six Months Ended July 31, 1996
                      (In thousands, except share data)

                                               Historical                          Pro Forma
                                          -----------------------   ----------------------------------------
                                                                                 Financing/
                                         PhyMatrix                Acquisitions    Offering
                                           Corp.    Acquisitions   Adjustments  Adjustments
                                            (A)          (B)           (B)           (M)         Combined
                                          ---------    ----------    ----------    ---------   -------------
Net revenues from services                $41,107      $   804        $  --        $    --      $    41,911
Net revenues from management
  service agreements                       36,524        9,776           --             --           46,300
                                           -------      --------      --------      -------      -----------
  Total revenue                            77,631       10,580           --             --           88,211
                                           -------      --------      --------      -------      -----------
Operating expenses:
Cost of affiliated physician
  management services                      17,412        4,545         (120)            --           21,837
Salaries, wages and benefits               23,833        2,494          134             --           26,461
Professional fees                           2,004          277           --             --            2,281
Supplies                                   11,580          741           --             --           12,321
Utilities                                   1,179          172           --             --            1,351
Depreciation and amortization               3,266           69          343             --            3,678
Rent                                        3,441          524           --             --            3,965
Other                                       6,223        1,061           --             --            7,284
                                           -------      --------      --------      -------      -----------
                                           68,938        9,883          357             --           79,178
                                           -------      --------      --------      -------      -----------
Income (loss) from operations               8,693          697         (357)            --            9,033
                                           -------      --------      --------      -------      -----------
Interest (income) expense, net                810           18           19          2,601            3,448
Minority interest                              58           --          (58)            --               --
Other nonoperating (revenue) expenses          --          (25)          25             --               --
Income from investments in affiliates        (269)          --           --             --             (269)
                                           -------      --------      --------      -------      -----------
Income (loss) before income taxes           8,094          704         (343)        (2,601)           5,854
Income tax expense                          3,032           --           --           (839)           2,193
                                           -------      --------      --------      -------      -----------
Net income (loss)                         $ 5,062      $   704        $(343)       $(1,762)     $     3,661
                                           =======      ========      ========      =======      ===========
Net income per share                      $  0.23
                                           =======
Pro forma net income per share                                                                  $      0.16
                                                                                                 ===========
Number of shares used in pro forma
  net income per share                                                                           22,573,777(Q)
                                                                                                 ===========


     See accompanying notes to Unaudited Pro Forma Consolidated Statement of
                                  Operations.

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS --
                            Supplemental Schedule
                         Summary of Acquisitions (C)
                    For the Six Months Ended July 31, 1996
                                (In thousands)


                                                         Atlanta            All
                                                    Gastroenterology       Other         Total
                                                    Associates, P.C.        (R)       Acquisitions
                                                   --------------------   --------   -------------
Net revenues from services                               $   --            $  804        $   804
Net revenues from management service
  agreements                                              1,434             8,342          9,776
                                                    ------------------      ------      -----------
  Total revenue                                           1,434             9,146         10,580
Operating expenses:
Cost of affiliated physician management
  services                                                  741             3,804          4,545
Salaries, wages and benefits                                356             2,138          2,494
Professional fees                                            39               238            277
Supplies                                                     51               690            741
Utilities                                                    32               140            172
Depreciation and amortization                                17                52             69
Rent                                                         83               441            524
Other                                                       106               955          1,061
                                                    ------------------      ------      -----------
                                                          1,425             8,458          9,883
                                                    ------------------      ------      -----------
Income (loss) from operations                                 9               688            697
                                                    ------------------      ------      -----------
Interest (income) expense, net                                3                15             18
                                                                                        -----------
Minority interest                                            --                --             --
Other nonoperating (revenue) expenses                        (8)              (17)           (25)
Income from investment in affiliates                         --                --             --
                                                    ------------------      ------      -----------
Net income (loss)                                        $   14            $  690        $   704
                                                    ==================      ======      ===========


   See accompanying notes to Unaudited Pro Forma Consolidated Statements of
                                 Operations.

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS --
                            Supplemental Schedule
                 Summary of Adjustments for Acquisitions (D)
                    For the Six Months Ended July 31, 1996
                                (In thousands)


                                                  Uromed            Atlanta          Physician's         All
                                              Technologies,    Gastroenterology         Choice          Other        Total
                                                   Inc.        Associates, P.C.    Management, LLC       (R)       Adjustments
                                               -------------    ----------------    ---------------    --------   --------------
Net revenues from services                         $ --              $  --              $  --          $  --          $  --
Net revenues from management service
  agreements                                         --                 --                 --             --             --
                                                -----------      --------------      -------------      ------      ------------
  Total revenue                                      --                 --                 --             --             --
Operating expenses:
Cost of affiliated physician management
  services (F)                                       --               (107)                --            (13)          (120)
Salaries, wages and benefits                         --                 --                 --            134            134
Professional fees                                    --                 --                 --             --             --
Supplies                                             --                 --                 --             --             --
Utilities                                            --                 --                 --             --             --
Depreciation and amortization (L)                    --                 --                156            187            343
Rent                                                 --                 --                 --             --             --
Other                                                --                 --                 --             --             --
                                                -----------      --------------      -------------      ------      ------------
                                                     --               (107)               156            308            357
                                                -----------      --------------      -------------      ------      ------------
Income (loss) from operations                        --                107               (156)          (308)          (357)
                                                -----------      --------------      -------------      ------      ------------
Interest (income) expense, net                       --                 (5)                39            (15)            19
Minority interest (I)                               (69)                --                 11             --            (58)
Other nonoperating (revenue) expenses                --                  8                 --             17             25
Income from investment in affiliates
                                                -----------      --------------      -------------      ------      ------------
Net income (loss)                                  $(69)             $ 104              $(206)         $(310)         $(343)
                                                ===========      ==============      =============      ======      ============


   See accompanying notes to Unaudited Pro Forma Consolidated Statements of
                                 Operations.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 1995
                      (In thousands, except share data)


                                               Historical                         Pro Forma
                                          ----------------------   ----------------------------------------
                                                                                Financing/
                                        PhyMatrix                Acquisitions     Offering
                                           Corp.   Acquisitions   Adjustments  Adjustments
                                            (A)          (B)           (B)          (M)         Combined
                                          --------    ----------    ----------    ---------   -------------
Net revenues from services               $ 48,360      $15,267       $(1,425)     $    --      $    62,202
Net revenues from management
  service agreements
                                           22,373       63,923         1,731           --           88,027
                                           ------      --------      --------      -------      -----------
  Total revenue                            70,733       79,190           306           --          150,229
                                           ------      --------      --------      -------      -----------
Operating expenses:
Cost of affiliated physician
  management services                       9,656       25,466         9,615           --           44,737
Salaries, wages and benefits               31,976       19,547        (1,217)          --           50,306
Professional fees                           2,845        4,434        (2,267)          --            5,012
Supplies                                   11,864        9,078        (1,061)          --           19,881
Utilities                                   1,308          856          (166)          --            1,998
Depreciation and amortization               3,863        1,936         1,501           --            7,300
Rent                                        4,503        4,607        (1,768)          --            7,342
Earn out payment                            1,271           --        (1,271)          --               --
Provision for closure loss                  2,500           --            --           --            2,500
Other                                       6,883        8,888        (1,900)          --           13,871
                                           ------      --------      --------      -------      -----------
                                           76,669       74,812         1,466           --          152,947
                                           ------      --------      --------      -------      -----------
Income (loss) from operations              (5,936)       4,378        (1,160)          --           (2,718)
                                           ------      --------      --------      -------      -----------
Interest (income) expense, net              4,852          184        (5,036)       6,907            6,907
Minority interest                             806           --          (806)          --               --
Other nonoperating (revenue) expenses          --         (302)          254           --              (48)
Income from investments in affiliates        (569)          --           (78)          --             (647)
                                           ------      --------      --------      -------      -----------
Net income (loss) (N)                    $(11,025)     $ 4,496       $ 4,506      $(6,907)     $    (8,930))
                                           ======      ========      ========      =======      ===========
Pro forma net loss per share                                                                   $     (0.49)
                                                                                                ===========
Number of shares used in pro forma
  net loss per share                                                                            18,074,117(Q)
                                                                                                ===========


     See accompanying notes to Unaudited Pro Forma Combined Statement of
                                 Operations.

  UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS--SUPPLEMENTAL SCHEDULE
                         Summary of Acquisitions (C)
                     For the Year Ended December 31, 1995
                                (In thousands)


                                                                                            Oncology-
                                                                                           Hematology
                                                                                           Associates,
                                                                                            P.A. and
                                                             DASCO                          Oncology-
                                Aegis       Whittle       Development                      Hematology
                               Health       Varnell       Corporation        Georgia        Infusion        Osler
                              Systems,        and             and            Cancer         Therapy,       Medical,
                                Inc.      Bedoya, P.A.     Affiliates      Specialists        Inc.           Inc.
                               -------    ------------    ------------     ------------    ------------    --------
Net revenues from services      $719         $   --          $3,629          $    --         $   --         $   --
Net revenues from
  management service
  agreements                      --          2,201              --           10,910          2,404          9,031
                                 -----     -----------     -----------     -----------      -----------     -------
  Total revenue                  719          2,201           3,629           10,910          2,404          9,031
                                 -----     -----------     -----------     -----------      -----------     -------
Operating expenses:
Cost of affiliated
  physician management
  services                        --          1,211              --            3,465            580          3,923
Salaries, wages and
  benefits                       230            440           2,815              878            537          1,932
Professional fees                 18             36             217            1,589             --            168
Supplies                          70             29              --            3,158            628            493
Utilities                          9             27              --               18             --             18
Depreciation and
  amortization                    70             --              12              113             25            214
Rent                              37             59             166              749            113            730
Other                            165            238             249            1,123            157            669
                                 -----     -----------     -----------     -----------      -----------     -------
                                 599          2,040           3,459           11,093          2,040          8,147
                                 -----     -----------     -----------     -----------      -----------     -------
Income (loss) from
  operations                     120            161             170             (183)           364            884
                                 -----     -----------     -----------     -----------      -----------     -------
Interest (income) expense,
  net                             26              8              (6)              42             18             79
Minority interest                 --             --              --               --             --             --
Other nonoperating
  (revenue) expenses              --             --              --              (25)           (23)            (3)
Income from investments
  in affiliates                   --             --              --               --             --             --
                                 -----     -----------     -----------     -----------      -----------     -------
Net income (loss)               $ 94         $  153          $  176          $  (200)        $  369         $  808
                                 =====     ===========     ===========     ===========      ===========     =======

                                             Oncology                         Atlanta
                                               and           Radiation        Gastro-       Physician's
                                            Radiation       Care, Inc.      enterology         Choice         All
                                           Associates,          and         Associates,     Management,      Other        Total
                              Pinnacle         Inc.        Subsidiaries        P.C.             LLC           (R)     Acquisitions
                               -------   ---------------    -----------    -------------    ------------    -------   -----------
Net revenues from services     $1,353        $    --          $ 5,279         $   --            $  8        $ 4,279      $15,267
Net revenues from
  management service
  agreements                       --         10,858               --          4,991              --         23,528       63,923
                                 -----      -------------      ---------    ------------     -----------      -----     ---------
  Total revenue                 1,353         10,858            5,279          4,991               8         27,807       79,190
                                 -----      -------------      ---------    ------------     -----------      -----     ---------
Operating expenses:
Cost of affiliated
  physician management
  services                         --          3,275               --          2,795              --         10,217       25,466
Salaries, wages and
  benefits                        640          1,326            2,597          1,085              65          7,002       19,547
Professional fees                   8          1,825               87             56               3            427        4,434
Supplies                          490          1,014              228            192              --          2,776        9,078
Utilities                          57             76              100            109               1            441          856
Depreciation and
  amortization                     29            (63)           1,195             45               1            295        1,936
Rent                               91            287              512            264               4          1,595        4,607
Other                             185            897            2,019            443             (14)         2,757        8,888
                                 -----      -------------      ---------    ------------     -----------      -----     ---------
                                1,500          8,637            6,738          4,989              60         25,510       74,812
                                 -----      -------------      ---------    ------------     -----------      -----     ---------
Income (loss) from
  operations                     (147)         2,221           (1,459)             2             (52)         2,297        4,378
                                 -----      -------------      ---------    ------------     -----------      -----     ---------
Interest (income) expense,
  net                              42             15              (72)            17             (10)            25          184
Minority interest                  --             --               --             --              --             --           --
Other nonoperating
  (revenue) expenses             (108)            --              (48)            (1)             --           (94)        (302)
Income from investments
  in affiliates                    --             --               --             --              --             --           --
                                 -----      -------------      ---------    ------------     -----------      -----     ---------
Net income (loss)              $  (81)       $ 2,206          $(1,339)        $  (14)           $(42)       $ 2,366      $ 4,496
                                 =====      =============      =========    ============     ===========      =====     =========

     See accompanying notes to Unaudited Pro Forma Combined Statements of
                                 Operations.

   UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATION--SUPPLEMENTAL SCHEDULE
                 Summary of Adjustments For Acquisitions (D)
                     For the Year Ended December 31, 1995
                                (In thousands)


                                                                                                            Oncology-
                                                                                                           Hematology
                                                                                                           Associates,
                                                                             DASCO                          P.A. and
                                                               Whittle    Development                       Oncology-
                                                    Aegis      Varnell    Corporation                      Hematology
                                      Uromed       Health        and          and           Georgia         Infusion
                                  Technologies    Systems,     Bedoya,     Affiliate         Cancer         Therapy,
                                       Inc.         Inc.        Inc.          (P)         Specialists         Inc.
                                    ----------    ---------   -------     ------------    ------------    -------------
Net revenues from services            $  --        $   --       $  --        $  --           $   --           $  --
Net revenues from management
  service agreements                     --            --          --           --            1,731 (K)          --
                                      --------     --------      -----     -----------     -----------     -----------
  Total revenue                          --            --          --           --            1,731              --
                                      --------     --------      -----     -----------     -----------     -----------
Operating expenses:
Cost of affiliated physician
  management services (F)                --            --         308           --            2,480             457
Salaries, wages and benefits             --            --          --           --               --              --
Professional fees                        --            --          --           --             (439)             --
Supplies                                 --            --          --           --               --              --
Utilities                                --            --          --           --               --              --
Depreciation and amortization
  (L)                                    (3)           71          43          240              323              11
Rent (H)                                 --            --          --           --             (291)             --
Earnout payment (O)                      --            --          --           --               --              --
Other (H)                                --          (167) (J)     --           --              165              --
                                      --------     --------      -----     -----------     -----------     -----------
                                         (3)          (96)        351          240            2,238             468
                                      --------     --------      -----     -----------     -----------     -----------
Income (loss) from operations             3            96        (351)        (240)            (507)           (468)
                                      --------     --------      -----     -----------     -----------     -----------
Interest (income) expense, net           47          (206)         (8)        (165)             (19)            (18)
Minority interest (I)                  (149)           --          --           --               --              --
Other nonoperating (revenue)
  expense                                --            --          --           --               25              --
Income from investments
  in affiliates                          --            --          --          (78) (P)          --              --
                                      --------     --------      -----     -----------     -----------     -----------
                                      $ 105        $  302       $(343)       $   3           $ (513)          $(450)
                                      ========     ========      =====     ===========     ===========     ===========

                                                                                       Atlanta
                                                            Oncology     Radiation     Gastro-  Physician's
                                        Osler               Radiation   Care, Inc.   enterology    Choice       All       Total
                          Nutrichem,  Medical,            Associates,       and     Associates, Management,    Other   Acquisition
                              Inc.      Inc.    Pinnacle      P.A.    Subsidiaries      P.C.         LLC        (R)    Adjustments
                             -------    ------    ------    ---------   ----------     --------    --------   ------   ----------
Net revenues from
  services                  $    --    $   --     $  --     $     --     $ (1,425)(E)   $  --       $  --    $    --     $(1,425)
Net revenues from
  management service
  agreements                     --        --        --           --           --          --          --         --       1,731
                              ------     -----     -----     --------      --------    -------      -------      ----     --------
  Total revenue                  --        --        --           --       (1,425)         --          --         --         306
                              ------     -----     -----     --------      --------    -------      -------      ----     --------
Operating expenses:
Cost of affiliated
  physician management
  services (F)                   --     1,044        --        5,253           --        (396)         --        469       9,615
Salaries, wages and
  benefits                       --        38       504       (1,326) (F)  (1,509) (E)     --          --      1,076(G)   (1,217)
Professional fees                --        --        --       (1,825) (F)      (3) (E)     --          --         --      (2,267)
Supplies                         --        --        --       (1,014) (F)     (47) (E)     --          --         --      (1,061)
Utilities                        --        --        --          (76) (F)     (90) (E)     --          --         --        (166)
Depreciation and
  amortization (L)              182       320       (14)         402         (735)         --         151        510       1,501
Rent (H)                         --      (488)       --         (287)        (562) (E)     --          --       (140)     (1,768)
Earnout payment (O)          (1,271)       --        --           --           --          --          --         --      (1,271)
Other (H)                        --        --        --         (897) (F)  (1,444) (E)     --          27        416      (1,900)
                              ------     -----     -----     --------      --------    -------      -------      ----    --------
                             (1,089)      914       490          230       (4,390)       (396)        178      2,331       1,466
                              ------     -----     -----     --------      --------    -------      -------      ----     --------
Income (loss) from
  operations                  1,089      (914)     (490)        (230)       2,965         396        (178)    (2,331)     (1,160)
                              ------     -----     -----     --------      --------    -------      -------      ----     --------
Interest (income)
  expense, net                 (395)     (282)      (56)        (160)      (1,532)        (17)         10     (2,235)     (5,036)
Minority interest (I)          (657)       --        --           --           --          --          --         --        (806)
Other nonoperating
  (revenue) expense              --         2       108           --           48 (E)      --          --         71         254
Income from investments
  in affiliates                  --        --        --           --           --          --          --         --         (78)
                              ------     -----     -----     --------      --------    -------      -------      ----     --------
                            $ 2,141    $ (634)    $(542)    $    (70)    $  4,449       $ 413       $(188)   $  (167)    $ 4,506
                              ======     =====     =====     ========      ========    =======      =======      ====     ========


     See accompanying notes to Unaudited Pro Forma Combined Statements of
                                 Operations.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                            (Dollars in thousands)

A. Represents the unaudited historical consolidated statement of operations of the Company for the six months ended July 31, 1996 and the audited historical combined statement of operations of the Company for the year ended December 31, 1995.

B. Represents the historical combined statement of operations of the Acquisitions and the adjustments to the historical combined statement of operations of the Acquisition from either January 1, 1995 or February 1, 1996 until the earlier of the date such Acquisitions were completed by the Company or July 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition Summary" for a summary of the Acquisitions.

C. Represents the historical statement of operations of each of the Acquisitions from either January 1, 1995 or February 1, 1996 until the earlier of the date such Acquisitions were completed by the Company or July 31, 1996. In the case of Georgia Cancer Specialists, the historical statement of operations includes Georgia Oncology-Hematology Clinic, P.C. and Cancer Specialists of Georgia, P.C., as the two entities merged to form Georgia Cancer Specialists. All Other represents Acquisitions which are not significant to the Unaudited Pro Forma Statement of Operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition Summary" for a summary of the Acquisitions.

D. Represents the adjustments to the historical statement of operations for each of the Acquisitions from either January 1, 1995 or February 1, 1996 until the earlier of the date such Acquisitions were completed by the Company or July 31, 1996. All Other represents Acquisitions which are not significant to the Unaudited Pro Forma Statement of Operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition Summary" for a summary of the Acquisitions.


E. During March 1995, the Company purchased the stock of Oncology Therapies, Inc. ("OTI") which owns and operates outpatient radiation therapy centers utilized in the treatment of cancer and diagnostic imaging centers. The unaudited pro forma adjustments related to this purchase are as follows:

      1. The Company closed five of the radiation therapy centers. The unaudited pro forma adjustments include the elimination of the results of operations for these closed centers. The following unaudited pro forma adjustments exclude the elimination of depreciation (which amounted to $1,140 for the year ended December 31, 1995). See Note L, as it relates to the unaudited pro forma adjustments for depreciation for OTI on a consolidated basis.

                                   Year Ended
                                  December 31,
                                      1995
                                -----------------
                                 (In thousands)
Net revenues from services           $ 1,425
Operating Expenses
Salaries, wages and benefits           1,509
Professional fees                          3
Supplies                                  47
Utilities                                 90
Rent                                     562
Other                                    290
                                 ---------------
                                       2,501
                                 ---------------
Net loss                             $(1,076)
                                 ===============

      2. The unaudited pro forma adjustments also include the elimination of the following non-recurring income and expenses as follows:

                                  Year Ended
                                 December 31,
                                     1995
                               -----------------
                                (In thousands)
Merger transaction expenses         $1,106

F. Adjusts costs of affiliated physician services to the percentage or amount specified in each of the management services agreements.

G. Adjusts employed physicians salaries (included in all other) to the amount as specified per the employment agreements entered into as a result of the Acquisitions. Such changes in salary are supported by the employment contracts.

   Increases salaries, wages and benefits by $504 for the year ended December 1995 to reflect employment agreements entered into during October 1995 in conjunction with the acquisitions of Pinnacle.

H. Adjusts for rent and other expenses based on the terms of the agreements.


I. Eliminates minority interest expense as shown below for the year ended December 31, 1995 and the six months ended July 31, 1996, respectively, related to Uromed and Nutrichem. Such minority stockholders have or will be exchanging their shares for shares in the Company.

                  Six Months
                    Ended              Year Ended
                July 31, 1996      December 31, 1995
                           (In thousands)
Nutrichem            $ --                 $657
Uromed                69                   149
                 --------------      ----------------
    Total            $69                  $806
                 ==============      ================


J. Eliminates $167 of Other expenses for the year ended December 31, 1995 reflected on the financial statements of Aegis prior to the purchase by the Company. The financial statements of Aegis reflect expenses related to another business operated by Aegis which was not purchased by the Company. Therefore, since such expenses were not related to the operations of the assets purchased by the Company, they were eliminated.

K. Increases revenue for the year ended December 31, 1995 by $1,731 to reflect the terms of an amended management services agreement which now requires the Company to purchase the revenues of a practice that the Company began managing in April 1995. Such amended management services agreement was the result of a merger between a medical oncology practice managed by the Company starting in April 1995 and a medical oncology practice which began to be managed by the Company during August 1995.

L. Adjusts depreciation and amortization expense to properly reflect the allocation of the purchase price as required per purchase accounting for each of the Acquisitions.


   Amounts allocated or to be allocated to intangibles (Goodwill and Management Service Agreements) and the related amortization expense on a pro forma basis for each of the Acquisitions is as follows:


                                                Amounts Allocated
                                                 to Intangibles
                                               --------------------
                                                        Management        Six           Twelve      Amortization
                                                          Service        Months         Months         Period
             Business Acquired               Goodwill   Agreements   Amortization   Amortization      (Years)
- ------------------------------------------     -------    ---------    -----------    -----------   ------------
                                                                        (In thousands)
Recent Acquisitions
Employed physicians(1)                         $5,702        --           $143           $285            20
Medical support service companies:
 (bullet) Phylab/Miramer Lab                      118        --              3              6            20
 (bullet) Pinnacle Associates, Inc.               472        --              6             12            40

                                      32

                                                Amounts Allocated
                                                 to Intangibles
                                               --------------------
                                                        Management        Six           Twelve      Amortization
                                                          Service        Months         Months         Period
             Business Acquired               Goodwill   Agreements   Amortization   Amortization      (Years)
- ------------------------------------------     -------    ---------    -----------    -----------   ------------
                                                                        (In thousands)

 (bullet) Aegis Health Systems, Inc.          $ 6,227          --        $  156         $  311           20
 (bullet) Lithotripsy America, Inc.                 3          --            --             --           20
 (bullet) Radiation Care, Inc. and
          Subsidiaries                          8,623          --           108            216           40
 (bullet) First Choice Home Care Services
          of Boca Raton, Inc.                   2,622          --            66            131           20
          First Choice Health Care
          Services of
          Ft. Lauderdale, Inc.
          First Choice Home Care Services
          Inc.
 (bullet) Nutrichem, Inc.                       9,800          --           123            245           40
 (bullet) Uromed Technologies, Inc.             2,376          --            59            119           20
Managed physician practices
 (bullet) Symington                                --          30             2              3           10
 (bullet) Venkat Mani                              --         141             7             14           10
 (bullet) Whittle, Varnell & Bedoya, Inc.          --         289             7             14           20
 (bullet) West Shore Urology                       --          27             1              1           20
 (bullet) Oncology Care Associates                 --          47             1              2           20
 (bullet) Oncology & Radiation Associates,
          P.A.                                     --       9,582           240            479           20
 (bullet) Osler Medical, Inc.                      --       4,277           107            214           20
 (bullet) Georgia Cancer Specialists               --       3,384           169            339           10
 (bullet) Oncology-Hematology Associates,
          P.A. and Oncology-Hematology
          Infusion Therapy, Inc.                   --         313            10             21           15
 (bullet) Busch                                    --         430            11             22           20
 (bullet) Dal Yoo                                  --         260             7             13           20
 (bullet) Bress & Sinor (2)                        --         500            13             25           20
 (bullet) Kelley                                   --         500            13             25           20
 (bullet) Atlanta Metro Urology                    --         350             9             18           20
 (bullet) Koerner, Taub & Flaxman                  --         211             5             11           20
 (bullet) Georgia Surgical Associates              --       1,058            13             26           40
 (bullet) Insignia Care for Women, P.A.            --       2,400            30             60           40
 (bullet) Atlantic Pediatrics                      --          95             2              5           20
 (bullet) Ankle and Foot Center of Tampa
          Bay, P.A.                                --       2,800            35             70           40
Management Services Organization
 (bullet) Physicians Choice Management,
          LLC                                  11,232          --           140            281           40
 (bullet) Central Georgia Management, LLC         900          --            23             45           20
Medical facility development
 (bullet) DASCO Development Corporation
          and Affiliate ("DASCO")               9,814          --           123            245           40
                                               -------    ---------    -----------    -----------
 Total Acquisitions                           $57,889     $26,694        $1,632         $3,258
                                               =======    =========    ===========    ===========

   (1) Includes Drs. Bansal, Mistry, Dandiya, Canasi, Alpert, Hunter, Jaffer, Cano, Herman, Novoa, Lawler, Cutler and Surowitz.

   (2) This practice was merged into Oncology Care Associates during June
       1996.

   Amount recorded as fixed assets and the related depreciation expense on a pro forma basis for each of the Acquisitions is as follows:

                                                  Fixed          Six           Twelve
                                                 Assets         Months         Months      Depreciable
             Business Acquired                  Acquired    Depreciation   Depreciation       Life
- -------------------------------------------     ----------    -----------    -----------   -----------
                                                            (In thousands)

Acquisitions
Employed Physicians(1)                           $   764        $   55         $  109              7
Medical Support Service Companies:
 (bullet) Phylab                                      18             2              3              7
 (bullet) Pinnacle Associates, Inc.                   70             5             10              7
 (bullet) Aegis Health Systems, Inc.                 705            50            101              7
 (bullet) Lithotripsy America, Inc.                  295            21             42              7
 (bullet) Radiation Care, Inc. and
          Subsidiaries                            23,000(2)      1,115          2,230        Various
 (bullet) First Choice Home Care Services
          of Boca Raton, Inc.                         28             2              4              7
          First Choice Health Care Services
          of Ft. Lauderdale, Inc.
          First Choice Health Care
          Services, Inc.
 (bullet) Nutrichem, Inc.                            173            13             25              7
 (bullet) Uromed Technologies, Inc.                1,400           100            200              7
Managed Physicians Practices:
 (bullet) Symington                                   17             2              3              7
 (bullet) Venkat Mani                                 50             3              7              7
 (bullet) Whittle, Varnell and Bedoya, P.A.          253            18             36              7
 (bullet) Oncology Care Associates                   156            11             22              7
 (bullet) West Shore Urology                       1,853            73            145             (3)
 (bullet) Osler Medical, Inc.                      7,452           240            481             (4)
 (bullet) Cancer Specialists of Georgia,
          Inc.                                     1,561           112            223              7
 (bullet) Oncology-Hematology Associates,
          P.A. and Oncology-Hematology
          Infusion Therapy, Inc.                     281            20             40              7
 (bullet) Georgia Oncology-Hematology
          Clinic, P.C.                               631            45             90              7
 (bullet) Busch                                      203            15             29              7
 (bullet) Dal Yoo                                     37             3              5              7
 (bullet) Atlanta Metro Urology                      125             9             18              7
 (bullet) Koerner, Taub & Flaxman                    165            12             24              7
 (bullet) Atlanta Gastroenterology
          Associates, P.C.                           635            17             45        Various
 (bullet) Insignia Care for Women, P.A.              150            11             21              7
 (bullet) Atlantic Pediatrics                         68             5             10              7
 (bullet) Ankle and Foot Center of Tampa
          Bay, P.A.                                  135            10             19              7
Medical Facility Development
 (bullet) DASCO                                       45             3              6              7
                                                 --------      ---------      ---------
 Total Acquisitions                              $40,270        $1,972         $3,948
                                                 ========      =========      =========

   (1) Includes Drs. Bansal, Mistry, Dandiya, Canasi, Alpert, Hunter, Jaffer, Cano, Herman, Novoa, Lawler, Cutler and Surowitz.


   (2) Excludes equipment written off at the closed centers.

   (3) Capital leases of $1,569 are being depreciated over 15 years, which represents the terms of the lease, all other fixed assets are being depreciated over 7 years.

   (4) A capital lease of $6,283 is being depreciated over 20 years, which represents the term of the lease, all other fixed assets are being depreciated over 7 years.


M. The following table represents pro forma interest expense based on the debt outstanding on the Unaudited Pro Forma Balance Sheet at July 31, 1996. The Unaudited Pro Forma Statements of Operations reflect interest expense, based on the $116,502,693 of outstanding debt, of $8,400,000 and $4,194,000 for the year ended December 31, 1995 and the six months ended July 31, 1996, respectively. The Unaudited Pro Forma Statements of Operations also reflect interest income, based on the $12,800,000 of notes receivable entered into subsequent to July 31, 1996, of $1,493,000 and $746,000 for the year ended December 31, 1995 and the six months ended July 31, 1996, respectively.

                                                            Pro Forma
                                                     ------------------------
                                                        Six
                                                      Months
                                                       Ended      Year Ended
                                            July     July 31,    December 31,
                                            31,        1996          1995
                                          1996(1)    Interest      Interest
                                           -------    --------   ------------
                                                    (In thousands)
Notes payable due to four individuals
  payable in eight equal semi-annual
  installments of $28,125, including
  interest at 8% through November
  1998.                                  $    113     $    4        $    9
Note payable to a bank collateralized
  by the assets of a multi-specialty
  group practice, payable in monthly
  installments of $14,027, including
  interest at 7.50% and a final
  payment in February 1999.                   394         15            30
Notes payable assumed in conjunction
  with the acquisition of Pinnacle
  with interest rates ranging from 6%
  to 10%.                                     731         29            57
Notes payable to a bank collateralized
  by the assets of a multi-specialty
  group practice, payable in monthly
  installments of $20,608, at 8.75%
  and a final payment in August 2000.         797         35            70
Note payable to the former
  shareholders of a medical oncology
  practice in South Florida, payable
  in ten equal semi-annual
  installments of $682,867, including
  interest at 9%. The note payable is
  collateralized by an irrevocable
  letter of credit.                         4,964        223           447
Convertible note payable to Oncology
  Care Associates with a maturity date
  of May 1997 and an interest rate at
  6%.                                         300          4            18
Note payable to Mr. Gosman with a
  maturity date of January 1998 and an
  interest rate at the prime rate.             77          3             6
Convertible Subordinated Debentures,
  due 2003 with interest due
  semi-annually at 6.75%.                 100,000      3,375         6,750
Capital lease obligations with
  maturity dates through September
  2015 and interest rates ranging from
  8.75% to 12%.                             9,127        506         1,013
                                            -----      ------      ----------
                                         $116,503     $4,194        $8,400
                                            =====      ======      ==========

   (1) Includes actual debt at July 31, 1996.

N. No income tax provision is required due to the Company's tax losses and the inability of the Company to use the benefits which primarily accrued to Mr. Gosman.

O. Adjusts to eliminate the expenses recorded during the year ended December 31, 1995 on the Nutrichem contingent note. These expenses relate to a bonus based on earnings and continued employment. This represents the maximum amount that can be earned because the earnings threshold upon which the payment is based was reached at December 31, 1995.

P. Adjusts for income from investment in affiliates as follows:

                                                 Year Ended
                                                December 31,
                                                    1995
                                              -----------------
                                               (In thousands)
DASCO (Purchased 50% interest in May 1995)          $(78)
                                               ---------------


Q. Pro forma loss per share for the year ended December 31, 1995 has been calculated based upon 18,074,117 shares outstanding which was derived as follows: total shares outstanding prior to offering of 13,307,450 plus shares of 4,766,667 from which the proceeds of such shares were used to repay debt and amounts due to shareholder in the amount of $71,500.

   Pro forma net income per share for the six months ended July 31, 1996 has been calculated based upon 22,573,777 shares outstanding which was derived as follows: 21,864,202 actual shares outstanding at July 31, 1996 plus 363,442 shares committed to be issued pursuant to an Acquisition plus 346,126 shares (assuming a share price at $21.625) committed to be issued during the next year, pursuant to several Acquisitions. The conversion of the Debentures issued in June 1996 is not assumed because the effect is anti-dilutive.

R. "All Other" for Acquisitions represents those entities which individually are not material to the Unaudited Pro Forma Statement of Operations. A summary of these entities with the respective historical revenues, historical net income (loss), adjustments to revenue and adjustments to net income (loss) are as follows:


Acquisitions

                                                            Six Months Ended July 31, 1996
                                              -------------------------------------------------------------
                                                                    (In thousands)
                                                                                               Pro Forma
                                                            Historical       Pro Forma      Adjustments to
                                             Historical     Net Income    Adjustments to      Net Income
Entity                                        Revenues        (Loss)          Revenue           (Loss)
- -----------------------------------------     ----------  ------------     --------------   --------------
Lawler                                         $  210          $ 61             $--              $ (89)
Busch                                             226            (1)             --                 (1)
Dal Yoo                                           132             9              --                 14
Kelley                                            382            68              --                (32)
Bress & Sinor                                     840             1              --                 80
Family Practice Associates                        594            33              --               (103)
Koerner, Taub & Flaxman                           717            --              --                 (6)
Atlanta Metro Urology                             850           (20)             --                 25
Insignia Care for Women, P.A.                   1,835            76              --                 65
Georgia Surgical Associates                     1,429           301              --               (264)
Atlantic Pediatrics                               366             7              --                 --
Ankle and Foot Center of Tampa Bay, P.A.        1,565           155              --                  1
  Total                                        $9,146          $690             $--              $(310)
                                               ========      ==========      ============      ============

                                                            Year Ended December 31, 1995
                                             -----------------------------------------------------------
                                                                   (In thousands)
                                                                                            Pro Forma
                                                          Historical      Pro Forma      Adjustments to
                                            Historical    Net Income    Adjustments to     Net Income
Entity                                       Revenues       (Loss)         Revenue           (Loss)
- ----------------------------------------     ----------    ----------   --------------   --------------
West Shore Urology                           $ 2,035        $  275           $--             $ (340)
Oncology Care Associates                       2,438           157            --               (148)
Venkat Mani                                      767           455            --               (485)
Symington                                        340            23            --                (60)
Novoa                                            306            26            --                (73)
Jaffer                                           257           125            --               (180)
Hunter                                           245             1            --                (16)
Herman                                           181           131            --               (131)
Dandiya                                          126            45            --                (15)
Cano                                             221            (9)           --                (60)
Canasi                                           169            75            --                (59)
Bansal & Mistry                                  316           185            --               (150)
Phylab                                            --            --            --                 (6)
Lithotripsy America, Inc.                         --            --            --                (21)
Alpert                                           286            (2)           --                (40)
Lawler                                         1,007           290            --               (402)
Busch                                            776             4            --                 21
Dal Yoo                                          396            31            --                 51
Kelley                                           764           141            --                (65)
Bress & Sinor                                  2,016             1            --                198
Family Practice Associates                     1,165            (3)           --                (68)
Koerner, Taub & Flaxman                        1,725           118            --               (262)
Atlanta Metro Urology                          2,084            50            --                (36)
Insignia Care for Women, P.A.                  3,671           151            --                130
Georgia Surgical Associates                    2,800           (27)           --                 98
Atlantic Pediatrics                              776            70            --                (32)
Ankle and Foot Center of Tampa Bay, P.A.       2,940            53            --                265
Central Georgia Management, LLC                   --            --            --                (45)
Corporate Overhead                                --            --            --              1,764
                                             ----------    ----------   --------------   --------------
  Total                                      $27,807        $2,366           $--             $ (167)
                                             ==========    ==========   ==============   ==============

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

   The Company is a physician practice management company that provides management services to disease specialty and primary care physicians and provides related medical support services. The Company's strategy is to develop networks of disease specialty and primary care physicians supported by related diagnostic and therapeutic medical support services in order to provide a continuum of health care services in specific geographic locations. The Company also provides medical facility development services to related and unrelated third parties in connection with the establishment of health parks, medical malls and medical office buildings.

   Since the Company commenced operations in June 1994, it has developed its current business primarily through the acquisition of the businesses and assets of physician practices and medical support service companies. As of July 31, 1996, the Company had affiliated with 138 physicians, acquired several medical support service companies, acquired a medical facility development company, and acquired a 43.75% interest in a management services organization in Connecticut and a 50% interest in a management services organization in Georgia that provide management services to independent physician associations composed of over 375 multi-specialty physicians.

   In January 1996, the Company changed its fiscal year end from December 31 to January 31.

Acquisition Summary

    The following table sets forth the acquisitions (collectively, the "Acquisitions") made by the Company with the respective purchase dates, purchase prices, and amounts allocated to intangibles:


                                                                                          Amounts Allocated
                                                                                           to Intangibles
                                                                                       -----------------------
                                                                                                    Management
                                                         Date            Purchase                    Service
Business Acquired                                     Purchased            Price        Goodwill    Contracts
 ----------------------------------------------   -----------------     ------------    ---------   ----------
Employed physicians (A)                           Various               $ 7,078,162   $5,702,296           --
Medical support service companies:
(bullet) Uromed Technologies, Inc.                September 1994          3,661,751    2,375,914           --
(bullet) Nutrichem, Inc.                          November 1994          12,924,371    9,799,793           --
(bullet) First Choice Home Care Services of
         Boca Raton, Inc.                         November 1994           2,910,546    2,622,061           --
(bullet) First Choice Health Care Services of
         Ft. Lauderdale, Inc.
(bullet) First Choice Health Care Services,
         Inc.
(bullet) Mobile Lithotripter of Indiana
         Partners                                 December 1994           2,663,000           --           --
(bullet) Radiation Care, Inc. and Subsidiaries    March 1995             41,470,207    8,623,330           --
(bullet) Aegis Health Systems, Inc.               April 1995              7,162,770    6,227,770           --
(bullet) Phylab/Miramer Lab                       October 1995              133,081      118,649           --
(bullet) Pinnacle Associates, Inc.                November 1995                  --(B)   471,576           --
Managed physician practices:
(bullet) Georgia Oncology-Hematology Clinic,
         P.C.                                     April 1995              2,099,353           --      645,448
(bullet) Oncology-Hematology Associates P.A.
         and Oncology-Hematology Infusion
         Therapy, Inc.                            July 1995               1,542,953           --      314,170
(bullet) Cancer Specialists of Georgia, Inc.      August 1995             6,100,492           --    2,738,429
(bullet) Oncology & Radiation Associates, P.A.    September 1995         10,786,997           --    9,581,773
(bullet) Osler Medical, Inc.                      September 1995          6,696,104           --    4,276,969

                                      39

                                                                                          Amounts Allocated
                                                                                           to Intangibles
                                                                                       -----------------------
                                                                                                    Management
                                                         Date            Purchase                    Service
Business Acquired                                     Purchased            Price        Goodwill    Contracts
 ----------------------------------------------   -----------------     ------------    ---------   ----------
(bullet) West Shore Urology                       October 1995             554,447            --       27,204
(bullet) Whittle, Varnell and Bedoya, P.A.        November 1995            984,711            --      288,564
(bullet) Oncology Care Associates                 November 1995/
                                                  July 1996              1,032,939            --      547,886
(bullet) Symington                                December 1995            121,667            --       29,566
(bullet) Venkat Mani                              December 1995            443,429            --      140,839
(bullet) Atlanta Gastroenterology                 April 1996             6,100,000            --           --
(bullet) Busch                                    May 1996                 759,637            --      429,545
(bullet) Kelley                                   June 1996                500,000            --      500,000
(bullet) Dal Yoo                                  June 1996                394,427            --      259,874
(bullet) Koerner, Taub & Flaxman                  July 1996                830,339            --      210,567
(bullet) Atlanta Metro Urology                    July 1996                705,189            --      350,000
(bullet) Insignia Care for Women, P.A.            August 1996            3,350,000            --    2,400,000
(bullet) Atlantic Pediatrics                      August 1996              259,000            --       95,000
(bullet) Ankle and Foot Center of Tampa Bay,
         P.A.                                     August 1996            2,935,000            --    2,800,000
(bullet) Georgia Surgical Associates              August 1996            1,445,000            --    1,058,000
Medical facility development:
(bullet) DASCO Development Corporation and        May 1995/
         Affiliate                                January 1996           9,813,856(C)  9,813,856           --
Management Services Organizations:
(bullet) Physicians Choice Management, LLC        December 1995         13,350,000(D) 11,232,413           --
(bullet) Central Georgia Medical Management,
         LLC                                      April 1996             1,250,000       900,000           --

(A) Includes Drs. Bansal, Mistry, Dandiya, Canasi, Alpert, Hunter, Jaffer, Cano, Herman, Barza, Novoa, Lawler, Cutler and Surowitz.

(B) Entire purchase price is contingent and is based on earnings with a maximum purchase price of $5.2 million.


(C) The Company acquired 50% of DASCO in May 1995 and the remaining 50% was acquired simultaneous with the initial public offering in January 1996. See "Medical Facility Development Acquisitions."

(D) The Company agreed to acquire the 56.25% interest it does not currently own. See "Management Services Organizations"


Physician Practice Acquisitions


   During the year ended December 31, 1995, the Company purchased the assets of Drs. Bansal, Mistry, Dandiya, Canasi, Alpert, Hunter, Jaffer, Cano, Herman, Barza and Novoa and in conjunction with those purchases entered into employment agreements with 14 physicians in Florida. The total purchase price for these assets was $3,950,386. The purchase price was allocated to these assets at their fair market value, including goodwill of $2,925,885. During the six months ended July 31, 1996, the Company purchased the assets of and entered into employment agreements with Drs. Lawler, Cutler and Surowitz. The total purchase price for these assets was $2,069,376 in cash and $1,058,400 payable in Common Stock of the Company to be issued during the second quarter of 1997. The Common Stock to be issued is based upon the average price of the stock during the five business days prior to the issuance and was allocated to the assets at their fair market value including goodwill of $2,776,411. The resulting goodwill is being amortized over 20 years.

   During July 1995, the Company purchased the assets of and entered into a 15-year management agreement with Oncology-Hematology Associates, P.A. and Oncology-Hematology Infusion Therapy, Inc. a medical oncology practice in Baltimore, Maryland with three medical oncologists. The purchase price for these assets was approximately

$1,542,953 in cash. An affiliate of the Company guarantees the performance of the Company's obligations under the management agreement. For its management services, the Company will receive 41.6% of the net revenues of the practice less the salaries and benefits of medical personnel whose services are billed incident to the practice of medicine and which are employed by the practice. The Company has guaranteed that the minimum amount that will be retained by the practice for each of the first eight years will be $1,627,029 and for each of years nine and ten will be $1,301,619. The purchase price was allocated to the assets at their fair market value, including management service agreements of approximately $314,170. The resulting intangible is being amortized over 15 years.

   During August 1995, the Company purchased the assets of Cancer Specialists of Georgia, Inc. a medical oncology practice with 11 oncologists in Atlanta, Georgia. The purchase price for these assets was approximately $6,100,492 in cash. In addition, during April 1995, the Company purchased the assets of and entered into a 10-year management agreement with Georgia Oncology-Hematology Clinic, P.C. a medical oncology practice with eight oncologists in Atlanta, Georgia. The purchase price for these assets was approximately $2,099,353 in cash. During August 1995, these two medical oncology practices consolidated and formed a new entity, Georgia Cancer Specialists, Inc. The Company entered into a new 10-year management agreement with the consolidated practice during August 1995. For its services under this management agreement, the Company receives 41.5% of the net practice revenues less the cost of pharmaceutical and/or ancillary products. In each of the second through fifth years of the term of this agreement, the fee payable to the Company is decreased by 1%. The Company also purchased for $180,000 a 46% interest in I Systems, Inc., a company affiliated with one of the practices which is engaged in the business of claims processing and related services. The purchase of this 46% interest is being accounted for by the equity method. The Company has the option to purchase up to an additional 30% interest in the affiliated Company for $33,333 in cash for each additional one percent of ownership interest purchased. The Company and the affiliated company entered into a three-year service agreement pursuant to which certain billing and collection services will be provided to the Company. The purchase price of the above acquisitions was allocated to the assets at their fair market value, including management service agreements of $3,383,877. The resulting intangible is being amortized over 10 years.

   During September 1995, the Company purchased the assets of and entered into a 20-year management agreement with Osler Medical, Inc., a 22 physician multi-specialty group practice in Melbourne, Florida. The purchase price for these assets was approximately $4,318,832 plus the assumption of debt of $1,490,272. The Company also entered into a 20-year capital lease for the main offices of the practice with a total obligation of $6,283,483. An affiliate of the Company has provided a guarantee of such payments under the lease. During the first five years of the management agreement, the Company will receive a management fee equal to 45% of the annual net revenues of the practice. Thereafter, the management fee increases to 47% of annual net revenues. The management fee percentage for net revenues of the initial physician group will be reduced based upon a set formula to a minimum of 31% based upon the achievement of certain predetermined benchmarks. The management agreement also provides that, during the period from January 1, 1996 through December 31, 2005, to the extent annual net revenues of the practice are less than $10,838,952, the Company's management fee is reduced up to a maximum reduction of $1,500,000 per year. The Company has agreed to expend up to $1,500,000 per year for each of the first three years of the management agreement to assist in the expansion activities of the practice. During the second quarter of 1996, the Company also acquired certain copyright and trademark interests for a purchase price of $887,000. The purchase price for the practice's assets acquired to date was allocated to such assets at their fair market value, including management service agreements of $4,276,969. The resulting intangible is being amortized over 20 years.

   During September 1995, the Company purchased the assets of and entered into a 20-year management agreement with Oncology & Radiation Associates, P.A. a medical oncology practice with 19 oncologists in South Florida. The purchase price for these assets was $5,383,660 in cash plus the assumption of debt of $5,403,337. The debt is collateralized by an irrevocable letter of credit issued by NationsBank of Florida, N.A. ("NationsBank"), the collateral for which had been provided by Mr. Gosman prior to the Company's initial public offering. The management fee paid to the Company for services rendered has two components: a base management fee and a variable management fee. The base management fee is $2,100,000 per year, subject to adjustment to an amount not less than $1,350,000 during the first five years of the agreement and not less than $700,000 thereafter. The variable management fee is equal to 35.5% of certain revenues, subject to increase in certain circumstances. The purchase price for the practice's assets was allocated to the assets at their fair market value, including management service agreements of $9,581,773. The resulting intangible is being amortized over 20 years.

   During the fourth quarter of 1995, the Company purchased the assets of and entered into management service agreements with West Shore Urology; Whittle, Varnell and Bedoya, P.A.; Oncology Care Associates; Venkat Mani; and Symington consisting of 14 physicians including two oncologists. The total purchase price for these assets was $2,637,193 in cash. The Company also entered into a 15-year capital lease with a total obligation of $1,569,171. The purchase price for the practices' assets was allocated to assets at their fair market value, including management service agreements of $534,059. The resulting intangible is being amortized over ten to 20 years.

   During May 1996, the Company purchased the stock of Atlanta Gastroenterology Associates, P.C. pursuant to a tax free merger and entered into a 40-year management agreement with the medical practice in exchange for 324,252 shares of Common Stock of the Company having a value of approximately $6,100,000. The transaction has been accounted for using the pooling-of-interests method of accounting. Pursuant to the management agreement, the Company will receive a base management fee, an incentive management fee, and a percentage of all net ancillary service income.

   During May 1996, the Company amended its existing management agreement with Oncology Care Associates and extended the term of the agreement to 20 years. Simultaneously, the Company expanded the Oncology Care Associates practice by adding three oncologists the practices of whom the Company acquired for $500,000. $200,000 of such purchase price was paid in cash and $300,000 was paid in the form of a convertible note with a maturity in May 1997. The Company has the option to make such $300,000 payment at its discretion in either cash or Common Stock of the Company with such number of shares to be based upon the average price of the stock during the five business days preceding such date. The purchase price has been allocated to the assets at their fair market value, including management service agreements of approximately $500,000. The Company will receive an annual base management fee and an incentive management fee. The resulting intangible is being amortized over 20 years.

   During May and June 1996, the Company entered into agreements to purchase the assets of and enter into 20-year management agreements with three physician practices consisting of four physicians. All of the acquisitions have since been consummated, except that one of the acquisitions closed in escrow pending the satisfaction of certain conditions. These practices are located in South Florida, Bethesda, Maryland and Washington, D.C. The total purchase price for the assets of these practices was $1,654,064. Of this amount, $703,110 was paid in cash and $950,954 of such purchase price is payable in Common Stock of the Company to be issued during May and June 1997. The number of shares of Common Stock of the Company to be issued is based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at July 31, 1996. The purchase price has been allocated to the assets at their fair market value, including management service agreements of approximately $1,189,419. The Company will receive an annual base management fee and an incentive management fee under each agreement. The resulting intangible is being amortized over 20 years.

   During July 1996, the Company purchased the assets of and entered into a 20-year management agreement with four physicians in Florida. The purchase price for these assets was approximately $830,339, which was paid in cash. The purchase price has been allocated to these assets at their fair market value, including management service agreements of approximately $210,567. The Company will receive a management fee under the management agreements based upon a percentage of the net revenues of the practice. The resulting intangible is being amortized over 20 years.

   During July 1996, the Company purchased the assets of and entered into a 20-year management agreement with three urologists in Atlanta, Georgia. The purchase price for these assets was $705,189. Of such purchase price, $425,189 was paid in cash and $280,000 is payable during July 1997 in Common Stock of the Company with such number of shares to be based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at July 31, 1996. The purchase price has been allocated to these assets at their fair market value, including management service agreements of approximately $350,000. The Company will receive an annual base management fee and an incentive management fee. The resulting intangible is being amortized over 20 years.

During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with eight physicians in Florida. The purchase price for these assets was $3,350,000. Of such purchase price, $1,430,000 was paid in cash and $1,920,000 is payable during August 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The purchase price will be allocated to these assets at their fair market value, including management service agreements of approximately $2,400,000. The Company will receive an annual base management fee and an incentive management fee. The resulting intangible will be amortized over 40 years.

   During August 1996, the Company purchased the assets of three physicians in Florida. The purchase price for these assets was $259,071. Of such purchase price, $163,435 was paid in cash and $95,636 is payable during August 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The purchase will be allocated to these assets at their fair market value, including management service agreements of approximately $95,636. The resulting intangible will be amortized over 20 years.

   During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with 10 physicians in Florida. The purchase price for these assets was $2,935,139. Of such purchase price, $695,139 was paid in cash and $2,240,000 is payable during August 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The purchase price will be allocated to these assets at their fair market value, including management service agreements of approximately $2,800,000. The Company will receive an annual base management fee and an incentive management fee. The resulting intangible will be amortized over 40 years.

   During August 1996, the Company purchased the assets of and entered into a 40-year management agreement with four physicians in Georgia. The purchase price for these assets was $1,445,278. Of such purchase price, $752,478 was paid in cash and $692,800 is payable during August 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The purchase price will be allocated to these assets at their fair market value, including management service agreements of approximately $1,057,631. The Company will receive an annual base management fee and an incentive management fee. The resulting intangible will be amortized over 40 years.

Medical Support Service Companies Acquisitions

   During September 1994, an 80% owned subsidiary of the Company purchased substantially all of the assets of Uromed Technologies, Inc. ("Uromed"), a provider of lithotripsy services in Florida, for a Base Purchase Price of $2,564,137 plus the assumption of capital lease obligations of $1,097,614. The Final Purchase Price equals the Base Purchase Price plus the amount by which Stockholders' Equity exceeded $450,000 on the Closing Date. A Final Purchase Price payment of $283,000 was accrued at December 31, 1994 and paid during May 1995. The former shareholders of Uromed will also receive an earnings contingency payment of $274,000 which has been accrued at December 31, 1995. The acquisition was accounted for under the purchase method of accounting. The purchase price was allocated to assets at their fair market value including goodwill of $2,375,914. The resulting intangible is being amortized over 20 years. The Company intends to acquire the outstanding 20% interest in the subsidiary.

   During November 1994, the Company purchased 80% of the stock of Nutrichem, Inc. ("Nutrichem"), an infusion therapy company doing business in Maryland, Virginia and the District of Columbia, for $3,528,704 in cash and a contingent note in the amount of $6,666,667, subject to adjustments. During the year ended December 31, 1995, the Company made payments on the contingent note of $2,657,732 (including interest of $435,510). Subsequent to the Company's initial public offering, the contingent note (which had an outstanding principal balance of $4,444,444 at December 31, 1995) was paid from the net proceeds of the offering. A charge of $1,271,000 related to this contingent note was recorded during the year ended December 31, 1995. The remaining $5,395,667 was allocated to goodwill at December 31, 1995 and is being amortized. The purchase price was allocated to assets at the fair market value including total goodwill of $7,007,833. The resulting intangible is being amortized over 40 years. Subsequent to the initial public offering, the Company acquired the outstanding 20% interest in Nutrichem in exchange for 266,666 shares of Common Stock resulting in additional purchase price and goodwill of $4,000,000 and $2,791,960, respectively.


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   During November 1994, the Company acquired all of the assets and assumed certain liabilities of First Choice Health Care Services of Ft. Lauderdale, Inc., First Choice Health Care Services, Inc. and First Choice Home Care Services of Boca Raton, Inc., home health care companies doing business in Florida, for a total purchase price of $2,910,546 in cash. The purchase price was allocated to assets at the fair market value, including goodwill of $2,622,061. The resulting intangible is being amortized over 20 years.

   During December 1994, the Company purchased a 36.8% partnership interest in Mobile Lithotripter of Indiana Partners, a provider of lithotripsy services in Indiana, from Mobile Lithotripter of Indiana, Limited, for $2,663,000 in cash. This investment is being accounted for by the equity method.

   During March 1995, the Company acquired by merger all of the outstanding shares of stock of Oncology Therapies, Inc. (formerly known as Radiation Care, Inc. and referred to herein as "OTI") for $2.625 per share. OTI owns and operates outpatient radiation therapy centers utilized in the treatment of cancer and diagnostic imaging centers. OTI's centers are located in Alabama, California, Florida, Georgia, North Carolina, South Carolina, Tennessee and Virginia. The total purchase price for the stock (not including transaction costs and 26,800 shares subject to appraisal rights) was approximately $41,470,207. The purchase price was paid by a combination of cash on hand, loans from Mr. Gosman and net proceeds from long term debt financing of approximately $17,278,000. The long term debt financing was paid in full during January 1996 with the proceeds of the Company's initial public offering. The Company closed five of OTI's radiation therapy centers and has accrued approximately $3,134,028 primarily as a reserve for the estimated amount of the remaining lease obligation. Of this amount $2,188,635 was recorded as an adjustment to the purchase price and $945,393 was recorded as a charge in the fourth quarter of 1995. In addition, the Company also recorded a charge during the fourth quarter of 1995 of $1,554,607, which represents the writedown of assets to their estimated fair market value. The purchase price paid in connection with the OTI merger was allocated to assets at their fair market value, including goodwill of $8,623,330. The resulting intangible is being amortized over 40 years.

   During April 1995, the Company purchased from Aegis Health Systems, Inc. for $7,162,770 all of the assets used in its lithotripsy services business. The purchase price consisted of approximately $3,592,362 in cash and $3,570,408 in a promissory note. The outstanding principal balance and any unpaid interest became due and payable upon the closing of the Company's initial public offering and was paid in full during January 1996. The obligations, evidenced by the promissory note, were secured by $1,000,000 which was in escrow and included in other assets at December 31, 1995. The purchase price was allocated to assets at their fair market value including goodwill of $6,227,770. The resulting intangible is being amortized over 20 years.

   During November 1995 the Company acquired by merger Pinnacle Associates, Inc. ("Pinnacle"), an Atlanta, Georgia infusion therapy services company. In connection with the Pinnacle merger there is a $5,200,000 maximum payment that may be required to be paid that is based on earnings and will be made in the form of shares of Common Stock of the Company valued as of the earnings measurement date. The amount of such contingent payment has not yet been determined, however, the Company believes that the impact on the financial statements is immaterial. The contingent consideration represents the full purchase price. On the merger date, the liabilities assumed exceeded the fair market value of the assets acquired by approximately $471,576 and such amount was recorded as goodwill and is being amortized over 40 years.

Management Services Organization

   During December 1995, the Company obtained a 43.75% interest in Physicians Choice Management, LLC, a newly formed management services organization ("MSO") that provides management services to an independent physician association ("IPA") composed of over 330 physicians based in Connecticut. The Company acquired this interest in exchange for a payment of $1.5 million to existing shareholders, ($1.0 million paid during 1995 and $.5 million paid during the second quarter of 1996) and a capital contribution of $2.0 million to the Company ($1.5 million paid during 1995 and $.5 million paid during the second quarter of 1996). The Company's balance sheet as of July 31, 1995 includes the 56.25% interest not owned by the Company as minority interest. The Company acquired an option, which expires in May 1998, to increase its ownership in the MSO to 50% for an additional investment of $2.0 million, of which $1.0 million would represent an additional capital contribution to the MSO and $1.0 million would represent the purchase of additional units currently owned by the IPA. The Company has paid a nonrefundable amount of $350,000 for such option. In addition, upon the IPO the Company granted options


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to purchase 300,000 shares of Common Stock to certain MSO employees in conjunction with their employment agreements. These options vest over a two year period with the exercise price equaling the fair market value of the Company's stock on the date such shares become exercisable. During August 1996, the Company agreed to acquire the remaining 56.25% interest for a payment of $1,000,000 in cash plus 363,442 shares of Common Stock. The Company has also agreed to loan the selling shareholders $2.8 million in the event that they incur a tax liability related to the sale.

   During April 1996, the Company purchased a 50% interest in Central Georgia Medical Management, LLC, a newly formed MSO that provides management services to an IPA composed of 45 physicians based in Georgia. The Company acquired this interest in exchange for a payment of $550,000 to existing shareholders and a capital contribution of $700,000 to the MSO. The Company's balance sheet as of July 31, 1996 includes the 50% interest not owned by the Company as minority interest. The owners of the other 50% interest in the MSO have a put option to the Company to purchase their interests. This put option vests over a four year period. The price to the Company to purchase these interests shall equal 40% of the MSO's net operating income as of the most recent fiscal year multiplied by the price earnings ratio of the Company. The minimum price earnings ratio used in such calculation will be 4 and the maximum 10.

Medical Facility Development Acquisitions

   On May 31, 1995, Mr. Gosman purchased a 50% ownership interest in DASCO Development Corporation and DASCO Development West, Inc. (collectively, "DASCO"), a medical facility development services company providing such services to related and unrelated third parties in connection with the development of medical malls, health parks and medical office buildings. The purchase price consisted of $5.2 million in cash and $4.6 million in notes, which were guaranteed by Mr. Gosman. Upon the closing of the Company's initial public offering, Messrs. Gosman, Sands and Rendina, the Company's principal promoters, and certain management and founder stockholders exchanged their ownership interests in DASCO for shares of Common Stock equal to a total of $55 million or 3,666,667 shares. The Company believes that its medical facility development services and project finance strategy are a significant component of the Company's overall business strategy. The historical book value of Messrs. Sands and Rendina's interest in DASCO is $22,735. The initial 50% purchase price was allocated to assets at their fair market value, primarily goodwill of $9.8 million with the exchange recorded at historical value. At December 31, 1995 DASCO was being accounted for using the equity method.

Accounting Treatment

   Each of the Acquisitions was accounted for under the purchase method of accounting, except where noted otherwise above.

   The Company's relationships with its affiliated physicians are set forth in various asset purchase agreements, management service agreements, and employment and consulting agreements. Through the asset purchase agreement, the Company acquires the equipment, furniture, fixtures, supplies and, in certain instances, service agreements, of a physician practice at the fair market value of the assets. The accounts receivable are typically purchased at the net realizable value. The purchase price of the practice generally consists of cash and the assumption of certain debt, leases and other contracts necessary for the operation of the practice. The management services or employment agreements delineate the responsibilities and obligations of each party.

   Net revenues from management service agreements include the contractual fees earned (which equals the net revenues generated by the physician practices) under its management services agreements with physicians. Under the agreements, the Company is contractually responsible and at risk for the operating costs of the medical groups. The costs include the reimbursement of all medical practice operating costs and the fixed and variable contractual management fees (which are reflected as cost of affiliated physician management services) as defined and stipulated in the agreements.


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Results of Operations

Historical
Three Months and Six Months Ended July 31, 1996 Compared to Three Months and Six Months Ended June 30, 1995

   The following discussion reviews the results of operations for the three and six months ended July 31, 1996 (the "1996 Quarter" and "1996 Period"), respectively, compared to the three and six months ended June 30, 1995 (the "1995 Quarter" and "1995 Period"), respectively.

Historical Revenues

   The Company derives revenues from health care services, medical facility development services and management service organizations. Within the health care segment, the Company distinguishes between revenues from cancer services, non-cancer physician services and other medical support services. Cancer services include physician practice management services to oncology practices and certain medical support services, including radiation therapy, diagnostic imaging and infusion therapy. Non-cancer physician services include physician practice management services to all practices managed by the Company other than oncology practices. Other medical support services include home health care services and lithotripsy.

   Net revenues were $13.3 million and $20.0 million for the 1995 Quarter and the 1995 Period, respectively. Of these amounts, $8.6 million and $10.7 million or 64.3% and 53.4% of such revenues was attributable to cancer services; $.9 million and $1.1 million or 6.8% and 5.6% was related to non-cancer physician services; and $3.9 million and $8.2 million or 28.9% and 41.0% of such revenues was attributable to other medical support services for the 1995 Quarter and the 1995 Period, respectively.

   Net revenues were $40.4 million and $77.6 million for the 1996 Quarter and the 1996 Period, respectively. Such revenues during this period consisted of $23.1 million and $44.3 million or 57.2% and 57.0% related to cancer services; $8.6 million and $15.9 million or 21.4% and 20.4% related to non-cancer physician services; $4.9 million and $10.1 million or 12.2% and 13.0% related to other medical support services; and $3.7 million and $7.4 million or 9.2% and 9.5% related to medical facility development. As of July 31, 1996, the Company had affiliations with 61 physicians providing cancer related services, 20 employed primary care physicians and 57 other multigroup or specialty physicians.

Historical Expenses

   For the 1996 Quarter, the 1996 Period, the 1995 Quarter and the 1995 Period, expressed as a percentage of net revenues, general corporate expenses were 5.0%, 4.4%, 7.2% and 8.5%, respectively. General corporate expenses, as a percentage of net revenues, were higher during the 1995 Quarter and the 1995 Period than the 1996 Quarter and the 1996 Period due to the commencement of operations of the Company during the 1995 Quarter and the 1995 Period.

   The Company's cost of affiliated physician management services was $8.9 million and $17.4 million for the 1996 Quarter and the 1996 Period, respectively. There were no costs of affiliated physician management services during the 1995 Quarter or the 1995 Period. Cost of affiliated physician management services represents the fixed and variable contractual management fees as defined and stipulated in the management agreements. Revenue for these managed physician practices was $19.4 million and $36.5 million for the 1996 Quarter and the 1996 Period, respectively.

   The Company's depreciation and amortization expense increased by $.6 million from the 1995 Quarter to the 1996 Quarter and $1.9 million from the 1995 Period to the 1996 Period. The increase is a result of the Acquisitions and the allocation of the purchase prices as required per purchase accounting.

   The Company's rent expense increased by $.7 million from the 1995 Quarter to the 1996 Quarter and $2.0 million from the 1995 Period to the 1996 Period. Rent and lease expenses as a percentage of net revenue will vary based on the size of each of the affiliated practice offices, the number of satellite offices and the current market rental rate for medical office space in the particular geographic markets.

   The Company's earn-out payment during the 1995 Period of $1.1 million represents a payment to Nutrichem on the contingent note entered into in conjunction with the acquisition of Nutrichem.


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   The Company's net interest expense decreased by $.2 million from the 1995
Quarter to the 1996 Quarter and $.3 million from the 1995 Period to the 1996 Period. Interest income of $.6 million and $1.1 million was earned during the 1996 Quarter and the 1996 Period, respectively, on the remaining proceeds from the Company's 1996 initial public offering and Convertible Subordinated Debenture Offering.

   No income tax provision was required during the 1995 Quarter or the 1995 Period due to the Company's tax loss and the inability of the Company to use the benefits which prior to the completion of the initial public offering primarily accrued to Mr. Gosman.

Medical Facility Development

   The Company, through its investment in DASCO, provides medical facility development services to related and unrelated third parties in connection with the establishment of health parks, medical malls and medical office buildings. The Company believes that the development of such facilities, in certain markets, will aid in the integration of its affiliated physicians and medical support services and will provide future opportunities to affiliate with physicians and acquire future physician practices or support services. Further, the Company believes that the development of health parks, medical malls and medical office buildings in certain markets will aid in the integration of its affiliated physicians and medical support services.

   The Company derives its medical facility development service revenues from the provision of a variety of services. In rendering such services, the Company generates income without bearing the costs of construction, expending significant capital or incurring substantial indebtedness. Generally, revenues are recognized at the time services are performed, except for development fees which are recognized in accordance with the related development agreements.

   The Company typically receives the following compensation for its services: development fees (including management of land acquisition, subdivision, zoning, surveying, site planning, permitting and building design), general contracting management fees, leasing and marketing fees, project cost savings income (based on the difference between total budgeted project costs and actual costs) and consulting fees.

   The amount of development fees and leasing and marketing fees are stated in the development and marketing agreements. Those agreements also provide the basis for payment of the fees. The financing fees and consulting fees are generally not included in specific agreements but are negotiated and disclosed in project pro formas provided to the owners of the buildings and hospital clients. Specific agreements usually incorporate those pro formas and provide that the projects will be developed in conformity therewith. General contracting management fees and project cost savings income are included in guaranteed maximum cost contracts entered into with the general contractor. These contracts are usually approved by the owners which in many cases include hospital clients and prospective tenants. During the 1996 Quarter and the 1996 Period, the Company's medical facility development generated revenues of $3.7 million and $7.4 million and pre-tax income (prior to allocation of general corporate expenses) of $2.0 million and $3.8 million, respectively.

Year Ended December 31, 1995 Compared to Period from June 24, 1994 to December 31, 1994

   The following discussion reviews the historical results of operations for the year ended December 31, 1995 and the period from June 24, 1994 to December 31, 1994.

   The Combined Historical Audited Financial Statements and the Notes thereto and the Unaudited Pro Forma Combined Financial Information and Notes thereto included elsewhere in this Offering Memorandum present the results of operations of the entities which were operated under common control on a combined basis. All of the entities were acquired by the Company subsequent to June 23, 1994. As a result of the Acquisitions, the Company believes that any period to period comparisons and percentage relationships within periods are not meaningful.

Historical Revenues

   Net revenues of $2.4 million for the period from June 24, 1994 to December 31, 1994 include revenues from the Acquisitions completed during the period September through December 1994. Of this amount, $.7 million or 28% of such revenues was attributable to cancer services; and $1.8 million or 72% of such revenues was attributable to other medical support services. The Company had no physician related revenues during this period.


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Net revenues of $70.7 million for the period from January 1, 1995 to
December 31, 1995 include revenues from the Acquisitions completed during the period June 24, 1994 to December 31, 1995. Such revenues during this period consisted of $44.9 million or 63% related to cancer services; $7.7 million or 11% related to non-cancer physician services; and $18.1 million or 26% related to other medical support services. As of December 31, 1995, the Company had affiliations with 55 physicians providing cancer related services, 14 employed primary care physicians, and 34 other multigroup or specialty physicians.

Historical Expenses


   For the period from June 24, 1994 to December 31, 1994 and for the year ended December 31, 1995, expressed as a percentage of net revenues, general corporate expenses were 67% and 5%, respectively. In 1994, general corporate expenses were relatively high due to the expenses incurred in connection with the commencement of operations of the Company. General corporate expenses will continue to increase in gross dollars, but this expense as a percentage of net revenues is expected to continue to decline. No income tax provision is required due to the Company's current tax loss and the inability of the Company to use the benefits which prior to the completion of the initial public offering primarily accrued to Mr. Gosman.


Pro Forma

   The Unaudited Pro Forma Statements of Operations present the results of operations of the Company for the year ended December 31, 1995 and the six months ended July 31, 1996 as if the Acquisitions, the sale of the Common Stock offered in the Company's January 1996 initial public offering and the application of the net proceeds therefrom had been consummated on January 1, 1995, and the issuance of the Debentures in the Debt Offering and the application of the net proceeds therefrom as if such transactions had occurred as of January 1, 1995. The Unaudited Pro Forma Combined Balance Sheet reflects the Acquisitions subsequent to July 31, 1996 as if they had occurred on July 31, 1996. Such Pro Forma Combined Financial Information is based on the historical financial information of the Acquisitions adjusted to reflect the purchase price and the elimination of various non-recurring income and expenses as further described in the Notes to the Unaudited Pro Forma Combined Financial Information. Such Unaudited Pro Forma Combined Financial Information does not include operational or other changes which might have been effected by the Company's management. The Unaudited Pro Forma Combined Financial Information is not necessarily indicative of the results that would have occurred if the transactions had occurred on the dates indicated or which may be realized in the future.

Pro Forma Revenues


   The pro forma results of operations reflect the Acquisitions, including the Company's affiliation with 163 physicians, revenues from the related medical support services, and revenues from medical facility development.


   Pro forma net revenues for the year ended December 31, 1995 include revenues from all of the Acquisitions as if the Acquisitions had occurred on January 1, 1995. Such revenues consisted of $82.0 million or 54.6% related to cancer services (of which $49.9 million or 60.9% of cancer services revenues related to oncologists' services); $45.8 million or 30.5% related to non-cancer physician services; $18.8 million or 12.5% related to other medical support services, and $3.6 million or 2.4% related to medical facility development services.

   Pro forma net revenues for the six months ended July 31, 1996 include revenues from all of the Acquisitions as if the Acquisitions had occurred on February 1, 1996. Such revenues consisted of $45.6 million or 51.7% related to cancer services (of which $26.4 million or 57.9% of cancer services revenues related to oncologists' services); $24.2 million or 27.4% related to non-cancer physician services; $11.0 million or 12.5% related to other medical support services; and $7.4 million or 8.4% related to medical facility development services.

Pro Forma Expenses

   The pro forma results of operations included the actual general corporate expenses incurred by the Company. General corporate expenses as a percent of net revenues were 2.4% and 3.9% for the year ended December 31, 1995 and the six months ended July 31, 1996, respectively.

   The pro forma results of operations include the cost of affiliated physician management services which were $44.7 million and $21.8 million for the year ended December 31, 1995 and the six months ended July 31, 1996,


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respectively. Revenue for these managed physician practices was $88.0 million and $46.3 million for the year ended December 31, 1995 and the six months ended July 31, 1996, respectively. No income tax provision is required for the year ending December 31, 1995 due to the Company's current pro forma tax loss.

   The nature of the affiliated practices affects the cost of affiliated physician management services, salaries, wages and benefits, supplies, depreciation and amortization. These expenses as a percentage of net revenue will vary based on the mix of physician specialties.

   Rent and lease expenses as a percentage of net revenue will vary based on the size of each of the affiliated practice offices, the number of satellite offices and the current market rental rate for medical office space in the particular geographic markets.

   Other costs as a percentage of net revenue will vary based on the ability of the Company to centralize these costs, negotiate more favorable pricing and institute stronger budgeting controls.

Medical Facility Development

   On a pro forma basis the Company's medical facility development generated revenues of $3.6 million and $7.4 million and a pre-tax loss of $.2 million and pre-tax net income of $3.8 million (prior to corporate overhead) for the year ended December 31, 1995 and the six months ended July 31, 1996, respectively.

Liquidity and Capital Resources

   Cash used by operating activities was $1.0 million for the 1996 Period and $1.3 million for the 1995 Period. During the 1995 Period the Company had a loss of $4.2 million which included $1.4 million of depreciation and amortization. In addition, during the 1995 Period accounts receivables decreased by approximately $.5 million. During the 1996 Period the Company had net income of $5.1 million which included $3.3 million of depreciation and amortization. In addition, during the 1996 Period accounts receivable increased by approximately $6.5 million and accounts payables and accrued liabilities decreased by approximately $1.0 million.

   Cash used by investing activities was $9.0 million and $31.5 million for the 1996 Period and 1995 Period, respectively. This primarily represents the funds required by the Company for the acquisition of physician practices and medical support service companies.

   Cash provided by financing activities was $75.6 million for the 1996 Period and represents (i) net proceeds from the issuance of Convertible Subordinated Debentures of $97.1 million; (ii) proceeds from the issuance of Common Stock pursuant to stock options and offering costs related to the initial public offering of $.2 million and $2.2 million, respectively; (iii) repayment of debt and amounts due to shareholder of $5.5 million and $15.4 million, respectively; (iv) the release of restricted cash collateralizing debt of $1.5 million; and (v) financing costs and fees of $.1 million. Cash provided by financing activities was $33.2 million for the 1995 Period which primarily represents the $35.1 million in capital contributions and advances from shareholder offset by the repayment of $1.9 million in debt outstanding.

   At July 31, 1996, the Company's principal source of liquidity consisted of $111.7 million in cash. Working capital of $131.6 increased by $153.9 million from December 31, 1995 to July 31, 1996 primarily as a result of the $209.4 million of net proceeds received from the Company's initial public offering and Convertible Subordinated Debenture offering, offset by the repayment of approximately $87.4 million of indebtedness and certain obligations arising from the Acquisitions. The Company also had $13.4 million of current liabilities, including approximately $2.9 million of indebtedness maturing before July 31, 1997. Further, the Company also has completed Acquisitions subsequent to July 31, 1996 which required approximately $4.1 million in cash to complete and has also used $12.8 million in cash to loan to third parties.

   During 1995, the Company entered into a management agreement with a 22-physician multi-specialty group practice pursuant to which the Company has agreed to expend up to $1.5 million per year in each of the next three years to assist in the expansion activities of the practice. In addition, the Company agreed to acquire certain copyright and trademark interests of the practice for $.9 million. These interests were acquired during June 1996.

   In conjunction with certain of its acquisitions the Company has agreed to make payments in shares of Common Stock of the Company which are generally issued one year from the closing date of such acquisitions with the

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number of shares generally determined based upon the average price of the stock during the five business days prior to the date of issuance. As of July 31, 1996 the Company had committed to issue $1,889,354 of Common Stock of the Company using the methodology discussed above. Subsequent to July 31, 1996 the Company has committed to issue an additional $5,349,000 of Common Stock of the Company using this same methodology.

   The Company's acquisition and expansion programs will require substantial capital resources. In addition, the operation of physician groups, integrated networks and related medical support service companies, and the development and implementation of the Company's management information systems, will require ongoing capital expenditures. The Company expects that its capital needs over the next several years will substantially exceed capital generated from operations. To finance its capital needs, the Company plans both to incur indebtedness and to issue, from time to time, additional debt or equity securities, including Common Stock or convertible notes, in connection with its acquisitions and affiliations. The Company currently has a commitment from a bank to fund $30 million of working capital and acquisition financing needs.

   The Company expects that the working capital and cash generated from operations and amounts available under an acquisition/working capital line for which the Company has received a commitment from a bank together with the proceeds of the Convertible Subordinated Debenture offering will be adequate to satisfy the Company's cash requirements for the next 12 months. However, there can be no assurance that the Company will not be required to seek additional financing during this period. The failure to raise the funds necessary to finance its future cash requirements would adversely affect the Company's ability to pursue its strategy and could adversely affect its results of operations for future periods.

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                                    BUSINESS


   The Company provides management services to disease specialty and primary care physicians and related medical support services. The Company's primary strategy is to develop disease management networks in specific geographic locations by acquiring physician practices and affiliating with disease specialty and primary care physicians. Where appropriate, the Company supports its affiliated physicians with related diagnostic and therapeutic medical support services. The Company's medical support services include radiation therapy, diagnostic imaging, infusion therapy, home health care and lithotripsy services. Since its first acquisition in September 1994, the Company has acquired the practices of and affiliated with 163 physicians and acquired eight medical support service companies and a medical facility development company. The Company also owns a 43.75% interest (and has agreed to purchase the remaining interests) in a newly formed management services organization that provides management services to an independent physician association composed of over 330 multi-specialty physicians and a 50% interest in a second management services organization that provides management services to an independent practice association composed of 45 primary care physicians.

   The Company believes that its strategy of acquiring and integrating independent physician practices and medical support services into specialty networks creates synergies, achieves operating efficiencies and responds to the cost-containment initiatives of payors, particularly managed care companies. The Company has focused its disease management efforts on the acquisition of oncology practices. To date, the Company has acquired the practices of and affiliated with 61 oncologists and provides comprehensive cancer-related support services including radiation therapy, infusion therapy and diagnostic imaging. The Company intends to develop additional disease management services for the treatment of other chronic illnesses such as diabetes, cardiovascular diseases and infectious diseases.


   In certain targeted markets, the Company organizes its affiliated physicians and related medical support services into integrated clusters of disease specialty and primary care networks, which it terms local provider networks ("LPNs"). LPNs are designed to provide a comprehensive range of physician and medical support services within specific geographic regions. The Company believes that its LPN structure will achieve operating efficiencies and enhance its ability to secure contracts with managed care organizations. To date, the Company has contracts with managed care organizations under which the Company and its affiliated physicians provide cancer-related health care services to over 200,000 covered lives. To date, the Company has established an LPN in each of the Southeast Florida, Atlanta, Connecticut and Washington, D.C./Baltimore areas.

   As part of its strategy to integrate physician practices, the Company provides medical facility development services to related and unrelated third parties for the development of health parks, medical malls and medical office buildings. Such services include project finance assistance, project management, construction management, construction design engineering, physician recruitment, leasing and marketing. While the Company incurs certain administrative and other expenses in the course of providing such services, it does not incur costs of construction or risks of project ownership. The Company's strategy in financing its projects is to involve future tenants as significant investors in and owners of the developed medical facilities. Because most of its tenants are physicians and medical support service companies, the Company believes that the relationships that it develops with these parties through its medical facility development efforts will greatly enhance the Company's ability to affiliate with physicians and acquire physician practices and medical support service companies. Further, the Company believes that the development of health parks, medical malls and medical office buildings in certain markets will aid in the integration of its affiliated physicians and medical support services.

Industry

Overview

   Industry sources forecast that national health care spending in 1995 will exceed $1 trillion with approximately $200 billion directly attributable to physician services. Increasing concern over the cost of health care in the United States has led to numerous initiatives to contain the growth of health care expenditures, particularly in the government entitlement programs of Medicare and Medicaid. These concerns and initiatives have contributed to the growth of managed care. Managed care typically involves a third party (frequently the payor) governing the provision of health care with the objective of ensuring delivery in a high quality and cost effective manner. One method for achieving this objective is the implementation of capitated payment systems in which traditional fee for service methods of compensating health care providers are abandoned or modified in favor of systems that create incentives for the provider to manage the health care needs of a defined population for a set fee.

Physician Practice Management

   Health care in the United States historically has been delivered by a fragmented system of health care providers, including hospitals, individual physicians and small groups of specialist and primary care physicians. According to industry sources, approximately 650,000 physicians are actively involved in patient care in the United States. A 1993 American Medical Association study estimates that there are over 86,000 physicians practicing in 3,600 multi-specialty group practices of three or more physicians and over 82,000 physicians practicing in 12,700 single specialty group practices in the United States.

   The focus on cost containment has placed many solo practices, small to mid-sized physician groups and single specialty group practices at a significant disadvantage because they typically have high operating costs relative to revenue and little purchasing power with vendors of supplies. These physician practices often lack the capital to purchase new clinical equipment and technologies, such as information systems, necessary to enter into sophisticated risk sharing contracts with payors. Additionally, these physicians often do not have formal ties with other providers nor the ability to offer coordinated care across a variety of specialties, thus reducing their competitive position, particularly with managed care companies, relative to larger provider organizations.

   As a result of these changes in the market place, physicians are increasingly abandoning traditional private practice in favor of affiliations with larger organizations, such as the Company, that offer sophisticated information systems, management expertise and capital resources. Many payors and their intermediaries, including governmental entities and HMOs, are increasingly looking to outside providers of physician management services to develop and maintain quality outcome management programs and patient care data. In addition, such payors and intermediaries look to share the risk of providing health care services through capitation arrangements which provide for fixed payments for patient care over a specified period of time.

Disease Management: Cancer and Other Diseases

   Disease management is the comprehensive management of a patient's medical care as it relates to the treatment of a specific chronic illness. According to industry sources, costs (including direct health care costs and indirect costs) associated with cancer, diabetes, cardiovascular disease and certain infectious diseases exceeded $500 billion in 1994. Despite the current consolidation of the health care industry, the providers of the components of disease management services, including cancer care providers, remain highly fragmented.

   The provision of cancer care is a significant and growing market. According to the American Cancer Society, the estimated number of cancer cases diagnosed annually in the United States (excluding certain skin cancers) increased from approximately 782,000 in 1980 to approximately 1.2 million in 1994, an increase of 53%. This increase is attributable to a number of factors, including a growing and aging population. In addition, earlier diagnosis and more effective treatment have increased the five-year survival rate of cancer patients from approximately 33% in the 1960s to 53% in 1994, and over eight million Americans alive today have been diagnosed with cancer.

   Because more than 100 complex diseases compose what is commonly termed cancer, its treatment often requires a multi-disciplinary approach, involving numerous health care professionals with different specializations and a variety of treatment settings, including physician offices, hospitals, outpatient facilities and free-standing cancer treatment centers. Cancer treatment centers may provide certain services, including radiation therapy and infusion therapy, but they generally do not integrate these services with the physician practice. The Company believes that the current fragmented system for treating cancer is inefficient, costly and inhibits effective disease management.

   The Company believes that the acquisition and integration of previously independent health care practices into a disease specialty network provides a substantial opportunity both to derive significant synergies and operating efficiencies and to contract with managed care companies for a full continuum of disease specific care. The Company expects the development of such networks and systems not only to enhance productivity and improve the quality of care, but also to meet the cost containment objectives of third party payors. The Company believes that the evolution of disease specialty treatment networks will play a major role in managed care contracting as payors recognize that both cost savings and the quality of care are improved when reimbursement and health care services target a specific illness or disease through coordinated networks of health care providers.

Strategy

   The Company's strategy is to develop, operate and manage integrated disease specialty and primary care physician networks which provide high quality, cost-effective physician and related medical support services. The key elements of this strategy are to:

   Acquire Physician Practices. The Company seeks to acquire the practices of and affiliate, in its target markets, with (i) high profile disease specialty and primary care physicians, (ii) multi-specialty physician groups and (iii) independent physician associations. By affiliating with leading physicians and physician groups in a given community, the Company can secure a large patient base, ensure appropriate, quality treatment and maintain patient satisfaction. Additionally, as the Company affiliates with physicians in certain markets, it makes available to these physicians medical support services, including the Company's radiation therapy, diagnostic imaging, lithotripsy, infusion and home health care services. By integrating these acquired disease specialty and primary care medical practices with related medical support services, the Company is able to develop a continuum of care in its target markets.

   Develop Practice Networks. In conjunction with its acquisition strategy, the Company seeks to build integrated networks of disease specialty and primary care physicians in targeted markets termed local provider units or "LPNs." To form the foundation of an LPN, the Company typically acquires a core physician practice, which may be either a disease specialty or primary care practice. The Company then seeks to acquire or affiliate with additional physician practices and medical support services related to that core practice as well as other medical specialties outside the scope of the core practice. Through the implementation of this strategy, the Company seeks to provide a comprehensive range of health care services within a given region, thereby enhancing its ability to enter into contractual arrangements with managed care organizations.

   Facilitate Acquisitions and Integration Through Development. As a part of its strategy to affiliate with physicians and acquire physician practices and medical support service companies, the Company provides medical facility development services to related and unrelated third parties for the establishment of health parks, medical malls and medical office buildings. The Company believes that the relationships that it fosters with physicians and medical support service companies (which may be tenants and/or owners of the medical facilities developed by the Company), will enhance the Company's affiliation and acquisition prospects and aid in the integration of its affiliated physicians and medical support service companies.

   Contract with Managed Care Companies. The Company actively pursues contractual arrangements with managed care organizations. Within its LPNs, the Company seeks to provide an appropriate balance of physician and medical services to attract managed care payors. Depending upon the particular market, the Company may develop disease specialty networks which can be used to procure managed care contracts pursuant to which the Company's affiliated physicians are responsible for providing all or a portion of disease specific health care services to a particular patient population, or the Company may develop a broader array of services designed to enhance its ability to attract comprehensive managed care contracts.

   Implement Integrated Information Systems. The Company intends to continue to develop its integrated information management systems so as to improve patient care by improving physician access to patient information. The Company believes these processing capabilities will further enhance its ability to service managed care contracts by providing access to the clinical and financial data necessary to perform outcome studies, cost analyses, utilization reviews and other analyses which can provide the information necessary for the managed care community to evaluate and contract with the Company and its health care providers.

   Achieve Operating Efficiencies. The Company seeks to achieve operating efficiencies through the consolidation of physician practices. By consolidating overhead, including billing, collections, accounting and payroll, the Company believes that it can realize significant operating efficiencies. In addition, by rendering support and management functions, the Company enables its affiliated physicians to spend a higher proportion of their time with patients, thereby improving patient care and enhancing revenue.

Physician Affiliation


   To date, the Company has affiliated with 163 physicians in the following locations:

                                     No. of
                                   Physicians
                                      Under
LPN                                 Contract    Specialties
 --------------------------------    --------   -----------------------------------------------
South Florida                          104      Primary Care, Oncology, Cardiology,
                                                Gastroenterology, Neurology, Podiatry,
                                                Rheumatology, Obstetrics-Gynecology, General
                                                and Vascular Surgery, Dermatology, Pulmonary,
                                                Orthopedic and Radiology
Atlanta                                 39      Oncology, Gastroenterology, Urology, and
                                                Surgery
Washington, D.C./Baltimore              12      Oncology and Infectious Diseases
Other Markets                            8      Oncology and Surgery
                                       ------
Total Physicians                       163
                                       ======

   The Company affiliates with physicians through management agreements with physician practices or employment agreements with individual physicians. When affiliating with physicians, the Company generally acquires the assets of the physician practice, including its equipment, furniture, fixtures and supplies and, in some cases, service contracts and goodwill. Currently, the Company manages the practices of 132 physicians and employs another 31 physicians. With the exception of 10 radiation oncologists employed by the Company through OTI, the Company purchased the practices of all of its 163 affiliated physicians. The Company derives revenues from affiliated physicians through management fees charged to managed physician practices and from charges to third parties for services provided by employed physicians.


   The Company's relationships with its affiliated physicians are set forth in various asset purchase, management services, employment and consulting agreements. Through the asset purchase agreement, the Company acquires at fair market value the assets of the practice. The accounts receivable are typically purchased at the net realizable value. The purchase price of the assets of a physician practice generally consists of cash and the assumption of certain debt, leases and other contracts necessary for the operation of the practice.


   The Company and its affiliated physicians enter into management services or employment agreements which delineate the responsibilities and obligations of each party. The management services agreements generally have a 10 to 40-year term. The employment agreements generally have a seven to 10-year term, and in most instances, the contracting physicians can extend the terms of their employment agreements in five-year increments for an unlimited duration until they reach a specified age. The management services agreements provide that the physicians are responsible for the provision of all medical services and the Company is responsible solely for the management and operation of all other aspects of the affiliated practice. The Company provides the equipment, facilities and supplies necessary to operate the medical practice and employs substantially all of a practice's non-physician personnel, except those whose services are directly related to the provision of medical care. The management and administration of the practice, including managed care contracting, rests with the Company. Generally, a management services agreement with a physician practice group cannot be terminated by either the Company or the practice group prior to its stated expiration date without cause. The Company's employment agreements generally are terminable by the physicians upon 90 to 180-days notice. Ordinarily, the Company reserves the right to renegotiate terms of the management services agreement if there are significant changes in reimbursement levels. Upon termination for cause or at the expiration of a physician's relationship with the Company, the Company has the right to require the affiliated physicians to repurchase certain assets originally purchased by the Company and assets acquired during the term of the relationship.

   For providing services under the management services agreements entered into prior to April 30, 1996, physicians generally receive a fixed percentage of net revenue of the practice. "Net revenue" is defined as all revenue computed on an accrual basis generated by or on behalf of the practice after taking into account certain contractual adjustments or allowances. The revenue is generated from professional medical services furnished to patients personally by physicians or other clinicians under physician supervision. In several of the practices, the Company has guaranteed that the net revenues of the practice will not decrease below the net revenues that existed immediately prior to the agreement with the Company. Additionally, in certain practices, the Company charges a fixed or variable management fee. Under management services agreements entered into after April 30, 1996, the Company has generally received a fixed base management fee and a variable incentive fee. Net revenues for these management services agreements for the six months ended July 31, 1996 were $36.5 million.


   The Company believes a shared governance approach is critical to the long-term success of a physician practice management company. In this regard, the Company's agreements provide for physician concurrence on critical strategic issues such as annual operating and capital budgets, fee structures and schedules and the practice's strategic plan. The strategic plan developed for the affiliated physician practices addresses both the future addition of practitioners and the expansion of locations and services. The Company works closely with its affiliated physicians to target and recruit new physicians and merge or integrate other groups and specialties.

Medical Support Services

   As part of its strategy to provide a comprehensive range of health care services in its markets, the Company provides certain medical support services related to the management of disease and episodic care, including radiation therapy, diagnostic imaging, infusion therapy, home health care and lithotripsy services. These services are provided both as part of the Company's LPN structure and separately in certain markets in which there is a competitive advantage to do so.


   Within the scope of its disease specialty networks, the Company delivers a broad array of medical support services. The Company supports its cancer networks with radiation therapy (the Company has 10 radiation therapy centers in six states), infusion therapy (the Company provides infusion therapy in several states which are managed from three regional offices), diagnostic imaging (the Company has two centers in two states) and home health care services (the Company provides home health care services in six South Florida counties which are managed from five local offices).


   The Company also provides lithotripsy services and currently operates one fixed site and seven mobile lithotripters which provide lithotripsy services in Arkansas, Florida, Indiana, Kansas, Kentucky, Missouri, Oklahoma, Tennessee and Texas. These services are managed from three regional offices. Lithotripsy is a non- invasive procedure that utilizes shock waves to fragment kidney stones, and is the preferred alternative to surgery for kidney stones, suitable for the treatment of over 90% of the applicable patients. The Company provides its mobile lithotripsy services under contracts with approximately 70 hospitals and other health care facilities. The hospital or health care facility normally pays the Company on a per procedure basis. The Company's contracts with such hospitals and facilities generally have terms of one to three years.

LPNs

   Upon entering a target market, the Company seeks to acquire a core practice group, affiliate with additional physician group practices and acquire, develop or affiliate with related medical support services to form an LPN. The Company undertakes market analyses and demographic studies to evaluate the business opportunities in a particular geographic area and seeks to capitalize on these opportunities by developing relationships with appropriate physicians and other health care providers. Within each LPN, the Company seeks a balance between primary care and specialty physicians and to integrate certain related medical support services for the ultimate purpose of providing a strategic network of comprehensive medical services attractive to managed care and risk- based third party contractors. In certain markets, the Company establishes relationships with unaffiliated entities for the purpose of contracting with managed care companies. The Company currently has identified the South Florida, Atlanta, Connecticut and Baltimore/Washington, D.C. areas as its initial target markets and the Arizona, Pittsburgh and Tampa Bay areas as its secondary target markets.


   The development of the Company's Atlanta LPN provides an example of the implementation of the Company's development strategy. In Atlanta, the Company acquired three radiation centers in March 1995 and has since created a comprehensive cancer disease management network of 22 oncologists in 17 sites. The Company's Atlanta LPN continues to develop by affiliating with primary care and multi-specialty groups to create a comprehensive, fully-integrated regional network. During May 1996, the Company entered into a management agreement with eight gastroenterologists in Atlanta. During July 1996, the Company entered into a management agreement with three urologists in Atlanta. During August 1996, the Company entered into a management agreement with four surgeons in Atlanta. The Company is presently negotiating with over 75 physician providers and is assessing the opportunity to create a comprehensive health park in the Atlanta area.


   In the South Florida market, the Company initially developed affiliate relationships with six primary care physicians. Subsequently, the Company has contracted with 19 oncologists and currently operates a cancer care network which through capitated managed care contracts provides services to approximately 137,000 covered lives. In addition, the Company provides infusion therapy, home health, diagnostic and rehabilitation services in its South Florida LPN.

   In the Washington, D.C./Baltimore area, the Company operates three radiation centers and provides infusion therapy services through its managed care contracts and physician affiliations. The Company has affiliated with eight medical and radiation oncologists. In addition, the Company entered into a letter of intent with the Medlantic Healthcare Group in Washington, D.C. (and its Washington Hospital Center and Washington Cancer Institute) for the formation and operation of the Washington Regional Oncology Network. This network will be dedicated to obtaining contracts for cancer care in the Washington region and also includes the formation of a joint venture for the management of the Washington Ambulatory Infusion Center.


   The Company believes that cancer-related LPNs provide the greatest opportunity for contracting with managed care and risk-based third party payors and has entered into affiliate agreements with 61 oncologists. Net revenues for the cancer related LPNs for the six months ended July 31, 1996 were $44.3 million. In its South Florida, Atlanta and Washington, D.C./Baltimore LPNs, the Company has assembled three discrete networks of cancer physicians and related cancer care services, and as a result, the Company provides services pursuant to managed care contracts to over 200,000 covered lives. Under these contracts, the Company and its affiliate physicians provide some or all of the following services: medical and radiation oncology services, bone marrow transplants, infusion therapy, diagnostic services and home care. The Company has also developed cancer care networks with unaffiliated entities for contracting purposes in certain markets.


Independent Physician Associations


   The Company owns a 43.75% interest in a newly formed management services organization (and has agreed to purchase the remaining interests) that provides management services to an independent physician association ("IPA") composed of over 330 physicians based in Connecticut and a 50% interest in a newly formed management services organization that provides management services to an IPA composed of 45 primary care physicians in Georgia. An IPA is generally composed of a group of geographically diverse independent physicians who form an association for the purpose of contracting as a single entity. The IPA structure not only increases the purchasing power of the constituent practices, but also provides a foundation for the development of an integrated physician network. The Company believes that many IPAs will merge with other practice groups to develop larger integrated medical groups, thereby becoming increasingly attractive to managed care companies. The Company intends to capitalize on its affiliations with IPAs to establish additional LPNs.


   The Company also seeks to enter into agreements to manage capitated provider networks. The Company expects that under these agreements, it would receive a fixed management fee based upon contract revenues as well as a certain percentage of risk pools.

Medical Facility Development

   The Company provides medical facility development services to related and unrelated third parties for the establishment of health parks, medical malls and medical office buildings. A "health park" is an integrated health care environment comprised of several buildings which links physician practices, medical support services and subacute care facilities on a single campus. A "medical mall," often found in a health park, combines physician offices with related medical support services such as diagnostic imaging, physical rehabilitation, laboratory services and wellness programs in one facility. The Company also develops office buildings which serve physicians and providers of ancillary medical services.

   The Company believes that the convenience of "one-stop" scheduling and medical related services together with on-site treatment provided at the Company's developed medical facilities will increase patient satisfaction and cost-efficiency. By providing a centralized delivery site for state-of-the-art technology, information systems and patient care models, a full continuum of care can be provided by a wide range of physician specialties and medical support services at one location. The Company believes that physicians will find affiliation with such facilities attractive and that third party payors will seek to contract with physician practices and related medical support service companies operating in such facilities.


   The Company's medical facility development services include project finance assistance, project management, construction management, construction design engineering, consulting, physician recruitment, leasing and marketing. The Company currently has 15 projects under development and has facilities under construction in Florida, Texas, California and Arizona. The Company also has four projects under contract and anticipates that construction of such facilities will begin during 1996. Net revenues for the six months ended July 31, 1996 were $7.4 million.


   Under its development agreements, the Company is generally obligated to secure funding for and guaranty the maximum cost of a project. In order to minimize the risks from these obligations, the Company enters into construction agreements with general contractors to construct the project for a "guaranteed maximum cost." Furthermore, each construction agreement provides for indemnification of the Company by the general contractor for certain losses and damages. Each construction agreement also requires the contractor to obtain and maintain a performance bond and a labor and material payment bond, written by a surety company with a Best's Key Guide Rating of not less than A+12 and satisfactory to the owner of the land on which a project is developed and the construction lender.

   Among the Company's development clients are some of the largest for-profit public hospital companies in the United States. To date, the Company's clients and primary negotiators of the Company's fees generally have been the land owners or land lessors of the developed sites. Negotiations generally include the Company, the entities which own the developed projects, the land lessor (if applicable) and, in many cases, the prospective tenants of the office space. The Company offers its physician-tenants an opportunity to become equity investors in the facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Medical Facility Development." The compensation received by the Company is based upon negotiated amounts for each service provided. Although the Company does not maintain an ownership interest in the facilities it develops, certain of the Company's officers and directors have an interest in such facilities. See "Certain Transactions." In each transaction between the Company and a facility in which certain of its officers and directors have an interest, third parties, including the land owners and land lessors of the sites and the unaffiliated investors in the facility, participate in establishment of fees to the Company. All transactions between the Company and affiliated owners and physicians are and will continue to be based upon competitive bargaining and are and will be on terms no less favorable to the Company than those provided to unaffiliated parties. In addition, the Company monitors development fees in the industry to ensure that its fees in such transactions meet this standard.

   The Company believes that its medical facility development services and project finance strategy are a significant component of the Company's overall business strategy. The Company's project finance strategy focuses upon the involvement of its future tenants as significant investors in and owners of the medical facilities developed by the Company. Because its tenants are physicians and medical support service companies, the Company believes that the relationships that it develops through its medical facility development efforts will greatly enhance the Company's ability to affiliate with physicians and acquire physician practices and medical support service companies. The development of medical facilities by the Company is intended to enhance the creation of the new group practices, increase the number of integrated medical service delivery sites and promote alternative delivery models for third party payors in its developed sites. The Company believes that such activity, in turn, will aid in the integration of its affiliated physicians and medical support service companies.

Information Systems

   The Company believes that effective and efficient integration of clinical and financial data provides a competitive advantage in bidding for managed care contracts and contributes to a company's success in the complex reimbursement environment of the health care industry. The Company also believes that the use of technology can improve patient care by improving physician access to patient information. Therefore, the Company is in the process of selecting management information systems designed to facilitate the transmittal and coordination of important patient and operational data. The Company's objective is to implement a system which consists of three specific areas: practice management, electronic clinical records and comprehensive care and management reporting. The implementation of the system selected will occur in stages, as the Company continues to analyze and support the systems in place in its existing and acquired physician practices and medical support service companies.

Competition

   The physician practice management industry is highly competitive. The Company competes with local and national providers of physician management and certain other medical services and for the recruitment of physicians. Certain of the Company's competitors have access to substantially greater financial, management and other resources than the Company. The majority of the competition faced by the Company is based primarily on cost and quality. Each of the affiliated physicians has entered into an agreement not to compete with the operations of the Company both during the term of the applicable agreement and a period of one year or greater thereafter.

Government Regulation

   Various state and federal laws regulate the relationship between providers of health care services, physicians and other clinical services, and as a business in the health care industry, the Company is subject to these laws and regulations. The Company's medical support services, for example, are subject to various licensing and certification requirements including Certificate of Need regulations. The Company is also subject to laws and regulations relating to business corporations in general. The Company believes its operations are in material compliance with applicable laws; however, the Company has not received a legal opinion from counsel that its operations are in material compliance with applicable laws and many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation. Moreover, as a result of the Company providing both physician practice management services and medical support services, the Company may be the subject of more stringent review by the regulatory authorities, and there can be no assurance that a review of the Company's or the affiliated physicians' businesses by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or the affiliated physicians or that the health care regulatory environment will not change so as to restrict the Company's or the affiliated physicians' existing operations or their expansion.

   The laws of many states prohibit business corporations such as the Company from practicing medicine and employing physicians to practice medicine. In those states where the Company employs physicians, it believes its operations are in material compliance with applicable laws. The Company does not exercise influence or control over the practice of medicine by the physicians with whom it contracts. Accordingly, the Company believes that it is not in violation of applicable state laws relating to the practice of medicine. The laws in most states regarding the corporate practice of medicine have been subjected to limited judicial and regulatory interpretation and, therefore, no assurances can be given that the Company's activities will be found to be in compliance, if challenged. In addition to prohibiting the practice of medicine, numerous states prohibit entities like the Company from engaging in certain health care related activities such as fee-splitting with physicians.

   There are state and federal statutes imposing substantial penalties, including civil and criminal fines and imprisonment, on health care providers that fraudulently or wrongfully bill governmental or other third party payors for health care services. The federal law prohibiting false billings allows a private person to bring a civil action in the name of the United States government for violations of its provisions. The Company believes it is in material compliance with such laws, but there can be no assurances that the Company's activities will not be challenged or scrutinized by governmental authorities. Moreover, technical Medicare and other reimbursement rules affect the structure of physician billing arrangements. The Company believes it is in material compliance with such regulations, but upon review, regulatory authorities could conclude otherwise, and in such event, the Company may have to modify its relationship with its affiliated physician groups. Noncompliance with such regulations may adversely affect the operation of the Company and subject it and such physician groups to penalties and additional costs.

   Certain provisions of the Social Security Act, commonly referred to as the "Anti-kickback Amendments," prohibit the offer, payment, solicitation or receipt of any form of remuneration either in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. The Anti-kickback Amendments are broad in scope and have been broadly interpreted by courts in many jurisdictions. Read literally, the statute places at risk many otherwise legitimate business arrangements, potentially subjecting such arrangements to lengthy, expensive investigations and prosecutions initiated by federal and state governmental officials. In particular, the Office of the Inspector General of the U.S. Department of Health and Human Services has expressed concern that the acquisition of physician practices by entities in a position to receive referrals from such physicians in conjunction with the physicians' continued practice in affiliation with the purchaser could violate the Anti-kickback Amendments.

   In July 1991, in part to address concerns regarding the Anti-kickback Amendments, the federal government published regulations that provide exceptions, or "safe harbors," for certain transactions that will be deemed not to violate the Anti-kickback Amendments. Among the safe harbors included in the regulations were provisions relating to the sale of physician practices, management and personal services agreements and employee relationships. Additional safe harbors were published in September 1993 offering protections under the Anti- kickback Amendments to eight new activities, including referrals within group practices consisting of active investors. Proposed amendments to clarify these safe harbors were published in July 1994 which, if adopted, would cause substantive retroactive changes to the 1991 regulations. Although the Company believes that it is not in violation of the Anti- kickback Amendments, some of its operations do not fit within any of the existing or proposed safe harbors.

   The Company believes that, although it is receiving remuneration under management services agreements, it is not in a position to make or influence the referral of patients or services reimbursed under government programs to the physician groups, and therefore, believes it has not violated the Anti-kickback Amendments. In certain states, the Company is a separate provider of Medicare or state health program reimbursed services. To the extent the Company is deemed by state or federal authorities to be either a referral source or a separate provider under its management services agreements and to receive referrals from physicians, the financial arrangement under these agreements could be subject to scrutiny and prosecution under the Anti-kickback Amendments. Violation of the Anti-kickback Amendments is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. In addition, the Department of Health and Human Services may impose civil penalties excluding violators from participation in Medicare or state health programs.

   Significant prohibitions against physician referrals were enacted, subject to certain exemptions, by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Effective January 1, 1995 and subject to certain exemptions, Stark II prohibits a physician or a member of his immediate family from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement including the physician's own group practice. The designated health services include the provision of radiology and other diagnostic services, radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, certain equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. The penalties for violating Stark II include a prohibition on Medicaid and Medicare reimbursement and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." A physician's ownership of publicly traded securities of a corporation with equity exceeding $75 million as of the end of its most recent fiscal year is not deemed to constitute an ownership or investment interest in that corporation under Stark II. The Company was not be eligible for this exemption as of its fiscal year ending December 31, 1995. In 1996, after completion of the initial public offering, the Company changed its fiscal year end to January 31. The Company believes that it presently satisfies the Stark II stockholders' equity exception and that its compensation arrangements satisfy other applicable exceptions in Stark II.

   The Company believes that its activities are not in violation of Stark I or Stark II; however, the Stark legislation is broad and ambiguous. Interpretative regulations clarifying the provisions of Stark I were issued on August 14, 1995 and Stark II regulations have yet to be proposed. While the Company believes it is in compliance with the Stark legislation, future regulations could require the Company to modify the form of its relationships with the affiliated physician groups. Moreover, the violation of Stark I or II by the Company's affiliated physician groups could result in significant fines and loss of reimbursement which would adversely affect the Company. The Anti-Kickback and Stark laws prevent the Company from requiring referrals from affiliated physician groups. Although some of these physician groups may make referrals to the Company for services, the Company cannot expect to receive income from the making of such referrals.

   Many states have adopted similar prohibitions against payment intended to induce referrals of Medicaid and other third party payor patients. The State of Florida, for instance, enacted a Patient Self-Referral Act in April 1992 that severely restricts patient referrals for certain services, prohibits mark-ups of certain procedures, requires disclosure of ownership in a business to which patients are referred and places other regulations on health care providers. The Company believes it is likely that other states will adopt similar legislation. Accordingly, expansion of the operations of the Company to certain jurisdictions may require it to comply with such jurisdictions' regulations which could lead to structural and organizational modifications of the Company's form of relationships with physician groups. Such changes, if any, could have an adverse effect on the Company.

   The Company is in the process of adopting a formal compliance program designed to prevent violations of Stark II and the Anti-kickback Amendments in both its acquisitions and day to day operations. The Company intends to hire a full-time compliance officer to implement and monitor the compliance program.

   Laws in all states regulate the business of insurance and the operation of HMOs. Many states also regulate the establishment and operation of networks of health care providers. While these laws do not generally apply to the hiring and contracting of physicians by other health care providers, there can be no assurance that regulatory authorities of the states in which the Company operates would not apply these laws to require licensure of the Company's operations as an insurer, as an HMO or as a provider network. The Company believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that future interpretations of insurance and health care network laws by regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations.

Reimbursement and Cost Containment

   Approximately 40% of the revenue of the Company's affiliated physician groups is derived from payments made by government sponsored health care programs (principally, Medicare and Medicaid). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company. The U.S. Congress has passed a fiscal year 1996 budget resolution that calls for reductions in the rate of spending increases over the next seven years of $270 billion in the Medicare program and $182 billion in the Medicaid program. Through the Medicare program, the federal government has implemented a resource- based relative value scale ("RBRVS") payment methodology for physician services. This methodology went into effect in 1992 and will continue to be implemented in annual increments through December 31, 1996. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year and is subject to increases or decreases at the discretion of Congress. The implementation of RBRVS may result in reductions in payment rates for procedures provided by physicians under current contract with the Company. RBRVS-type payment systems have also been adopted by certain private third party payors and may become a predominant payment methodology. A broader implementation of such programs would reduce payments by private third party payors and could indirectly reduce the Company's operating margins to the extent that the cost of providing management services related to such procedures could not be proportionately reduced. To the extent the Company's costs increase, the Company may not be able to recover such cost increases from government reimbursement programs. In addition, because of cost containment measures and market changes in nongovernmental insurance plans, the Company may not be able to shift cost increases to nongovernmental payors. The Company expects a reduction from historical levels in per patient Medicare revenue received by certain of the physician groups with which the Company contracts; however, the Company does not believe such reductions would, if implemented, result in a material adverse effect on the Company.

   In addition to current governmental regulation, the Clinton Administration and several members of Congress have proposed legislation for comprehensive reforms affecting the payment for and availability of health care services. Aspects of certain of such health care proposals, such as reductions in Medicare and Medicaid payments, if adopted, could adversely affect the Company. Other aspects of such proposals, such as universal health insurance coverage and coverage of certain previously uncovered services, could have a positive impact on the Company's business. It is not possible at this time to predict what, if any, reforms will be adopted by Congress or state legislatures, or when such reforms would be adopted and implemented. As health care reform progresses and the regulatory environment accommodates reform, it is likely that changes in state and federal regulations will necessitate modifications to the Company's agreements and operations. While the Company believes it will be able to restructure in accordance with applicable laws and regulations, the Company cannot assure that such restructuring in all cases will be possible or profitable.

   Rates paid by private third party payors, including those that provide Medicare supplemental insurance, are based on established physician, clinic and hospital charges and are generally higher than Medicare payment rates. Changes in the mix of the Company's patients among the non-government payors and government sponsored health care programs, and among different types of non-government payor sources, could have a material adverse effect on the Company.

   The Company is a provider of certain medical treatment and diagnostic services including, but not limited to radiation therapy, infusion therapy, lithotripsy and home care. Because many of these services receive governmental reimbursement, they may be subject from time to time to changes in both the degree of regulation and level of reimbursement. Additionally, factors such as price competition and managed care could also reduce the Company's revenues. See "Business--Government Regulation."

Insurance

   Health care companies, such as the Company, are subject to medical malpractice, personal injury and other liability claims which are customary risks inherent in the operation of health care facilities and provision of health care services. The Company maintains property insurance equal to the amount management deems necessary to replace the property, and liability and professional malpractice insurance policies in the amount of $20,000,000 (annual aggregate) and with such coverages and deductibles which are deemed appropriate by management, based upon historical claims, industry standards and the nature and risks of its business. The Company provides medical malpractice insurance for its employee physicians in the amount of $1,000,000 per claim and $3,000,000 annual aggregate and also requires that non-employee physicians practicing at its facilities carry medical malpractice insurance to cover their respective individual professional liabilities. There can be no assurance that a future claim will not exceed available insurance coverages or that such coverages will continue to be available for the same scope of coverages at reasonable premium rates. Any substantial increase in the cost of such insurance or the unavailability of any such coverages could have a material adverse effect on the Company's business.

Employees


   As of July 31, 1996, the Company employed approximately 1,200 persons, approximately 700 of whom were full-time employees. The Company believes that its labor relations are good.


Legal Proceedings

   The Company is subject to legal proceedings in the ordinary course of its business. The Company does not believe that any such legal proceedings will have a material adverse effect on the Company, although there can be no assurance to this effect.

   A subsidiary of the Company, OTI (formerly Radiation Care, Inc., "RCI") is subject to the litigation described below which relates to events prior to the Company's operation of RCI, and the Company has agreed to indemnify and defend certain defendants in the litigation who were former directors and officers of RCI subject to certain conditions.

   In December 1994, prior to its merger with the Company in March 1995, RCI entered into a settlement agreement with the federal government arising out of claims under the fraud-and-abuse provisions of the Medicare law. Under the settlement agreement, RCI, without admitting that it violated the law, consented to a civil judgment providing for its payment of $2 million to the federal government and the entry of an injunction against violations of such provisions.

   On February 16, 1995, six former stockholders of RCI filed a consolidated amended Class Action Complaint in Delaware Chancery Court (In re Radiation Care, Inc. Shareholders Litigation, Consolidated C.A. No. 13805) against RCI, Thomas Haire, Gerald King, Charles McKay, Abraham Gosman, Oncology Therapies of America, Inc. ("OTA") and A.M.A. Financial Corporation, ("AMA") alleging that the RCI stockholders should have received greater consideration for their RCI stock when RCI was merged with the Company. Plaintiffs allege breaches of fiduciary duty by the former RCI directors, as well as aiding and abetting of such fiduciary duty breaches by Mr. Gosman, OTA and AMA. Plaintiffs seek compensatory or rescissionary damages of an undisclosed amount on behalf of all RCI stockholders, together with an award of the costs and attorneys' fees associated with the action. No class has been certified in this litigation. On May 18, 1996, the Company filed an Answer denying any liability in connection with this litigation. The Company intends to vigorously defend against this litigation.


   On August 4, 1995, 26 former stockholders of RCI filed a Complaint for Money Damages against Richard D'Amico, Ted Crowley, Thomas Haire, Gerald King, Charles McKay and Randy Walker (all former RCI officers and directors) in the Superior Court of Fulton County, in the State of Georgia (Southeastern Capital Resources, L.L.C. et al. v. Richard D'Amico et al., Civil Action No. E41225). Three of the plaintiffs have withdrawn from the litigation. Plaintiffs allege a breach of fiduciary duty by the former RCI directors Haire, King and McKay, a conspiracy by the RCI officer defendants D'Amico, Crowley and Walker, and negligence by all defendants. Plaintiffs seek additional consideration for their shares of RCI common stock in the form of compensatory and monetary damages in the amount of $5.7 million, plus punitive damages, interest, costs and attorneys fees. On September 22, 1995, the defendants filed an Answer denying any liability in connection with this litigation. On October 23, 1995, the defendants filed a motion to stay the action pending resolution of the Delaware class action which was heard by the Court on January 29, 1996 and denied on April 9, 1996. A consent order was entered by the Court on August 30, 1996 adding four plaintiffs to the action. The Company is not a party to this litigation and its exposure is limited to its obligation under its by-laws to indemnify the former officers and directors of RCI to the fullest extent permitted by Delaware law. The Company intends to vigorously defend against this litigation.


   On March 18, 1996, the Company settled a claim filed by two former stockholders of RCI (Dennis E. Ellingwood and Gregory W. Cotter v. Oncology Therapies, Inc. et al., Civil Action No. 341727-E191464). The terms of this settlement are confidential.

MANAGEMENT

Directors and Executive Officers

   The following table sets forth certain information as of June 21, 1996 concerning the directors and executive officers of the Company.

           Name              Age                          Position
- --------------------------    --   -----------------------------------------------------
Abraham D. Gosman             67   Chairman of the Board of Directors, President and
                                   Chief Executive Officer
Frederick R. Leathers         38   Chief Financial Officer and Treasurer
William A. Sanger             46   Executive Vice President and Chief Operating Officer
Robert A. Miller              41   Executive Vice President of Acquisitions
Edward E. Goldman, M.D        51   Executive Vice President of Physician Development
Francis S. Tidikis            49   Executive Vice President of Marketing
Don S. Harvey                 38   Vice President of Operations
Donald A. Sands               45   Vice President--Medical Facility Development
Hugh L. Carey                 77   Director
Joseph N. Cassese             66   Director
John T. Chay                  38   Director
David M. Livingston, M.D      55   Director
Bruce A. Rendina              42   Director
Stephen E. Ronai              59   Director

   The following is a biographical summary of the experience of the executive officers and directors of the Company:

   Abraham D. Gosman has served since June 1994 as an executive officer of the Company and is presently the Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Previously, he founded and was the principal owner of The Mediplex Group, Inc. ("Mediplex"), a diversified health care company, and its predecessor companies for more than 15 years, with the exception of the period from April 1986 to August 1990 when Mediplex was owned by Avon Products, Inc. ("Avon"). He was the Chief Executive Officer of Mediplex from its inception to September 1988 and assumed that position again after Mediplex was purchased from Avon in August 1990. In addition, Mr. Gosman has served as Chairman of the Board of Trustees and Chief Executive Officer of Meditrust, the nation's largest health care real estate investment trust, since its inception in 1985.

   Frederick R. Leathers has served since June 1994 as the Chief Financial Officer and Treasurer of the Company. Previously, he served as Treasurer, Chief Financial Officer and Principal Accounting Officer of Mediplex from October 1991 to June 1994, Corporate Controller from May 1991 to October 1991 and held the position of Assistant Controller from May 1986 to May 1987. He was Treasurer of A.M.A. Advisory Corp. (the advisor to Meditrust) and Controller of Meditrust from July 1988 to January 1991. Mr. Leathers was associated with State Street Bank and Trust Company, Inc. in the mutual funds division from May 1987 to July 1988.

   William A. Sanger has served since September 1994 as the Executive Vice President and Chief Operating Officer of the Company. Previously, he served as the President and Chief Executive Officer of JFK Medical Center in Atlantis, Florida from February 1992 to September 1994 where he developed integrated delivery networks and implemented a comprehensive physician acquisition strategy. He served as Executive Vice President and Chief Operating Officer of Saint Vincent Medical Center, Toledo, Ohio from January 1990 to February 1992.

   Robert A. Miller has served since June 1994 as an executive officer of the Company and is presently Executive Vice President of Acquisitions. Previously, he served as Senior Vice President/Development Operations of Mediplex from September 1992 and Vice President from June 1991. Mr. Miller served as Regional Operations Director for New Medico Associates from January 1991 to October 1991. Previously, Mr. Miller was Vice President of Hospital Operations of Glenbeigh, Inc., where he was employed from 1979 through 1991.

   Edward E. Goldman, M.D. has served since October 1994 as President of a subsidiary of the Company, since October 1995 as an executive officer of the Company and is presently Executive Vice President of Physician Development. Dr. Goldman is a board certified family practice physician and previously served as Chairman of PAL-MED Health Services from February 1983 to September 1994, a multi-specialty IPA which provides physicians services and manages health care related services.

   Francis S. Tidikis has served since January 1996 as Executive Vice President of Marketing of the Company. Mr. Tidikis has served as Senior Vice President of Physician Management Services for Tenet Healthcare Corporation since March 1995. Mr. Tidikis has been with Tenet Healthcare Corporation and its predecessor, National Medical Enterprises, since April 1981, serving as Executive Vice President of the Eastern District from June 1991 to February 1995 and as Vice President of Operations for the Eastern Region Hospital Group from February 1984 to September 1990. Mr. Tidikis currently serves as a director of Professional Liability Insurance Company.

   Don S. Harvey has served as an operations officer of the Company since April 1995 and as an executive officer since October 1995 and is presently Vice President of Operations. He was a consultant to the Company from January 1995 to April 1995. Mr. Harvey served as Executive Vice President and Chief Operating Officer of JFK Medical Center in Atlantis, Florida from April 1990 to December 1994, where he developed and managed medical related services.

   Donald A. Sands has served as the Vice President--Medical Facility Development since January 1996. He has served since 1995 as Chairman of the Board and Chief Executive Officer of DASCO. Previously, Mr. Sands served as President of DASCO from 1985. From 1984 to 1985, he was Director of Development for Loews Hotels and was Counsel for Westin Hotel Company from 1979 to 1984.

   Hugh L. Carey has served as a director of the Company since February 21, 1996. Currently, he is Chairman of the Board of Advisors of Cambridge Partners, L.L.C. He served as an Executive Vice President of W.R. Grace & Company from January 1989 to December 1995. He was Governor of the State of New York from January 1974 to January 1982. He is currently a director of Triarc Companies, Inc.

   Joseph N. Cassese has served as a director of the Company since January 29, 1996. Mr. Cassese was the President of Mediplex from March 1986 to March 1988 and again from August 1990 to December 1991. Mr. Cassese was also a Vice President of A.M.A. Advisory Corp., the advisor to Meditrust, from April 1988 to August 1990. Mr. Cassese has been retired since December 1991.

   John T. Chay has served as a director of the Company since April 15, 1996. Mr. Chay has served as an executive officer of Nutrichem, Inc. which he co-founded in November 1993 and has served since June 1991 as Chief Executive Officer of The HealthLink Group, Inc., a practice management consulting firm which he also founded.

   David M. Livingston, M.D. has served as a director of the Company since January 29, 1996. Dr. Livingston has been a Director of Dana-Farber Cancer Institute in Boston, Massachusetts since 1991 and has been employed as a physician at the Institute since 1973. He currently serves as Chairman of the Institute's Department of Medicine. He is also the Emil Frei Professor of Medicine at Harvard Medical School where he has taught since 1973.

   Bruce A. Rendina has served as a director of the Company since January 29, 1996. Mr. Rendina has served since 1994 as President of DASCO, which he co-founded with Mr. Sands. Previously, he served as its Executive Vice President from 1987 to 1994.

   Stephen E. Ronai has served as a director of the Company since January 29, 1996. Mr. Ronai has been a partner in the Connecticut law firm of Murtha, Cullina, Richter and Pinney since 1984 where he serves as Chairman of the firm's Health Care Department. He is a member of the American Academy of Healthcare Attorneys of the American Hospital Association, and from 1989 to 1995 he served as a member of the Board of Directors of the National Health Lawyers Association.

   The Board of Directors is divided into three classes, with staggered three-year terms. The initial terms of Messrs. Rendina and Ronai will expire at the Company's 1996 annual meeting; of Mr. Cassese and Dr. Livingston at the Company's 1997 annual meeting; and of Messrs. Gosman, Carey and Chay at the Company's 1998 annual meeting. Successors to the directors whose terms expire at each annual meeting are eligible for election for three- year terms. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified. These provisions may make it more difficult for holders of the Common Stock to remove the directors and officers of the Company than if all directors were elected on an annual basis.

   Officers are appointed by and serve at the discretion of the Board of Directors. The officers, other than Mr. Gosman, will devote substantially all of their business time to the business and affairs of the Company.

   Executive Committee. The members of the Executive Committee of the Company's Board of Directors are Messrs. Gosman, Rendina and Cassese. The Executive Committee exercises all the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law.

   Audit Committee. The members of the Audit Committee of the Company's Board of Directors are Messrs. Carey and Ronai, both of whom are independent directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans for and results of the audit, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

   Compensation Committee. The members of the Compensation Committee of the Company's Board of Directors are Messrs. Cassese, Carey and Ronai. The Compensation Committee establishes a general compensation policy for the Company and approves increases both in directors' fees and in salaries paid to officers and senior employees of the Company. The Compensation Committee administers all of the Company's employee benefit plans. The Compensation Committee determines, subject to the provisions of the Company's plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised.

   Equity Incentive Committee. The members of the Equity Incentive Committee of the Company's Board of Directors are Messrs. Cassese and Ronai. The Equity Incentive Committee determines who shall receive awards under the 1995 Equity Incentive Plan, from those employees, consultants and directors who are eligible to participate in the Equity Plan, the type of award to be made, the number of shares of Common Stock which may be acquired pursuant to the award and the specific terms and conditions of each award.

Compensation Committee Interlocks and Insider Participation

   In 1995, the Company did not have a Compensation Committee or any other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made by Mr. Gosman, the Chairman, Chief Executive Officer and President of Company.

Compensation of Directors

   Officers who are members of the Board of Directors do not receive compensation for serving on the Board. Each other member of the Board receives annual compensation of $15,000 for serving on the Board, plus a fee of $1,000 for each Board of Directors' meeting attended. In addition, such directors receive an additional fee of $500 for each committee meeting attended, except that only one fee will be paid in the event that more than one such meeting is held on a single day. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties. Each non-employee director who was a member of the Compensation Committee at the time of the closing of the initial public offering received options to purchase 10,000 shares of Common Stock upon the closing of the offering at the initial public offering price pursuant to the Equity Plan. Each director who is a member of the Compensation Committee on the first business day following each annual meeting of the shareholders will receive the option to purchase 2,500 shares of Common Stock. Any of such options granted to a member of the Compensation Committee under the Equity Plan will be exercisable one year following the date of grant.

Executive Compensation

   The following table sets forth certain information regarding compensation paid or accrued by the Company during the period June 24, 1994 (inception) to December 31, 1994 and the year ended December 31, 1995, to the Company's Chief Executive Officer and to each of the Company's four other most highly compensated executive officers (the "Named Executive Officers") during 1995.

                          SUMMARY COMPENSATION TABLE

                                                            Annual
                                                        Compensation      All Other
                                                            Salary    Compensation(1)
          Name and Principal Position             Year        ($)            ($)
- -----------------------------------------------     ---    ----------   -------------
Abraham D. Gosman                                 1995      225,000           --
 Chairman, President and Chief Executive
  Officer                                         1994      116,682
Frederick R. Leathers                             1995      229,487          290
 Chief Financial Officer and Treasurer            1994      102,057
Robert A. Miller                                  1995      206,382          102
 Executive Vice President of Acquisitions         1994      101,916
Edward E. Goldman, M.D                            1995      400,000           --
 Executive Vice President of Physician
  Development                                     1994      133,333
William A. Sanger                                 1995      304,571          174
 Executive Vice President and Chief Operating
  Officer                                         1994       98,038

(1) Amounts indicated are for life insurance premiums paid by the Company.

Employment Agreements

   The Company has entered into an employment agreement with Dr. Goldman that provides for an initial three year term automatically renewable for an initial period of two years and for successive periods of one year thereafter, unless either party elects not to renew. The base salary for Dr. Goldman under the agreement is $400,000 per year. In addition, he is entitled to receive bonuses and benefits, including health insurance, dental insurance, short and long term disability, life insurance and a car allowance. The agreement may be terminated by the Company without cause upon 30 days notice (180 days notice after the first anniversary of the agreement) and with cause (as defined in the agreement) effective immediately upon notice. Dr. Goldman may terminate the agreement immediately if the Company fails to fulfill its obligations thereunder or without cause upon 30 days notice. In the event that Dr. Goldman is terminated without cause, he is entitled to receive his base salary for the lesser of (i) the remaining term of the then current employment period or (ii) 12 months following the effective date of his termination of employment. The agreement contains restrictive covenants prohibiting Dr. Goldman from competing with the Company, or soliciting employees of the Company to leave, during his employment and for a period of two years after termination of the agreement, other than after a termination by the Company without cause or by Dr. Goldman for good reason.

   The Company has entered into an employment agreement with Mr. Miller that provides for an initial two year term that is automatically renewable for successive one year periods, unless either party elects not to renew. The base salary for Mr. Miller under the agreement is $300,000 per year. In addition, he is entitled to receive such bonuses and benefits as the Company, in its sole discretion, may provide to its executive officers. The agreement may be terminated by the Company without cause upon 15 days notice and with cause (as defined in the agreement) immediately upon notice. Mr. Miller may terminate the agreement immediately upon written notice to the Company in the event of any material breach by the Company of its obligations thereunder. In the event Mr. Miller is terminated without cause, he is entitled to receive his base salary for 12 months following the effective date of his termination of employment. The agreement contains restrictive covenants prohibiting Mr. Miller from competing with the Company, or soliciting employees of the Company to leave, during his employment and for a period of twelve months after termination of the agreement (if Mr. Miller is terminated with cause or if he chooses not to renew).

The Company has entered into an employment agreement with Mr. Sanger that provides for an initial three year term that is automatically renewable for successive one year periods until either party elects not to renew. The base salary for Mr. Sanger under the agreement is $300,000 per year. In addition, he is entitled to receive bonuses and benefits, including health insurance, dental insurance, short and long term disability, life insurance and a car allowance. The agreement may be terminated by the Company without cause and with cause (as defined in the agreement) effective immediately upon written notice. Mr. Sanger may terminate the agreement upon written notice to the Company, if the Company fails to pay any sums due or perform substantially all of its duties and obligations under the agreement. In the event that Mr. Sanger is terminated without cause, he is entitled to receive his base salary for 12 months following the effective date of his termination of employment. The agreement contains restrictive covenants prohibiting Mr. Sanger from competing with the Company, or soliciting employees of the Company to leave during his term of the agreement and for a period of twelve months thereafter (if Mr. Sanger is terminated with cause or if he chooses not to renew the agreement).

1995 Equity Incentive Plan

   The Company maintains the 1995 Equity Incentive Plan (the "Equity Plan"), which provides for the award ("Award") of up to two million shares of Common Stock in the form of incentive stock options ("ISOs"), non- qualified stock options ("Non-Qualified Stock Options"), bonus stock, restricted stock, performance stock units and stock appreciation rights. All employees, directors and consultants of the Company and any of its subsidiaries are eligible to participate in the Equity Plan, except directors who are members of the Equity Incentive Committee (the "Committee"). In addition, certain directors are eligible for non-discretionary grants under the Equity Plan.

   The Equity Plan is administered by the Committee, which determines who shall receive Awards from those employees and directors who are eligible to participate in the Equity Plan, the type of Award to be made, the number of shares of Common Stock which may be acquired pursuant to the Award and the specific terms and conditions of each Award, including the purchase price, term, vesting schedule, restrictions on transfer and any other conditions and limitations applicable to the Awards or their exercise. The purchase price per share of Common Stock cannot be less than 100% of the fair market value of the Common Stock on the date of grant with respect to ISOs and not less than 50% of the fair market value of the Common Stock on the date of grant with respect to Non-Qualified Options. ISOs cannot be exercisable more than ten years following the date of grant and Non-Qualified Stock Options cannot be exercisable more than ten years and one day following the date of grant. The Committee may at any time accelerate the exercisability of all or any portion of any option.

   Each Award may be made alone, in addition to or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat participants uniformly. Except as otherwise provided by the Equity Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter. The Committee determines whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a participant to defer all or any portion of a payment under the Equity Plan, including the crediting of interest on deferred amounts denominated in Common Stock. Such a deferral may have no effect for purposes of determining the timing of taxation of payments. In the event of certain corporate events, including a merger, consolidation, dissolution, liquidation or the sale of substantially all of the Company's assets, all Awards become fully exercisable and realizable.

   The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an ISO to a Non-Qualified Stock Option, if the participant consents to such action, or if the Committee determines that the action would not materially and adversely affect the participant. Awards may not be made under the Equity Plan after November 14, 2005, but outstanding Awards may extend beyond such date.

   The number of shares of Common Stock issuable pursuant to the Equity Plan may not be changed except by approval of the stockholders. However, in the event that the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required to preserve the benefits intended to be made available under the Equity Plan, the

Committee may adjust equitably the number and kind of shares of stock or securities in respect of which Awards may be made under the Equity Plan, the number and kind of shares subject to outstanding Awards, and the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award. In addition, upon the adoption of a plan or agreement concerning a change in control, sale of substantially all the assets, or liquidation or dissolution of the Company, all Awards which are not then fully exercisable or realizable become so. Common Stock subject to Awards which expire or are terminated prior to exercise or Common Stock which has been forfeited under the Equity Plan will be available for future Awards under the Equity Plan. Both treasury shares and authorized but unissued shares may be used to satisfy Awards under the Equity Plan.

   The Equity Plan may be amended from time to time by the Board of Directors or terminated in its entirety; however, no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirement for stockholder approval under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision.

   The Company did not award any options during 1994, however, in connection with the Formation, upon the closing of the initial public offering, the Company granted options under the Equity Plan in exchange for outstanding options to purchase stock of certain Related Companies which outstanding options, at the time that they were issued by the Related Companies, had an exercise prices at least equal to the fair market value of common stock of the Related Companies.

                             CERTAIN TRANSACTIONS

   During 1994 and 1995, the Related Companies and Mr. Gosman completed the acquisition of various companies and businesses which were transferred to the Company in connection with the Formation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition Summary" for a description of the Acquisitions.


    As of July 31, 1996, the Company had outstanding borrowings from Mr. Gosman of approximately $77,000, which borrowings were made for working capital purposes and to fund certain of the Acquisitions. At December 31, 1995 the Company also had a $19.5 million loan from NationsBank, which was guaranteed by Mr. Gosman. Mr. Gosman did not receive any consideration for this or any other guarantee he has provided on behalf of the Company. The $19.5 million loan was repaid from the net proceeds of the initial public offering. After repayments to Mr. Gosman made from the net proceeds of the initial public offering totalling $28.7 million, the Company owed Mr. Gosman approximately $10.8 million, which was repaid from the net proceeds of the Debt Offering. All amounts loaned to the Company by Mr. Gosman accrue interest at a floating rate equal to NationsBank's prime rate. The Company agreed to repay in full the amount owed to Mr. Gosman from the proceeds of any public offering by the Company of its debt or equity securities; and to repay Mr. Gosman from the proceeds of any institutional debt financing by the Company for working capital purposes, except that the amount to be repaid from such institutional debt financing proceeds would not exceed 25% of the maximum amount available to be borrowed under the terms of the financing. Pursuant to such agreement, the $11.7 million the Company owed Mr. Gosman (including additional amounts borrowed since the closing of the initial public offering) was repaid from the net proceeds of the Debt Offering.


   In connection with the acquisition of OTI in March 1995, Mr. Gosman guaranteed until the later of the satisfaction of certain financial covenants or July 31, 1998 the repayment by a subsidiary of the Company of a portion of the $17.5 million in acquisition financing from FINOVA Capital Corporation ("FINOVA"). Mr. Gosman's liability under the guarantee was limited to no more than $6.1 million. The Company used the net proceeds of the initial public offering to repay in full its obligations to FINOVA.


   During 1995, in addition to the guarantee discussed above, Mr. Gosman guaranteed the payment by the Company of indebtedness in the amount of $4.6 million incurred in connection with the acquisition of DASCO, all of which was repaid during 1996. In addition, Mr. Gosman executed a reimbursement agreement and provided collateral for a letter of credit to secure other indebtedness of the Company in the amount of $5.4 million incurred in connection with the acquisition of Oncology & Radiation Associates, P.A. Upon the closing of the initial public offering, the Company obtained the release of Mr. Gosman from these guarantees and from his other obligations with respect to acquisition indebtedness through the assumption by the Company of Mr. Gosman's obligation to pay such Acquisition indebtedness and of the obligation to provide cash collateral for the letter of credit.

   The Company occupies office space for its principal offices in West Palm Beach, Florida under the terms of a lease which the Company assumed from a company the stockholders and executive officers of which include Messrs.
Gosman, Leathers, Miller and Sanger and Dr. Goldman. The Company estimates that the total amount of lease payments to be made under the assumed lease through the end of the current lease term will equal approximately $1.8 million.


   In connection with the Formation, the following executive officers and directors of the Company received the indicated number of shares of Common Stock in exchange for their shares of common stock of the Related Companies:
Mr. Gosman (including shares held for the benefit of his two adult sons), 8,282,305; Mr. Rendina, 916,667; Mr. Chay, 133,333; Mr. Sands, 916,667; Mr.
Leathers, 459,505; Mr. Miller, 459,505; Mr. Sanger, 336,224; and Dr. Goldman, 168,112.

   Various persons who upon the closing of the initial public offering and the Formation became employees and/or officers of the Company were employees and/or officers of companies the stockholders and executive officers of which included Mr. Gosman and Mr. Leathers. The services of such employees and/or officers were provided to the Company at cost prior to the Formation under the terms of a management agreement.

   From time to time, the Company may charter an airplane and flight services at competitive rates from two companies owned by Mr. Gosman.

   DASCO provides development and other services in connection with the establishment of health parks, medical malls and medical office buildings. DASCO provides these services to or for the benefit of the owners of the new facilities, which owners are either corporations or limited partnerships. Mr. Sands and Mr. Rendina have acquired equity interest in the entities which own 23 of the 26 facilities developed by DASCO. The collective interests of Messrs. Sands and Rendina range from 17% to 100%. In addition, as of December 31, 1995, Mr. Gosman individually and as trustee for his two adult sons and Messrs. Leathers, Miller and Sanger and Dr. Goldman have acquired limited partnership interests ranging from 14% to 36% in the entities which own seven facilities being developed by the Company through DASCO. The Company (through DASCO) also is providing construction management, development, marketing and consulting services to an entity principally owned by Mr. Gosman in connection with the development by such entity of a medical mall. During the six months ended July 31, 1996, the Company recorded revenues in the amount of $1,079,568 related to such services. DASCO has and continues to provide all of its medical facility development services to affiliated parties on terms no less favorable to the Company than those provided to unaffiliated parties.

   Meditrust, a publicly traded real estate investment trust with assets in excess of $1.7 billion dollars of which Mr. Gosman is the Chairman of the Board and Chief Executive Officer, has provided financing in the aggregate amount of $150.0 million for the development of 15 facilities developed by DASCO.

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

                             PRINCIPAL STOCKHOLDERS


   The following table sets forth, as of July 31, 1996, certain information regarding the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of outstanding Common Stock, by each director and each of the Named Executive Officers of the Company and by all directors and executive officers as a group. Except as indicated in the footnotes, all of such shares of Common Stock set forth in the following table are owned directly, and the indicated person has sole voting and investment power with respect to all Common Stock shown as beneficially owned by such person:


                                           Amount of Beneficial Ownership
                                           ------------------------------
                                              Shares
                                           Beneficially      Percentage
Name                                           Owned            Owned
 ---------------------------------------    ------------   --------------
Abraham D. Gosman (1)                        8,192,164          37.4%
Putnam Investments, Inc.(2)                  2,322,300          10.6
Frederick R. Leathers                          459,505           2.1
William A. Sanger                              336,224           1.5
Robert A. Miller                               459,505           2.1
Edward E. Goldman, M.D                         168,112            *
Joseph N. Cassese                                   --            *
David M. Livingston, M.D                            --            *
Bruce A. Rendina                               916,667           4.2
Stephen E. Ronai                                 4,000            *
Hugh L. Carey                                       --            *
John T. Chay                                   142,833            *
All directors and executive officers
 as a group (15 persons)                    11,622,344          53.1

* Less than one percent.

(1) Includes 4,000,000 shares held by Mr. Gosman as trustee for the benefit of his two adult sons. Mr. Gosman's business address is PhyMatrix Corp., 777 South Flagler Drive, West Palm Beach, FL 33401.


(2) Putnam Investments, Inc. ("PIT") and its wholly-owned subsidiary Putnam Investment Management, Inc. ("PIM") have shared dispositive power with respect to such shares, including 1,096,700 shares with respect to which Putnam New Opportunities Fund (the "Fund") has shared voting and dispositive power. The address of PIT, PIM and the Fund is One Post Office Square, Boston, Massachusetts 02109. The foregoing is based upon the
    Schedule 13G dated July 10, 1996 filed by PIT, PIM and the Fund.

                           DESCRIPTION OF DEBENTURES

   The Debentures initially were issued under an indenture dated as of June 15, 1996 (the "Indenture") between the Company and Chemical Bank, as trustee (the "Trustee"). Holders of the Debentures and shares of Common Stock acquired upon conversion thereof are entitled to certain rights under the Registration Rights Agreement dated as of June 21, 1996 between the Company and the Initial Purchasers (the "Registration Rights Agreement"). The following summaries of certain provisions of the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the Registration Rights Agreement, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture or the Registration Rights Agreement are referred to, such sections or defined terms are incorporated herein by reference. Copies of the Indenture and the Registration Rights Agreement are available from the Company or the Initial Purchasers upon request.

General

   The Debentures will be unsecured obligations of the Company, will be limited to $100,000,000 in aggregate principal amount and will mature on June 15, 2003. The Debentures will bear interest at the rate per annum shown on the front cover of this Prospectus from the date of original issuance of Debentures pursuant to the Indenture, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on June 15 and December 15 of each year, commencing December 15, 1996, to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding June 1 or December 1, as the case may be. Interest on the Debentures will be paid on the basis of a 360-day year of 12 30- day months.

   Principal of, and premium, if any, and interest on, the Debentures will be payable (i) in respect of Debentures held of record by the Depository Trust Company ("DTC") or its nominee in same day funds on or prior to the payment dates with respect to such amounts and (ii) in respect of Debentures held of record by holders other than DTC or its nominee at the office of the Trustee in New York, New York, and the Debentures may be surrendered for transfer, exchange or conversion at the office of the Trustee in New York, New York. In addition, with respect to Debentures held of record by holders other than DTC or its nominee, payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto as it appears in the Register for the Debentures on the Regular Record Date for such interest.

   The Debentures will be issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required
(i) to issue, register the transfer of or exchange any Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Debenture selected for redemption in whole or in part, except the unredeclined portion of Debentures being redeemed in part.

   All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, the Holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.

   The Indenture does not contain any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Certain Rights to Require Repurchase of Debentures."

Conversion Rights


    The Debentures will be convertible into Common Stock at any time after August 25, 1996 (the 60th day following the date of original issuance of the Debentures) and prior to redemption or final maturity, initially at the conversion price of $28.20 per share. The right to convert Debentures which have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date. See "Optional Redemption" below.

   The conversion price will be subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment in shares of Common Stock of a dividend or distribution on any class of capital stock of the Company; (iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price per share less than the Current Market Price; (iv) the distribution to holders of Common Stock of shares of capital stock other than Common Stock, evidences of indebtedness, cash or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such distribution, exceeds the greater of (I) 12.5% of the Company's market capitalization (being the product of the Current Market Price times the number of shares of Common Stock then outstanding) or (II) the Company's retained earnings, in each case on the date fixed for determining the stockholders entitled to such distribution; and (vi) the consummation of a tender offer made by the Company or any subsidiary of the Company for the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer, exceeds the greater of (I) 12.5% of the Company's market capitalization or (II) the Company's retained earnings, in each case at the date of consummation of such tender offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

   In addition to the foregoing adjustments, the Company will be permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Company Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Debenture then outstanding will, with certain exceptions, have the right thereafter to convert such Debenture only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

   Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion. If any Debentures are surrendered for conversion during the period from the close of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Debentures called for redemption), such Debentures when surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the interest thereon which the registered Holder on such Regular Record Date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Debentures with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

Subordination

   The payment of the principal of and premium, if any, and interest on the Debentures will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Debentures. In the event of the acceleration of the Maturity of the Debentures, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment for the principal of or premium, if any, or interest on the Debentures. No payments on account of principal of or premium, if any, or interest on the Debentures or on account of the purchase or acquisition of Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity of any Senior Indebtedness or if any judicial proceeding is pending with respect to any such default.

   Senior Indebtedness is defined in the Indenture as (a) the principal of and premium, if any, and interest (including, without limitation, any interest accruing subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceedings, whether or not constituting an allowed claim in any such proceedings) on all secured indebtedness of the Company, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it
(i) is junior in right of payment to the Debentures or (ii) ranks pari passu in right of payment with the Debentures, and (b) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. The term "secured indebtedness" when used with respect to the Company is defined to mean any or all of the following to the extent not unsecured, as such term is used in Section 279(b)(2)(B) of the Internal Revenue Code of 1986, as amended: (i) any obligation of the Company for the repayment of borrowed money (including without limitation fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of the Company for the payment of the purchase price of property or assets evidenced by a note or written instrument, (iii) any obligation of the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles, (iv) any obligation of the Company for the reimbursement of any obligor of any letter of credit, banker's acceptance or similar credit transaction, (v) any obligation of the Company under interest rate swaps, caps, collars, options and similar arrangements, (vi) any obligation of the Company under any foreign exchange contract, currency swap agreement, futures contract, currency option contract or other foreign currency hedge and (vii) any liabilities of others described in the preceeding clauses (i), (ii), (iii), (iv), (v) and (vi) which the Company has guaranteed or for which the Company is otherwise liable.

   The Debentures are primary obligations of the Company. Each of the Company's wholly-owned subsidiaries has guaranteed the Company's payment obligations under the Debentures, so long as such subsidiary is a member of an affiliated group (within the meaning of Section 279(g) of the Internal Revenue Code of 1986, as amended) which includes the Company. The satisfaction by the Company's subsidiaries of their contractual guarantees may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations.


   The Indenture does not limit or prohibit the incurrence of Senior Indebtedness. At July 31, 1996, the Company had Senior Indebtedness in the amount of approximately $7.3 million. The Company also expects to incur Senior Indebtedness from time to time in the future. See "Capitalization."


Optional Redemption

   The Debentures will be redeemable, at the Company's option, in whole or from time to time in part, at any time on or after June 18, 1999, upon not less than 15 nor more than 60 days' notice mailed to each Holder of Debentures to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

   If redeemed during the 12-month period beginning June 15 in the year indicated (June 18, in the case of 1999), the redemption price shall be:

                        Redemption
                Year       Price
                -----   ----------
                1999      103.86%
                2000      102.89%
                2001      101.93%
                2002      100.96%

   No sinking fund is provided for the Debentures.

Consolidation, Merger and Sale of Assets

   The Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entity to any Person, or permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties substantially as all entirely to the Company, unless (a) if applicable, the Person formed by such consolidation or into which the Company is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirely is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Debentures and performance and observance of each obligation of the Company under the Indenture, (b) after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing, (c) such consolidation, merger or acquisition does not adversely affect the validity or enforceability of the Debentures and (d) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

Certain Rights to Require Repurchase of Debentures

   In the event of any Repurchase Event (as defined below) occurring after the date of issuance of the Debentures and on or prior to Maturity, each Holder of Debentures will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repaid on or promptly following the Repurchase Date.

   Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Debentures when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

   On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Debentures a notice of the occurrence of such Repurchase Event and identifying the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Debenture must deliver, on or before the close of business on the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer.

   A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control (as defined below).

   A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons (other than a Permitted Holder (as defined below)); (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than a Permitted Holder), together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

   "Permitted Holder" means (i) each of the Company's current officers and directors; (ii) the members of the immediate family of Abraham D. Gosman; and
(iii) any group (within the meaning of Section 13(d) of the Exchange Act) of which Mr. Gosman is a member so long as, with respect to any such group, Mr. Gosman owns more than 25% of the total voting power of (a) all classes of capital stock of the acquiring entity entitled to vote generally in the election of directors of such entity or (b) the securities of the Company owned by such group.

   The right to require the Company to repurchase Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination." Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the Holders of Debentures upon a repurchase may be limited by certain financial covenants contained in the Company's Senior Indebtedness.

   In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

   The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

Events of Default

   The following are Events of Default under the Indenture with respect to the Debentures: (a) default in the payment of principal of or any premium on any Debenture when due (even if such payment is prohibited by the subordination provisions of the Indenture); (b) default in the payment of any interest on any Debenture when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (c) failure to provide timely notice of a Repurchase Event as required by the Indenture; (d) default in the payment of the Repurchase Price in respect of any Debenture on the Repurchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); (e) default in the performance of any other covenant of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture; (f) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any subsidiary of the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay the principal of indebtedness in excess of $10,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise

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have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and
(g) certain events in bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company.

   If an Event of Default with respect to the Debentures shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures then outstanding may declare the principal of and premium, if any, on all such Debentures to be due and payable immediately, but if the Company cures all Events of Default (except the nonpayment of interest on, premium, if any, and principal of any Notes) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Outstanding Debentures. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company, the aggregate principal amount of the Debentures shall automatically become due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Indenture provides that the Trustee may withhold notice to the Holders of the Debentures of any continuing default (except in the payment of the principal of or premium, if any, or interest on any Debentures) if the Trustee considers it in the interest of Holders of the Debentures to do so.

Modification, Amendments and Waivers

   Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) cause the Indenture to be qualified under the Trust Indenture Act; (b) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Debentures; (c) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (d) secure the Debentures; (e) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving the Company, as required by the Indenture; (f) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debentures; or (g) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided, however, that no such modifications or amendment may adversely affect the interest of Holders in any material respect.

Satisfaction and Discharge

   The Company may discharge its obligations under the Indenture while Debentures remain Outstanding if (a) all Outstanding Debentures will become due and payable at their scheduled maturity within one year or (b) all Outstanding Debentures are scheduled for redemption within one year, and in either case the Company has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Debentures on the date of their scheduled maturity or the scheduled date of redemption.

Payments of Principal and Interest

   The Indenture will require that payments in respect of the Debentures (including principal, premium, if any, and interest) held of record by DTC (including Debentures evidenced by the Restricted Global Note) be made in same day funds. Payments in respect of the Debentures held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Debentures.

Registration Rights; Liquidated Damages

   The Company has filed a registration statement on Form S-1 of which this Prospectus is a part (the "Shelf Registration Statement") pursuant to the terms of the Registration Rights Agreement. Under the Registration Rights Agreement, the Company agreed to use its best efforts to cause the Shelf Registration Statement to become effective on or prior to 90 days from the latest date of the original issuance of the Debentures and to keep such Shelf

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Registration Statement effective until the earlier of such date that is three years after the effective date thereof or until the Shelf Registration Statement is no longer required for the transfer of any Debentures or shares of Common Stock issuable upon conversion of the Debentures (the
"Securities"). Notwithstanding the foregoing, the Company will be permitted to prohibit offers and sales of Transfer Restricted Securities pursuant to the Shelf Registration Statement under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "Suspension Period"). "Transfer Restricted Securities" means each Debenture and any underlying share of Common Stock until the date on which such Debenture or underlying share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, the date on which such Debenture or underlying share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or the date on which such Debenture or share of Common Stock may be sold or transferred pursuant to Rule 144(k)(or any similar provisions then in force). If the Shelf Registration Statement has not become effective on or prior to 90 days from the latest date of the original issuance of the Debentures, or the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of Transfer Restricted Securities for a period of time (including any Suspension Period) which shall exceed 90 days in the aggregate in any one of the one-year periods ending on the first, second and third anniversaries of the Closing Date as defined in the Registration Rights Agreement, or which shall exceed
30 days in any calendar quarter (each such event a "Registration Default"), the Company will pay liquidated damages to each Holder of Transfer Restricted Securities. The amount of liquidated damages payable during any period during which a Registration Default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount, or $0.01 per week per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of issued Common Stock constituting Transfer Restricted Securities, for each 90-day period or part thereof until the applicable registration statement is filed and the applicable registration statement is declared effective, or the Shelf Registration Statement again becomes effective or usable, as the case may be, up to a maximum amount of liquidated damages of $0.25 per week per $1,000 principal amount of Debentures or $0.05 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to holders of Debentures by wire transfer of immediately available funds or by federal funds check by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement). Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default.

Governing Law

   The Indenture and Debentures will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws principles.

Information Concerning the Trustee

   The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

Absence of Public Trading Market

   There is no existing market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders to sell their Debentures or at what price holders of the Debentures will be able to sell their Debentures. Future trading prices of the Debentures will depend upon many factors including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that they intend to make a market in the Debentures offered hereby; however, the Initial Purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Debentures. Prior to the resale thereof, pursuant to this Prospectus each of the Debentures was eligible for trading in Private Offerings, Resales and Trading through the PORTAL Market. Debentures sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. The Company does not intend to apply for listing of the Debentures on any Securities exchange.

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

                          DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company consists of 41,000,000 shares of capital stock, which includes 40,000,000 shares of Common Stock and 1,000,000 shares of preferred stock ("Preferred Stock").

Common Stock

   Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders, and such holders do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. See "Dividend Policy." All outstanding shares of Common Stock are, and the shares to be sold in the offering when issued and paid for will be, fully paid and nonassessable and the holders thereof will have no preferences or conversion, exchange or pre-emptive rights. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock, if any.

Preferred Stock

   The Preferred Stock, if issued, would have priority over the Common Stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The Preferred Stock may be issued in one or more series without further stockholder authorization, and the Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the Preferred Stock, to establish series of Preferred Stock and to fix and determine the variations as among series. The Preferred Stock, if issued, may be subject to repurchase or redemption by the Company. The Board of Directors, without approval of the holders of the Common Stock, can issue Preferred Stock with voting and conversion rights (including multiple voting rights) which could adversely affect the rights of holders of Common Stock. In addition to having a preference with respect to dividends or liquidation proceeds, the Preferred Stock, if issued, may be entitled to the allocation of capital gains from the sale of the Company's assets. Although the Company has no present plans to issue any shares of Preferred Stock following the closing of the offering, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

Classified Board of Directors

   The Charter and By-laws of the Company provide for the Board of Directors to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' initial terms will expire either at the 1996, 1997 or 1998 annual meeting of the stockholders. Starting with the 1996 annual meeting of the stockholders, one class of directors will be elected each year for a three-year term. See "Management."

   The Company believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this, in turn, will permit the Board of Directors to more effectively represent the interests of its stockholders.

   With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, generally will be required to effect a change in the majority of the Board of Directors. As a result, a provision relating to a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the Common Stock because such a provision could operate to prevent a rapid change in control of the Board of Directors. The classification provision also could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. Under the Certificate of Incorporation, a director of the Company may be removed only for cause by a vote of the holders of at least 75% of the outstanding shares of the capital stock of the Company entitled to vote in the election of directors.

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

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

   The By-laws establish an advance notice procedure with regard to the nomination by the stockholders of the Company of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before a meeting of stockholders of the Company (the "Business Procedure").

   The Nomination Procedure requires that a stockholder give written notice to the Secretary of the Company, delivered to or mailed and received at the principal executive officers of the corporation not less than 60 days nor more than 90 days prior to the meeting, in proper form, of a planned nomination for the Board of Directors. Detailed requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman of the Board of Directors determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

   Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give written notice to the Secretary of the Company, delivered to or mailed and received at the principal executive officers of the corporation not less than 60 days nor more than 90 days prior to the meeting, in proper form. Detailed requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman of the Board of Directors determines that such business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

   Although the By-laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the By-laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

Fair Price Provision for Certain Business Combinations

   The Company's Certificate of Incorporation contains a provision which requires that certain proposed business combinations (the "Business Combinations") between the Company or any of its subsidiaries, individually, and an "Interested Stockholder" (as defined below) either must be (i) approved by the Board of Directors of the Company, provided a majority of "Continuing Directors" (as defined below) voted in favor of such transaction, or (ii) for a certain minimum sum, determined by a fixed formula as set forth in the Company's charter.

   An "Interested Stockholder" is defined in the Certificate of Incorporation as (i) any beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the Company immediately prior to a proposed Business Combination, who was not a beneficial owner one week before the closing of the offering, (ii) an Affiliate (as defined in the Exchange Act) of the Company who was not an Affiliate one week before the closing of the offering, or (iii) an assignee of or a successor in interest to the beneficial ownership of any shares of capital stock which were within two years prior thereto beneficially owned by a person under clause (i) hereof, so long as such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering, within the meaning of the Securities Act, as amended. As a result of the foregoing, Mr. Gosman and certain other stockholders of the Company prior to the closing of the offering would not be deemed to be an Interested Stockholders and would, therefore, not be subject to this provision.

   A "Continuing Director" is either (i) a director who is not an Affiliate or Associate (as defined in the Exchange Act) of an Interested Stockholder and who was a director of the Company prior to that time when the Interested Stockholder became an Interested Stockholder, or (ii) a director who is so designated by a majority of the Continuing Directors then serving on the Company's Board of Directors.

   The Company believes that this provision will ensure that in the event of a proposal of a certain business combination with an interested party, the stockholders of the Company will not be coerced into selling their shares or will receive a fair price in consideration therefor. This provision could make certain business combinations with particular parties more difficult and could discourage an Interested Stockholder from contemplating or attempting a Business Combination with the Company.

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

Other Provisions

   Special Meetings of the Stockholders of the Company. The Company' By-laws provide that a special meeting of the stockholders of the Company may be called only by the Chairman of the Board of Directors or by order of the Board of Directors. This provision prevents stockholders from calling a special meeting of stockholders and potentially limits the stockholders' ability to offer proposals to meetings of stockholders, if no special meetings are otherwise called by the Chairman or the Board or Board of Directors.

   Amendment of the By-laws. The Company's Certificate of Incorporation provides that the By-laws only may be amended only by a vote of the directors or by a rate of at least 75% of the outstanding shares of the Company's stock entitled to vote in the election of directors.

   No Action by Written Consent. The Company's Certificate of Incorporation does not permit the Company's stockholders to act by written consent. As a result, any action to be taken by the Company's stockholders must be taken at a duly called meeting of the stockholders.

Delaware Takeover Statute

   The Company is subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Registration Rights

   The holders of 13,631,702 shares of Common Stock that are restricted securities pursuant to Rule 144 under the Securities Act ("Rule 144") have been granted certain rights by the Company with respect to the registration of such shares under the Securities Act. In particular, if the Company proposes to register any of its securities under the Securities Act for the account of certain other security holders, the holders of all such shares of Common Stock may be entitled to notice of such registration and may be entitled to include shares of such Common Stock therein. All stockholders with registration rights also may require the Company to file a registration statement on Form S-3 under the Securities Act at the Company's expense with respect to their shares of Common Stock when the Company is eligible to use such form. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in any such registration.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following is a general discussion of certain United States federal income tax considerations to holders of the Debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

   This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Debentures or shares of Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to particular purchasers in light of their personal

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

circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax- exempt entities, dealers in securities or persons who hold the Debentures or Common Stock in connection with a straddle) that may be subject to special rules. This discussion assumes that each holder holds the Debentures and the shares of Common Stock received upon conversion thereof as capital assets.

   For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" means a citizen or resident of the united States, a corporation or partnership created or organized in the united States or any state thereof, or an estate or trust, the income of which is includible in income for United States federal income tax purposes regardless of its source.

   PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFERING, OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING CONVERSION OF THE DEBENTURES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

Ownership of the Debentures

   Interest on Debentures. Interest paid on Debentures will be taxable to a holder as ordinary interest income in accordance with the holder's methods of tax accounting at the time that such interest is accrued or (actually or constructively) received. The Company expects that the Debentures will not be issued with original issue discount ("OID") within the meaning of the Code.

   Constructive Dividend. Certain corporate transactions, such as distributions of assets to holders of Common Stock, may cause a deemed distribution to the holders of the Debentures if the conversion price or conversion ratio of the Debentures is adjusted to reflect such corporation transaction. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules discussed under "Dividends on Shares of Common Stock."

   Sale or Exchange of Debentures or Shares of Common Stock. In general, a holder of Debentures will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debentures measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and the holder's adjusted tax basis in the Debentures. A holder's tax basis in Debentures generally will equal the cost of the Debentures to the holder increased by the amount of market discount, if any, previously taken into income by the holder or decreased by any bond premium theretofore amortized by the holder with respect to the Debentures. (For the basis and holding period of shares of Common Stock, see "Conversion of Debentures.") In general, each holder of Common Stock into which the Debentures have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock under rules similar to those applicable to the Debentures. Special rules may apply to redemptions, or other disposition of the common stock under rules similar to those applicable to the Debentures. Special rules may apply to redemptions of the Common stock which may result in the amount paid being treated as a dividend. Subject to the market discount rules discussed below, the gain or loss on the disposition of the Debentures or shares of Common Stock will be capital gain or loss and will be long-term gain or loss if the Debentures or shares of Common Stock have been held for more than one year at the time of such disposition.

   Conversion of Debentures. A holder of Debentures will not recognize gain or loss on the conversion of the Debentures into shares of Common Stock. The holder's tax basis in the shares of Common Stock received upon conversion of the Debentures will be equal to the holder's aggregate basis in the Debentures exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share). The holding period of the shares of Common Stock received by the holder upon conversion of Debentures will generally include the period during which the holder held the Debentures prior to the conversion.

   Cash received in lieu of a fractional share of Common Stock should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares.

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

   Market Discount. The resale of Debentures may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Debenture will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Debenture immediately after its acquisition exceeds the holder's tax basis in the debenture. Subject to a de minimis exception, these provisions generally require a holder of a Debenture acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Debenture to the extent of the "accrued market discount" on such Debenture at the time of disposition. In general, market discount on a Debenture will be treated as accruing on a straight-line basis over the term of such Debenture, or, at the election of the holder, under a constant yield method. A holder of a Debenture acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction, unless the holder elects to include accrued market discount in income currently.

   Dividends on Shares of Common Stock. Distributions on shares of Common Stock will constitute dividends for United States federal income tax purposes to the extent of current or accumulated earnings and profits of the Company as determined under United States federal income tax principles. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction.

   To the extent, if any, that a holder receives distributions on shares of Common Stock that would otherwise constitute dividends for United States federal income tax purposes but that exceeds current and accumulated earnings and profits of the Company, such distribution will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of Common Stock. Any such distribution in excess of the holder's basis in the shares of Common Stock will be treated as capital gain.

Certain Federal Income Tax Considerations Applicable to Non-U.S. Holders

   Interest on Debentures. Generally, interest paid on the Debentures to a Non U.S.-Holder will not be subject to United States federal income tax if:
(I) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder; (II) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; and (III) the beneficial owner, under penalty of perjury, certifies that the owner is not a United States person and provides the owner's name and address. If certain requirements are satisfied, the certification described in paragraph (III) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For this purpose, the holder of Debentures would be deemed to own constructively the Common Stock into which it could be converted. A holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the Untied States federal income tax on net income that applies to United States persons generally. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

   Sales or Exchange of Debentures or Shares of Common Stock. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition unless (I) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present. If the Company is a "United States real property holding corporation," a Non-U.S. Holder may be subject to federal income tax with respect to gain realized on the disposition of such shares as if it were effectively connected with a United States trade or business and the amount realized will be subject to withholding at the rate of 10%. The amount withheld pursuant to these rules will be creditable against such Non- U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund upon furnishing the required information to the Internal Revenue Service. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

   Conversion of Debentures. A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of a Debenture into shares of Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Debenture or Common Stock.

   Dividends on Shares of Common Stock. Generally, any distribution on shares of Common Stock to a Non- U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of trade or business within the United States by the Non-U.S. Holders, in which case the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

Information Reporting and Backup Withholding

   U.S. Holders. Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the Debentures or shares of Common Stock made by the Company with respect to certain noncorporate U.S. Holders. Such U.S. holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. holder's federal income tax, upon furnishing the required information.

   Non-U.S. Holders. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders if the payee fails to certify that the holder is a Non-U.S. person or if the Company or its paying agent has actual knowledge that the payee is a United States person. The 31% backup withholding tax generally will not apply to dividends paid to foreign holders outside the United States that are subject to 30% withholding discussed above or that are subject to a tax treaty that reduces such withholding.

   The payment of the proceeds on the disposition of Debenture or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of Debentures or share of Common Stock to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

                           SELLING SECURITYHOLDERS


    The following table sets forth information concerning the principal amount of Debentures beneficially owned by each Selling Securityholder or record holder of Debentures and the number of shares of Common Stock issuable upon conversion of the Debentures (the "Conversion Shares") which may be offered from time to time pursuant to this Prospectus. Other than their ownership of PhyMatrix Corp.'s securities, none of the Selling Securityholders has had any material relationship with the Company within the past three years, other than Smith Barney Inc. which during such period has acted as an Initial Purchaser, financial advisor and underwriter for the Company, Paine Webber, Inc. and Robertson, Stephens & Company which have acted as Initial Purchasers and underwriters for the Company and Lehman Brothers Inc. and Morgan Stanley & Co., Incorporated which have acted as underwriters for the Company. The table has been prepared based on information furnished to the Company by the Depository Trust Company, Smith Barney Inc. and or by or on behalf of the Selling Securityholders.

                                             Principal                        Number of
                                             Amount of                        Conversion
                                             Debentures                         Shares      Percentage of
                                            Beneficially     Percentage of     That May     Common Stock
                                           Owned That May     Debentures       Be Sold       Outstanding
Name (1)                                    Be Sold (1)       Outstanding        (2)             (3)
- ---------------------------------------     --------------    -------------   ----------   --------------
Bank of New York                              1,920,000           1.9%          68,085             *
Bankers Trust Company                         7,815,000           7.8          277,127           1.3%
Bear Stearns Securities Corp.                11,500,000          11.5          407,801           1.9
Boston Safe & Deposit Trust Co.              15,800,000          15.8          560,283           2.6
Brown Brothers Harriman & Co.                   250,000             *            8,865             *
BT Securities Corp.                           1,650,000           1.7           58,510             *
Chase Manhattan Bank, N.A. (The)              1,500,000           1.5           53,191             *
Chemical Bank                                   880,000             *           31,205             *
Chase Manhattan Bank Trust Co. of
  California, N.A.                              500,000             *           17,730             *
Citibank, N.A.                                2,780,000           2.8           98,581             *
CS First Boston Corporation (The)             2,000,000           2.0           70,921             *
Custodial Trust Company                       3,330,000           3.3          118,085             *
Deutsche Morgan Grenfell/C.J. Lawrence
  Inc.                                        1,850,000           1.9           65,602             *
First Interstate Bank of California           3,000,000           3.0          106,382             *
First Trust Company                             800,000             *           28,368             *
First National Bank of Maryland (The)           220,000             *            7,801             *
Lehman Brothers, Inc.                         2,750,000           2.8           97,517             *
Mercantile, Safe Deposit and Trust
  Company                                     3,020,000           3.0          107,092             *
Merrill Lynch, Pierce, Fenner & Smith
  Safekeeping                                 5,000,000           5.0          177,304             *
Morgan Stanley & Co., Incorporated              500,000             *           17,730             *
Morgan Stanley & Co.,
  Incorporated/Prime Dealer Services
  Corp.                                         250,000             *            8,865             *
NBD Bank N.A.                                 1,435,000           1.4           50,886             *
Northern Trust Co. - Trust                      350,000             *           12,411             *
Oak Tree Capital Management                   2,390,000           2.4           84,751             *
PaineWebber, Inc.                               750,000             *           26,595             *
PNC National Association                        100,000             *            3,546             *
Republic New York Securities Corp.              500,000             *           17,730             *
Robertson, Stephens & Company, L.P.             300,000             *           10,638             *
Salomon Brothers Inc.                         1,250,000           1.3           44,326             *
Sanwa Bank California                         2,230,000           2.2           79,078             *
Smith Barney, Inc.                            9,300,000           9.3          329,787           1.5
SSB-Custodian                                11,810,000          11.8          418,794           1.9
Trust Company of the West                     1,270,000           1.3           45,035             *
Wagner, Stott & Co.                           1,000,000           1.0           35,460             *

(1) The information set forth herein is as of September 9, 1996 and will be updated as required.


(2) Assumes conversion of the full amount of Debentures held by such holder at the initial rate of $28.20 in principal amount of Debentures per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of fractional shares, if any.


(3) Based upon the 21,864,202 shares of Common Stock outstanding as of July 31, 1996, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Debentures but not assuming the conversion of the Debentures of any other holder.

   The information concerning the Selling Securityholders may change from time to time and will be set forth in supplements to this Prospectus. In addition, the per share conversion price and, therefore, the number of shares of Common Stock issuable upon conversion of the Debentures is subject to adjustment under certain circumstances as specified in the Indenture. Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may change. In addition, the aggregate principal amount of the Debentures is subject to change as a result of redemptions and conversions under the Terms of the Indenture. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $100,000,000, which may be converted into 3,546,099 shares of Common Stock.

   Because the Selling Securityholders may offer all or some of the Debentures and shares of Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and to the Company's knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of Common Stock that may be held by the Selling Securityholders after completion of this offering, no estimate can be given as to the principal amount of the Debentures or shares of Common Stock that will be held by Selling Securityholders after completion of this offering. See "Plan of Distribution."

                             PLAN OF DISTRIBUTION

   The Selling Securityholders may sell all or a portion of the Debentures and shares of Common Stock beneficially owned by them and which may be offered hereby from time to time on any exchange or market on which the securities are listed or quoted, as applicable, on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Debentures or shares of Common Stock which may be offered hereby and beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Debentures or shares of Common Stock for whom they may act as agent. Such underwriters, dealers or agents may include the Initial Purchasers of the Debentures, which may perform investment banking or other services for or engage in other transactions with the Company from time to time in the future.

   To the extent required, the aggregate principal amount of Debentures and number of shares of Common Stock to be sold hereby, the names of the Selling Securityholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the sale of the Debentures or shares of Common Stock offered by them hereby will be the purchase price of such Debentures or shares of Common Stock less discounts and commissions, if any.

   The Debentures and the shares of Common Stock which may be offered hereby may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who receive fees or commissions in connection therewith.

   The outstanding Common Stock is listed for trading on Nasdaq, and the shares of Common Stock issuable upon conversion of the Debentures have been authorized for listing on Nasdaq. There is no assurance as to the development or liquidity of any trading market that may develop for the Debentures.

   In order to comply with the securities laws of certain states, if applicable, the Debentures and shares of Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and compliance with same is effected.

   The Selling Securityholders and any broker-dealers, agent or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common

Stock offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

   The Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Debentures and Common Stock offered hereby by the Selling Securityholders to the public, other than selling commissions and fees.

                                LEGAL MATTERS

   Certain legal matters in connection with the Debentures and the shares of Common Stock being offered hereby will be passed upon by Nutter, McClennen & Fish, LLP, Boston, Massachusetts, counsel to the Company.

                                   EXPERTS

   The combined financial statements of PhyMatrix Corp. for the year ended December 31, 1995 and for the period from June 24, 1994 (inception) through December 31, 1994, included in this Prospectus and appearing elsewhere in this Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The financial statements of DASCO Development Corporation and Affiliate as of September 30, 1995 and for the period from January 1, 1995 to September 30, 1995, included in this Prospectus and appearing elsewhere in this Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The financial statements of DASCO Development Corporation and Affiliate for the years ended December 31, 1994, 1993 and 1992, included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Bober, Markey & Company, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Radiation Care, Inc. and Subsidiaries for the year ended December 31, 1994, the nine months ended December 31, 1993 and the year ended March 31, 1993, included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Aegis Health Systems, Inc. for the years ended December 31, 1994, 1993 and 1992, included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


   The financial statements of Oncology & Radiation Associates, P.A. as of December 31, 1993 and 1994 and September 12, 1995, and for the period from inception (September 1, 1992) to December 31, 1992, the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to September 12, 1995, included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Arthur Andersen LLP, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

   The financial statements of Osler Medical, Inc. as of September 14, 1995 and for the period from January 1, 1995 through September 14, 1995, included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Arthur Andersen LLP, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


   The financial statements of Osler Medical (a Partnership) for the years ended December 31, 1994 and 1993, included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Hoyman,

Dobson & Company, P.A., independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Georgia Oncology-Hematology Clinic, P.C. and Subsidiary for the year ended December 31, 1994 included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Babush, Neiman, Kornman & Johnson, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Oncology-Hematology Associates, P.A. and Oncology-Hematology Infusion Therapy, Inc. for the year ended December 31, 1994 and the financial statements of Oncology-Hematology Associates, P.A. for the year ended December 31, 1993, included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Weil, Akman, Baylin & Coleman, P.A., independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Cancer Specialists of Georgia, P.C. as of July 31, 1995 and for the period from November 1, 1994 to July 31, 1995, included in this Prospectus and appearing elsewhere in this Registration Statement have been audited by Coopers & Lybrand LLP, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Mobile Lithotripter of Indiana Partners for the years ended September 30, 1995, 1994 and the period February 12, 1993 (date of inception) to September 30, 1993, included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Katz, Sapper & Miller, LLP, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The financial statements of UroMed Technologies, Inc. for the period January 1 to September 28, 1994 and the years ended December 31, 1993 and 1992, included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Roy Cline, CPA, PA, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Nutrichem, Inc. for the period January 1 to November 17, 1994 and the ten months ended December 31, 1993, included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Regan, Russell, Schickner & Shah, P.A., independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The financial statements of First Choice Home Care, Inc. and First Choice Health Care Services of Ft. Lauderdale, Inc. for the period January 1 to November 22, 1994 and the year ended December 31, 1993, included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Patrick & Associates, P.A., independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


   The financial statements of Whittle, Varnell and Bedoya, P.A. as of December 31, 1993 and 1994 and for the years ended December 31, 1993 and 1994, included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


   The financial statements of Pinnacle Associates, Inc. as of December 31, 1994 and 1993 and the year ended December 31, 1994 and the period from October 21, 1993 (inception) to December 31, 1993, included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


   The financial statements of Atlanta Gastroenterology Associates, P.C. as of January 31, 1996 and 1995 and for the years ended January 31, 1996 and 1995, included in this Prospectus and appearing elsewhere in this

Registration Statement, have been audited by Frazier & Deeter, LLC, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Physician's Choice Management, LLC as of December 31, 1995 and for the period August 11, 1995 (inception) to December 31, 1995, included in this Prospectus and appearing elsewhere in this Registration Statement, have been audited by Friedberg, Smith & Co., P.C., independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.



                            ADDITIONAL INFORMATION

   The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act covering the shares of Common Stock and Debentures offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, and the exhibits and schedules thereto. For further information, with respect to the Company, the Debentures and the Common Stock, reference is made to the Registration Statement, and the exhibits and schedules thereto, which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

   The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information with the Commission. For further information with respect to the Company, reference is hereby made to such reports and other information which can be inspected and copied at the public reference facilities maintained by the Commission referenced above.

   The Company's Common Stock is listed for trading on Nasdaq under the trading symbol "PHMX." Reports, proxy statements and other information about the Company also may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                                PHYMATRIX CORP.
                        INDEX TO FINANCIAL STATEMENTS


                                                                              Page
                                                                            --------

PHYMATRIX CORP

Balance Sheets--July 31, 1996 (unaudited) January 31, 1996 (unaudited)
  and December 31, 1995  ................................................      F-6

Statements of Operations (unaudited)--three and six months ended
  July 31, 1996, one month ended January 31, 1996 and three and six
  months ended June 30, 1995  ...........................................      F-7

Statements of Cash Flows (unaudited)--six months ended July 31, 1996,
  one month ended January 31, 1996 and six months ended June 30, 1995  ..      F-8

Notes to Financial Statements (unaudited) ..............................       F-9

PHYMATRIX CORP.

Report of Coopers & Lybrand L.L.P. Independent Accountants .............      F-14

Combined Balance Sheets as of December 31, 1995 and 1994 ...............      F-15

Combined Statements of Operations for the year ended December 31, 1995
  and the period June 24, 1994 (inception) to December 31, 1994  ........     F-16

Combined Statements of Changes in Shareholders' Equity for the year ended December 31, 1995 and the period June 24, 1994 (inception) to
  December 31, 1994  ....................................................     F-17

Combined Statements of Cash Flows for the year ended December 31, 1995
  and the period June 24, 1994 (inception) to December 31, 1994  ........     F-18

Notes to Combined Financial Statements .................................      F-19

Acquisitions

DASCO DEVELOPMENT CORPORATION AND AFFILIATE

Report of Coopers & Lybrand L.L.P., Independent Accountants ............      F-36

Combined Balance Sheet as of September 30, 1995 ........................      F-37

Combined Statement of Income and Retained Earnings for the nine month
  period ended September 30, 1995  ......................................     F-38

Combined Statement of Cash Flows for the nine month period ended
  September 30, 1995  ...................................................     F-39

Notes to Combined Financial Statements .................................      F-40

DASCO DEVELOPMENT CORPORATION AND AFFILIATE

Report of Bober, Markey & Company, Independent Accountants .............      F-43

Combined Balance Sheets as of December 31, 1994, 1993 and 1992 .........      F-44

Combined Statements of Income and Retained Earnings for the years ended
  December 31, 1994, 1993 and 1992  .....................................     F-45

Combined Statements of Cash Flows for the years ended December 31, 1994,
  1993 and 1992  ........................................................     F-46

Notes to Combined Financial Statements .................................      F-47

RADIATION CARE, INC. AND SUBSIDIARIES

Report of Coopers & Lybrand L.L.P. Independent Accountants .............      F-50

Consolidated Balance Sheets as of December 31, 1994 and 1993 ...........      F-51

Consolidated Statements of Operations for the year ended December 31,
  1994, the nine months ended December 31, 1993 and the year ended March
  31, 1993  .............................................................     F-52

Consolidated Statements of Stockholders' Equity for the year ended
  December 31, 1994, the nine months ended December 31, 1993, and the
  year ended March 31, 1993  ............................................     F-53

Consolidated Statements of Cash Flows for the year ended December 31,
  1994, the nine months ended December 31, 1993 and the year ended
  March 31, 1993  .......................................................     F-54

Notes to Consolidated Financial Statements .............................      F-55

AEGIS HEALTH SYSTEMS, INC.

Report of Coopers & Lybrand L.L.P. Independent Accountants .............      F-66

Balance Sheets as of March 31, 1995 (unaudited) and December 31, 1994
  and 1993  .............................................................     F-67

                                     F-1


                                PHYMATRIX CORP.
                  INDEX TO FINANCIAL STATEMENTS--(Continued)



Statements of Operations for the three months ended March 31, 1995 and
  1994 (unaudited) and the years ended December 31, 1994, 1993 and 1992       F-68

Statements of Cash Flows for the three months ended March 31, 1995 and
  1994 (unaudited) and the years ended December 31, 1994, 1993 and 1992       F-69

Notes to Financial Statements ..........................................      F-70

ONCOLOGY & RADIATION ASSOCIATES, P.A.

Report of Arthur Andersen LLP, Independent Accountants .................      F-73

Balance Sheets as of December 31, 1993 and 1994 and September 12, 1995 .      F-74

Statements of Operations for the period September 1, 1992 (inception) to
  December 31, 1992 and for the years ended December 31, 1993 and 1994
  and for the period January 1, 1995 to September 12, 1995  .............     F-75

Statements of Stockholders' Equity (Deficit) for the years ended
  December 31, 1993 and 1994, and for the period January 1, 1995 to
  September 12, 1995  ...................................................     F-76

Statements of Cash Flows for the period September 1, 1992 (inception) to
  December 31, 1992 and for the years ended December 31, 1993 and 1994
  and for the period January 1, 1995 to September 12, 1995  .............     F-77

Notes to Financial Statements ..........................................      F-78

OSLER MEDICAL, INC.

Report of Arthur Andersen LLP, Independent Accountants .................      F-81

Balance Sheet as of September 14, 1995 .................................      F-82

Statement of Operations and Retained Earnings for the period from
  January 1, 1995 to September 14, 1995  ................................     F-83

Statement of Cash Flows for the period from January 1, 1995 to
  September 14, 1995  ...................................................     F-84

Notes to Financial Statements ..........................................      F-85

OSLER MEDICAL

Report of Hoyman, Dobson & Company, P.A., Independent Public Accountants      F-89

Balance Sheets as of December 31, 1994 and 1993 ........................      F-90

Statements of Income and Partners' Capital for the years ended
  December 31, 1994 and 1993  ...........................................     F-91

Statements of Cash Flows for the years ended December 31, 1994 and 1993       F-92

Notes to Financial Statements ..........................................      F-93

GEORGIA ONCOLOGY-HEMATOLOGY CLINIC, P.C.

Balance Sheet as of April 14, 1995 (unaudited) .........................     F-100

Statement of Operations and Retained Earnings for the period January 1,
  1995--April 14, 1995 (unaudited)  .....................................    F-101

Statement of Cash Flows for the period January 1, 1995--April 14, 1995
  (unaudited)  ..........................................................    F-102

GEORGIA ONCOLOGY--HEMATOLOGY CLINIC, P.C. AND SUBSIDIARY

Report of Babush, Neiman, Kornman & Johnson, Independent Accountants ...     F-103

Consolidated Balance Sheet as of December 31, 1994 .....................     F-104

Consolidated Statement of Operations and Retained Earnings for the year
  ended December 31,1994  ...............................................    F-105

Consolidated Statement of Cash Flows for the year ended December 31,
  1994  .................................................................    F-106

Notes to Consolidated Financial Statements .............................     F-107

ONCOLOGY-HEMATOLOGY ASSOCIATES, P.A. AND ONCOLOGY-HEMATOLOGY INFUSION
  THERAPY, INC.

Combined Balance Sheet as of July 25, 1995 (unaudited) .................     F-111

Combined Statement of Operations and Retained Earnings for the period
  January 1, 1995 through July 25, 1995 (unaudited)  ....................    F-112

                                     F-2


                                PHYMATRIX CORP.
                  INDEX TO FINANCIAL STATEMENTS--(Continued)



Combined Statement of Cash Flows for the period January 1, 1995 through
  July 25, 1995 (unaudited)  ............................................    F-113

ONCOLOGY--HEMATOLOGY ASSOCIATES, P.A. AND  ONCOLOGY--HEMATOLOGY INFUSION
THERAPY, INC.

Report of Weil, Akman, Baylin & Coleman, P.A., Independent Accountants .     F-114

Combined Balance Sheets as of December 31, 1994 and 1995 ...............     F-115

Combined Statements of Operations and Retained Earnings for the year ended December 31, 1994 and 1993 (Oncology-Hematology Associates,
  P.A.) for the period March 7, 1994 (Date of inception) through
  December 31, 1994 (Oncology-Hematology Infusion Therapy, Inc.)  .......    F-116

Combined Statements of Cash Flows for the year ended December 31, 1994 and 1993 (Oncology-Hematology Associates, P.A.) for the period March
  7, 1994 (Date of inception) through December 31, 1994
  (Oncology-Hematology Infusion Therapy, Inc.)  .........................    F-117

Notes to the Financial Statements ......................................     F-118

CANCER SPECIALISTS OF GEORGIA, P.C.

Report of Coopers & Lybrand L.L.P., Independent Accountants ............     F-123

Balance Sheet as of July 31, 1995 ......................................     F-124

Statement of Operations and Retained Earnings (Accumulated Deficit) for
  the nine month period ended July 31, 1995  ............................    F-125

Statement of Cash Flows for the nine month period ended July 31, 1995 ..     F-126

Notes to Financial Statements ..........................................     F-127

MOBILE LITHOTRIPTER OF INDIANA PARTNERS

Report of Katz, Sapper & Miller, LLP, Independent Accountants ..........     F-131

Balance Sheets as of September 30, 1995 and 1994 .......................     F-132

Statements of Income for the years ended September 30, 1995 and 1994 and the period from February 12, 1993 (date of formation) to September 30,
  1993  .................................................................    F-133

Statements of Partners' Capital for the years ended September 30, 1995 and 1994 and the period from February 12, 1993 (date of formation) to
  September 30, 1993  ...................................................    F-134

Statements of Cash Flows for the years ended September 30, 1995 and 1994 and the period from February 12, 1993 (date of formation) to
  September 30, 1995  ...................................................    F-135

Notes to Financial Statements ..........................................     F-136

UROMED TECHNOLOGIES, INC.

Report of Roy Cline, CPA, PA, Independent Accountants ..................     F-139

Balance Sheets as of September 28, 1994 and December 31, 1993 and 1992 .     F-140

Statement of Income and Retained Earnings for the period ended
  September 28, 1994 and the years ended December 31, 1993 and 1992  ....    F-141

Statement of Cash Flows for the period ended September 28, 1994 and the
  years ended December 31, 1993 and 1992  ...............................    F-142

Notes to Financial Statements ..........................................     F-143

NUTRICHEM, INC.

Report of Regan, Russell, Schickner & Shah, P.A., Independent
  Accountants  ..........................................................    F-147

Balance Sheets as of November 17, 1994 and December 31, 1993 ...........     F-148

Statements of Income for the period ended November 17, 1994 and the year
  ended December 31, 1993  ..............................................    F-149

Statements of Retained Earnings for the period ended November 17, 1994
  and the year ended December 31, 1993  .................................    F-150

Statements of Cash Flows for the period ended November 17, 1994 and the
  year ended December 31, 1993  .........................................    F-151


                                     F-3

                                PHYMATRIX CORP.
                  INDEX TO FINANCIAL STATEMENTS--(Continued)


Notes to Financial Statements ..........................................     F-153

FIRST CHOICE HOME CARE, INC.

Report of Patrick & Associates, PA, Independent Accountants ............     F-155

Balance Sheets as of December 31, 1993 and November 22, 1994 ...........     F-156

Statements of Income and Retained Earnings for the year ending December
  31, 1993 and interim period ending November 22, 1994  .................    F-157

Statements of Cash Flows for the year ending December 31, 1993 and
  interim period ending November 22, 1994  ..............................    F-158

Notes to Financial Statements ..........................................     F-159

FIRST CHOICE HEALTH CARE OF FT. LAUDERDALE, INC.

Report of Patrick & Associates, PA, Independent Accountants ............     F-161

Balance Sheets as of December 31, 1993 and November 22, 1994 ...........     F-162

Statements of Income and Retained Earnings for the year ended December
  31, 1993 and interim period ending November 22, 1994  .................    F-163

Statements of Cash Flows for the year ended December 31, 1993 and
  interim period ending November 22, 1994  ..............................    F-164

Notes to Financial Statements ..........................................     F-165

WHITTLE, VARNELL AND BEDOYA, P.A.

Report of Arthur Andersen LLP, Independent Accountants .................     F-167

Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995
  (unaudited)  ..........................................................    F-168

Statements of Operations and Retained Earnings for the years ended
  December 31, 1993 and 1994 and the nine month periods ended September
  30, 1994 and 1995 (unaudited)  ........................................    F-169

Statements of Cash Flows for the years ended December 31, 1993 and 1994 and the nine month periods ended September 30, 1994 and 1995
  (unaudited)  ..........................................................    F-170

Notes to Financial Statements ..........................................     F-171

PINNACLE ASSOCIATES, INC.

Report of Coopers & Lybrand L.L.P., Independent Accountants ............     F-176

Consolidated Balance Sheets as of September 30, 1995 (unaudited),
  December 31, 1994 and December 31, 1993  ..............................    F-177

Consolidated Statements of Operations for the period January 1, 1995 to
  September 30, 1995 (unaudited), the year ended December 31, 1994 and
  the period October 21, 1993 (inception) to December 31, 1993  .........    F-178

Consolidated Statements of Stockholders' Deficit for the period
  January 1, 1995 to September 30, 1995 (unaudited), the year ended
  December 31, 1994 and the period October 21, 1993 (inception) to
  December 31, 1993  ....................................................    F-179

Consolidated Statements of Cash Flows for the period January 1, 1995 to
  September 30, 1995 (unaudited), the year ended December 31, 1994 and
  the period October 21, 1993 (inception) to December 31, 1993  .........    F-180

Notes to Consolidated Financial Statements .............................     F-181

ATLANTA GASTROENTEROLOGY ASSOCIATES, P.C.

Independent Auditors' Report ...........................................     F-184

Financial Statements:

 Balance Sheets as of January 31, 1996 and 1995 ........................     F-185

 Statements of Operations and Retained Earnings for the years ended
  January 31, 1996 and 1995 ............................................     F-186

 Statements of Cash Flows for the years ended
  January 31, 1996 and 1995 ............................................     F-187

 Notes to Financial Statements .........................................     F-188


                                     F-4

                                PHYMATRIX CORP.
                  INDEX TO FINANCIAL STATEMENTS--(Continued)



PHYSICIAN'S CHOICE MANAGEMENT, LLC

Independent Auditors' Report ...........................................     F-191

Financial Statements:

 Balance Sheet as of December 31, 1995 .................................     F-192

 Statement of Operations and Members' Equity for the period from
  August 11, 1995 to December 31, 1995 .................................     F-193

 Statement of Cash Flows for the period from
  August 11, 1995 to December 31, 1995 .................................     F-194

 Notes to Financial Statements .........................................     F-195

                                PHYMATRIX CORP.
                                BALANCE SHEET

                                                                        Consolidated    Consolidated       Combined
                                                                           July 31,       January 31,     December 31,
                                                                             1996             1996             1995
                                                                        -------------    -------------    -------------
                                                                         (unaudited)      (unaudited)
ASSETS
Current assets
 Cash and cash equivalents ..........................................   $ 111,666,194    $  46,113,619    $   3,596,913
 Receivables:
  Accounts receivable, net ..........................................      29,433,626       21,562,477       20,710,846
  Other receivables .................................................         229,282          678,411          569,923
  Notes receivable ..................................................            --               --            516,000
 Prepaid expenses and other current assets ..........................       3,587,884        1,202,399        1,276,535
                                                                        -------------    -------------    -------------
   Total current assets .............................................     144,916,986       69,556,906       26,670,217
 Property, plant and equipment, net .................................      40,011,263       38,719,086       39,359,328
 Notes receivable ...................................................         350,000          100,000          170,400
 Goodwill, net ......................................................      47,913,972       44,979,865       31,931,453
 Management service agreements, net .................................      19,107,669       15,816,042       16,376,636
 Investment in affiliates ...........................................       3,237,531        3,256,783       12,925,129
 Other assets (including restricted cash) ...........................       9,083,769        7,578,791        4,753,710
                                                                        -------------    -------------    -------------
  Total assets ......................................................   $ 264,621,190    $ 180,007,473    $ 132,186,873
                                                                        =============    =============    =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Current portion of debt and capital leases .........................   $   2,649,963    $   2,552,306    $  26,662,510
 Current portion of related party debt ..............................         130,000        4,740,588        4,740,588
 Due to shareholder--current ........................................          76,528        5,376,000             --
 Accounts payable ...................................................       5,630,748        5,333,791        5,353,210
 Accrued compensation ...............................................         884,033        1,151,268        1,124,316
 Accrued liabilities ................................................       3,979,954        6,194,108        9,367,532
 Accrued interest--shareholder ......................................            --               --          1,708,174
                                                                        -------------    -------------    -------------
   Total current liabilities ........................................      13,351,226       25,348,061       48,956,330
 Due to shareholder, less current portion ...........................            --         10,147,287       36,690,180
 Long-term debt and capital leases, less current
portion .............................................................      13,646,202       13,653,437       28,847,923
 Convertible subordinated debentures ................................     100,000,000             --               --
 Other long term liabilities ........................................       3,066,951        2,314,544        2,511,122
 Minority interest ..................................................       1,743,402        1,335,167        2,502,970
                                                                        -------------    -------------    -------------
   Total liabilities ................................................     131,807,781       52,798,496      119,508,525
 Commitments and contingencies
 Shareholders' equity:
  Common Stock, par value $.01; 40,000,000 shares
   authorized; 21,864,202 shares issued and
   outstanding at July 31, 1996 .....................................         218,642          215,300             --
 Additional paid in capital .........................................     140,317,327      140,491,557       25,000,000
 Retained earnings (deficit) ........................................      (7,722,560)     (13,497,880)     (12,321,652)
                                                                        -------------    -------------    -------------
   Total shareholders' equity .......................................     132,813,409      127,208,977       12,678,348
                                                                        -------------    -------------    -------------
Total liabilities and shareholders' equity ..........................   $ 264,621,190    $ 180,007,473    $ 132,186,873
                                                                        =============    =============    =============

   The accompanying notes are an integral part of the financial statements.

                                PHYMATRIX CORP.
                           STATEMENTS OF OPERATIONS
                                 (Unaudited)

                                 Consolidated     Combined       Consolidated    Consolidated      Combined
                                    Three          Three             One              Six             Six
                                    Months         Months           Month            Months         Months
                                    Ended          Ended            Ended            Ended           Ended
                                   July 31,       June 30,       January 31,        July 31,       June 30,
                                     1996           1995             1996             1996           1995
                                  -----------    -----------   ---------------     -----------   -------------
Net revenue from services ...   $ 21,055,244    $ 13,315,206    $  4,636,127    $ 41,107,522    $ 19,984,306
Net revenue from management
  service agreements ........     19,368,739              --       6,079,109      36,523,555              --
                                ------------    ------------    ------------    ------------    ------------
   Total revenue ............     40,423,983      13,315,206      10,715,236      77,631,077      19,984,306
                                ------------    ------------    ------------    ------------    ------------
Operating costs and
  administrative expenses:
 Cost of affiliated physician
   management services ......      8,879,136              --       2,796,623      17,412,247              --
 Salaries, wages and benefits     12,172,957       7,692,060       3,636,973      23,832,872      12,202,195
 Professional fees ..........      1,102,847         661,241         287,095       2,004,445       1,108,577
 Supplies ...................      6,097,539       2,170,157       1,916,013      11,580,443       2,771,636
 Utilities ..................        593,915         307,446         175,653       1,178,520         443,100
 Depreciation and
  amortization ..............      1,672,977       1,055,410         535,300       3,265,688       1,393,467
 Rent .......................      1,734,748       1,071,320         565,106       3,440,823       1,397,716
 Earn out payment ...........             --              --              --              --       1,111,111
 Provision for bad debts ....        740,529         220,790         256,989       1,320,777         255,411
 Other ......................      2,593,179       1,225,450         799,460       4,901,858       2,269,207
                                ------------    ------------    ------------    ------------    ------------
   Total operating costs and
     administrative expenses      35,587,827      14,403,874      10,969,212      68,937,673      22,952,420
                                ------------    ------------    ------------    ------------    ------------
Interest expense, net .......        399,421         475,336         551,607         440,412         762,816
Interest expense, shareholder        140,886         314,241         259,888         369,366         346,842
Minority interest ...........         24,193         186,787          81,135          58,234         292,064
Income from investment in
  affiliates ................       (127,051)       (219,204)         29,622        (268,998)       (219,204)
                                ------------    ------------    ------------    ------------    ------------
Income (loss) before
  provision for income taxes       4,398,707      (1,845,828)     (1,176,228)      8,094,390      (4,150,632)
Income tax expense ..........      1,627,856              --              --       3,031,881              --
                                ------------    ------------    ------------    ------------    ------------
Net income (loss) ...........   $  2,770,851    $ (1,845,828)   $ (1,176,228)   $  5,062,509    $ (4,150,632)
                                ============    ============    ============    ============    ============
Net income (loss) per
  weighted average share ....   $       0.13                    $      (0.08)   $       0.23
                                ------------                    ------------    ------------
Weighted average number of
  shares outstanding ........     21,845,841                      14,204,305      21,689,631
                                ============                    ============    ============

   The accompanying notes are an integral part of the financial statements.

                                PHYMATRIX CORP.
                           STATEMENTS OF CASH FLOWS
                                 (Unaudited)

                                                      Consolidated     Consolidated        Combined
                                                        Six Months       One Month        Six Months
                                                          Ended            Ended             Ended
                                                         July 31,       January 31,        June 30,
                                                           1996            1996              1995
                                                        -----------   ---------------   -------------
Cash flows from operating activities
 Net income (loss) ................................   $  5,062,509     $ (1,176,228)     $ (4,150,632)
 Noncash items included in net income (loss):
  Depreciation and amortization ...................      3,265,688          535,300         1,393,467
  Other ...........................................         19,252          430,334                --
  Changes in receivables ..........................     (6,493,010)        (739,635)          465,332
  Changes in accounts payable and accrued
liabilities .......................................     (1,012,392)        (796,011)        1,489,758
  Changes in other assets .........................     (1,879,705)         (19,072)         (479,393)
                                                        -----------   ---------------   -------------
   Net cash used by operating activities ..........     (1,037,658)      (1,765,312)       (1,281,468)
                                                        -----------   ---------------   -------------
Cash flows from investing activities
 Capital expenditures .............................     (1,684,607)        (184,460)         (929,512)
 Sale of assets ...................................             --           24,794                --
 Notes receivable .................................       (250,000)         686,400        (1,029,600)
 Other assets .....................................        (84,285)              --                --
 Acquisitions, net of cash acquired ...............     (6,980,003)          54,252       (29,562,838)
                                                        -----------   ---------------   -------------
   Net cash used by investing activities ..........     (8,998,895)         580,986       (31,521,950)
                                                        -----------   ---------------   -------------
Cash flows from financing activities
 Capital contributions ............................             --               --        12,036,287
 Advances from (repayment to) shareholder .........    (15,446,759)     (23,123,170)       23,079,169
 Proceeds from issuance of common stock ...........        205,000      114,563,221                --
 Proceeds from issuance of convertible subordinated
  debentures ......................................     97,102,738               --                --
 Release of cash collateral .......................      1,537,282        1,000,000                --
 Cash collateralizing notes payable ...............             --       (5,403,337)               --
 Offering costs ...................................     (2,211,765)              --                --
 Other assets .....................................       (131,250)              --                --
 Repayment of debt ................................     (5,466,118)     (43,335,682)       (1,937,035)
                                                        -----------   ---------------   -------------
   Net cash provided by financing activities ......     75,589,128       43,701,032        33,178,421
                                                        -----------   ---------------   -------------
Increase in cash and cash equivalents .............     65,552,575       42,516,706           375,003
Cash and cash equivalents, beginning of period ....     46,113,619        3,596,913           677,245
                                                        -----------   ---------------   -------------
Cash and cash equivalents, end of period ..........   $111,666,194     $ 46,113,619      $  1,052,248
                                                        -----------   ---------------   -------------
Supplemental disclosure of cash flow information
 Cash paid during period for:
  Interest ........................................   $  1,479,014     $  2,876,636      $    812,837
                                                        ===========   ===============   =============
  Taxes ...........................................   $  2,716,928     $         --      $         --
                                                        ===========   ===============   =============

   The accompanying notes are an integral part of the financial statements.

                                PHYMATRIX CORP.
                        NOTES TO FINANCIAL STATEMENTS
 Three Months and Six Months Ended July 31, 1996, One Month Ended January 31,
                                     1996
             and Three Months and Six Months Ended June 30, 1995
                                 (Unaudited)


1. ORGANIZATION AND BASIS OF PRESENTATION

   The accompanying unaudited interim financial statements include the accounts of PhyMatrix Corp. ("the Company") and the combination of business entities which had been operated under common control. These interim financial statements have been prepared in accordance with generally accepted accounting principles and the requirements of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is management's opinion that the accompanying interim financial statements reflect all adjustments (which are normal and recurring) necessary for a fair presentation of the results for the interim periods. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Special Report on Form 10-K for the year ended December 31, 1995. Operating results for the three months and six months ended July 31, 1996 are not necessarily indicative of results that may be expected for the year. In January 1996, the Company changed its fiscal year end from December 31 to January 31 and financial statements as of and for the one month period ended January 31, 1996 are included herein.

   The Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with an initial public offering ("IPO") which became effective January 23, 1996. In connection with the IPO, the Company issued 8,222,500 shares of Common Stock. Net proceeds to the Company were $111,302,643, which was net of underwriting discounts, commissions and other expenses. The Company used approximately $71,500,000 from the net proceeds of the IPO to repay certain indebtedness and obligations that arose from certain acquisitions. The remaining net proceeds have and will continue to be used for general corporate purposes, including future acquisitions and working capital.

   During June 1996, the Company raised $100 million through the sale of its 63/4% Convertible Subordinated Debentures ( the "Debentures") to certain institutional investors and non-U.S. investors. The Debentures will be convertible into shares of the Company's Common Stock and are due in 2003. Net proceeds to the Company from the Debentures, after deduction of the initial purchasers' discounts, commissions and other expenses, were $97,102,738. The Company used approximately $10,752,000 from the net proceeds of the Debenture offering to repay advances from the principal shareholder. During July 1996, the Company filed a Registration Statement on form S-1 with the Securities and Exchange Commission to register the resale of the Debentures by the holders thereof.

   During July 1996, the Company also filed a Registration Statement on Form S-4 with the Securities and Exchange Commission with respect to the registration of an aggregate of up to 5,000,000 shares of Common Stock which may be issued by the Company from time to time in connection with various acquisitions that it may make.

2. ACQUISITIONS

   During April 1996, the Company purchased a 50% interest in Central Georgia Medical Management, LLC, a newly formed management services organization ("MSO") that provides management services to an independent physician association ("IPA") composed of 45 physicians based in Georgia. The Company acquired this interest in exchange for a payment of $550,000 to existing shareholders and a capital contribution of $700,000 to the Company. The Company's balance sheet at July 31, 1996 includes the 50% interest not owned by the Company as minority interest. The owners of the other 50% interest in the MSO have a put option to the Company to purchase their interests. This put option vests over a four year period. The price to the Company to purchase these interests equals 40% of the MSO's net operating income as of the most recent fiscal year multiplied by the price earnings ratio of the Company. The minimum price earnings ratio used in such calculation will be 4 and the maximum 10.

   During April 1996, the Company purchased the assets of and entered into an employment agreement with one physician in Florida. The total purchase price, which was paid in cash, for these assets was $1,632,569. The purchase

                                PHYMATRIX CORP.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


2. ACQUISITIONS (Continued)

price was allocated to these assets at their fair market value including goodwill of $1,582,849. The resulting intangible is being amortized over 20 years.

   During May 1996, the Company purchased the stock of Atlanta Gastroenterology Associates, P.C. pursuant to a tax free merger and entered into a 40-year management agreement with the medical practice in exchange for 324,252 shares of Common Stock of the Company having a value of approximately $6,100,000. The transaction has been accounted for using the pooling-of-interests method of accounting. Pursuant to the management agreement, the Company will receive a base management fee, an incentive management fee and a percentage of all net ancillary service income.

   During May 1996, the Company amended its existing management agreement with Oncology Care Associates and extended the term of the agreement to 20 years. Simultaneously, the Company expanded the Oncology Care Associates practice by adding three oncologists the practices of whom the Company acquired for $500,000. $200,000 of such purchase price was paid in cash and $300,000 was paid in the form of a convertible note due in May 1997. The Company has the option to make such $300,000 payment at its discretion in either cash or Common Stock of the Company with such number of shares to be based upon the average price of the stock during the five business days preceding the due date. The purchase price has been allocated to the assets at their fair market value, including management service agreements of approximately $500,000. The Company will receive an annual base management fee and an incentive management fee. The resulting intangible is being amortized over 20 years.

   During May and June, 1996, the Company entered into agreements to purchase the assets of and enter into 20-year management agreements with three physician practices consisting of four physicians. All of these acquisitions have since been consummated, except that one of the acquisitions closed in escrow pending the satisfaction of certain conditions. These practices are located in South Florida, Bethesda, Maryland and Washington, D.C. The total purchase price for the assets of these practices was $1,654,064. Of this amount $703,110 was paid in cash and $950,954 of such purchase price is payable in Common Stock of the Company to be issued during May and June 1997. The number of shares of Common Stock of the Company to be issued is based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at July 31, 1996. The purchase price has been allocated to the assets at their fair market value, including management service agreements of approximately $1,189,419. The Company will receive an annual base management fee and an incentive management fee under each agreement. The resulting intangible is being amortized over 20 years.

   During July 1996, the Company purchased the assets of and entered into a 20-year management agreement with four physicians in Florida. The purchase price for these assets was approximately $830,339, which was paid in cash. The purchase price has been allocated to these assets at their fair market value, including management service agreements of approximately $210,567. The Company will receive a management fee under the management agreements based upon a percentage of the net revenues of the practice. The resulting intangible is being amortized over 20 years.

   During July 1996, the Company purchased the assets of and entered into a 20 year management agreement with three urologists in Atlanta, Georgia. The purchase price for these assets was $705,189. Of such purchase price $425,189 was paid in cash and $280,000 is payable during July 1997 in Common Stock of the Company with such number of shares to be based upon the average price of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at July 31, 1996. The purchase price has been allocated to these assets at their fair market value, including management service agreements of approximately $350,000. The Company will receive an annual base management fee and an incentive management fee. The resulting intangible is being amortized over 20 years.

   During July 1996, the Company purchased the assets of and entered into employment agreements with two physicians in Florida. The total purchase price for these assets was $1,495,207. Of this amount, $436,807 was paid

                                PHYMATRIX CORP.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

2. ACQUISITIONS (Continued)


in cash and $1,058,400 is payable during July 1997 in Common Stock of the Company with such number of shares to be based upon the value of the stock during the five business days prior to the issuance. The value of the Common Stock to be issued has been recorded in other long term liabilities at July 31, 1996. The purchase price has been allocated to these assets at their fair market value including goodwill of $1,193,562. The resulting intangible is being amortized over 20 years.

   During the six months ended July 31, 1996 and June 30, 1995, the Company acquired the assets and assumed certain liabilities of physician practices, medical support service companies and management service organizations. The transactions had the following non-cash impact on the balance sheets:

                                 July 31,       June 30,
                                   1996           1995
                                 ----------   -------------
Current assets .............   $ 1,742,127    $  6,186,180
Property, plant and
  equipment  ................      851,418      28,702,801
Intangibles ................     7,228,386      24,968,354
Other noncurrent assets ....            --       2,180,662
Current liabilities ........    (1,476,665)     (4,435,642)
Debt .......................      (302,452)    (27,879,988)
Noncurrent liabilities .....      (350,000)       (159,529)
Equity .....................      (712,811)             --

3. LONG TERM DEBT

   During January 1996, the Company used approximately $71,500,000 from the proceeds of the IPO, to repay the following indebtedness and obligations of the Company that arose from certain acquisitions: (i) a promissory note to Aegis Health Systems, Inc. in the amount of $3,796,503 (including interest);
(ii) a contingent note to the former shareholders of Nutrichem, Inc., net of a tax loan receivable due from the shareholders, in the amount of $3,854,595 (including interest); (iii) a note payable to a financing institution in connection with the purchase of Oncology Therapies, Inc. in the amount of $15,585,023 (including interest); (iv) a note payable to NationsBank of Florida, N.A. in the amount of $19,586,531 (including interest); and (v) a partial payment of $28,676,743 on the note payable to Abraham D. Gosman, the Company's President, Chief Executive Officer, Chairman and principal stockholder.

   During the six months ended July 31, 1996, the Company repaid (i) $4,610,588 of related party indebtedness to the former shareholders of DASCO Development Corporation and (ii) $15,446,759 on the note payable to Mr. Gosman.

   During May 1996, the Company received a commitment from PNC Bank, National Association, for a $30 million revolving credit facility and anticipates closing on this financing during September 1996.

   During June 1996, the Company issued $100,000,000 of the Debentures which are due in 2003 and bear interest at the rate of 63/4% per annum. The Debentures are convertible into Common Stock of the Company at any time after August 20, 1996 at a conversion price of $28.20 per share. The Debentures are not redeemable by the Company prior to June 18, 1999. Offering costs of approximately $2,897,262 have been deferred and are being amortized over the life of the Debentures.

                                PHYMATRIX CORP.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


4. RELATED PARTY TRANSACTIONS

   During the six months ended July 31, 1996, the Company contracted with an entity principally owned by the Company's Chairman of the Board, President and Chief Executive Officer to provide construction management, development, marketing and consulting services for a medical mall being constructed by such entity. During the six months ended July 31, 1996 the Company recorded revenues in the amount of $1,079,568 related to such services.

5. NET INCOME PER SHARE

   Net income per common share is based upon the weighted average number of common shares outstanding during the period. For the three and six months ended July 31, 1996, the weighted average number of common shares outstanding were 21,845,841 and 21,689,631, respectively. When dilutive, stock options (less the number of treasury shares assumed to be purchased from the proceeds) are included in the calculation of the weighted average number of common shares outstanding. For the three and six months ended July 31, 1996, conversion of the 63/4% Convertible Subordinated Debentures issued in June 1996, is not assumed because the effect is anti-dilutive.

6. SUBSEQUENT EVENTS

   During August 1996, the Company purchased the assets of and entered into a 40 year management agreement with eight physicians in Florida. The purchase price for these assets was $3,350,000. Of such purchase price, $1,430,000 was paid in cash and $1,920,000 is payable during August 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The purchase price will be allocated to these assets at their fair market value, including management service agreements of approximately $2,400,000. The Company will receive an annual base management fee and an incentive management fee. The resulting intangible will be amortized over 40 years.

   During August 1996, the Company purchased the assets of and entered into a 40 year management agreement with four physicians in Georgia. The purchase price for these assets was $1,445,278. Of such purchase price, $752,478 was paid in cash and $692,800 is payable during August 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The purchase price will be allocated to these assets at their fair market value, including management service agreements of approximately $1,057,631. The Company will receive an annual base management fee and an incentive management fee. The resulting intangible will be amortized over 40 years.

   During August 1996, the Company purchased the assets of and entered into a 40 year management agreement with 10 physicians in Florida. The purchase price for these assets was $2,935,139. Of such purchase price, $695,139 was paid in cash and $2,240,000 is payable during August 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The purchase price will be allocated to these assets at their fair market value, including management service agreements of approximately $2,800,000. The Company will receive an annual base management fee and an incentive management fee. The resulting intangible will be amortized over 40 years.

   During August 1996, the Company purchased the assets of three physicians in Florida. The purchase price for these assets was $259,071. Of such purchase price, $163,435 was paid in cash and $95,636 is payable during August 1997 in Common Stock of the Company with such number of shares to be purchased based upon the average price of the stock during the five business days prior to the issuance. The purchase will be allocated to these assets at their fair market value, including management service agreements of approximately $95,636. The resulting intangible will be amortized over 20 years.

   During August 1996, the Company agreed to acquire the remaining 56.25% ownership interest in Physicians Choice Management, LLC, a management services organization ("MSO") that provides management services to an independent physician association ("IPA") composed of over 330 physicians in Connecticut. The Company had

                                PHYMATRIX CORP.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


6. SUBSEQUENT EVENTS (Continued)

acquired a 43.75% ownership interest in December 1995. The Company agreed to acquire the remaining interests in exchange for a payment of $1,000,000 in cash plus 363,442 shares of Common Stock of the Company. The Company has also agreed to loan the selling shareholders $2.8 million in the event that they incur a tax liability related to the sale.

   During August 1996, the Company loaned $10 million to an unrelated healthcare entity. The principal and interest are due in one installment on August 15, 1997. Interest on the loan will accrue at the rate of prime plus 2%.

   During August 1996, the Company sold the assets of and assigned the obligations related to its radiation therapy center in Nashville, Tennessee to a third party for a purchase price of $1,500,000. The Company's estimated investment in such assets was approximately $1,225,000 and the Company will record a gain of approximately $275,000 related to such sale during the third quarter.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders of PhyMatrix Corp. (formerly known as Continuum Care Corporation):

   We have audited the accompanying combined balance sheets of PhyMatrix Corp. (formerly known as Continuum Care Corporation) as of December 31, 1995 and December 31, 1994 and the related combined statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1995 and the period from June 24 (inception) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of PhyMatrix Corp. (formerly known as Continuum Care Corporation) as of December 31, 1995 and December 31, 1994 and the combined results of its operations and its cash flows for the year ended December 31, 1995 and the period from June 24 (inception) to December 31, 1994 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
March 27, 1996

                                PHYMATRIX CORP.
                           COMBINED BALANCE SHEETS

                                                              Pro Forma
                                                             December 31,     December 31,      December 31,
                                                                 1995             1995              1994
                                                            --------------   --------------    -------------
                                                             (Unaudited)
                                                              (Note 20)
ASSETS
Current assets
 Cash and cash equivalents .............................   $  43,322,227    $   3,596,913    $    677,245
 Receivables
  Accounts receivable, net of allowance for doubtful
   accounts of $7,819,577 and $962,641 at December 31,
   1995 and 1994, respectively .........................      20,710,846       20,710,846       3,778,467
  Other receivables ....................................       1,210,414          569,923              --
  Notes receivable (Note 4) ............................              --          516,000              --
 Prepaid expenses and other current assets .............       1,289,227        1,276,535         393,126
                                                           -------------    -------------    ------------
    Total current assets ...............................      66,532,714       26,670,217       4,848,838
Property, plant and equipment, net (Note 5) ............      39,429,918       39,359,328       1,686,624
Notes receivable (Note 4) ..............................              --          170,400              --
Goodwill, net (Note 6) .................................      44,439,219       31,931,453       6,210,679
Management service agreements, net (Note 7) ............      16,376,636       16,376,636              --
Investment in affiliates (Note 8) ......................       3,387,820       12,925,129       2,661,511
Other assets (including restricted cash) ...............       7,035,497        4,753,710              --
                                                           -------------    -------------    ------------
    Total assets .......................................   $ 177,201,804    $ 132,186,873    $ 15,407,652
                                                           =============    =============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Current portion of debt and capital leases (Note 10) ..   $   2,962,636    $  26,662,510    $    457,250
 Current portion of related party debt (Note 10) .......       4,740,588        4,740,588              --
 Accounts payable ......................................       5,398,411        5,353,210         693,171
 Accrued compensation ..................................       1,194,424        1,124,316         205,288
 Accrued liabilities (Note 9) ..........................       4,238,994        9,367,532         902,900
 Accrued interest -- shareholder (Note 13) .............              --        1,708,174              --
                                                           -------------    -------------    ------------
    Total current liabilities ..........................      18,535,053       48,956,330       2,258,609
Due to shareholder (Note 3 and 13) .....................      10,751,764       36,690,180              --
Long-term debt and capital leases, less current
maturities  (Note 10) ..................................      13,942,113       28,847,923         911,534
Other long term liabilities (Note 9) ...................       3,710,045        2,511,122              --
Minority interest ......................................       1,305,758        2,502,970         570,533
                                                           -------------    -------------    ------------
    Total liabilities ..................................      48,244,733      119,508,525       3,740,676
Commitments and contingencies (Note 12)
Shareholders' equity
 Additional paid in capital ............................     141,485,681       25,000,000      12,963,713
 Retained earnings (deficit) ...........................     (12,528,610)     (12,321,652)     (1,296,737)
                                                           -------------    -------------    ------------
    Total shareholders' equity .........................     128,957,071       12,678,348      11,666,976
                                                           -------------    -------------    ------------
Total liabilities and shareholders' equity .............   $ 177,201,804    $ 132,186,873    $ 15,407,652
                                                           =============    =============    ============

   The accompanying notes are an integral part of the financial statements.

                                PHYMATRIX CORP.
                      COMBINED STATEMENTS OF OPERATIONS

                                                                           Period From
                                                                             June 24
                                                                           (inception)
                                                             Year Ended         to
                                                            December 31,   December 31,
                                                                1995           1994
                                                           ------------    ------------
Net revenue from services ..............................   $ 48,360,716    $  2,446,821
Net revenue from management service agreements .........     22,372,566              --
                                                           ------------    ------------
    Total revenue ......................................     70,733,282       2,446,821
                                                           ------------    ------------
Operating costs and administrative expenses
 Cost of affiliated physician management services ......      9,655,973              --
 Salaries, wages and benefits ..........................     29,708,554       1,207,750
 Salaries, wages and benefits -- related party (Note 13)      2,267,891         934,200
 Professional fees .....................................      2,571,459          58,665
 Professional fees -- related party (Note 13) ..........        273,941         253,995
 Supplies ..............................................     11,864,514         404,911
 Utilities .............................................      1,307,564          77,416
 Depreciation and amortization .........................      3,862,519         107,387
 Rent ..................................................      4,043,465          56,244
 Rent -- related party (Note 13) .......................        459,732         192,242
 Earn out payment (Note 3) .............................      1,271,000              --
 Provision for closure loss (Note 3) ...................      2,500,000              --
 Provision for bad debts ...............................        744,111              --
 Other .................................................      5,409,676          53,665
 Other -- related party (Note 13) ......................        728,116         249,316
                                                           ------------    ------------
    Total operating costs and administrative expenses ..     76,668,515       3,595,791
Interest expense, net ..................................      3,144,027          95,069
Interest expense -- shareholder (Note 13) ..............      1,708,174              --
Minority interest ......................................        806,637          52,698
Income from investment in affiliates ...................       (569,156)             --
                                                           ------------    ------------
Loss (Note 2) ..........................................   $(11,024,915)   $ (1,296,737)
                                                           ============    ============
Loss per pro forma share ...............................   $      (0.98)   $      (0.12)
                                                           ============    ============
Number of shares used in loss per pro forma share ......     11,207,450      11,207,450
                                                           ============    ============


   The accompanying notes are an integral part of the financial statements.

                                PHYMATRIX CORP.
            COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     For the year ended December 31, 1995
           and the period June 24 (inception) to December 31, 1994

                                                                  Retained
                                                    Additional     Earnings
                                                     Paid-In     (Accumulated
                                                     Capital       Deficit)         Total
                                                   -----------   ------------    ------------
Balances -- June 24, 1994 ......................            --             --              --
Capital contribution ...........................   $12,963,713             --    $ 12,963,713
Loss for the period June 24, 1994 (inception) to
 December 31, 1994 .............................            --   ($ 1,296,737)     (1,296,737)
                                                   -----------   ------------    ------------
Balances -- December 31, 1994 ..................    12,963,713     (1,296,737)     11,666,976
Capital contribution ...........................    12,036,287             --      12,036,287
Loss for the year ended December 31, 1995 ......            --    (11,024,915)    (11,024,915)
                                                   -----------   ------------    ------------
Balances -- December 31, 1995 ..................   $25,000,000   $(12,321,652)   $ 12,678,348
                                                   ===========   ============    ============

   The accompanying notes are an integral part of the financial statements.

                                PHYMATRIX CORP.
                      COMBINED STATEMENTS OF CASH FLOWS

                                                                           Period From
                                                                             June 24
                                                                           (inception)
                                                           Year Ended           to
                                                          December 31,     December 31,
                                                              1995             1994
                                                           ------------   -------------
Cash flows from operating activities
 Loss  ................................................   $(11,024,915)    $ (1,296,737)
 Noncash items included in net loss:
  Depreciation and amortization  ......................      3,862,519          107,387
  Writedown of assets  ................................      1,554,607               --
  Other  ..............................................        140,151               --
 Changes in receivables  ..............................     (5,419,998)        (389,442)
 Changes in accounts payable and accrued liabilities  .      8,221,039          242,612
 Changes in other assets  .............................     (1,425,016)           2,473
                                                          -------------    ------------
    Net cash used by operating activities  ............     (4,091,613)      (1,333,707)
                                                          -------------    ------------
Cash flows from investing activities
 Capital expenditures  ................................     (1,167,230)        (107,348)
 Notes receivable  ....................................     (1,029,600)              --
 Repayments on notes receivable  ......................        343,200               --
 Purchase of investments in affiliates  ...............     (9,790,588)      (2,661,511)
 Other assets  ........................................        (20,287)              --
 Acquisitions, net of cash acquired (Note 17)  ........    (44,365,741)      (8,183,902)
                                                          -------------    ------------
    Net cash used by investing activities  ............    (56,030,246)     (10,952,761)
                                                          -------------    ------------
Cash flows from financing activities
 Capital contributions  ...............................     12,036,287       12,963,713
 Advances of funds from shareholder  ..................     36,690,180               --
 Offering costs  ......................................     (1,030,632)              --
 Proceeds from issuance of debt  ......................     19,143,127               --
 Repayment of debt  ...................................     (3,797,435)              --
                                                          -------------    ------------
    Net cash provided by financing activities  ........     63,041,527       12,963,713
                                                          -------------    ------------
Increase in cash and cash equivalents  ................      2,919,668          677,245
Cash and cash equivalents, beginning of period  .......        677,245               --
                                                          -------------    ------------
Cash and cash equivalents, end of period  .............   $  3,596,913     $    677,245
                                                          -------------    ------------
Supplemental disclosure of cash flow information
 Cash paid during period for:
  Interest  ...........................................   $  2,754,082     $         --
                                                          ============     ============


   The accompanying notes are an integral part of the financial statements.

                                PHYMATRIX CORP.
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION

   PhyMatrix Corp. (the "Company"), formerly known as Continuum Care Corporation, was formed to create a health care company which consummated an Initial Public Offering (the "offering") during January 1996 (see Note 19) and simultaneously exchanged shares of its common stock for all of the outstanding common stock of several business entities (the "IPO entities") which have been operated under common control by Mr. Gosman and for DASCO Development Corporation and Affiliate (collectively, "DASCO"), by Messrs. Gosman, Rendina and Sands, (collectively Principal Shareholders of the Company) since their respective dates of acquisition (see Note 3). The IPO entities are as follows:

           DASCO Development Corporation and Affiliate
           CCC-Infusion, Inc.
           Nutrichem, Inc.
           First Choice Health Care Services of Ft. Lauderdale, Inc. First Choice Home Care, Inc.
           First Choice Health Care Services, Inc.
           CCC-Indiana Lithotripsy, Inc.
           Lithotripsy America, Inc.
           CCC National Lithotripsy, Inc.
           CCC-Lithotripsy, Inc.
           Oncology Therapies of America, Inc.
           Phychoice, Inc.

   Each of the acquisitions of the business entities, except where noted in
Note 3, was accounted for under the purchase method of accounting and was recorded at the price paid by Mr. Gosman when he purchased the entities from a third party. The audited combined financial statements for the period June 24, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995 have been prepared to reflect the combination of these business entities which have operated since their purchase date under common control.

   These combined financial statements have been prepared to reflect the combination of business entities which have been operated under common control. Because certain of these entities operated under common control are nontaxpaying (i.e., primarily S Corporations which results in taxes being the responsibility of the respective owners), the financial statements have been presented on a pretax basis, as further described in Note 2.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Estimates Used in Preparation of Financial Statements
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for the collectibility of receivables and third party settlements, depreciation and amortization, taxes and contingencies.

   Cash and Cash Equivalents
   Cash and cash equivalents consist of highly liquid instruments with original maturities at the time of purchase of three months or less.

   Revenue Recognition
   Net revenue from services is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in

                                PHYMATRIX CORP.
             NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the period the related services are rendered and adjusted in future periods as final settlements are determined. The provision and related allowance are adjusted periodically, based upon an evaluation of historical collection experience with specific payors for particular services, anticipated reimbursement levels with specific payors for new services, industry reimbursement trends, and other relevant factors.

   Net revenues from management service agreements include the contractual fees earned (which equal the net revenue generated by the physician practices) under its management services agreements with physicians. Under the agreements, the Company is contractually responsible and at risk for the operating costs of the medical groups. The costs include the reimbursement of all medical practice operating costs and the fixed and variable contractual management fees (which are reflected as cost of affiliated physician management services) as defined and stipulated in the agreements.

   Accounts receivable, net at December 31, 1995 equaled $20,710,846 which was 29.3% of total revenue of $70,733,282 for the year ending December 31, 1995. During the year ended December 31, 1995 the Company acquired several businesses (see Note 3). The historical results of operations do not include the revenues from such acquisitions prior to their purchase by the Company. These result in accounts receivable equaling 29.3% of total revenues for the year ended December 31, 1995. On an annualized basis, the accounts receivable balance at December 31, 1995 would represent a much smaller percentage of revenues and is not considered to be unusual for these types of businesses.

   Third Party Reimbursement
   For the year ended December 31, 1995 and for the period from June 24, 1994 (inception) to December 31, 1994, approximately 40% and 34%, respectively, of the Company's net revenue was primarily from the participation of the Company's home health care entities and physician practices in Medicare programs. Medicare compensates the Company on a "cost reimbursement" basis for home health care, meaning Medicare covers all reasonable costs incurred in providing home health care. Medicare compensates the Company for physician services based on predetermined fee schedules. In addition to extensive existing governmental health care regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. Legislative changes to federal or state reimbursement systems could adversely and retroactively affect recorded revenues.

   Property and Equipment
   Additions are recorded at cost and depreciation is recorded principally by use of the straight-line method of depreciation for buildings, improvements and equipment over their useful lives. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized. Assets recorded under capital leases are amortized over their estimated useful lives for the lease terms, as appropriate.

   Income Taxes
   Certain of the entities to be purchased by the Company are S Corporations or partnerships; accordingly, income tax liabilities are the responsibility of the respective owners or partners. Provisions for income taxes and deferred assets and liabilities of the taxable entities have not been reflected in these combined financial statements since there is no taxable income on a combined basis.

   Goodwill
   Goodwill relates to the excess of cost over the value of net assets of the businesses acquired. Amortization is calculated on a straight line basis over periods ranging from ten to forty years. The overall business strategy of the Company includes the acquisition and integration of independent physician practices and medical support

                                PHYMATRIX CORP.
             NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

services. The Company will also utilize its medical facility development services to further promote affiliations and acquisitions. The Company believes that this strategy creates synergies, achieves operating efficiencies and responds to the cost containment objectives of payors, all of which will provide benefits for the foreseeable future. The Company has initiated the implementation of this strategy through the acquisition of DASCO which provides medical facility development services, the acquisition of OTI (as defined below) which provides radiation therapy and diagnostic imaging services, the acquisition of oncology practices and medical support service companies (such as Nutrichem) and the affiliation with oncologists. Periodically management assesses, based on undiscounted cash flows, if there has been a permanent impairment in the carrying value of its goodwill and, if so, the amount of any such impairment by comparing anticipated discounted future operating income from acquired businesses with the carrying value of the related goodwill. In performing this analysis, management considers such factors as current results, trends and future prospects, in addition to other economic factors.

   The Company is required to implement Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in 1996. As the Company currently continually evaluates the realizability of its long-lived assets, including goodwill and intangibles, adoption of the statement is not anticipated to have a material effect on the Company's financial statements at the date of adoption.

   Management Service Agreements
   Management service agreements consist of the costs of purchasing the rights to manage medical oncology and physician groups. These costs are amortized over the initial noncancelable terms of the related management service agreements ranging from 10 to 20 years. Under the long-term agreements, the medical groups have agreed to provide medical services on an exclusive basis only through facilities managed by the Company. The agreements are noncancelable except for performance defaults. In the event a medical group breaches the agreement, or if the Company terminates with cause, the medical group is required to purchase all related assets, including the unamortized portion of any intangible assets, including management service agreement, at the then net book value.

   Investments
   The equity method of accounting is used for investments when there exists a noncontrolling ownership interest in another company that is greater than 20%. Under the equity method of accounting, original investments are recorded at cost and adjusted by the Company's share of earnings or losses of such companies, net of distributions.

3. ACQUISITIONS

   The following table sets forth the acquisitions made by the Company as of December 31, 1995, with the respective purchase dates, purchase prices, and amounts allocated to intangibles:

                                                                            Amounts Allocated
                                                                              to Intangibles
                                                                         -----------------------
                                                                                      Management
                                              Date          Purchase                    Service
Business Acquired                          Purchased         Price        Goodwill     Contracts
 -------------------------------------    -------------    -----------    ---------   ----------
Employed physicians (A)  .............   Various           $3,700,783    $2,595,178       $--
                                         through
                                         November 1995
Medical support service companies:
(bullet) Uromed Technologies, Inc.  ..   September 1994     3,661,751     2,375,914        --
(bullet) Nutrichem, Inc.  ............   November 1994      8,924,371     7,007,833        --
(bullet) First Choice Home Care
         Services of Boca Raton, Inc..   November 1994      2,910,546     2,622,061        --
(bullet) First Choice Health Care
         Services of Ft. Lauderdale,
         Inc.........................

                                     F-21

                                PHYMATRIX CORP.
             NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

3. ACQUISITIONS (Continued)

                                                                            Amounts Allocated
                                                                              to Intangibles
                                                                         -----------------------
                                                                                      Management
                                              Date          Purchase                    Service
Business Acquired                          Purchased         Price        Goodwill     Contracts
 -------------------------------------    -------------    -----------    ---------   ----------
(bullet) First Choice Health Care
         Services, Inc. ..............
(bullet) Mobile Lithotripter of
         Indiana Partners  ...........   December 1994    $ 2,663,000    $       --       $--
(bullet) Radiation Care, Inc. and
         Subsidiaries  ...............   March 1995        41,470,207     8,418,160        --
(bullet) Aegis Health Systems, Inc.  .   April 1995         7,162,375     6,227,375        --
(bullet) Phylab  .....................   October 1995         130,653       111,813        --
(bullet) Pinnacle  ...................   November 1995             --(B)    382,139        --
Managed physician practices:
(bullet) Georgia Oncology-Hematology
         Clinic, P.C.  ...............   April 1995         2,099,353            --      645,448
(bullet) Oncology-Hematology
         Associates P.A. and
         Oncology-Hematology
           Infusion Therapy, Inc.  ...   July 1995          1,541,523            --      312,740
(bullet) Cancer Specialists of
         Georgia, Inc.  ..............   August 1995        5,735,571            --    2,373,508
(bullet) Oncology & Radiation
         Associates, P.A.  ...........   September 1995    10,784,648            --    9,579,424
(bullet) Osler Medical  ..............   September 1995     5,792,160            --    3,373,025
(bullet) West Shore Urology  .........   October 1995         550,859            --           --
(bullet) Whittle, Varnell and Bedoya,
         P.A.  .......................   November 1995        909,084            --      212,937
(bullet) Oncology Care Associates  ...   November 1995        486,947            --        1,894
(bullet) Symington  ..................   December 1995        102,106            --       10,006
(bullet) Venkat Mani  ................   December 1995        401,372            --       98,782
Medical facility development:
(bullet) DASCO Development
         Corporation and Affiliate
         (50% interest)  .............   May 1995           9,610,588(C)         --        --
Management Services Organization:
(bullet) Physicians Choice
         Management, LLC  ............   December 1995      3,850,000     2,975,000        --

- -------------
(A) Includes Drs. Bansal, Mistry, Dandiya, Canasi, Alpert, Hunter, Jaffer, Cano, Herman, Barza and Novoa.

(B) Entire purchase price is contingent and is based on earnings with a maximum purchase price of $5.2 million.

(C) See Medical Facility Development Acquisitions.

   Physician Practice Acquisitions
   During the year ended December 31, 1995, the Company purchased the assets of Drs. Bansal, Mistry, Dandiya, Canasi, Alpert, Hunter, Jaffer, Cano, Herman, Barza and Novoa and in conjunction with those purchases entered into employment agreements with 14 physicians in Florida. The total purchase price for these assets was $3,700,783. The purchase price was allocated to these assets at their fair market value, including goodwill of $2,595,178. The resulting goodwill is being amortized over twenty years.

   During July 1995, the Company purchased the assets of and entered into a 15-year management agreement with Oncology-Hematology Associates, P.A. and Oncology-Hematology Infusion Therapy, Inc. a medical oncology practice in Baltimore, Maryland with three medical oncologists. The purchase price for these assets was approximately $1,541,523 in cash. An affiliate of the Company guarantees the performance of the Company's obligations under the management agreement. For its management services, the Company will receive 41.6% of the net revenues of the practice less the salaries and benefits of medical personnel whose services are billed incident to the practice of medicine and which are employed by the practice. The Company has guaranteed that the minimum amount that will be retained by the practice for each of the first eight years will be $1,627,029 and for each of years

                                PHYMATRIX CORP.
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

3. ACQUISITIONS (Continued)

nine and ten will be $1,301,619. The purchase price was allocated to the assets at their fair market value, including management service agreements of approximately $312,740. The resulting intangible is being amortized over fifteen years.

   During August 1995, the Company purchased the assets of Cancer Specialists of Georgia, Inc. a medical oncology practice with 11 oncologists in Atlanta, Georgia. The purchase price for these assets was approximately $5,735,571 in cash. In addition, during April 1995, the Company purchased the assets of and entered into a ten-year management agreement with Georgia Oncology-Hematology Clinic, P.C. a medical oncology practice with eight oncologists in Atlanta, Georgia. The purchase price for these assets was approximately $2,099,353 in cash. During August 1995, these two medical oncology practices consolidated and formed a new entity, Georgia Cancer Specialists, Inc. The Company entered into a new ten-year management agreement with the consolidated practice during August 1995. For its services under this management agreement, the Company receives 41.5% of the net practice revenues less the cost of pharmaceutical and/or ancillary products. In each of the second through fifth years of the term of this agreement, the fee payable to the Company is decreased by 1%. The Company also purchased for $180,000 a 46% interest in I Systems, Inc., a company affiliated with one of the practices which is engaged in the business of claims processing and related services. The purchase of this 46% interest is being accounted for by the equity method. The Company has the option to purchase up to an additional 30% interest in the affiliated Company for $33,333 in cash for each additional one percent of ownership interest purchased. The Company and the affiliated company entered into a three-year service agreement pursuant to which certain billing and collection services will be provided to the Company. The purchase price of the above acquisitions was allocated to the assets at their fair market value, including management service agreements of $3,018,956. The resulting intangible is being amortized over ten years.

   During September 1995, the Company purchased the assets of and entered into a 20-year management agreement with Osler Medical, Inc., a 22 physician multi-specialty group practice in Melbourne, Florida. The purchase price for these assets was approximately $4,301,888 plus the assumption of debt of $1,490,272. The Company also entered into a 20-year capital lease for the main offices of the practice with a total obligation of $6,283,483. An affiliate of the Company has provided a guarantee of such payments under the lease. During the first five years of the management agreement, the Company will receive a management fee equal to 45% of the annual net revenues of the practice. Thereafter, the management fee increases to 47% of annual net revenues. The management fee percentage for net revenues of the initial physician group will be reduced based upon a set formula to a minimum of 31% based upon the achievement of certain predetermined benchmarks. The management agreement also provides that, during the period from January 1, 1996 through December 31, 2005, to the extent annual net revenues of the practice are less than $10,838,952, the Company's management fee is reduced up to a maximum reduction of $1,500,000 per year. The Company has agreed to expend up to $1,500,000 per year for each of the first three years of the management agreement to assist in the expansion activities of the practice. The Company also has agreed that on the earlier of the second anniversary of the Company's acquisition of the practice or 120 days after the offering, it will acquire certain copyright and trademark interests for a purchase price equal to the lesser of $887,000 or the fair market value thereof. The purchase price for the practice's assets acquired to date was allocated to such assets at their fair market value, including management service agreements of $3,373,025. The resulting intangible is being amortized over twenty years.

   During September 1995, the Company purchased the assets of and entered into a 20-year management agreement with Oncology & Radiation Associates, P.A. a medical oncology practice with 19 oncologists in South Florida. The purchase price for these assets was $5,381,311 in cash plus the assumption of debt of $5,403,337. The debt is collateralized by an irrevocable letter of credit issued by NationsBank of Florida, N.A. ("NationsBank"), the collateral for which had been provided by Mr. Gosman prior to the offering. The management fee paid to the Company for services rendered has two components: a base management fee and a variable management fee. The

                                PHYMATRIX CORP.
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

3. ACQUISITIONS (Continued)

base management fee is $2,100,000 per year, subject to adjustment to an amount not less than $1,350,000 during the first five years of the agreement and not less than $700,000 thereafter. The variable management fee is equal to 35.5% of certain revenues, subject to increase in certain circumstances. The purchase price for the practice's assets was allocated to the assets at their fair market value, including management service agreements of $9,579,424. The resulting intangible is being amortized over twenty years.

   During the fourth quarter of 1995, the Company entered into management service agreements with West Shore Urology; Whittle, Varnell and Bedoya, P.A.; Oncology Care Associates; Venkat Mani; and Symington consisting of 14 physicians including two oncologists. The total purchase price for these assets was $2,450,368 in cash. The Company also entered into a 15-year capital lease with a total obligation of $1,569,171. The purchase price was allocated to assets at their fair market value, including management service agreements of $323,619. The resulting intangible is being amortized over ten to twenty years.

   Medical Support Service Companies Acquisitions
   During September 1994, an 80% owned subsidiary of the Company purchased substantially all of the assets of Uromed Technologies, Inc., a provider of lithotripsy services in Florida, for a Base Purchase Price of $2,564,137 plus the assumption of capital lease obligations of $1,097,614. The Final Purchase Price equals the Base Purchase Price plus the amount by which Stockholders' Equity exceeded $450,000 on the Closing Date. A Final Purchase Price payment of $283,000 was accrued at December 31, 1994 and paid during May 1995. The former shareholders of Uromed will also receive an earnings contingency payment of $274,000 which has been accrued at December 31, 1995. The acquisition was accounted for under the purchase method of accounting. The purchase price was allocated to assets at their fair market value including goodwill of $2,375,914. The resulting intangible is being amortized over twenty years. The Company intends to acquire the outstanding 20% interest in the subsidiary.

   During November 1994, the Company purchased 80% of the stock of Nutrichem, Inc. ("Nutrichem"), an infusion therapy company doing business in Maryland, Virginia and the District of Columbia, for $3,528,704 in cash and a contingent note in the amount of $6,666,667, subject to adjustments. During the year ended December 31, 1995, the Company made payments on the contingent note of $2,657,732 (including interest of $435,510). Subsequent to the offering, the contingent note (which had an outstanding principal balance of $4,444,444 at December 31, 1995) was paid from the net proceeds of the offering. A charge of $1,271,000 related to this contingent note has been recorded during the year ended December 31, 1995. The remaining $5,395,667 has been allocated to goodwill at December 31, 1995 and will be amortized prospectively. The purchase price was allocated to assets at the fair market value including total goodwill of $7,007,833. The resulting intangible is being amortized over forty years. Subsequent to the offering, the Company acquired the outstanding 20% interest in Nutrichem in exchange for 266,666 shares of Common Stock.

   During November 1994, the Company acquired all of the assets and assumed certain liabilities of First Choice Health Care Services of Ft. Lauderdale, Inc., First Choice Health Care Services, Inc. and First Choice Home Care Services of Boca Raton, Inc., home health care companies doing business in Florida, for a total purchase price of $2,910,546 in cash. The purchase price was allocated to assets at the fair market value, including goodwill of $2,622,061. The resulting intangible is being amortized over twenty years.

   During December 1994, the Company purchased a 36.8% partnership interest in Mobile Lithotripter of Indiana Partners, a provider of lithotripsy services in Indiana, from Mobile Lithotripter of Indiana, Limited, for $2,663,000 in cash. This investment is being accounted for by the equity method.

   During March 1995, the Company acquired by merger all of the outstanding shares of stock of Oncology Therapies, Inc. (formerly known as Radiation Care, Inc. and referred to herein as "OTI") for $2.625 per share. OTI owns and operates outpatient radiation therapy centers utilized in the treatment of cancer and diagnostic imaging

                                PHYMATRIX CORP.
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

3. ACQUISITIONS (Continued)

centers. OTI's centers are located in Alabama, California, Florida, Georgia, North Carolina, South Carolina, Tennessee and Virginia. The total purchase price for the stock (not including transaction costs and 26,800 shares subject to appraisal rights) was approximately $41,470,207. The purchase price was paid by a combination of cash on hand, loans from Mr. Gosman and net proceeds from long term debt financing of approximately $17,278,000. The long term debt financing was paid in full during January 1996 with the proceeds of the offering. The Company has established a plan to close five of OTI's radiation therapy centers and has accrued approximately $3,134,028 primarily as a reserve for the estimated amount of the remaining lease obligation. Of this amount $2,188,635 was recorded as an adjustment to the purchase price and $945,393 was recorded as a charge in the fourth quarter of 1995. In addition, the Company also recorded a charge during the fourth quarter of 1995 of $1,554,607, which represents the writedown of assets to their estimated fair market value. The purchase price paid in connection with the OTI merger was allocated to assets at their fair market value, including goodwill of $8,418,160. The resulting intangible is being amortized over forty years.

   During April 1995, the Company purchased from Aegis Health Systems, Inc. ("Aegis") for $7,162,375 all of the assets used in its lithotripsy services business. The purchase price consisted of approximately $3,591,967 in cash and $3,570,408 in a promissory note. The outstanding principal balance and any unpaid interest became due and payable upon the closing of the offering and was paid in full during January 1996. The obligations, evidenced by the promissory note, were secured by $1,000,000 which was in escrow and included in other assets at December 31, 1995. The acquisition was accounted for under the purchase method of accounting. The purchase price was allocated to assets at their fair market value including goodwill of $6,227,375. The resulting intangible is being amortized over twenty years.

   During November 1995 the Company acquired by merger Pinnacle Associates, Inc. ("Pinnacle"), an Atlanta, Georgia infusion therapy services company. In connection with the Pinnacle merger there is a $5,200,000 maximum payment that may be required to be paid that is based on earnings and will be made in the form of shares of Common Stock of the Company valued as of the earnings measurement date. At December 31, 1995 the contingent payment has not been earned. The contingent consideration represents the full purchase price. On the merger date, the liabilities assumed exceeded the fair market value of the assets acquired by approximately $382,139 and such amount was recorded as goodwill and is being amortized over forty years.

   Management Services Organization
   During December 1995, the Company obtained a 43.75% interest in Physicians Choice Management, LLC, a newly formed management services organization ("MSO") that provides management services to an independent physician association ("IPA") composed of over 275 physicians based in Connecticut. The Company acquired this interest in exchange for a payment of $1.0 million to existing shareholders, a payment of an additional $500,000 to existing shareholders during the next six months (which has been included in accrued liabilities at December 31, 1995), a capital contribution of $1.5 million to the Company and a commitment to make an additional $500,000 capital contribution during the next six months. The balance sheet includes the 56.25% interest not owned by the Company as minority interest. The Company also has an option, which expires in May 1998, to increase its ownership in the MSO to 50% for an additional investment of $2.0 million, of which $1.0 million would represent an additional capital contribution to the MSO and $1.0 million would represent the purchase of additional units currently owned by the IPA. The Company has paid a nonrefundable amount of $350,000 for such option. In addition, the owners of the other 50% interest in the MSO have a put option to the Company to purchase their interests. This put option vests over a four year period. The price to the Company to purchase these interests shall equal 40% of the MSO's net operating income as of the most recent fiscal quarter multiplied by the price earnings ratio of the Company. In addition, upon the IPO the Company granted options to purchase 300,000 shares of Common Stock to certain MSO employees in conjunction with their employment agreements. These options vest over a two year period with the exercise price equaling the fair market value of the Company's stock on the date such shares become exercisable.

                                PHYMATRIX CORP.
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

3. ACQUISITIONS (Continued)

   Medical Facility Development Acquisitions
   On May 31, 1995, Mr. Gosman purchased for $9.6 million a 50% ownership interest in DASCO, a medical facility development services company providing such services to related and unrelated third parties in connection with the development of medical malls, health parks and medical office buildings. The purchase price consisted of $5.0 million in cash and $4.6 million in notes, which are guaranteed by Mr. Gosman. Upon the closing of the offering, Messrs. Gosman, Sands and Rendina, the Company's principal promoters, and certain management and founder stockholders exchanged their ownership interests in DASCO for shares of Common Stock equal to a total of $55 million or 3,666,667 shares. The Company believes that its medical facility development services and project finance strategy are a significant component of the Company's overall business strategy. The historical book value of Messrs. Sands and Rendina's interest in DASCO is $22,735. The initial 50% purchase price was and will be allocated to assets at their fair market value, primarily goodwill of $9.6 million with the exchange recorded at historical value. At December 31, 1995 DASCO is being accounted for using the equity method (see
Note 8).

4. NOTES RECEIVABLE

   During April 1995, the Company funded a tax loan in the amount of $1,029,600 to the former Shareholders of Nutrichem. The tax loan was required, pursuant to the terms of the Purchase Agreement, to convert the books from the cash basis to the accrual basis prior to the closing. The loan bears interest at 7.75% per annum and payments are due in six installments at $172,000 per installment on May 1 and October 1, 1995 and April 1 and October 1 of each year thereafter until October 1, 1997. The tax loan was paid in full during January 1996.

5. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                                    Estimated
                                                   Useful Life           December 31,
                                                                   ------------------------
                                                     (Years)          1995          1994
                                                  -------------     ----------   ----------
    Building  .................................      15 - 20      $ 7,852,653    $       --
    Furniture and fixtures  ...................       5 - 7         5,312,385       154,999
    Equipment  ................................       7 - 10       21,789,876     1,583,574
    Automobiles  ..............................       3 - 5            50,058            --
    Computer software  ........................         5             950,346        14,699
    Leasehold improvements  ...................       4 - 20        6,045,393         3,592
                                                                  -----------    ----------
    Property and equipment, gross  ............                    42,000,711     1,756,864
    Less accumulated depreciation  ............                    (2,641,383)      (70,240)
                                                                  -----------    ----------
    Property and equipment, net  ..............                   $39,359,328    $1,686,624
                                                                  ============   ==========

   Depreciation expense was $2,761,008 and $70,240, respectively, for the year ended December 31, 1995 and the period June 24, 1994 (inception) to December 31, 1994.

   Included in property and equipment at December 31, 1995 and 1994 are assets under capital leases of $9,483,145 and $1,250,875, respectively, with accumulated depreciation of $842,879 and $46,459, respectively.

                                PHYMATRIX CORP.
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

6. GOODWILL

   Amounts reflected in Goodwill, prior to any amortization, by amortization period are as follows:

Amortization Period                                         Goodwill
- -------------------------------------------------------    ------------
    20 years  .........................................    $17,346,388
    40 years  .........................................     15,425,993

   Accumulated amortization of goodwill was $840,928 and $37,147 at December 31, 1995 and 1994, respectively.

7. MANAGEMENT SERVICE AGREEMENTS

   Amounts reflected in Management Service Agreements, prior to any amortization, by amortization period (which equals the term of such management service agreements) are as follows:

                                                           Management
                                                             Service
Amortization Period                                        Agreements
- -------------------------------------------------------    -----------
    10 years  .........................................    $ 3,018,956
    15 years  .........................................        312,740
    20 years  .........................................     13,299,682

   Accumulated amortization of management service agreements was $254,741 at December 31, 1995.

8. INVESTMENT IN AFFILIATES

   On December 31, 1994, the Company purchased a 36.8% interest in Mobile Lithotripter of Indiana Partners, for $2,663,000. During May, 1995, Mr. Gosman purchased a 50% interest in DASCO, a medical facility development services company, for $9,610,000 (See Note 3 -- Medical Facility Development Acquisitions). During August 1995, the Company purchased a 46% interest in I Systems, Inc., for $180,000. I Systems, Inc. is engaged in the business of claims processing and related services. These investments are being accounted for using the equity method at December 31, 1995. Upon the completion of the offering, the remaining 50% interest in DASCO was purchased and DASCO will be consolidated prospectively.

9. ACCRUED LIABILITIES

   Accrued liabilities consist of the following:

                                                       December 31,
                                                  ---------------------
                                                     1995        1994
                                                  ----------   --------
    Accrued closure costs ....................    $  570,000   $     --
    Accrued rent .............................       799,551         --
    Accrued property taxes ...................       119,134         --
    Accrued professional fees ................       445,250         --
    Accrued offering costs ...................       885,770         --
    Accrued interest .........................       738,317     95,548
    Accrued bonus payments ...................     4,718,564    707,820
    Other ....................................     1,090,946     99,532
                                                  ----------   --------
        Total accrued liabilities ............    $9,367,532   $902,900
                                                  ==========   ========

   The accrued closure costs are for the closure of five radiation therapy centers acquired when the Company purchased OTI (see Note 3). Closure costs in the amount of $3,134,028 were accrued at December 31, 1995, $2,564,028 of this amount is classified as a long term liability.

                                PHYMATRIX CORP.
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

10. LONG-TERM DEBT, NOTES PAYABLE AND CAPITAL LEASES

   Long-term debt, notes payable and capital leases consist of the following:

                                                                           December 31,
                                                                     -------------------------
                                                                         1995          1994
                                                                     ------------   ----------
Note payable due to four individuals payable in eight equal semi-
   annual installments of $28,125, including interest at 8%
  through  November 1998.  .......................................   $   140,625    $  225,000
Related party note payable due to three individuals payable on demand including interest at 10%. One of the notes for $30,000 is collateralized by the cash and accounts receivable of
  Pinnacle  ......................................................       130,000            --
Note payable to a bank interest payable monthly at the prime rate plus 2% (10.50% at December 31, 1995) with a maturity date of
   April 1996.  ..................................................       201,422            --
Line of credit note payable to a bank, due and payable on demand,
   interest at the prime rate (8.50% at December 31, 1995).  .....       400,000            --
Note payable to a bank, collateralized by the assets of a multi-
   specialty group practice, payable in monthly installments of
   $14,027, including interest at 7.50% and a final payment in
   February 1999.  ...............................................       472,181            --
Note payable to a bank, collateralized by the assets of a multi-
   specialty group practice, payable in monthly installments of
   $20,608, at 8.75% and a final payment in August 2000.  ........       918,779            --
Note payable in two equal installments in April 1996 and 1997 (or earlier upon a reorganization which includes an initial public
   offering), including interest at 8%.  .........................     3,567,408            --
Related party notes payable to the shareholders of DASCO, payable
   in May 1996, including interest at 6.37%.  ....................     4,610,588            --
Note payable to the former shareholders of a medical oncology practice in South Florida, payable in ten equal semi-annual installments of $682,867, which includes interest at 9%. The note  payable is collateralized by an irrevocable letter of credit, the  collateral for which has been provided by Mr.
  Gosman.  .......................................................     5,403,337            --
Note payable to a financing institution with a maturity date of
   March 2000, a final payment of $2,187,500, and an interest
  rate  at the prime rate plus 3% (11.50% at December 31, 1995).      15,743,466            --
Note payable to NationsBank, with a maturity date of June 1996 and an interest rate at the prime rate plus .375% (8.875% at
   December 31, 1995). This note payable was personally
   guaranteed by Mr. Gosman.  ....................................    19,500,000            --
Note payable to Mr. Gosman with a maturity date of January 1998 and an interest rate at the prime rate (8.50% at December 31,
   1995).  .......................................................    36,690,180            --
Capital lease obligations with maturity dates through September
   2015 and interest rates ranging from 8.75% to 12%.  ...........     9,163,215     1,143,784
                                                                     ------------   ----------
                                                                      96,941,201     1,368,784

                                     F-28

                                PHYMATRIX CORP.
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

10. LONG-TERM DEBT, NOTES PAYABLE AND CAPITAL LEASES (Continued)

                                                                           December 31,
                                                                     -------------------------
                                                                         1995          1994
                                                                     ------------   ----------
Less current portion of capital leases ..........................       (756,767)    (401,000)
Less current portion of debt ....................................    (25,905,743)     (56,250)
Less current portion of related party debt ......................     (4,740,588)          --
                                                                     ------------   ----------
Long term debt and capital leases ...............................   $ 65,538,103    $ 911,534
                                                                     ============   ==========

   The following is a schedule of future minimum principal payments of the Company's long-term debt and the present value of the minimum lease commitments:

                                                                           Capital
                                                             Debt          Leases
                                                        ------------    ------------
Through December 31, 1996 ...........................   $ 30,646,331    $  1,719,007
Through December 31, 1997 ...........................      6,186,372       1,274,938
Through December 31, 1998 ...........................      4,774,757       1,275,690
Through December 31, 1999 ...........................      5,050,847       1,045,125
Through December 31, 2000 ...........................      4,429,508       1,004,484
Thereafter ..........................................             --      14,027,514
                                                        ------------    ------------
Total ...............................................     51,087,815      20,346,758
Less amounts representing interest and executory
  costs  .............................................            --     (11,183,551)
                                                        ------------    ------------
Present value of minimum lease payments .............             --       9,163,207
Less current portion ................................    (30,646,331)       (756,767)
                                                        ------------    ------------
Long term portion ...................................   $ 20,441,484    $  8,406,439
                                                        ============    ============

   During the year ended December 31, 1995, the Company purchased, for $915,000, two mobile lithotripters that had previously been leased by the Company.

11. LEASE COMMITMENTS

   The Company leases various office space and certain equipment pursuant to operating lease agreements.

   Future minimum lease commitments consisted of the following at December 31:

    1996 .................     $ 6,780,500
    1997 .................       6,428,506
    1998 .................       5,434,231
    1999 .................       4,931,465
    2000 .................       3,404,819
    Thereafter ...........      16,398,213
                               -----------
                               $43,377,734
                               ===========

12. COMMITMENTS AND CONTINGENCIES

   The Company is subject to legal proceedings in the ordinary course of its business and includes the litigation related to OTI as mentioned below. While the Company cannot estimate the ultimate settlements, if any, it does not believe that any such legal proceedings, including those related to OTI, will have a material adverse effect on the Company, its liquidity, financial position or results of operations, although there can be no assurance to this effect.

                                PHYMATRIX CORP.
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

12. COMMITMENTS AND CONTINGENCIES (Continued)

   The Company has entered into employment agreements with certain of its employees, which include, among other terms, noncompetition provisions and salary and benefits continuation.

   The Company has also entered into contingent payment arrangements pursuant to several acquisitions (see Note 3).

   The Company has committed to expend up to $1,500,000 per year for each of three years to assist in the expansion activities of a 22-physician multi-specialty group practice it entered into a management agreement with in September 1995. In addition, the Company has agreed to acquire certain copyright and trademark interests of the practice (see Note 3).

   A subsidiary of the Company, OTI, (formerly Radiation Care, Inc., "RCI") is subject to the litigation described below which related to events prior to the Company's operation of RCI, and the Company has agreed to indemnify and defend certain defendants in the litigation who were former directors and officers of RCI subject to certain conditions.

   In December, 1994, prior to its merger with the Company in March 1995, RCI entered into a settlement agreement with the federal government arising out of claims under the fraud-and-abuse provisions of the Medicare law. Under the settlement agreement, RCI, without admitting that it violated the law, consented to a civil judgment providing for its payment of $2 million and the entry of an injunction against violations of such provisions.

   On February 16, 1995, six former RCI shareholders filed a consolidated amended Class Action Complaint in Delaware Chancery Court (In Re Radiation Care, Inc. Shareholders Litigation, Consolidated C.A. No. 13805) against RCI, Thomas Haire, Gerald King, Charles McKay, Abraham Gosman, Oncology Therapies of America, Inc. and A.M.A. Financial Corp., alleging that the RCI shareholders should have been paid more for their RCI stock when RCI was acquired by the Company. Plaintiffs allege breaches of fiduciary duty by the former RCI directors, as well as aiding and abetting of said fiduciary duty breaches by Mr. Gosman, Oncology Therapies of America, Inc. and A.M.A. Financial Corp. Plaintiffs seek compensatory or rescissionary damages of an undisclosed amount of behalf of all RCI shareholders, together with an award of the costs and attorneys' fees associated with the action. No class has been certified in this litigation and, in early 1995, plaintiffs' counsel granted an indefinite extension within which for the defendants to answer or otherwise respond to the Complaint and to plaintiffs' document requests. Plaintiffs have taken no discovery and there has been virtually no activity in the litigation since plaintiffs' filing of the consolidated amended class action complaint. On April 6, 1996, plaintiffs' counsel contacted the Company for additional document requests and a response to their requests. The Company has not yet answered the complaint and no other proceedings have taken place. The Company intends to vigorously defend against the plaintiffs' requests.

   On August 4, 1995, 26 former shareholders of RCI filed a Complaint for Money Damages against Richard D'Amico, Ted Crowley, Thomas Haire, Gerald King, Charles McKay and Randy Walker (all former RCI officers and directors) in the Superior Court of Fulton County, in the State of Georgia (Southeastern Capital Resources, L.L.C. et al v. Richard D'Amico et al, Civil Action No. E41225). The Company (OTI) has agreed to assume the defense and indemnify the defendants subject to certain conditions set forth in an agreement with the defendants. The Complaint contains five counts--breach of fiduciary duty counts against former RCI directors Haire, King and McKay, a "conspiracy" Count against the RCI officer defendants D'Amico, Crowley, and Walker, and a negligence count against all defendants. Paintiffs seek additional consideration for their shares of RCI stock in the form of compensatory and monetary damages. The Company has agreed to assume, subject to certain conditions, the defense of the individual defendants in this litigation. An Answer or other response is currently due September 22, 1995. The defendants will be filing an answer denying any liability in connection with this matter. On October 23, 1995, the defendants filed a motion to stay the action pending resolution of the Delaware class action which was heard

                                PHYMATRIX CORP.
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

12. COMMITMENTS AND CONTINGENCIES (Continued)

by the court on January 29, 1996. On April 9, 1996, Company counsel learned that the court has denied the motion and that a written decision reflecting the court's decision would be forthcoming. Plaintiffs have filed a motion with a proposed amended complaint adding four plaintiffs to the action, upon which the court has not yet acted. The Company is not a party to this litigation and its exposure in this litigation is limited to OTI's obligation under its by-laws to indemnify the former officers and directors of RCI to the fullest extent permitted by Delaware law. The Company intends to vigorously defend the plaintiffs' demands.

13. RELATED PARTY

   For the year ended December 31, 1995 and the period June 24, 1994 (inception) to December 31, 1994, Continuum Care of Massachusetts, Inc., whose principal shareholder is Mr. Gosman, provided management services to the Company. Fees for these services in the amount of $3,729,680 and $1,629,753, respectively, have been included in the financial statements and consist of the following:

                                                       December 31,
                                                 ------------------------
                                                    1995          1994
                                                 ----------    ----------
Salaries, wages and benefits  ................   $2,267,891    $  934,200
Professional fees  ...........................      273,941       253,955
Rent  ........................................      459,732       192,242
Other  .......................................      728,116       249,316
                                                 ----------    ----------
                                                 $3,729,680    $1,629,753
                                                 ==========    ==========

   Included in other expenses are expenses incurred in connection with the use of an airplane which is owned by Mr. Gosman. Such fees are based on the discretion of Continuum Care of Massachusetts, Inc.. and may not be indicative of what they would have been if the Company had performed these services internally or had contracted for such services with unaffiliated entities. Included in rent is rent expense of approximately $415,000 and $156,000 for the year ended December 31, 1995 and the period June 24, 1994 (inception) to December 31, 1994, respectively, for the Company's principal office space in West Palm Beach, Florida. The lessee of the office space is Continuum Care of Massachusetts, Inc.. The current lease term expires December 31, 1999. The Company assumed the lease from Continuum Care of Massachusetts, Inc. upon the consummation of the offering.

   In connection with the purchase of Nutrichem during November 1994, the Company is required to make contingent note payments in the amount of $4,444,444 which has been accrued at December 31, 1995. Payments on the contingent note are based on attaining certain earnings thresholds. The $4,444,444 which has been accrued represents the maximum remaining amount that can be earned because the earnings threshold upon which the payment is based was reached during 1995. The contingent note is personally guaranteed by Mr. Gosman. The contingent note was paid in full during January 1996 with the proceeds from the offering.

   During March 1995, the Company incurred a $17,500,000 note payable to a financing institution in connection with the purchase of OTI, Mr. Gosman personally guaranteed a portion of the $17,500,000. Mr. Gosman's liability under the guarantee was limited to no more than $6,125,000. The note was paid in full during January 1996 with the proceeds from the offering.

   During May 1995, Mr. Gosman incurred $4,610,588 of debt payable, which has been included in these financial statements, to the shareholders of DASCO in connection with the purchase of 50% of the outstanding stock of DASCO. The notes bear interest at 6.37% per annum with a maturity of May 1996.

   DASCO provides development and other services in connection with the establishment of health parks, medical malls and medical office buildings. DASCO provides these services to or for the benefit of the owners of the new

                                PHYMATRIX CORP.
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

13. RELATED PARTY (Continued)

facilities, which owners are either corporations or limited partnerships. Mr. Sands and Mr. Rendina have acquired equity interest, as of December 31, 1995, in the owners of 19 of the 20 facilities developed by DASCO and interests ranging from 6% to 100% collectively for Mr. Sands and Mr. Rendina. In addition, as of December 31, 1995, Mr. Gosman individually and as trustee for his two adult sons and certain executive officers have acquired limited partnership interests ranging from 23% to 47% in the owners of three facilities being developed by the Company through DASCO.

   Meditrust, a publicly traded real estate investment trust with assets in excess of $1.7 billion of which Mr. Gosman is the Chairman of the Board and Chief Executive Officer, has provided construction financing to customers of DASCO in the aggregate amount of $59,897,000 for nine facilities developed by DASCO, and at December 31, 1995 was providing financing to customers of DASCO in the aggregate amount of $6,750,000 for one facility under development by the Company through DASCO.

   At December 31, 1995, the Company had borrowed $36,690,180 from Mr. Gosman. Interest on such outstanding indebtedness at the prime rate of interest during the year ended December 31, 1995 was $1,708,174. During January 1996, the Company repaid Mr. Gosman $28,676,743 of such advances with the proceeds of the offering.

   During July 1995, the Company purchased the assets of and entered into a 15-year management agreement with a medical oncology practice with three medical oncologists. An affiliate of the Company, Continuum Care of Massachusetts, Inc., guarantees the performance of the Company's obligations under the management agreement.

   During August 1995, the Company purchased a 46% interest in a company engaged in the business of claims processing and related services. This entity provides certain billing and collection services to one of the medical oncology practices owned by the Company.

   During September 1995, the Company provided a letter of credit in the amount of $5,403,337 to a seller in connection with entering into a management agreement and purchasing the assets of a medical oncology practice. Prior to the completion of the offering, the collateral for the letter of credit was provided by Mr. Gosman.

   During September 1995, the Company refinanced $19,500,000 of an amount owed to Mr. Gosman with NationsBank. The $19,500,000 amount refinanced with NationsBank and outstanding at December 31, 1995 is personally guaranteed by Mr. Gosman. The $19,500,000 was paid in full during January 1996 with the proceeds of the offering.

   During November 1995, the Company assumed $180,000 of notes payable to four former shareholders of Pinnacle when the Company merged with Pinnacle. One of these notes for $50,000 was repaid during December 1995. The remaining notes bear interest at 10% and are payable upon demand.

14. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The methods and assumptions used to estimate the fair value of each class of financial instruments, for which it is practicable to estimate that value, and the estimated fair values of the financial instruments are as follows:

   Cash and Cash Equivalents
   The carrying amount approximates fair value because of the short effective maturity of these instruments.

   Long-term Debt
   The fair value of the Company's long-term debt and capital leases is estimated based on the current rates offered to the Company for debt of the same remaining maturities. The carrying amount and fair value of long-term debt and capital leases, including current maturities and related party debt, at December 31, 1995 and December 31, 1994 is $96,941,201 and $1,368,784,
respectively.

                                PHYMATRIX CORP.
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

15. EMPLOYEE BENEFIT PLAN

   On January 1, 1995, the Company began sponsoring a 401(k) plan, covering substantially all of its employees. Contributions under the 401(k) plan equal 50% of the participants' contributions up to a maximum of $400 per participant per year.

16. INCOME TAXES

   At December 31, 1995, the Company had available net operating loss carryforwards of approximately $30,949,000 for federal income tax purposes, which expire beginning in 2007 related to OTI. As a result of the purchase, OTI underwent an ownership change as defined in Section 382 of the Internal Revenue Code of 1986, as amended. This ownership change substantially limits the ability of the Company to utilize $29,284,000 of its net operating loss carryforwards in future years. No benefit has been provided for these loss carryforwards based on uncertainty as to ultimate realizations. There were no deferred taxes at December 31, 1995 since the various entities that comprised the Company were either S Corporations or partnerships.

   Components of deferred income taxes at December 31, 1995 are as follows:

                                                         December 31,
                                                             1995
                                                         -----------
    Deferred income tax assets:
     Net operating loss carryforwards ...............    $12,070,000
     Start-up costs .................................         37,800
     Allowance for doubtful accounts ................        284,000
     Other ..........................................        689,000
                                                         -----------
                                                          13,080,800
                                                         -----------
    Deferred income tax liabilities:
       Property and depreciation ....................     (3,807,000)
                                                         -----------
    Deferred income taxes ...........................      9,273,800
    Valuation allowance .............................     (9,273,800)
                                                         -----------
    Net deferred income taxes .......................    $        --
                                                         ===========

   FAS 109 specifies that deferred tax assets are to be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Substantially all of this allowance relates to deferred tax assets and liabilities existing at the date of each acquisition.

17. SUPPLEMENTAL CASH FLOW INFORMATION

   During the year ended December 31, 1995 and the period from June 24, 1994 to December 31, 1994 the Company acquired the assets and assumed certain liabilities of the entities described in Note 3. The transactions had the following non-cash impact on the balance sheets:

                                PHYMATRIX CORP.
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

17. SUPPLEMENTAL CASH FLOW INFORMATION (Continued)

                                                           December 31,
                                                   ---------------------------
                                                       1995           1994
                                                   ------------    -----------
    Current assets ............................    $ 12,463,007    $ 3,784,624
    Property, plant and equipment .............      40,817,404      1,603,347
    Intangibles ...............................      43,155,934      6,247,825
    Other noncurrent assets ...................       2,197,691             --
    Current liabilities .......................      (8,174,988)    (1,611,446)
    Debt ......................................     (43,179,672)    (1,322,614)
    Noncurrent liabilities ....................      (2,913,635)      (517,834)

18. STOCK OPTION PLAN

   The Company has adopted a stock option plan for issuance of common stock to key employees and directors of the Company. Under this plan, the exercise provision and price of the options will be established on an individual basis generally with the exercise price of the options being not less than the market price of the underlying stock at the date of grant. The Company issued options simultaneously with the completion of the offering to purchase approximately 1,071,333 shares at the fair market value at the date of grant. The options generally will become exercisable beginning in the first year after grant in 20% - 33% increments per year and expire 10 years after the date of grant. In addition, the Company will grant options to purchase 137,500 shares of common stock of the Company (68,750 shares at $3.00 per share and 68,750 shares at $5.00 per share) in exchange for outstanding options to purchase stock of the IPO entities which were granted during 1995 at no less than the fair market value at the time of grant. Options to purchase 26,250 shares at $3.00 per share and 26,250 shares at $5.00 per share have vested at December 31, 1995. The remaining options will become exercisable in 25% - 33% increments per year and expire 10 years after the date of grant.

19. SUBSEQUENT EVENTS

   The Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with the initial public offering which became effective January 23, 1996. Pursuant to such offering, the Company issued 8,222,500 shares of Common Stock. Net proceeds to the Company from the stock issue, after deduction of underwriters' commissions and offering expenses, were $112,485,681.

   During January 1996, the Company used approximately $71,500,000, from the proceeds of the offering, to repay the following indebtedness and obligations of the Company that arose from certain acquisitions: (i) a promissory note to Aegis in the amount of $3,796,503 (including interest); (ii) a contingent note to the shareholders of Nutrichem, net of a tax loan receivable due from the shareholders, in the amount of $3,854,595 (including interest); (iii) a note payable to a financing institution in connection with the purchase of OTI in the amount of $15,585,023 (including interest); (iv) a note payable to NationsBank in the amount of $19,586,531 (including interest); and (v) a partial payment of $28,676,743 on the note payable to Mr. Gosman.

   After the completion of the offering, the Company changed its fiscal year end from December 31 to January 31.

20. PRO FORMA RESULTS (UNAUDITED)

   The unaudited pro forma combined balance sheet at December 31, 1995 has been prepared assuming the issuance of 8,222,500 shares of Common Stock and the application of the net proceeds therefrom, including the repayment of indebtedness (see Note 19) and the reclassification of initial public offering costs included in other

                                PHYMATRIX CORP.
               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

20. PRO FORMA RESULTS (UNAUDITED) (Continued)

assets to additional paid in capital as if the offering had occurred on December 31, 1995. The unaudited pro forma combined balance sheet at December 31, 1995 also assumes the acquisition, simultaneous with the offering, of the remaining 50% ownership interest in DASCO and the remaining 20% ownership interest in Nutrichem.

   The accompanying financial statements include the results of operations derived from the entities purchased by the Company. The following unaudited pro forma information presents the results of operations of the Company for the years ended December 31, 1995 and 1994 as if the acquisition of the entities purchased to date had been consummated on January 1, 1995 and January 1, 1994. Such unaudited pro forma information is based on the historical financial information of the entities that have been purchased and does not include operational or other changes which might have been effected pursuant to the Company's management.

   The unaudited pro forma information presented below is for illustrative informational purposes only and is not necessarily indicative of results which would have been achieved or results which may be achieved in the future (in thousands except per share amounts):

                                            Pro Forma
                                   -----------------------------
                                   December 31,     December 31,
                                       1995             1994
                                   ------------     ------------
                                    (unaudited)       (unaudited)
Revenue ......................       $125,342         $107,438
Loss .........................        (11,871)         (22,555)
Loss per share (1) ...........       $  (0.89)        $  (1.62)
                                     =========        ========

- -------------
(1) Pro forma loss per share has been calculated based on 13,307,450 shares outstanding.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Stockholders
DASCO Development Corporation and Affiliate
West Palm Beach, Florida

   We have audited the accompanying combined balance sheet of DASCO Development Corporation and Affiliate as of September 30, 1995, and the related combined statements of income and retained earnings and cash flows for the nine month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DASCO Development Corporation and Affiliate as of September 30, 1995, and the results of their operations and their cash flows for the nine month period then ended in conformity with generally accepted accounting principles.

                                        COOPERS & LYBRAND L.L.P.

Miami, Florida
November 6, 1995

                  DASCO DEVELOPMENT CORPORATION AND AFFILIATE

                            COMBINED BALANCE SHEET
                              September 30, 1995

                                             ASSETS
Current assets:
Cash and cash equivalents ........................................................    $ 59,771
Accounts receivable from related parties .........................................     180,292
Advances on development projects .................................................     434,353
Other current assets .............................................................       3,086
                                                                                      --------
    Total current assets .........................................................     677,502
Property and equipment, net ......................................................      39,708
                                                                                      --------
    Total assets .................................................................    $717,210
                                                                                      ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable .................................................................    $ 57,449
Accrued liabilities ..............................................................     175,429
Accrued distributions ............................................................     319,056
Unearned revenues ................................................................     119,806
                                                                                      --------
    Total current liabilities ....................................................     671,740
                                                                                      --------
Commitments
Stockholders' equity:
Common stock:
 Dasco: $.01 par value, 100,000 shares authorized; 2,000 issued and outstanding ..          20
 Dasco West: no par value, 400,000 shares authorized; 200,000 issued and
  outstanding  ....................................................................        200
Additional paid in capital .......................................................         280
Retained earnings ................................................................      44,970
                                                                                      --------
    Total stockholders' equity ...................................................      45,470
                                                                                      --------
    Total liabilities and stockholders' equity ...................................    $717,210
                                                                                      ========

  The accompanying notes are an integral part of these financial statements.

                  DASCO DEVELOPMENT CORPORATION AND AFFILIATE

              COMBINED STATEMENT OF INCOME AND RETAINED EARNINGS
              For the nine month period ended September 30, 1995

Revenues  ................................................   $2,566,142
                                                             ----------
Expenses:
 Salaries, benefits and payroll taxes  ..................     1,737,021
 Occupancy  .............................................       118,992
 Other general and administrative  ......................       320,332
                                                             ----------
    Total expenses  .....................................     2,176,345
                                                             ----------
Income from operations  .................................       389,797
                                                             ----------
Other income (expense):
 Interest income  .......................................         9,658
 Interest expense  ......................................       (12,442)
                                                             ----------
    Other income (expense)  .............................        (2,784)
                                                             ----------
Net income  .............................................       387,013
Distributions  ..........................................      (319,056)
Retained earnings, beginning of period  .................       (22,987)
                                                             ----------
Retained earnings, end of period  .......................    $   44,970
                                                             ==========
Net income per common share  ............................    $     1.92
                                                             ==========
Weighted average shares outstanding  ....................       202,000
                                                             ==========

  The accompanying notes are an integral part of these financial statements.

                  DASCO DEVELOPMENT CORPORATION AND AFFILIATE

                       COMBINED STATEMENT OF CASH FLOWS
              for the nine month period ended September 30, 1995

Cash flows from operating activities:
Net income ....................................................................    $ 387,013
Adjustments to reconcile net income to net cash provided by operating activities:
 Depreciation .................................................................        9,715
 Changes in operating assets and liabilities:
  Accounts receivable from related parties ....................................      (79,118)
  Advances on development projects ............................................     (434,353)
  Other current assets ........................................................       (3,086)
  Accounts payable ............................................................       48,198
  Accrued liabilities .........................................................      128,347
  Due from shareholder ........................................................       12,700
  Unearned revenues ...........................................................       19,806
                                                                                   ---------
    Net cash provided by operating activities .................................       89,222
                                                                                   ---------
Cash flows from investing activities:
Purchases of property and equipment ...........................................      (22,839)
                                                                                   ---------
    Net cash used in investing activities .....................................      (22,839)
                                                                                   ---------
Cash flows from financing activities:
Advances under line of credit .................................................      297,000
Repayments under line of credit ...............................................     (297,000)
Proceeds from loans from stockholders .........................................      215,638
Repayments on loans from stockholders .........................................     (380,221)
Distributions to stockholders .................................................     (124,789)
                                                                                   ---------
    Net cash used in financing activities .....................................     (289,372)
                                                                                   ---------
Net decrease in cash and cash equivalents .....................................     (222,989)
Cash and cash equivalents, beginning of period ................................      282,760
                                                                                   ---------
Cash and cash equivalents, end of period ......................................    $  59,771
                                                                                   =========
Supplemental disclosures:
 Interest paid ................................................................    $  12,442
                                                                                   =========
Noncash financing activities:
 During the nine month period ended September 30, 1995, distributions of $319,056 were declared and accrued.


  The accompanying notes are an integral part of these financial statements.

                  DASCO DEVELOPMENT CORPORATION AND AFFILIATE
                    Notes to Combined Financial Statements

1. Summary of Significant Accounting Policies:

Nature of Operations

   DASCO Development Corporation and Affiliate (the "Company") is engaged in the development, construction, management, marketing and leasing of outpatient healthcare and medical office facilities throughout the United States. The Company's headquarters are located in West Palm Beach, Florida and it has regional offices in La Jolla, California, Plymouth Meeting, Pennsylvania, and Las Vegas, Nevada.

Principles of Combined Financial Statements

   The accompanying combined financial statements include the accounts of DASCO Development Corporation and DASCO Development West, Inc. as they are under common control.

   Significant intercompany transactions and balances have been eliminated in the combined financial statements.

Revenue Recognition

   Generally, revenues are recognized at the time services are performed except for development fees which are recognized in accordance with the related development agreement which generally calls for achievement of milestones such as receipt of building permit and percentage completion of building shell.

Income Taxes

   The Company has elected to be taxed under the provisions of the Internal Revenue Code Section 1361. Under those provisions, the Company does not pay federal or state corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on their proportionate share of the Company's taxable income. Accordingly, no provision for federal income taxes is reflected in the accompanying combined financial statements.

Cash and Cash Equivalents

   For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturities of three months or less when purchased to be cash equivalents.

Advances on Development Projects

   Advances on development projects relate to direct costs incurred in connection with development transactions in progress. Such costs are reimbursed from the owner of the project at the time of closing of the project loan. If the project is not ultimately consummated, the capitalized costs are charged to income at the time it is determined that the project is not feasible.

Property and Equipment

   Property and equipment are stated at cost. Depreciation is provided for using accelerated methods over estimated useful lives of the assets, which are generally five years. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to operations as incurred, significant renewals and betterments are capitalized.

Unearned Revenue

   Unearned revenue, which relates to marketing fees received in advance of execution of the related lease agreement, is recognized at the time the related lease agreement is executed with the applicable tenant.

                  DASCO DEVELOPMENT CORPORATION AND AFFILIATE
              Notes to Combined Financial Statements (Continued)

2. Property and Equipment:

   Property and equipment at September 30, 1995, is comprised of:

    Office equipment ...........................     $ 62,463
    Less: accumulated depreciation .............      (22,755)
                                                     --------
    Property and equipment, net ................     $ 39,708
                                                     ========

   Depreciation expense for the nine month period ended September 30, 1995, was $9,715.

3. Line of Credit:

   The Company has entered into a $1,500,000 line of credit with a financial institution which is used to fund working capital needs. The line matures on August 31, 1996, and bears interest at the 30 day commercial paper rate plus 2.9% (8.7% at September 30, 1995). The line of credit is collateralized by assets of the Company and is guaranteed by the Company's stockholders. No amounts were outstanding under the line of credit at September 30, 1995.

4. Commitments:

    Leases

   The Company leases commercial property and equipment under noncancelable operating lease arrangements expiring between 1996 and 2005.

   Future minimum rental payments under the operating leases at September 30, 1995, are as follows:

    1996 .....................    $  135,000
    1997 .....................       122,000
    1998 .....................       127,000
    1999 .....................       133,000
    2000 .....................       138,000
    Thereafter ...............       680,000
                                  ----------
    Total ....................    $1,335,000
                                  ==========

   Rental expense amounted to approximately $112,000 during the nine months ended September 30, 1995.

   Employment Agreements

   The Company has entered into various employment agreements with key employees. These agreements generally are for a one year period and are automatically renewed. Amounts to be paid under these agreements during the next twelve months are approximately $443,000.

5. Related Party Transactions:

   The properties developed by the Company are owned by partnerships that are owned in part by the Company's stockholders individually. The Company's stockholders individually also own the stock of the corporations which serve as the managing general partners of these partnerships.

   Revenues during the nine month period ended September 30, 1995, were generated principally from related parties.

   The Company is a party to a noncancelable lease for its premises which is owned in part by the Company's stockholders. Under the terms of this lease, the Company is obligated to pay $113,522 during the year ended

                  DASCO DEVELOPMENT CORPORATION AND AFFILIATE
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. Related Party Transactions: (Continued)

September 30, 1996. The lease includes scheduled base rent increases over the term of the lease. The total amount of the base rent payments is being charged to expense on the straight-line method over the term of the lease. In addition to the base rent payment, the Company pays a monthly allocation of the buildings' operating expenses. Included in accrued liabilities at September 30, 1995, is approximately $18,900 related to the excess of rent expense over cash payments since inception of the lease. Future minimum lease payments due under this lease are reflected in Note 4.

   Rent expense under this lease during the nine month period ended September 30, 1995, was approximately $92,000.

6. Disclosures About Fair Value of Financial Instruments:

   Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures About Fair Value of Financial Instruments", which requires disclosure of fair value information about financial instruments. The carrying amounts reported in the balance sheet for cash and cash equivalents and short term borrowing approximate fair value due to the short term nature of these instruments.

7. Change in Shareholder:

   On May 31, 1995, 50% of the outstanding common stock of the Company was purchased by a private investor. This individual is also the Chairman of the Board of Directors of the lending institution which has provided financing for certain of the projects developed by the Company. There was no change in the outstanding stock or capitalization of the Company as a result of this transaction.

   The private investor and the other two owners of the Company have agreed to contribute the stock of the Company to Continuum Care Corporation (Continuum), in support of their initial public offering, in exchange for common stock of Continuum.

                         INDEPENDENT AUDITORS' REPORT

The Stockholders
Dasco Development Corporation and Affiliate
West Palm Beach, Florida

   We have audited the accompanying combined balance sheets of Dasco Development Corporation and Affiliate as of December 31, 1994, 1993 and 1992, and the related combined statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dasco Development Corporation and Affiliate as of December 31, 1994, 1993 and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

BOBER, MARKEY & COMPANY
July 31, 1995

                  DASCO DEVELOPMENT CORPORATION AND AFFILIATE

                           COMBINED BALANCE SHEETS
                       December 31, 1994, 1993 and 1992

                                                1994         1993           1992
                                             ---------    -----------    -----------
                  ASSETS
Current assets
 Cash and cash equivalents ...............   $ 282,760    $    69,929    $    26,603
 Related party accounts receivable .......     101,174         54,076         76,466
 Advances on development projects ........          --        642,433        284,929
 Due from shareholders ...................      12,700            500          9,800
 Related party notes receivable ..........          --        911,460        910,911
                                             ---------    -----------    -----------
     Total current assets ................     396,634      1,678,398      1,308,709
Net property, plant and equipment ........      26,584          6,360          8,999
                                             ---------    -----------    -----------
Total assets .............................   $ 423,218    $ 1,684,758    $ 1,317,708
                                             =========    ===========    ===========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Line of credit ..........................   $      --    $   299,000    $        --
 Accounts payable ........................       9,251        102,350          7,716
 Accrued and withheld payroll and taxes ..      39,182         19,669         11,350
 Accrued state income taxes ..............       7,900             --             --
 Accrued distributions ...................     124,789             --             --
 Deposits ................................          --             --          6,435
 Related party demand notes payable ......     164,583      1,704,341      1,544,050
                                             ---------    -----------    -----------
     Total current liabilities ...........     345,705      2,125,360      1,569,551
Unearned revenues ........................     100,000          2,629             --
Stockholders' equity
 Common stock ............................         500            500            300
 Retained earnings .......................     (22,987)      (443,731)      (252,143)
                                             ---------    -----------    -----------
     Total stockholders' equity ..........     (22,487)      (443,231)      (251,843)
                                             ---------    -----------    -----------
Total Liabilities and stockholders' equity   $ 423,218    $ 1,684,758    $ 1,317,708
                                             =========    ===========    ===========

  The accompanying notes are an integral part of these financial statements.

                  DASCO DEVELOPMENT CORPORATION AND AFFILIATE

             COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
             For the years ended December 31, 1994, 1993 and 1992

                                                    1994          1993         1992
                                                  ----------    ---------   ----------
Revenues                                        $ 4,371,000   $  931,535    $ 918,589
Expenses Salaries, benefits and payroll taxes     1,611,861      904,381      535,108
 Occupancy ..................................       101,125       77,158       69,740
 Other general and administrative ...........       374,394       73,706      155,619
                                                  ----------    ---------   ----------
    Total expenses ..........................     2,087,380    1,055,245      760,467
                                                  ----------    ---------   ----------
Income (loss) from operations ...............     2,283,620     (123,710)     158,122
Other (expenses) income
 Interest income ............................        95,880       64,076       52,011
 Interest expense ...........................      (120,736)    (131,954)    (101,758)
                                                  ----------    ---------   ----------
    Total other (expenses) income ...........       (24,856)     (67,878)     (49,747)
                                                  ----------    ---------   ----------
Net income (loss) ...........................     2,258,764     (191,588)     108,375
Distributions ...............................    (1,838,020)          --           --
Beginning retained earnings .................      (443,731)    (252,143)    (360,518)
                                                  ----------    ---------   ----------
Ending retained earnings ....................   $   (22,987)  $ (443,731)   $(252,143)
                                                  ==========    =========   ==========

  The accompanying notes are an integral part of these financial statements.

                  DASCO DEVELOPMENT CORPORATION AND AFFILIATE

                      COMBINED STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 1994, 1993 and 1992

                                                              1994           1993        1992
                                                           -----------    ---------    ---------
Cash flows from operating activities
Net income (loss) ......................................   $ 2,258,764    $(191,588)   $ 108,375
Adjustments to reconcile net income to net cash provided
  by operating activities
 Depreciation ..........................................         5,914        2,639        3,235
 (Increase) decrease in due from shareholders ..........       (12,200)       9,300       (8,540)
 (Increase) decrease in accounts receivable ............       (47,098)      22,390      (76,466)
 (Increase) decrease in advances on development projects       642,433     (357,504)    (217,420)
 Increase (decrease) in accounts payable ...............       (93,099)      94,634          754
 Increase in accrued and withheld payroll and taxes ....        19,513        8,319        3,015
 Increase in accrued state income taxes ................         7,900           --           --
 Increase in accrued distributions .....................       124,789           --           --
 Increase (decrease) in deposits .......................            --       (6,435)       6,435
 Increase in unearned revenues .........................        97,371        2,629           --
                                                           -----------    ---------    ---------
    Net cash provided (used) by operating activities ...     3,004,287     (415,616)    (180,612)
Cash flows from investing activities
 Proceeds from repayment of related party notes
  receivable ...........................................       911,460           --           --
 Investment in related party notes receivable ..........            --         (549)    (422,286)
 Equipment additions ...................................       (26,138)          --       (2,337)
                                                           -----------    ---------    ---------
     Net cash provided (used) by investing activities ..       885,322         (549)    (424,623)
Cash flows from financing activities
 Net repayments on line of credit ......................      (299,000)     299,000     (218,640)
 Net borrowings on loans payable .......................    (1,539,758)     160,291      760,542
 Issuance of capital stock .............................            --          200           --
 Distributions paid ....................................    (1,838,020)          --           --
                                                           -----------    ---------    ---------
     Net cash provided (used) by financing activities ..    (3,676,778)     459,491      541,902
                                                           -----------    ---------    ---------
Net increase (decrease) in cash and cash equivalents ...       212,831       43,326      (63,333)
Cash and cash equivalents--beginning of year ...........        69,929       26,603       89,936
                                                           -----------    ---------    ---------
Cash and cash equivalents--end of year .................   $   282,760    $  69,929    $  26,603
                                                           ===========    =========    =========
Supplemental disclosures
 Interest paid .........................................   $   120,741    $ 131,954    $ 105,431

  The accompanying notes are an integral part of these financial statements.

                  DASCO DEVELOPMENT CORPORATION AND AFFILIATE
                    NOTES TO COMBINED FINANCIAL STATEMENTS
             For the Years Ended December 31, 1994, 1993 and 1992

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Nature of Operations

   DASCO Development Corporation and Affiliate (the "Company") is engaged in the development, construction, management, marketing and leasing of outpatient healthcare and medical office facilities throughout the United States. The Company's headquarters are located in West Palm Beach, Florida and has regional offices in La Jolla, California, opened in February 24, 1993, Plymouth Meeting, Pennsylvania, opened June 1, 1995 and Las Vegas, Nevada, opened July 1, 1995.

   Principles of Combination

   The accompanying combined financial statements include the accounts of DASCO Development Corporation and DASCO Development West, Inc., as they are under common control. DASCO Development West, Inc. commenced operations on March 1, 1993.

   Significant intercompany transactions and balances have been eliminated in the combined financial statements.

   Revenue Recognition

   Generally, revenues are recognized at the time services are performed except for development fees which are recognized in accordance with the related development agreement which generally calls for achievement of milestones such as receipt of building permit and percentage completion of building shell.

   Income Taxes

   The Company has elected S Corporation status under the Internal Revenue Code. All income and expense items of the Company are to be recognized in the tax returns of the stockholders. Accordingly, no provision for federal income taxes is reflected in the accompanying combined financial statements.

   Cash Equivalents

   For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1994, the entire balance was comprised of cash equivalents including treasury notes, government obligations, and high grade corporate securities.

Advances on Development Projects

   Advances on development projects relate to direct costs incurred in connection with development transactions in progress. Such costs are reimbursed from the owner of the project at the time of closing of the project loan. If the project is not ultimately consummated, the capitalized costs are charged to income at the time it is determined that the project is not feasible.

   Property and Equipment

   Office equipment and leasehold improvements are being depreciated using accelerated methods over estimated useful lives, which are generally five years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to operations as incurred; significant renewals and betterments are capitalized.

   Unearned Revenue

   Unearned revenue, which relates to marketing fees received in advance of execution of the related lease agreement, is recognized at the time the related lease agreement is executed with the applicable tenant.

                  DASCO DEVELOPMENT CORPORATION AND AFFILIATE
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

   Fair Value of Financial Instruments

   In December 1991, the FASB issued SFAS No. 107, Disclosures About Fair Value of Financial Instruments, which requires certain disclosures about fair value of certain financial instruments such as notes payable and notes receivable. The statement applies to the Company's financial statements for the year ending December 31, 1995. The impact of the statement on the Company's financial statement disclosures is not determinable.

2. RELATED PARTY NOTES RECEIVABLE

   Notes receivable as of December 31, 1994, 1993 and 1992, consist of demand notes receivable from related parties with interest rates ranging from seven to eleven percent.

3. PROPERTY AND EQUIPMENT

   The major classes are:

                                         December 31,
                               -------------------------------
                                 1994       1993        1992
                               --------    -------     -------
Office equipment ...........   $ 33,624    $13,486     $13,486
Construction in progress ...      6,000         --          --
                               --------    -------     -------
                                 39,624     13,486      13,486
Accumulated depreciation ...    (13,040)    (7,126)     (4,487)
                               --------    -------     -------
                               $ 26,584    $ 6,360     $ 8,999
                               ========    =======     =======

4. RELATED PARTY NOTES PAYABLE

   Notes payable at December 31, 1994, 1993 and 1992 consist of demand unsecured notes payable to related parties with interest rates ranging from seven to ten percent.

5. LINE OF CREDIT

   The Company has an unsecured $300,000 line of credit available in which there was no balance as of December 31, 1994, $299,000 balance as of December 31,1993, and no balance as of December 31, 1992. The interest rate on the line was prime plus one percent. This line of credit expired in 1994.

6. LEASE COMMITMENTS

   The Company leases commercial property and equipment under operating leases.

   Minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year as of December 31, 1994 for each of the next five years and in the aggregate are:

  1995 .....................................   $  110,960
  1996 .....................................      117,052
  1997 .....................................      119,405
  1998 .....................................      124,687
  1999 .....................................      129,148
  Subsequent to 1999 .......................      725,710
                                               ----------
      Total minimum future lease payments ..   $1,326,962
                                               ==========

                  DASCO DEVELOPMENT CORPORATION AND AFFILIATE
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

7. RELATED PARTY TRANSACTIONS

   The properties developed by the Company are owned by partnerships that are owned in part by the Company's stockholders individually. The Company's stockholders individually also own the stock of the corporations which serve as the managing general partners of these partnerships.

   Revenues in 1994, 1993 and 1992 were generated principally from related parties.

   Paramount Real Estate Services, Inc., a property management firm controlled by the Company's shareholders, provides management services on a fee basis for properties developed by the Company. In addition, included in revenues for 1994, 1993 and 1992 is $44,931, $52,691 and $1,275,
respectively, from Paramount Real Estate Services, Inc.

   The Company leases office space from entities which are owned in part by the Company's stockholders. The Company paid rents in the amount of $93,106 for 1994, $71,010 for 1993, and $64,373 for 1992 under these lease arrangements which expire in 2004. The Company is obligated to pay $107,010 for 1995 with annual increases equal to 5% of the base rent amount for each year until lease expiration.

8. STOCKHOLDERS' EQUITY

   Combined common stock including paid-in capital of $280 of DASCO Development Corporation consists of the following:

DASCO Development Corporation
  $.01 stated value, authorized 20,000 shares; 2,000 issued and outstanding at December 31, 1994, 1993, and 1992  ......................  $300
DASCO Development West, Inc.
  No par value, authorized 400,000 shares; 200,000 issued and outstanding at December 31, 1994 and 1993  .........................................  $200

   The Board of Directors declared a distribution of $124,789 during December 1994 for payment in early 1995. This amount is reflected as accrued distributions at December 31, 1994.

9. SUBSEQUENT EVENT

   On May 31, 1995, 50% of the outstanding common stock of the Company was purchased by a private investor. This individual is also the Chairman of the Board of Directors of the lending institution which has provided financing for certain of the projects developed by the Company. There was no change in the outstanding stock or capitalization of the Company as a result of this transaction.

   The Company opened new regional offices in Plymouth Meeting, Pennsylvania on June 1, 1995 and Las Vegas, Nevada on July 1, 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Shareholders of Radiation Care, Inc. and Subsidiaries:

   We have audited the accompanying consolidated balance sheets of Radiation Care, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1994, the nine month period ended December 31, 1993 and the year ended March 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Radiation Care, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and cash flows for the year ended December 31, 1994, the nine month period ended December 31, 1993 and the year ended March 31, 1993 in conformity with generally accepted accounting principles.

                                        COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
October 5, 1995

                     RADIATION CARE, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                       As of December 31, 1994 and 1993

                                                                        December 31,    December 31,
                                                                            1994            1993
                                                                        -------------   ------------
                               ASSETS
Current Assets
 Cash and cash equivalents ........................................     $  9,947,849    $ 2,801,139
 Investments in marketable securities (Note 3) ....................          207,107     14,902,078
 Patient accounts receivable, less allowance for doubtful accounts of $418,152 and $466,838 at December 31, 1994 and 1993,
  respectively  ....................................................       3,215,894      3,926,859
 Current portion of receivable from affiliate (Note 4) ............          596,023        508,103
 Note receivable ..................................................                         375,000
 Accrued interest receivable ......................................           50,940        104,232
 Other current assets .............................................          299,848        420,788
                                                                        ------------    -----------
     Total current assets .........................................       14,317,661     23,038,199
Investment in affiliate (Note 4) ..................................        1,000,000      5,044,747
Receivable from affiliate, exclusive of current portion (Note 4) ..          762,615      1,358,636
Investments in managed centers (Note 5) ...........................                       1,010,360
Property and equipment, net (Notes 6 and 7) .......................       30,068,244     39,304,478
 Goodwill and other intangible assets, net of accumulated
  amortization  of $991,523 and $1,019,115 at December 31, 1994 and
  1993,  respectively (Notes 6 and 14)  ............................       7,998,609     12,606,022
Deposits and other assets .........................................        1,122,450      1,426,021
                                                                        ------------    -----------
     Total assets .................................................     $ 55,269,579    $ 83,78,463
                                                                        ============    ===========
                LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities
 Current portion of long-term debt (Note 8) .......................     $    737,832    $ 2,653,033
 Current portion of capital lease obligations (Note 13) ...........          952,989        924,802
 Accounts payable .................................................        2,446,261      2,597,918
 Accrued expenses .................................................        1,423,828        790,486
 Income taxes payable .............................................           58,000         41,371
                                                                        ------------    -----------
     Total current liabilities ....................................        5,618,910      7,007,610
Long-term debt, exclusive of current portion (Note 8) .............          833,659      9,450,997
Capital lease obligations, exclusive of current portion (Note 13) .        1,252,498      2,215,756
                                                                        ------------    -----------
     Total liabilities ............................................        7,705,067     18,674,363
                                                                        ------------    -----------
Commitments and contingencies (Notes 12 and 13)
Stockholders' equity (Notes 8, 9, and 11):
 Preferred stock, $.01 par value, shares authorized 6,000,000 and
  1,000,000 shares at December 31, 1994 and 1993 respectively:
   none outstanding
 Common stock, $.01 par value, 00,000 shares authorized;
   18,052,167 shares issued and outstanding  .......................         180,522        180,522
 Additional paid-in capital .......................................       73,215,363     73,441,200
 Accumulated deficit ..............................................      (22,087,035)    (4,312,107)
 Unrealized losses on investments in marketable securities ........          (20,294)
                                                                        ------------    -----------
                                                                          51,288,556     69,309,615
 Less treasury stock at cost, 1,644,305 and 1,852,478 shares at
  December 31, 1994 and 1993, respectively  ........................      (3,724,044)    (4,195,515)
                                                                        ------------    -----------
     Stockholders' equity--net ....................................       47,564,512     65,114,100
                                                                        ------------    -----------
                                                                        $ 55,269,579    $83,788,463
                                                                        ============    ===========

               See notes to consolidated financial statements.

                     RADIATION CARE, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         Nine Months
                                                                            Ended
                                                          Year Ended       December      Year Ended
                                                         December 31,        31,         March 31,
                                                             1994            1993           1993
                                                        ------------    ------------    ------------
Patient revenues, net ...............................   $ 25,785,560    $ 22,330,113    $ 27,797,837
Cost of revenues ....................................     18,856,207      14,909,266      17,208,305
                                                        ------------    ------------    ------------
Gross profit ........................................      6,929,353       7,420,847      10,589,532
Operating expenses
Selling, general and administrative
 Related party--rent (Note 12) ......................        266,050         232,391         308,141
 Other ..............................................     10,733,999       8,250,443      10,120,322
Provision for doubtful accounts .....................        936,019         876,923       1,362,835
Amortization of intangibles .........................        530,490         439,772         497,672
Provision for closing a center (Note 6) .............        400,000         731,502
Provision for write-down of assets (Note 6) .........      5,587,563
Provision for settlement of legal matters (Note 13) .      2,000,000
                                                        ------------    ------------    ------------
    Total operating expenses ........................     20,454,121      10,531,031      12,288,970
                                                        ------------    ------------    ------------
Loss from operations ................................    (13,524,768)     (3,110,184)     (1,699,438)
                                                        ------------    ------------    ------------
Other income (expense)
Interest income .....................................        975,450       1,017,539       2,038,022
Interest income--related party (Note 4) .............        256,926         239,858         299,175
Interest expense ....................................     (1,021,569)     (1,251,306)     (1,728,553)
Loss on sale of investments in marketable securities        (554,889)
Equity in income (loss) of affiliate (Note 4) .......        (72,580)       (102,863)         72,246
Provision for loss on sale of investment in affiliate
  (Note 4) ..........................................     (3,989,764)
Gains (losses) on investments in managed centers, net
  (Note 5) ..........................................        394,739        (261,475)
Rental income--related party (Note 4) ...............        188,644         141,482         151,957
Other ...............................................         28,257          59,713          34,190
                                                        ------------    ------------    ------------
 Other income (expense)--net ........................     (3,794,786)       (157,052)        867,037
                                                        ------------    ------------    ------------
Loss before income taxes and extraordinary item .....    (17,319,554)     (3,267,236)       (832,401)
Provision for income taxes--current .................         22,264          50,004         120,750
                                                        ------------    ------------    ------------
Loss before extraordinary item ......................   $(17,341,818)   $ (3,317,240)   $   (953,151)
Extraordinary item--loss on early extinguishment of
debt  (Note 8) ......................................       (433,110)
                                                        ------------    ------------    ------------
Net loss ............................................   $(17,774,928)   $ (3,317,240)   $   (953,151)
                                                        ============    ============    ============

               See notes to consolidated financial statements.

                     RADIATION CARE, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the year ended December 31, 1994, the nine months ended December 31, 1993 and the year ended March 31, 1993

                                                                          Unrealized
                                                                            Losses
                                                                              on
                                                                          Investments
                          Common Stock        Additional                      in                        Total
                      ---------------------     Paid-in     Accumulated    Marketable    Treasury    Stockholders'
                        Shares      Amount      Capital       Deficit      Securities      Stock        Equity
                      ----------   --------   -----------   ------------   ----------   -----------   -----------
Balance March 31,
  1992 ............   15,649,957   $156,500   $60,880,484   $    (41,716)                             $60,995,268
Issuance of common
  stock for
  acquisitions
  (Note 14) .......    2,143,210     21,432    12,670,082                                              12,691,514
Issuance of
  warrants
  (Note 9) ........                               133,233                                                 133,233
Exercise of
  warrants (Note 9)      180,000      1,800                                                                 1,800
Exercise of stock
  options .........       79,000        790        79,737                               $     3,473        84,000
Purchase of common
  stock
  (Note 9) ........                                                                      (1,475,973)   (1,475,973)
Issuance of
  treasury stock to
  401(k) Savings
  Plan (Note 11) ..                                  (917)                                   32,541        31,624
Net loss  .........                                             (953,151)                                (953,151)
                      ----------   --------   -----------   ------------     --------   -----------   -----------
Balance March 31,
  1993 ............   18,052,167    180,522    73,762,619       (994,867)                (1,439,959)   71,508,315
Exercise of stock
  options .........                              (323,029)                                  466,379       143,350
Purchase of common
  stock
  (Note 9) ........                                                                      (3,469,566)   (3,469,566)
Issuance of
  treasury stock to
  401(k) Savings
  Plan (Note 11) ..                                 1,610                                   247,631       249,241
Net loss  .........                                           (3,317,240)                              (3,317,240)
                      ----------   --------   -----------   ------------     --------   -----------   -----------
Balance December
  31, 1993 ........   18,052,167    180,522    73,441,200     (4,312,107)                (4,195,515)   65,114,100
Exercise of stock
  options .........                               (53,754)                                    96,254       42,500
Issuance of
  treasury stock to
  401(k) Savings
  Plan (Note 11) ..                              (172,083)                                   375,217      203,134
Unrealized losses
  on investments in
  marketable
  securities ......                                                          $(20,294)                    (20,294)
Net loss  .........                                          (17,774,928)                             (17,774,928)
                      ----------   --------   -----------   ------------     --------   -----------   -----------
Balance December
  31, 1994 ........   18,052,167   $180,522   $73,215,363   $(22,087,035)    $(20,294)  $(3,724,044)  $47,564,512
                      ==========   ========   ===========   ============     ========   ===========   ===========

               See notes to consolidated financial statements.

                     RADIATION CARE, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              Nine Months
                                                                Year Ended       Ended          Year Ended
                                                               December 31,   December 31,       March 31,
                                                                   1994           1993             1993
                                                               ------------    ------------   --------------
OPERATING ACTIVITIES:
Net loss  .................................................    $(17,774,928)  $ (3,317,240)    $   (953,151)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization  ..........................       6,188,767      4,730,757        5,378,251
  Provision for doubtful accounts  ........................         936,019        876,923        1,362,835
  Provision for closing a center--noncash items  ..........         400,000        666,975
  Loss on sale of property and equipment  .................                                         272,483
  Equity in (earnings) loss of affiliate  .................          72,580        102,863          (72,246)
  Provision for loss on sale of investment in affiliate  ..       3,989,764
  Provision for write-down of assets  .....................       5,587,563
  Losses on sale of investments in marketable securities  .         554,889
  (Gain) loss on investments in managed centers  ..........        (394,739)       261,475
  Issuance of stock to 401(k) Savings Plan  ...............         203,134        249,241           31,624
  Extraordinary item--loss on extinguishment of debt  .....         433,110
  Other noncash expenses  .................................          48,374         54,421           68,862
 Change in assets and liabilities, net of effect of
  acquisitions:
  Patient accounts receivable  ............................        (225,054)        19,679       (2,486,785)
  Receivable from affiliate  ..............................         508,101        331,255          293,886
  Accrued interest receivable  ............................          53,292         64,989           30,290
  Other current assets  ...................................         120,940        783,710         (718,183)
  Accounts payable and accrued expenses  ..................          81,685     (1,040,228)       1,057,589
  Income taxes payable  ...................................          16,629         18,206            8,700
                                                               ------------    ------------   --------------
   Cash provided by operating activities  .................         800,126      3,803,026        4,274,155
                                                               ------------    ------------   --------------
INVESTING ACTIVITIES:
  Purchases of investments ................................      (6,648,837)    (5,034,829)     (30,902,953)
  Sales of investments ....................................      14,129,871      6,280,485        4,672,182
  Maturities of investments ...............................       6,638,754     12,006,914       12,627,900
  Additions to property and equipment, net ................        (751,746)    (5,772,347)     (14,436,434)
  Proceeds from the sale of property and equipment ........       2,658,072             --          162,218
  Distributions from affiliate ............................              --        110,500           58,500
  Note receivable .........................................         375,000       (375,000)              --
  Deposits and other assets ...............................         285,974       (316,131)        (638,437)
  Investments in managed centers ..........................              --     (1,271,835)              --
  Disposition of investments in managed centers ...........       1,405,099             --               --
  Cash payments for acquisitions, net of cash acquired ....              --             --       (2,606,195)
                                                               ------------    ------------   --------------
  Cash provided by (used in) investing activities .........      18,092,187      5,627,757      (31,063,219)
                                                               ------------    ------------   --------------
FINANCING ACTIVITIES:
  Proceeds from issuance of treasury stock ................          42,500        143,350           85,800
  Payments on long-term debt ..............................     (10,853,032)    (6,349,033)      (1,087,979)
  Payments on capital lease obligations ...................        (935,071)      (670,743)        (979,100)
  Proceeds from issuance of long-term debt ................              --             --        1,800,000
  Payments of stock offering costs ........................              --             --         (164,678)
  Payments of debt issue costs ............................              --             --          (30,165)
  Treasury stock acquired .................................              --     (3,469,566)      (1,475,973)
                                                               ------------    ------------   --------------
  Cash used in financing activities .......................     (11,745,603)   (10,345,992)      (1,852,095)
                                                               ------------    ------------   --------------
Increase (decrease) in cash and cash equivalents  .........       7,146,710       (915,209)     (28,641,159)
Cash and cash equivalents, beginning of period  ...........       2,801,139      3,716,348       32,357,507
                                                               ------------    ------------   --------------
Cash and cash equivalents, end of period  .................    $  9,947,849   $  2,801,139     $  3,716,348
                                                               ============    ============   ==============
Supplemental disclosures of cash flow information:
  Interest paid (net of amount capitalized) ...............    $  1,004,143   $  1,204,621     $  1,602,952
                                                               ============    ============   ==============
  Income taxes paid .......................................    $      5,635   $     31,798     $    112,050
                                                               ============    ============   ==============
  Capital lease obligations ...............................    $         --   $         --     $  1,906,599
                                                               ============    ============   ==============
Issuance of common stock and liabilities assumed in
  connection with acquisitions (Note 14)...................

   Supplemental disclosures of noncash investing and financing activities:

   Included in accounts payable at December 31, 1993 and March 31, 1993 are amounts related to the purchase of property and equipment totaling $724,964 and $2,604,019, respectively.

               See notes to consolidated financial statements.

                     RADIATION CARE, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 1994, the nine months ended December 31, 1993 and the year ended March 31, 1993

1. ORGANIZATION & MERGER WITH ONCOLOGY THERAPIES, INC.

   Radiation Care, Inc. ("RCI") and its wholly owned subsidiaries (collectively the "Company") provide outpatient radiation therapy and diagnostic imaging services. The Company was incorporated in November 1990 and began treating patients in June 1991. The Company owns and operates seventeen radiation therapy centers and three diagnostic imaging centers, and owns a 65% interest in a fourth diagnostic imaging center (sold January 31, 1995--see Note 4).

   On November 21, 1994, the Company entered into an agreement to merge with Oncology Therapies, Inc. in a transaction in which the Company's stockholders will receive $2.625 in cash for each outstanding share of the Company's common stock. The merger was completed on March 21, 1995. The Company incurred approximately $2,500,000 of expenses, of which $1,424,393 were charged to 1994 operations, associated with structuring and completing the merger. This amount includes financial advisor fees, legal and accounting fees, certain liability insurance premiums, severance payments, and expenses for printing, mailing, and processing related to consummation of the merger. The Company had change-in-control agreements with its senior officers. The merger constitutes a change in control pursuant to such agreements. Total payments that resulted from such agreements approximated $345,000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year. Effective December 31, 1993, the Company adopted a fiscal year ending on December 31. Accordingly, the resulting transition period, which ended December 31, 1993, covers a nine month period.

Principles of Consolidation. The consolidated financial statements include the accounts of RCI and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents. For the purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with original maturities of three months or less to be cash equivalents.

Investments. The equity method of accounting is used for investments when the Company has a noncontrolling ownership interest in another company that is greater than 20%. Under the equity method of accounting, original investments are recorded at cost and adjusted by the Company's share of undistributed earnings or losses of such companies and the amortization of underlying intangibles.

   Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Statement addresses the accounting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The Company has classified its investments in marketable securities as available-for-sale securities which, under the Statement, are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. There was no cumulative effect of this change in accounting principle. Gains or losses on the sale of investments in marketable securities are determined by specific identification of the cost of the securities sold.

Provision for Doubtful Accounts. The Company records a provision for doubtful accounts for the portion of unrecognized revenues which it estimates may not be ultimately collected. The provision includes any contractual adjustments in excess of those estimated at the time revenue is recognized and other differences between recorded revenues and collections from third-party payors and patients. The provision and related allowance are adjusted periodically, based upon the Company's evaluation of historical collection experience with specific payors for particular services, anticipated reimbursement levels with specific payors for new services for which the Company may not have had significant historical collection experience, industry reimbursement trends, and other relevant factors.

                     RADIATION CARE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   Property and Equipment. Property and equipment is stated at cost. The cost and related accumulated depreciation of property and equipment sold or otherwise disposed are eliminated from the accounts and the resulting gains or losses are reflected in income. Depreciation is generally computed using the straight-line method over the estimated useful life of an asset. Assets recorded under capital leases are amortized over their estimated useful lives or the lease terms, as appropriate.

   Goodwill. The excess of the purchase price over the fair value of the net assets acquired in business combinations accounted for by the purchase method is amortized on a straight-line basis over a 25-year period. The Company periodically assesses the recoverability of goodwill, when there are indications of potential goodwill impairment based on estimates of undiscounted future cash flows from operations for the applicable business acquired. The amount of impairment is calculated by comparing anticipated discounted future income from acquired businesses with the carrying value of the related goodwill. In performing this analysis, management considers such factors as current results, trends and future prospects, in addition to other economic factors (see Note 6).

   The Company is required to implement Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in 1996. As the Company currently continually evaluates the realizability of its long-lived assets, including goodwill and intangibles, adoption of the statement is not anticipated to have a material effect on the Company's financial statements at the date of adoption.

   Organization Costs.   Organization costs are being amortized on a
straight-line basis over a five-year period.

Income Taxes. Deferred income taxes are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. To the extent management is uncertain that deferred tax assets will be realized, a valuation allowance is established.

   Debt Issue Costs.   Debt issue costs are deferred and are being amortized
using the interest method over the term of the related debt.

Revenue Recognition. Patient revenues are recognized net of contractual adjustments and represent the estimated net realizable amounts from third-party payors and patients for services rendered.

   Charity Care.   The Company has a policy of providing charity care to
patients who are unable to pay for the Company's services. Since the Company does not expect payments from such patients, estimated charges for charity care are not included in patient revenues.

   Reclassifications.   Certain reclassifications have been made to the prior
years' financial statements to conform to the presentation in the December 31, 1994 financial statements.

3. INVESTMENTS IN MARKETABLE SECURITIES

   The market value of investments in marketable securities was $207,107 and $14,929,560 at December 31, 1994 and 1993, respectively. At December 31, 1993 gross unrealized gains and losses on investments in marketable securities were $89,046 and $61,564, respectively.

4. INVESTMENT IN AFFILIATE AND RECEIVABLE FROM AFFILIATE

   The Company has a 65% limited partnership interest in ParkView Imaging Center, L.P. ("PVIC"). This noncontrolling limited partnership interest is accounted for using the equity method of accounting. The difference between the Company's recorded investment balance and the Company's proportionate share of the underlying

                     RADIATION CARE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

equity in the net assets of PVIC at December 31, 1994 was $427,564. Summarized financial data of PVIC as of December 31, 1994 and 1993 and for the year ended December 31, 1994 and the nine months ended December 31, 1993 follows:

                                                     December 31,
                                              ------------------------
                                                  1994         1993
                                              ----------    ----------
Balance Sheet Data:
 Total current assets .....................   $  888,060    $  620,214
 Property and equipment, net ..............    1,754,865     2,017,116
 Other assets .............................       12,353        19,323
                                              ----------    ----------
    Total assets ..........................   $2,655,278    $2,656,653
                                              ==========   ===========
 Total current liabilities ................   $  836,223    $  650,976
 Total long-term liabilities ..............      965,456     1,428,051
 Total partners' capital ..................      853,599       577,626
                                              ----------    ----------
    Total liabilities and partners' capital   $2,655,278    $2,656,653
                                              ==========   ===========
Income Statement Data:
 Patient revenues, net ....................   $2,140,946    $1,720,667
 Cost of revenues and expenses ............    1,853,132     1,638,258
                                              ----------    ----------
    Net income ............................   $  287,814    $   82,409
                                              ==========    ==========

   The Company leased equipment to PVIC under a noncancellable long-term lease accounted for by the Company as a direct financing lease. The Company recognized interest income of $256,926, $239,858 and $299,175 related to the leasing facility for the year ended December 31, 1994, the nine months ended December 31, 1993 and the year ended March 31, 1993, respectively. Additionally, the Company leased certain office space to PVIC. Such lease is accounted for as an operating lease and the Company recognized $188,644, $141,482 and $151,957 of rental income for the year ended December 31, 1994, the nine months ended December 31, 1993 and the year ended March 31, 1993, respectively. Future minimum lease payments due from PVIC together with the present value of future minimum lease payments under the equipment leases from affiliate are as follows:

                                                     Direct
             Year Ended December 31,                Financing   Operating
- -------------------------------------------------  ----------   ---------
  1995 ..........................................  $  761,484    $188,634
  1996 ..........................................     761,484     188,634
  1997 ..........................................      63,458
                                                   ----------    ---------
  Total .........................................   1,586,426    $377,268
                                                                 ========
  Less amounts representing interest and
  executory costs ...............................    (227,788)
                                                   ----------
  Present value of minimum receipts .............   1,358,638
  Less current portion ..........................    (596,023)
                                                   ----------
  Receivable from affiliate, long-term portion ..  $  762,615
                                                   ==========

   In November 1994, the Company agreed to sell Community Clinicians Leasing, L.P. ("CCL") which included its investment in PVIC to The Columbia HCA Health System for $1,250,000. In December 1994, the agreement was revised and the sales price was reduced by $250,000 to $1,000,000. The Columbia HCA Health System was the general partner of PVIC and owned the remaining 35% interest in PVIC. During the year ended December 31, 1994, the Company provided for an anticipated loss on sale of its investment in affiliate of $3,989,764 as a result of this agreement. This amount represents the difference between the Company's recorded investment balance and the agreed-upon sales price of CCL. The transaction was completed on January 31, 1995.

                     RADIATION CARE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

5. INVESTMENTS IN MANAGED CENTERS

   The Company entered into agreements in 1993 to manage three radiation therapy centers, one that had begun operations and two that were under development. The centers were independently owned. These agreements had a four-year term during which the Company was to manage the operations of the centers for a fee based on a percentage of collected revenues. In addition, the Company entered into agreements that provided the Company with the option to purchase each of the centers, based on an agreed pricing computation, for a period of two years beginning eighteen months after the projected opening date of each center. Consideration for the purchases could be in cash or common stock of the Company to be negotiated at the time of the purchase. The Company paid $100,000 per center as consideration for the purchase options. The Company loaned the centers amounts for working capital requirements, provided certain temporary financing for building improvements, and provided certain financing for the acquisition of real estate. The loans for working capital requirements and the loans for the acquisition of real estate were expected to be repaid from future operating cash flows of the centers. The loans for building improvements were expected to be repaid through permanent financing at the completion of construction. As of December 31, 1993, the Company had advanced a total of $1,271,835 under these loan agreements at an interest rate of 7%.

   Due to the nature of the Company's relationship with the managed centers, including the loan arrangements and the options to purchase the centers, the amounts loaned to the centers were accounted for similar to equity method investments. As a result of this accounting treatment, the Company was required to record any start-up losses, and subsequent operating income to the extent of previously recognized losses, of the managed centers as gains or losses on the investments in managed centers in the period in which the income or losses of the centers is recognized. During the year ended December 31, 1994 and the nine months ended December 31, 1993, the Company recognized losses on investments in managed centers of $367,283 and $261,475, respectively. The cumulative amount of any potential losses on the investments was limited to the amount invested in each center. The Company did not guarantee any debt of the managed centers and was not at risk beyond its investment balance. See Note 7 regarding machinery and equipment sold to centers under development which the Company manages.

   In April 1994, the Company and the owners of the managed centers agreed to terminate the management agreements and the purchase option agreements. All loans to the managed centers and accrued interest were repaid to the Company. The consideration paid for the purchase options also was refunded. In addition, the Company received agreed-upon management fees for two of the centers that had begun operations. Accordingly, the Company reversed all previously recorded losses on investments in managed centers in April 1994. During the year ended December 31, 1994, the Company recognized a gain on investments in managed centers totaling $762,022, which included the reversal of previously recorded losses, interest income on the loans to the managed centers, and management fees. Subsequent to termination of the management agreements, there are no outstanding amounts due from or to the managed centers and the Company has no further obligations with regard to the financing or management of the operations of the managed centers.

6. PROVISION FOR WRITE-DOWN OF ASSETS

   During the year ended December 31, 1994, the Company incurred a charge of $5,587,563 which includes a provision for write-off of unamortized goodwill at one of the Company's diagnostic imaging centers of $3,915,932 and the write-down of property and equipment at two of the Company's radiation therapy centers of $1,671,631. The provision for write-off of goodwill and write-down of property and equipment was a result of management's continuing assessment of the recoverability of assets based on estimates of future undiscounted cash flows from operations of the applicable businesses. During the year ended December 31, 1994, such assessment considered the impending merger with Oncology Therapies, Inc. discussed in Note 1, the impending effects of contingencies discussed in Note 13, continuing operating losses at the individual centers and management's determination that the operating losses were likely to continue for the foreseeable future. Such assessment considered the effects of the above events on all the Company's long-lived assets on a center-by-center basis. Prior to 1994, the Company

                     RADIATION CARE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

did not believe the likelihood of adverse effects on the Company, as a result of Omnibus Budget Reconciliation Act of 1993 ("OBRA 1993"), were probable. Management's assessment of the likelihood of adverse effects associated with OBRA 1993 became probable during 1994 as a result of management concluding that the Company would be unable to meet the public company exemption under OBRA 1993. It was in light of such events that management estimated and recognized asset impairments during 1994. The write-down of property and equipment included medical equipment and leasehold improvements at centers located in Rockville, Maryland and Falls Church, Virginia. In addition, the Company recorded a charge of $400,000 related to costs associated with the probable closing of one of the radiation therapy centers. The amount of the provision is primarily for estimated lease termination costs.

   In September 1993, the Company made the decision to close its radiation therapy center in Columbia, South Carolina. The center, which had been operating for two years, had not treated a sufficient volume of patients to attain profitability, and management determined that it was not likely to become profitable in the foreseeable future. Losses were minimized by transferring equipment and miscellaneous furnishings and supplies to new centers. The provision for expenses related to the closing of the center was $731,502, which included the write-off of certain leasehold improvements of $593,929, transportation and storage costs of $70,750, severance compensation to employees of $32,823, and other miscellaneous expenses of $34,000.

7. PROPERTY AND EQUIPMENT

   Property and equipment is summarized as follows:

                                                  Estimated
                                                   Useful
                                                    Life                December 31,
                                                                ----------------------------
                                                   (years)           1994           1993
                                                   -------     ------------    ------------
Machinery and equipment ......................      4 - 10     $ 31,441,163    $ 34,215,689
Leasehold improvements .......................     10 - 12       12,034,679      13,400,465
Computers ....................................        5           2,726,629       2,713,741
Furniture and fixtures .......................      5 - 7           841,393         864,458
Automobiles ..................................      3 - 5           188,600         208,649
                                                               ------------    ------------
Total ........................................                   47,232,464      51,403,002
Less accumulated depreciation and amortization                  (17,164,220)    (12,098,524)
                                                               ------------    ------------
Property and equipment, net ..................                 $ 30,068,244    $ 39,304,478
                                                               ============    ============

   Included in machinery and equipment at December 31, 1993 are assets with a total cost of $2,946,171 and total accumulated depreciation of $491,373 which were taken out of service and sold to centers under development which the Company managed in 1994 (see Note 5). No losses on the transfer and sale of such equipment were recognized.

   The Company capitalizes interest as a component of the cost of the property and equipment constructed for its own use. Interest of $33,070 and $67,014 was capitalized during the nine months ended December 31, 1993 and the year ended March 31, 1993, respectively.

   Included in machinery and equipment at December 31, 1994 and 1993 are assets under capital leases of $4,580,943 at both dates with accumulated amortization of $2,752,035 and $1,763,909, respectively.

   Depreciation expense, including amortization of capital lease assets, was $5,658,276, $4,306,120, and $4,880,579 for the year ended December 31, 1994, the nine months ended December 31, 1993 and the year ended March 31, 1993, respectively.

                     RADIATION CARE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

8. LONG-TERM DEBT

   The Company had a $15,000,000 credit agreement with a commercial bank. The credit agreement, as amended, consisted of a $10,000,000 term loan and a $5,000,000 revolving credit facility. At December 31, 1993, the Company had $3,800,000 available to borrow under the revolving credit facility. Under the agreement, the Company had the option of making "Eurodollar" loans or "Base Rate" loans. Eurodollar loans bore interest at a fixed rate per annum equal to LIBOR for the current interest period plus 2-3/4% (an interest period may be one, two, three, or six months, as selected by the Company). Base Rate loans bore interest at a rate per annum, fluctuating daily, equal to the higher of the prime rate plus 1-1/2% or the federal funds rate plus 2%. Interest on Eurodollar loans was payable at the end of the applicable interest period and interest on Base Rate loans was payable monthly. At December 31, 1993 there was outstanding under the credit agreement $10,200,000 bearing interest at rates ranging from 6.01% to 6.19%.

   Patient accounts receivable and certain property and equipment were pledged as collateral under the credit agreement. In addition, the Company was required to meet certain financial covenants primarily related to net worth and long-term debt. The agreement also limited the amount of dividends that could be paid by the Company.

   The aggregate principal amount of the term loan was payable in quarterly installments of $500,000 which commenced on September 30, 1993. In September 1994, the Company repaid all outstanding indebtedness under its credit agreement. In connection with the cancellation of the credit agreement, the Company recognized an extraordinary loss of $433,110 during the year ended December 31, 1994. The extraordinary loss represents the write-off of the remaining balances of $272,119 of debt discount and $160,991 of debt issue costs associated with the credit agreement.

   Long-term debt is summarized as follows:

                                                                                   December 31,
                                                                            -------------------------
                                                                                1994          1993
                                                                            ----------    -----------
Borrowings under the credit agreement described above, net of unamortized
  discount of $320,493 at December 31, 1993  .............................                $ 9,879,507
Notes payable to a financial institution, due in monthly installments of
  $74,177 including interest ranging from 10.5% to 12.0% through January
  1997. Certain property and equipment are pledged as collateral on the
  notes  .................................................................  $1,571,491      2,224,523
                                                                            ----------    -----------
 Total ..................................................................    1,571,491     12,104,030
Less amounts due within one year ........................................     (737,832)    (2,653,033)
                                                                            ----------    -----------
 Long-term debt ..........................................................  $  833,659    $ 9,450,997
                                                                            ==========    ===========

   At December 31, 1994, scheduled aggregate long-term debt maturities were $737,832 in 1995 and $833,659 in 1996.

9. COMMON STOCK AND WARRANTS

   In February 1992, the Company sold 6,250,000 shares of common stock at $8 a share in its initial public offering. On September 4, 1992, the stockholders of the Company approved an increase in the authorized number of the Company's common shares to 50,000,000.

   In September 1992, the Company's Board of Directors authorized the use of up to $5,000,000 to purchase the Company's common shares in the open market, from time to time. During 1992 and 1993, the Company purchased 2,088,792 shares for a total of $4,945,539, of which 259,137 shares have been contributed to the Company's 401(k) Plan and 185,350 shares have been used for options exercised by employees. At December 31, 1994, the remaining 1,644,305 shares are being held as treasury shares.

                     RADIATION CARE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   During the year ended March 31, 1992, the Company issued to its lending bank warrants to purchase 356,067 shares of the Company's common stock or preferred stock at a price of $.01 per share. The difference of $352,506 between the fair value of the warrants (valued at $1.00 per warrant or $356,067 in total) and the exercise price ($.01 per warrant or $3,561 in total) has been charged to discount on debt and has been credited to additional paid-in capital. On June 11, 1992, the Company agreed to issue an additional 93,933 warrants to its lending bank, of which 16,675 are exercisable at $.01 per share and 77,258 are exercisable at $8 per share. The difference of $133,233 between the fair value of the 16,675 warrants (valued at $8 per warrant or $133,400 in total) and the exercise price ($.01 per warrant or $167 in total) has been charged to discount on debt and has been credited to additional paid-in capital. The warrants may be exercised at any time through June 1, 2001 and the number of warrants issued are subject to adjustment in certain events to prevent dilution. The Company has granted the holder of the warrants certain rights with respect to the registration under the Securities Act of 1933 of the warrants and the shares issuable upon their exercise. During the year ended March 31, 1993, 180,000 warrants were exercised at $.01 per share. At December 31, 1994, 192,742 warrants exercisable at $.01 per share and 77,258 warrants exercisable at $8.00 per share were outstanding.

10. INCOME TAXES

   The Company has elected, for income tax purposes, a March 31 year end. At December 31, 1994 the Company had available net operating loss carryforwards of approximately $27,945,000 for federal income tax purposes, which expire beginning in 2007. As a result of the merger discussed in Note 1, the Company underwent an ownership change as defined in Section 382 of the Internal Revenue Code of 1986, as amended. This ownership change substantially limits the ability of the Company to utilize its net operating loss carryforwards in future years.

   Income tax computed at the federal statutory rate for the year ended December 31, 1994, for the nine months ended December 31, 1993, and for the year ended March 31, 1993 differs from the amount provided as follows:

                                                                      Nine Months
                                              Year Ended                 Ended                 Year Ended
                                          December 31, 1994        December 31, 1993         March 31, 1993
                                         ---------------------    ---------------------   ---------------------
Tax (benefit) at statutory rate        $(5,888,648)    (34.0)%  $(1,110,860)    (34.0)%  $(283,016)     (34.0)%
State taxes, less federal tax
  effect ........................         (571,545)     (3.3)      (107,448)     (3.3)
Surtax exemption  ...............                                                           (8,414)      (1.0)
Change in valuation allowance  ..        4,598,162      26.5      1,047,001      32.0      117,140       14.1
Nondeductible amortization and
  write-off of intangibles ......        1,548,642       8.8        214,060       6.6      203,822       24.5
Merger expense  .................          484,294       2.8
Other  ..........................         (148,641)     (0.8)         7,251       0.2       91,218       10.9
                                       -----------      ----    -----------      ----    ---------       ----
Provision for income taxes  .....      $    22,264        --    $    50,004       1.5%   $ 120,750       14.5%
                                       ===========      ====    ===========      ====    =========       ====

   Components of deferred income taxes at December 31, 1994 and 1993 are as follows:

                                                 1994           1993
                                               ----------   ------------
   Deferred income tax assets:
    Net operating loss carryforwards .....    $10,898,834    $5,336,764
    Start-up costs .......................        111,458       185,091
    Allowance for doubtful accounts ......        163,079       182,067
    Other ................................        552,418       590,175
                                              -----------    ----------
                                               11,725,789     6,294,097
                                              -----------    ----------

                      RADIATION CARE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   Deferred income tax liabilities:
    Property and depreciation ............     (5,101,717)    (4,268,188)
                                              -----------    ----------
   Valuation allowance ...................     (6,624,072)    (2,025,909)
                                              -----------    ----------
   Net deferred income taxes .............    $        --    $        --
                                              ===========    ===========

   Increases in the Company's valuation allowance during the year ended December 31, 1994 reflect management's assessment of the Company's ability to realize, in future periods, deferred tax assets.

11. EMPLOYEE BENEFITS

   401(K) Savings Plan. Effective March 1, 1993, the Company adopted a voluntary savings plan for eligible employees under Section 401(k) of the Internal Revenue Code, whereby participants may contribute a percentage of their compensation up to the maximum annual amount allowed under the Code. The plan provides for matching contributions by the Company of the first 5% of salary contributed by the employee. The Company's contributions are made on a quarterly basis with the Company stock which vests upon the completion of three years of service by the employee.

   Expense recorded for the savings plan was $203,134, $249,241, and $31,624 for the year ended December 31, 1994, the nine months ended December 31, 1993, and the year ended March 31, 1993, respectively.

   Stock Option Plan. The Company's 1991 Amended and Restated Statutory-Nonstatutory Stock Option Plan (the "Plan") permits the Company to grant statutory and non-statutory options to purchase shares of common stock to certain directors, officers, and other key employees of the Company as well as certain consultants and advisors. There are 3,500,000 shares of the Company's common stock reserved for issuance under the Plan. Options generally become exercisable over a three-year period, with a portion of the shares issuable pursuant to each option becoming exercisable at each anniversary of the grant. The options expire ten years after the date of grant.

   During 1994, the Company approved a plan to offer new option grants to certain officers and other key employees who had previously received stock option grants. The plan allowed employees the opportunity to cancel their previous grant and receive a new grant of stock options. The number of shares that may be purchased under the new stock option grant was determined by a formula based on the relationship of the exercise price of the previous grant to the closing price of the Company's common stock on February 1, 1994, the date of the new option grant. Participation in the exchange of stock option grants by employees was completely voluntary. The total number of options outstanding that were eligible for exchange was 638,400 with exercise prices ranging from $2.75 to $12.75. The total number of options exchanged was 391,400 with exercise prices ranging from $2.75 to $12.75. In return for the options exchanged, 166,646 new options were issued at an exercise price of $2.13 and the previously issued options were cancelled.

   In March 1995, in connection with the merger of the Company with Oncology Therapies, Inc. (see Note 1), the Company approved a plan to loan to employees the proceeds necessary to exercise all vested options and simultaneously repurchase the shares of common stock issued in connection with the exercise of such options and repay the amounts loaned to employees. This plan was executed simultaneously with the closing of the merger. In total, $1,414,548 was loaned to employees and subsequently repaid to the Company and options to purchase 771,669 shares of common stock were exercised with exercise prices ranging from $1.00 to $2.13. These shares of common stock were then repurchased by the Company at a merger consideration of $2.625 per share. All other outstanding options were canceled as part of the merger agreement.

12. RELATED PARTY TRANSACTIONS

   The Company had, through September 1993, an office lease agreement for one of its centers with a corporation, the stock of which is owned in part by the former chairman of the Company. Rental expense of $32,000 and $48,000 was incurred on this lease during the nine months ended December 31, 1993 and the year ended March 31, 1993, respectively.

                      RADIATION CARE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   The Company has entered into an office lease agreement for one of its centers with a corporation, the stock of which is owned in part by a former director of the Company. Rental expense of $101,328, $74,473, and $94,800 was incurred on this lease for the year ended December 31, 1994, for the nine months ended December 31, 1993, and for the year ended March 31, 1993, respectively.

   In March 1992, the Company began leasing an airplane for use in managing its centers and investigating acquisition and development opportunities, some of which are not accessible to commercial aircraft, from a corporation that is primarily owned by the former chairman of the Company at the rate of $7,000 per month. Rental expense of $84,000, $63,000, and $84,000 was incurred on this lease for the year ended December 31, 1994, for the nine months ended December 31, 1993, and for the year ended March 31, 1993, respectively. The Company incurred other third-party costs in connection with the operation of the leased airplane.

   Prior to the merger, CTC had entered into a service contract with an entity, related by common owners, to provide technical services. CTC paid a monthly fee based on the number of scans read. Expenses included in cost of revenues related to this contract were $502,878, $392,422, and $632,083 for the year ended December 31, 1994, the nine months ended December 31, 1993 and the year ended March 31, 1993, respectively.

   CTC owns a 2.5% interest in a limited partnership that leases office space to the Company under an agreement that expires in September 1995. Rental expense related to this space was $80,722, $62,918, and $81,341 for the year ended December 31, 1994, the nine months ended December 31, 1993 and the year ended March 31, 1993, respectively.

13. COMMITMENTS AND CONTINGENCIES

   The Company leases office space, generally under ten-year noncancelable operating lease agreements. The lease agreements contain escalation clauses for increases in operating costs. In addition, the Company leases an airplane under a noncancelable operating lease with a related party and certain machinery and equipment under capital and operating leases. Aggregate future minimum lease commitments under operating leases and capital leases with an initial or remaining lease term in excess of one year, including amounts payable to related parties, together with the present value of the minimum capital lease payments at December 31, 1994 are as follows:

                                                           Operating      Capital
               Year Ending December 31,                     Leases        Leases
- ------------------------------------------------------     ----------   -----------
1995 .................................................   $ 1,932,266    $1,129,993
1996 .................................................     1,890,832       783,403
1997 .................................................     1,735,852       317,018
1998 .................................................     1,656,045       304,935
1999 .................................................     1,630,129        25,361
Thereafter ...........................................     6,160,418            --
                                                         -----------    ----------
    Total ............................................   $15,005,542     2,560,710
                                                         ===========
Less amounts representing interest and executory costs                    (355,223)
Present value of minimum payments ....................                   2,205,487
Less current portion .................................                    (952,989)
                                                                        ----------
Long-term portion of capital lease obligations .......                  $1,252,498
                                                                        ==========

   Rental expense, including rent paid to related parties, for the year ended December 31, 1994, the nine months ended December 31 1993, and the year ended March 31, 1993 was $2,153,924, $1,616,981, and $1,823,471, respectively.

                     RADIATION CARE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   The Company carries liability insurance covering general and medical malpractice liability with annual limits of $15 million per occurrence and in the aggregate with respect to each of its centers. Management believes such coverage is adequate to cover claims, if any, that may result.

   Since June 1992, a federal grand jury sitting in Atlanta, Georgia had been investigating whether referrals by physicians who are stockholders of the Company have been in compliance with the Medicare law. Beginning in October 1994, the Company engaged in active negotiations with representatives of the Federal Government to resolve the matters that have been the subject of this investigation of the Company. On December 15, 1994, the Company and the Federal Government entered into an agreement to settle the grand jury investigation. Under the terms of the settlement, the Company consented to a civil judgment, providing for its payment of $2,000,000 and an injunction against violations of the Medicare "anti-kickback" law. In agreeing to the settlement, the Company did not admit that any of its activities violated the Medicare law or any other law. An expense of $2,000,000 related to the settlement is included in the Company's statement of operations for the year ended December 31, 1994.

   On February 16, 1995, six former stockholders of RCI filed a consolidated amended Class Action Complaint in Delaware Chancery Court (In re Radiation Care, Inc. Shareholders Litigation. Consolidated C.A promptly. No. 13805) against RCI. Thomas Haire, Gerald King, Charles McKay, Abraham Gosman. Oncology Therapies of America, Inc. ("OTA") and A.M.A. Financial Corporation, ("AMA") alleging that the RCI stockholders should have received greater consideration for their RCI stock when RCI was merged with and into the Company. Plaintiffs allege breaches of fiduciary duty by the former RCI directors, as well as aiding and abetting such fiduciary duty breaches by Mr. Gosman, OTA and AMA. Plaintiffs seek compensatory or recissionary damages of an undisclosed amount on behalf of all RCI stockholders, together with an award of the costs and attorneys' fees associated with the action. No class has been certified in this litigation and plaintiffs' counsel have granted an indefinite extension for the defendants to answer or otherwise respond to the Complaint. Plaintiffs have taken no discovery and there has been virtually no activity in the litigation since plaintiffs' filing of the consolidated amended Class Action Complaint. The Company intends to file an answer denying any liability in connection with this litigation.

   On August 4, 1995, 26 former stockholders of RCI filed a Complaint for Money Damages against Richard D'Amico, Ted Crowley, Thomas Haire, Gerald King, Charles McKay and Randy Walker (all former RCI officers and directors) in the Superior Court of Fulton County, in the State of Georgia (Southeastern Capital Resources, L.L.C. et al. v. Richard D'Amico et al., Civil Action No. E41225). Two of the plaintiffs have withdrawn from the litigation. Plaintiffs allege a breach of fiduciary duty by the former RCI directors Haire, King and McKay, a "conspiracy" by the RCI officer defendants D'Amico, Crowley and Walker, and negligence by all defendants. Plaintiffs seek additional consideration for their shares of RCI common stock in the form of compensatory and monetary damages in the amount of $5.7 million, plus punitive damages, interest, costs and attorneys fees. On September 22, 1995, the defendants filed an Answer denying any liability in connection with this matter.

   On September 18, 1995, two former stockholders of RCI filed a Complaint for Money Damages against RCI, OTA, Mr. Haire, Mr. King and Mr. McKay in the Superior Court of Fulton County in the State of Georgia (Dennis E. Ellingwood and Gregory W. Cotter v. Oncology Therapies, Inc., et al., Civil Action No. 34 727-E191464). Plaintiffs allege negligence, negligent misrepresentation and a breach of fiduciary duty by former RCI directors Haire, King and McKay and by RCI and OTA on the principles of respondeat superior. Plaintiffs seek compensatory money damages in an amount of not less than $165,925 for one plaintiff and $32,997 for the other, plus punitive damages, interest, costs and attorneys fees. Plaintiffs allege essentially that they were induced to invest in RCI as a result of a variety of misrepresentations and material omissions made by RCI in its communications with its stockholders.

   The Company believes that it has meritorious defense in all the above-described pending actions. Although the resolution of these matters may have a material adverse effect on the Company's financial condition, results of operations and liquidity, the ultimate outcome of the litigation described in the preceding three paragraphs cannot presently be determined. Accordingly, no provision for any loss that may result upon resolution of these suits has been made in the consolidated financial statements.

                     RADIATION CARE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   A substantial portion of the Company's revenues has historically been derived from patients referred to its centers by physicians who are stockholders of the Company, and loss of such referrals would have a material adverse effect on the future operations of the Company. In August 1993, OBRA 1993 was enacted. OBRA 1993 contains provisions that will, beginning January 1, 1995, restrict most physicians from referring Medicare or Medicaid patients to radiation therapy and diagnostic imaging providers in which they have a financial interest. OBRA 1993 contains an exemption for a financial interest consisting of the ownership of investment securities that may be purchased on terms generally available to the public in a company with $75 million of stockholders' equity as of its most recent fiscal year on or preceding December 31, 1994 and with securities listed on a national trading market, including NASDAQ. As of December 31, 1994, the Company's stockholders' equity was approximately $47.6 million. Due to the merger discussed in Note 1, the Company's management does not believe OBRA 93 will adversely affect the Company's future operations.

14. ACQUISITIONS

   On April 3, 1992, the Company exchanged 543,675 shares of its common stock for all of the outstanding shares of common stock of Computerized Tomography Center, Inc. ("CTC"). CTC operates an outpatient diagnostic imaging facility. The combination has been accounted for as a pooling of interests and the historical financial statements of the Company have been restated to include the operations of CTC.

   On May 8, 1992, the Company purchased the net assets of Peachtree Medical Diagnostics Center ("PMDC"), a center of Peachtree Medical Diagnostics, L.P., for a total purchase price of approximately $3,951,950 (before acquisition costs of $73,246), payable with 395,195 shares of the Company's common stock. PMDC operates an outpatient diagnostics imaging facility. The excess of the purchase price over the fair value of the net assets was $4,340,208. The Company assumed liabilities of $1,416,000 in connection with the acquisition. The acquisition has been accounted for as a purchase and has been included in the Company's operations from May 8, 1992.

   On May 27, 1992, the Company purchased the common stock of Biltmore Advanced Imaging Center, Inc. ("BAIC"), which operates an outpatient diagnostic imaging facility, for a total purchase price of $3,835,000 (before acquisition costs of $495,000), payable with 464,846 shares of the Company's common stock. The Company guaranteed by acquiring a letter of credit in the amount of $3,250,000 that the value of the 464,846 shares to be sold by the former shareholders of BAIC through January 31, 1993 would be at least $3,250,000. The Company satisfied its additional purchase price obligation to such shareholders by paying cash of $1,491,664 in February 1993. The excess of the purchase price over the fair value of the net assets was $4,605,313. The Company assumed liabilities of $2,812,000 in connection with the acquisition. The acquisition has been accounted for as a purchase and has been included in the Company's operations from May 27, 1992.

   On June 10, 1992, the Company purchased the net assets of Community Clinicians Leasing, L.P. ("CCL") for a total purchase price of $4,760,000 (before acquisition costs of $571,000), payable with 568,358 shares of the Company's common stock. CCL owns a 65% interest in ParkView Imaging Center, L.P. ("PVIC"), which operates an outpatient diagnostic imaging facility (see
Note 4). The Company guaranteed that the value of the shares issued would be a minimum of $3,500,000 on or about the effective date of the Registration Statement which covered the underlying shares or the Company would issue such number of additional shares necessary to bring the consideration at that date to $3,500,000. Accordingly, as of February 11, 1993, the Company issued 293,175 shares of common stock in satisfaction of this obligation. Since the additional consideration was contingent on the future market value of the shares issued on June 10, 1992, the issuance of such additional shares does not result in an increase to the acquisition purchase price or to paid-in capital. The Company assumed liabilities of $3,097,000 in connection with the acquisition. The acquisition has been accounted for as a purchase and has been included in the Company's operations from June 10, 1992.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Aegis Health Systems, Inc.

   We have audited the accompanying balance sheets of Aegis Health Systems, Inc. as of December 31, 1994 and 1993, and the related statements of operations and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aegis Health Systems, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                        COOPERS & LYBRAND, L.L.P.

Oklahoma City, Oklahoma
August 24, 1995

                           AEGIS HEALTH SYSTEMS, INC.
                                BALANCE SHEETS

                                                                           December 31,
                                                                      --------------------------
                                                         March 31,
                                                           1995           1994           1993
                                                        -----------   -----------    -----------
                                                        (unaudited)
                       ASSETS
Current Assets
  Trade accounts receivable ........................   $   214,450    $   266,066    $   284,767
  Other current assets .............................        36,429             --             --
                                                       -----------    -----------    -----------
      Total current assets .........................       250,879        266,066        284,767
Property, plant and Equipment, net of accumulated
 depreciation ......................................     1,318,775      1,397,386      1,574,327
Organizational Costs, net ..........................            --             --          1,282
Other Assets .......................................         3,114          3,309          3,309
                                                       -----------    -----------    -----------
      Total assets .................................   $ 1,572,768    $ 1,666,761    $ 1,863,685
                                                       ===========    ===========    ===========
         LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities
  Book overdraft ...................................   $    32,234    $    81,126    $    43,902
  Accounts payable and accrued liabilities .........       295,942        238,886        210,636
  Current maturities of long-term debt .............     1,110,001      1,040,415        809,838
  Current maturities of capital lease obligations ..        33,120         32,296        242,176
                                                       -----------    -----------    -----------
      Total current liabilities ....................     1,471,297      1,392,723      1,306,552
Long-term obligations
  Long-term debt ...................................       730,372        913,225        346,599
  Capital lease obligations ........................       129,213        137,807        292,525
                                                       -----------    -----------    -----------
      Total liabilities ............................     2,330,882      2,443,775      1,945,676
Commitments and contingencies (Note 7) .............            --             --             --
Stockholder's deficit
  Common stock, $1 par, 50,000 shares authorized,
  5,001 shares issued and outstanding ..............         5,001          5,001          5,001
   Distributions in excess of earnings .............      (763,115)      (781,995)       (86,992)
                                                       -----------    -----------    -----------
      Total stockholder's deficit ..................      (758,114)      (776,994)       (81,991)
                                                       -----------    -----------    -----------
      Total liabilities and stockholder's deficit ..   $ 1,572,768    $ 1,666,761    $ 1,863,685
                                                       ===========    ===========    ===========

  The accompanying notes are an integral part of these financial statements.

                           AEGIS HEALTH SYSTEMS, INC.
                           STATEMENTS OF OPERATIONS

                                               Three Months Ended
                                                    March 31,                Year Ended December 31,
                                             ----------------------   -------------------------------------
                                               1995         1994         1994         1993          1992
                                             ---------    ---------  -----------   ----------    ----------
                                           (unaudited)  (unaudited)
Operating revenues ......................    $ 719,313    $ 608,079  $ 2,741,890   $2,034,582    $1,697,313
                                             ---------    ---------  -----------   ----------    ----------
Costs and expenses
 Operating expenses .....................      270,953      215,712      813,404      606,817       491,254
 General and administrative expenses ....      323,767      304,180    1,212,898    1,119,839       933,488
 Interest expense .......................       25,729       45,678      243,049      234,907       173,523
 Other expense ..........................        4,577        1,610       26,303       10,528           863
                                             ---------    ---------  -----------   ----------    ----------
   Total costs and expenses .............      625,026      567,180    2,295,654    1,972,091     1,599,128
                                             ---------    ---------  -----------   ----------    ----------
Net Income (Note 5) .....................       94,287       40,899      446,236       62,491        98,185
Distributions in excess of earnings,
  beginning of period ...................     (781,995)     (86,992)     (86,992)     (19,944)      (71,797)
Distributions to stockholder ............      (75,407)     (96,606)  (1,141,239)    (129,539)      (46,332)
                                             ---------    ---------  -----------   ----------    ----------
Distributions in excess of earnings, end
  of period .............................    $(763,115)   $(142,699) $  (781,995)  $  (86,992)   $  (19,944)
                                             =========    =========  ===========   ==========    ==========

  The accompanying notes are an integral part of these financial statements.

                           AEGIS HEALTH SYSTEMS, INC.
                           STATEMENTS OF CASH FLOWS

                                                 Three Months
                                                    Ended
                                                  March 31,                Year Ended December 31,
                                            ---------------------   ------------------------------------
                                              1995        1994         1994         1993         1992
                                            ---------   ---------   -----------   ---------    ---------
                                          (unaudited) (unaudited)
Cash flows from operating activities
  Net Income  ...........................   $  94,287   $  40,899   $   446,236   $  62,491    $  98,185
  Adjustments to reconcile net income to
    net cash provided by operating
    activities
   Depreciation and amortization  .......      78,611      78,273       315,271     278,766      203,423
   Change in assets and liabilities  ....
       Increase (decrease) in trade
       accounts receivable  .............      51,616     (14,062)       18,701    (160,733)      42,350
    Increase (decrease) in other current
       assets ...........................     (36,429)    (30,965)           --          --       30,621
    Increase (decrease) in other assets           195          --            --       2,966       (1,863)
    Increase (decrease) in accounts
       payable and accrued liabilities ..      57,056      74,244        28,250     170,714        9,847
                                            ---------   ---------   -----------   ---------    ---------
     Net cash provided by operating
       activities .......................     245,336     148,389       808,458     354,204      382,563
                                            ---------   ---------   -----------   ---------    ---------
Cash flows used in investing activities
  Capital expenditures  .................          --      (3,166)      (37,217)   (256,325)     (16,358)
  Proceeds from sale of assets  .........          --          --            --          --       92,589
                                            ---------   ---------   -----------   ---------    ---------
     Net cash provided (used) by
       investing activities .............          --      (3,166)      (37,217)   (256,325)      76,231
                                            ---------   ---------   -----------   ---------    ---------
Cash flows provided by financing
  activities
  Borrowings under notes payable  .......          --          --     1,842,680     372,132       18,979
  Payments on notes payable  ............     (95,574)   (136,308)   (1,056,898)   (360,660)    (516,997)
  Net borrowings (payments) on revolving
    credit loans ........................     (17,693)      2,211        11,421      91,213      105,899
  Principal payments on capital lease
    obligations .........................      (7,770)    (11,866)     (464,429)   (100,344)     (20,119)
Distributions to stockholder  ...........     (75,407)    (96,606)   (1,141,239)   (129,539)     (46,332)
  Increase (decrease) in book overdraft       (48,892)     97,346        37,224      29,319         (224)
                                            ---------   ---------   -----------   ---------    ---------
     Net cash provided (used) by
       financing activities .............    (245,336)   (145,223)     (771,241)    (97,879)    (458,794)
                                            ---------   ---------   -----------   ---------    ---------
Net change in cash  .....................   $      --   $      --   $        --   $      --    $      --
                                            =========   =========   ===========   =========    =========
Supplemental cash flow information:
  Cash paid during the year for interest    $  24,716   $  45,678   $   226,532   $ 202,665    $ 180,005
                                            =========   =========   ===========   =========    =========
Supplemental disclosure of noncash
  investing and financing activities:
    Capital lease obligations assumed ...   $      --   $  99,831   $    99,831   $ 611,130    $      --
                                            =========   =========   ===========   =========    =========

  The accompanying notes are an integral part of these financial statements.

                           AEGIS HEALTH SYSTEMS, INC.
                        NOTES TO FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

   Aegis Health Systems, Inc. (the "Company") was incorporated in the State of Oklahoma on May 19, 1989. The Company's primary business involves providing lithotripsy services to hospitals, ambulatory surgery centers and other health care facilities.

2. Summary of Significant Accounting Policies

   Property, Plant and Equipment. Property, plant and equipment are recorded at cost, or in the case of leased assets under capital leases, the present value of future lease payments. When assets are sold or retired, the costs of the assets and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. Repairs and maintenance are charged to expense as incurred.

   Depreciation and amortization, including amortization of leased assets under capital leases, are computed using the straight-line method over their estimated useful lives as follows:

         Buildings  .................................       31.5 years
         Leasehold improvements  ....................         10 years
         Equipment  .................................        5-7 years
         Furniture and office equipment  ............          7 years
         Vehicles  ..................................          5 years

   Organizational Costs. Organizational costs are stated at cost and are amortized under the straight-line method over their expected useful life of five years.

   Unaudited Interim Periods. The financial information as of March 31, 1995 and for the three-month periods ended March 31, 1995 and 1994 are unaudited. The management of the Company believes that all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the balance sheet, statements of operations and statements of cash flows at the date and for the period indicated have been included.

3. Property, Plant and Equipment

   Property, plant and equipment consists of the following at December 31:

                                                          1994         1993
                                                      -----------   ----------
       Land and buildings .........................   $    91,891   $   91,891
       Leasehold improvements .....................         3,349        3,349
       Equipment ..................................     2,102,713    1,595,950
       Furniture and office equipment .............        16,421       16,421
       Vehicles ...................................        40,045        9,591
       Leased assets under capital leases .........       210,961      675,873
                                                      -----------   ----------
                                                        2,465,380    2,393,075
       Accumulated depreciation ...................    (1,067,994)    (818,748)
                                                      -----------   ----------
        Net property and equipment ................   $ 1,397,386   $1,574,327
                                                      ===========   ==========

                           AEGIS HEALTH SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

4. Long-Term Debt

   Long-term debt consists of the following at December 31:

                                                                     1994         1993
                                                                    --------   ----------
       Notes payable to banks, interest rates from 7.95% to
       12%, due January 15, 1995 through October 1, 1998,
       collateralized by accounts receivable and certain
       property and equipment  ................................. $  135,258    $  177,032
       Notes payable to finance companies, interest rates from
       11% to 21%, due May 1, 1995 through June 1, 1997,
       collateralized by equipment  ............................  1,609,849       782,293
       Revolving line of credit, interest at 9.75%, due October
       4, 1995, collateralized by accounts receivable  .........    208,533       197,112
                                                                  ---------    ----------
                                                                  1,953,640     1,156,437
       Less current portion  ...................................  1,040,415       809,838
                                                                  ---------    ----------
                                                                 $  913,225    $  346,599
                                                                 ==========    ==========

   All long-term debt is personally guaranteed by the Company's stockholder.

   Aggregate maturities of long-term debt at December 31, 1994 are as follows:

                       1995 .......     $1,040,415
                       1996 .......        757,282
                       1997 .......        115,078
                       1998 .......          9,803
                       1999 .......         10,669
                       Thereafter .         20,393
                                        ----------
                                        $1,953,640
                                        ==========

5. Income Taxes

   The stockholder of the Company has elected to adopt the provisions of Subchapter S of the Internal Revenue Code of 1986. As a result, the Company is not subject to corporate income taxes, except for taxes on capital gains, if any. Accordingly, no provisions have been made in the accompanying financial statements for federal and state income taxes since such taxes are liabilities of the individual stockholder and the amounts thereof depend upon his tax situation.

   The Company's tax returns are subject to examination by federal and state taxing authorities. In the event of an examination of such tax returns, the liability of the stockholder could be changed if adjustments in the distributable income were ultimately sustained by the taxing authorities.

6. Related Party Transactions

   During 1994, the Company executed various notes payable to extinguish certain debt of affiliated entities owned by the Company's stockholder. Prior to executing the new notes, the Company had made all principal and interest payments of the affiliates' debt. Principal amounts outstanding under such notes payable totaled $703,791 at December 31, 1994.

   Also, the Company paid certain operating expenses on behalf of these affiliated entities. Amounts paid by the Company on behalf of the affiliated entities for principal, interest and operating expenses totaled $1,078,837, $145,813 and $44,489 for 1994, 1993 and 1992, respectively. Such amounts have been included in distributions to the Company's stockholder.

                           AEGIS HEALTH SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

7. Leases

   Future minimum lease payments under capital and noncancelable operating leases as of December 31, 1994 are as follows:

                                            Capital    Operating
               Fiscal Year                    Lease     Leases
- -----------------------------------------     ------   ---------
1995 ....................................  $ 48,214     $35,706
1996 ....................................    47,802      23,804
1997 ....................................    45,741          --
1998 ....................................    45,741          --
1999 ....................................    24,327          --
Thereafter ..............................     1,865          --
                                           --------     -------
 Total minimum obligations ..............   213,690     $59,510
                                                        =======
 Less estimated interest ................    43,587
                                           --------
 Present value of net minimum obligations  $170,103
                                           ========

   Rent expenses amounted to approximately $36,773, $37,673 and $27,092 in 1994, 1993 and 1992, respectively.

8. Subsequent Event

   On April 12, 1995, the Company sold all of the assets used in its business of providing lithotripsy services to CCC National Lithotripsy, Inc. for consideration totaling $7,134,815. Pursuant to the Agreement for Purchase and Sale of Assets, the Company sold certain property, plant and equipment, including two mobile lithotripter systems and certain accounts receivable and cash in an amount not to exceed $230,000 and assigned existing service contracts as well as leases related to one stationary lithotripter system and two semi-tractors. The purchase price was derived based on the value of the assets sold and the net revenues generated by the Company's lithotripsy operations, which excludes certain administrative and other costs included in the Company's financial statements.

   As a result of the sale, the Company paid all of its remaining debt obligations and presently has no operations.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
Oncology & Radiation Associates, P.A.:

We have audited the accompanying balance sheets of Oncology & Radiation Associates, P.A. (a Florida corporation) as of December 31, 1993 and 1994 and as of September 12, 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from inception (September 1, 1992) to December 31, 1992 and for each of the two years in the period ended December 31, 1994 and for the period from January 1, 1995 to September 12, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oncology & Radiation Associates, P.A. as of December 31, 1993 and 1994 and as of September 12, 1995, and the results of its operations and its cash flows for the period from inception (September 1, 1992) to December 31, 1992 and for each of the two years in the period ended December 31, 1994 and for the period from January 1, 1995 to September 12, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Miami, Florida,
October 26, 1995.

                     ONCOLOGY & RADIATION ASSOCIATES, P.A.

                                BALANCE SHEETS

                                                                    December 31,
                                                            ------------------------
                                                                                       September 12,
                                                                1993         1994          1995
                                                            -----------    ----------   ----------
                          ASSETS
Current assets:
Cash and cash equivalents ...............................   $   269,438    $    6,256   $1,140,007
Accounts receivable, net of allowances of $5,747,352,
  $6,131,128 and $5,863,246 in 1993, 1994 and 1995,
  respectively ..........................................     1,156,251     1,499,834    2,006,767
Prepaid expenses ........................................        33,777        73,792       70,732
                                                            -----------    ----------   ----------
    Total current assets ................................     1,459,466     1,579,882    3,217,506
                                                            -----------    ----------   ----------
Property and equipment, net .............................       183,554       168,477      193,762
                                                            -----------    ----------   ----------
Covenant not-to-compete, net of accumulated amortization
of  $279,206 and $501,779 in 1994 and 1995, respectively        899,630       620,424      397,852
                                                            -----------    ----------   ----------
     Total assets .......................................   $ 2,542,650    $2,368,783   $3,809,120
                                                            ===========    ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses ...................   $   650,306    $  657,114   $1,068,180
Short-term debt .........................................       318,750            --           --
Current portion of long-term debt .......................       279,206       299,390      315,480
Due to stockholders .....................................     1,103,058       900,259      642,495
Deferred revenue ........................................            --            --      105,000
                                                            -----------    ----------   ----------
    Total current liabilities ...........................     2,351,320     1,856,763    2,131,155
Long-term debt, net of current portion ..................       620,424       321,034       82,372
                                                            -----------    ----------   ----------
    Total liabilities ...................................     2,971,744     2,177,797    2,213,527
                                                            -----------    ----------   ----------
Commitments and contingencies (Notes 1 and 7)
Stockholders' equity:
Common stock, $.001 par value, 500 shares authorized, 156
  shares issued and outstanding .........................             1             1            1
Retained earnings (deficit) .............................      (429,095)      190,985    1,595,592
                                                            -----------    ----------   ----------
    Total stockholders' equity (deficit) ................      (429,094)      190,986    1,595,593
                                                            -----------    ----------   ----------
    Total liabilities and stockholders' equity
      (deficit) .........................................   $ 2,542,650    $2,368,783   $3,809,120
                                                            ===========    ==========   ==========

     The accompanying notes to financial statements are an integral part of these balance sheets.

                     ONCOLOGY & RADIATION ASSOCIATES, P.A.

                           STATEMENTS OF OPERATIONS

                                          Period from                                      Period
                                           Inception                                        From
                                         (September 1,            Year Ended           January 1, 1995
                                           1992) to               December 31,               to
                                          December 31,      ------------------------    September 12,
                                             1992               1993         1994           1995
                                          ----------        ----------   -----------     -----------
Net patient revenue ..................    $2,025,630        $7,847,205   $13,151,687     $10,857,924
Operating costs and expenses:
 Salaries and benefits ...............       880,061         4,996,798     7,804,457       5,778,034
 Medical supplies expense ............       197,892           550,800       965,752       1,014,486
 Data processing fees ................        23,192           155,187       406,305         307,928
 General and malpractice insurance ...        86,214           369,522       576,079         442,285
 Depreciation and amortization .......        12,870            80,254       348,170         262,296
 Provision for bad debts .............        71,798            30,000            --              --
 Other operating expenses ............       201,453         1,712,521     1,172,353         833,748
                                          ----------        ----------   -----------     -----------
    Total operating costs and expenses     1,473,480         7,895,082    11,273,116       8,638,777
                                          ----------        ----------   -----------     -----------
    Operating income (loss) ..........       552,150           (47,877)    1,878,571       2,219,147
Other income (expense):
 Interest income .....................            --             5,212        13,455          12,889
 Interest expense ....................            --            (3,778)      (17,062)        (27,429)
                                          ----------        ----------   -----------     -----------
    Total other income (expense) .....            --             1,434        (3,607)        (14,540)
                                          ----------        ----------   -----------     -----------
    Net income (loss) ................    $  552,150        $  (46,443)  $ 1,874,964     $ 2,204,607
                                          ==========        ==========   ===========     ===========

      The accompanying notes to financial statements are an integral part of these statements.

                     ONCOLOGY & RADIATION ASSOCIATES, P.A.

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                                    Common Stock     Retained
                                  ----------------   Earnings
                                   Shares   Amount   (Deficit)        Total
                                  -------   ------  -----------    -----------
Issuance of shares at inception      63      $ 1    $        --    $         1
Net income ....................      --       --        552,150        552,150
                                    ---      ---    -----------    -----------
BALANCE, December 31, 1992 ....      63        1        552,150        552,151
 Issuance of shares ...........      93       --             --             --
 Net loss .....................      --       --        (46,443)       (46,443)
 Distributions to stockholders       --       --       (934,802)      (934,802)
                                    ---      ---    -----------    -----------
BALANCE, December 31, 1993 ....     156        1       (429,095)      (429,094)
 Net income ...................      --       --      1,874,964      1,874,964
 Distributions to stockholders       --       --     (1,254,884)    (1,254,884)
                                    ---      ---    -----------    -----------
BALANCE, December 31, 1994 ....     156        1        190,985        190,986
 Net income ...................      --       --      2,204,607      2,204,607
 Distributions to stockholders       --       --       (800,000)      (800,000)
                                    ---      ---    -----------    -----------
BALANCE, September 12, 1995 ...     156      $ 1    $ 1,595,592    $ 1,595,593
                                    ===      ===    ===========    ===========

The accompanying notes to financial statements are an integral part of these statements.

                     ONCOLOGY & RADIATION ASSOCIATES, P.A.

                           STATEMENTS OF CASH FLOWS

                                            Period from
                                             Inception
                                           (September 1,
                                             1992) to            Year Ended                Period
                                            December 31,   -----------------------   From January 1, 1995
                                               1992           1993         1994       to Sept. 12, 1995
                                           -----------     ---------   -----------    -----------------
Cash flows from operating activities:
  Net income (loss) ....................   $   552,150     $ (46,443)  $ 1,874,964       $ 2,204,607
                                           -----------     ---------   -----------       -----------
  Adjustments to reconcile net income to
    net cash (used in) provided by
    operating activities:
   Depreciation and amortization .......        12,870        80,254       348,170           262,296
   Provision for bad debts .............        71,798        30,000            --                --
   Changes in assets and liabilities:
    Accounts receivable ................    (1,051,800)     (205,229)     (343,583)         (506,933)
    Prepaid expenses ...................            --       (33,777)      (40,015)            3,060
    Accounts payable and accrued
      expenses  .........................      380,977       325,605         6,808           411,066
    Deferred revenue ...................            --            --            --           105,000
                                           -----------     ---------   -----------       -----------
     Total adjustments .................      (586,155)      196,853       (28,620)          274,489
                                           -----------     ---------   -----------       -----------
     Net cash (used in) provided by
       operating activities  ............      (34,005)      150,410     1,846,344         2,479,096
                                           -----------     ---------   -----------       -----------
Cash flows from investing activities:
  Capital expenditures .................            --       (54,487)      (53,887)          (65,008)
                                           -----------     ---------   -----------       -----------
Cash flows from financing activities:
  Borrowings on short-term debt ........            --       318,750            --                --
  Payments on short-term debt ..........            --            --      (318,750)               --
  Payments on long-term debt ...........            --            --      (279,206)         (222,573)
  Due to stockholders ..................       322,476       501,096      (202,799)         (257,764)
  Distributions to stockholders ........            --      (934,802)   (1,254,884)         (800,000)
                                           -----------     ---------   -----------       -----------
     Net cash provided by (used in)
       financing activities  ............      322,476      (114,956)   (2,055,639)       (1,280,337)
                                           -----------     ---------   -----------       -----------
     Net increase (decrease) in cash
       and cash equivalents  ............      288,471       (19,033)     (263,182)        1,133,751
Cash and cash equivalents, beginning of
  period  ...............................           --       288,471       269,438             6,256
                                           -----------     ---------   -----------       -----------
Cash and cash equivalents, end of period   $   288,471     $ 269,438   $     6,256       $ 1,140,007
                                           ===========     =========   ===========       ===========
Supplemental disclosure of noncash
  transactions:
 Note payable under covenant not-
   to-compete  ..........................  $        --     $ 899,630   $        --       $        --
                                           ===========     =========   ===========       ===========
 Contribution of property and
   equipment  ...........................  $   222,209     $      --   $        --       $        --
                                           ===========     =========   ===========       ===========

      The accompanying notes to financial statements are an integral part of these statements.

                     ONCOLOGY & RADIATION ASSOCIATES, P.A.
                        NOTES TO FINANCIAL STATEMENTS
              December 31, 1993 and 1994 and September 12, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Business

   Oncology & Radiation Associates, P.A. (the "Company") is a Florida corporation organized on September 1, 1992 to provide medical oncology and radiation services. The Company operates two radiation departments at area hospitals and eight medical oncology offices throughout Dade County. The Company has a December 31 year-end.

   On September 13, 1995, the Company entered into an asset purchase agreement and a 20-year management service agreement with Continuum Care Corporation ("Continuum"), an unaffiliated entity. Continuum will pay the Company $10,653,000 which includes the purchase of certain assets, as defined. Terms of the agreement specify $5,250,000 to be paid initially with the remaining $5,403,000 to be paid semi-annually, incurring interest at 9%, over the next five years. Continuum will receive the first $2.1 million of the Company's profits, as defined, and an agreed-upon percentage of the remaining profit over the term of the management service agreement.

b. Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Included in the cash and cash equivalents balances are interest-bearing deposits of $1,068,536 in 1995. There were no interest-bearing deposits at December 31, 1993 and 1994.

c. Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated using accelerated methods over the estimated useful lives of the assets ranging from 5 to 7 years.

d. Accounts Receivable and Revenues

   Accounts receivable are primarily amounts due under fee-for-service contracts from third-party payors such as insurance companies (47%) and government-sponsored health care programs (35%). These receivables are presented net of an estimated allowance for contractual adjustments and uncollectible receivables. Contractual adjustments result from the difference between the rates for services performed and reimbursement amounts from the government-sponsored health care programs and insurance companies for such services.

   At September 12, 1995, deferred revenue represents that portion of monthly managed care fees received in advance and related to the period from September 13, 1995 through September 30, 1995.

e. Income Taxes

   The Company is an S Corporation for tax reporting purposes; as such, its income is directly taxed to its stockholders and, therefore, no income tax provision is reflected in the accompanying statements of operations. Had the Company been a C Corporation during 1992, 1993, 1994 and 1995, the unaudited pro forma provision for income taxes would be approximately $215,000, $0, $731,000 and $860,000, respectively.

f. Fair Value of Financial Instruments

   Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, accounts receivable, prepaid expenses, other assets and accounts payable and accrued expenses are reflected in the accompanying financial statements at cost which approximates fair value.

g. Covenant Not-To-Compete

   The covenant not-to-compete is amortized on a straight-line basis over the three-year term of the related agreement (see Note 6).

                     ONCOLOGY & RADIATION ASSOCIATES, P.A.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

2. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                       December 31,
                                    -------------------
                                                            September 12,
                                       1993       1994          1995
                                    --------   ---------      ---------
Furniture, fixtures and equipment   $277,147   $ 319,424      $ 390,060
Leasehold improvements ..........         --      11,502         13,923
                                    --------   ---------      ---------
                                     277,147     330,926        403,983
Less: Accumulated depreciation ..    (93,593)   (162,449)      (210,221)
                                    --------   ---------      ---------
                                    $183,554   $ 168,477      $ 193,762
                                    ========   =========      =========

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following:

                                    December 31,
                                -------------------
                                                        September 12,
                                   1993       1994          1995
                                --------   --------     -----------
Accounts payable ............   $249,587   $341,484     $  380,000
Accrued hospital fees .......    400,719    315,630        279,705
Accrued salaries and benefits         --         --        408,475
                                --------   --------     ----------
                                $650,306   $657,114     $1,068,180
                                ========   ========     ==========

4. SHORT-TERM DEBT

   Short-term debt consists of a note payable which bears interest at prime plus 1%. This note was repaid in 1994.

5. DUE TO STOCKHOLDERS

   Due to stockholders consists of the following:

                                                   December 31,
                                              -----------------------  September 12,
                                                 1993          1994        1995
                                              ----------     --------    --------
Amounts payable under employment agreements   $  365,391     $532,524    $477,202
Noninterest-bearing advances ..............      185,292      165,292     165,293
Distributions payable .....................      552,375      202,443          --
                                              ----------     --------    --------
                                              $1,103,058     $900,259    $642,495
                                              ==========     ========    ========

6. LONG-TERM DEBT

   Long-term debt consists of a note payable for the Company's covenant not-to-compete, which bears interest at 7% and is payable in monthly installments of $27,778, through December 30, 1996. Future maturities are as follows:

                      Year Ended December 31,        Amount
                      --------------------------    --------
                      1995 .....................    $299,390
                      1996 .....................     321,034
                                                    --------
                                                    $620,424
                                                    ========

                     ONCOLOGY & RADIATION ASSOCIATES, P.A.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

7. COMMITMENTS AND CONTINGENCIES:

a. Employment Agreements

   The Company has employment agreements with certain physicians and/or stockholders. Future minimum payments under such agreements are as follows:

                      Year Ended December 31,         Amount
                      --------------------------    ----------
                      1995 .....................    $1,316,417
                      1996 .....................       734,083
                      1997 .....................       425,000
                      1998 .....................       175,000
                      1999 .....................       175,000
                                                    ----------
                                                    $2,825,500
                                                    ==========

b. Insurance

   The physicians employed by the Company are required to maintain insurance coverage for their professional malpractice claims as a condition of employment. Such insurance provides for coverage to the extent individual claims do not exceed $1,000,000 per incident and $3,000,000 in the aggregate per year. Upon termination of employment, each physician is required to purchase insurance coverage for the remaining outstanding exposure related to incidents which may be incurred, but reported subsequent to the termination of their employment. Accordingly, the Company does not provide reserves for such claims.

c. Operating Leases

   The Company leases equipment and office space under operating leases which expire through 1997. Future annual minimum payments under operating leases are as follows:

                      Year Ended December 31,        Amount
                      --------------------------    --------
                      1995 .....................    $244,655
                      1996 .....................     213,769
                      1997 .....................     138,568
                                                    --------
                                                    $596,992
                                                    ========

   Rent expense of approximately $2,213, $205,000, $286,000 and $213,000 was incurred in 1992, 1993, 1994 and 1995, respectively.

d. Legal Matters

   An employee of the Company has filed a claim with the Equal Employment Opportunity Commission. The Company denies liability and is defending the claim vigorously. The Company and legal counsel are unable to estimate the amount of any potential loss as a result of this claim, but believes the loss, if any, would not materially affect the operations of the Company.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
Osler Medical, Inc.:

We have audited the accompanying balance sheet of Osler Medical, Inc. (a Florida corporation) as of September 14, 1995, and the related statements of operations and retained earnings and cash flows for the period from January 1, 1995 through September 14, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Osler Medical, Inc. as of September 14, 1995, and the results of its operations and its cash flows for the period from January 1, 1995 through September 14, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Miami, Florida,
October 26, 1995.

                              OSLER MEDICAL, INC.

                                BALANCE SHEET
                              SEPTEMBER 14, 1995

                                       ASSETS
CURRENT ASSETS:
Cash and cash equivalents .........................................................    $  355,728
Accounts receivable, net of allowances of $505,031 ................................     1,515,264
Prepaid expenses ..................................................................        34,736
                                                                                       ----------
    Total current assets ..........................................................     1,905,728
PROPERTY AND EQUIPMENT, net .......................................................     1,179,409
OTHER ASSETS ......................................................................        15,621
                                                                                       ----------
    Total assets ..................................................................    $3,100,758
                                                                                       ==========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses .............................................    $  814,413
Deferred income taxes .............................................................       294,500
Current portion of long-term debt .................................................       354,297
Due to stockholder ................................................................        34,175
                                                                                       ----------
    Total current liabilities .....................................................     1,497,385
LONG-TERM DEBT, net of current portion ............................................     1,316,221
                                                                                       ----------
    Total liabilities .............................................................     2,813,606
                                                                                       ----------
COMMITMENTS AND CONTINGENCIES (Notes 1 and 7)
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, 20,000 shares authorized, no shares issued and
  outstanding  .....................................................................           --
Common stock, Class A, $.01 par value, 20,000 shares authorized, 11,000 shares
  issued and outstanding  ..........................................................          110
Common stock, Class B, $.01 par value, 20,000 shares authorized, 1,000 shares
  issued and outstanding  ..........................................................           10
Retained earnings .................................................................       287,032
                                                                                       ----------
    Total stockholders' equity ....................................................       287,152
                                                                                       ----------
    Total liabilities and stockholders' equity ....................................    $3,100,758
                                                                                       ==========

      The accompanying notes to financial statements are an integral part of this balance sheet.

                              OSLER MEDICAL, INC.

                STATEMENT OF OPERATIONS AND RETAINED EARNINGS
        FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH SEPTEMBER 14, 1995

NET PATIENT REVENUE                             $9,031,159
                                                ----------
OPERATING COSTS AND EXPENSES:
Salaries and benefits                            5,171,905
Medical supplies                                   473,530
Rent expense                                       610,023
Malpractice insurance                              514,147
Depreciation expense                               226,142
Provision for bad debts                             63,634
Other operating expenses                         1,084,642
                                                ----------
    Total operating costs and expenses           8,144,023
                                                ----------
    Operating income                               887,136
INTEREST EXPENSE                                    78,919
                                                ----------
    Income before provision for income taxes       808,217
PROVISION FOR INCOME TAXES                        (315,000)
                                                ----------
    Net income                                     493,217
ACCUMULATED DEFICIT, beginning of period          (206,185)
                                                ----------
RETAINED EARNINGS, end of period                $  287,032
                                                ==========

      The accompanying notes to financial statements are an integral part of this statement.

                              OSLER MEDICAL, INC.

                           STATEMENT OF CASH FLOWS
        FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH SEPTEMBER 14, 1995

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ....................................................................    $   493,217
                                                                                   -----------
Adjustments to reconcile net income to net cash provided by operating activities--
 Depreciation .................................................................        226,142
 Provision for bad debts ......................................................         63,634
 Provision for deferred income taxes ..........................................        294,500
 Changes in assets and liabilities:
  Accounts receivable .........................................................       (213,343)
  Prepaid expenses ............................................................        (34,736)
  Other assets ................................................................         28,300
  Accounts payable and accrued expenses .......................................        539,300
                                                                                   -----------
    Total adjustments .........................................................        903,797
                                                                                   -----------
    Net cash provided by operating activities .................................      1,397,014
                                                                                   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures ..........................................................       (203,659)
                                                                                   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on long-term debt ..................................................      2,181,080
Payments on long-term debt ....................................................     (1,669,530)
Due to stockholders ...........................................................     (1,626,086)
                                                                                   -----------
    Net cash used in financing activities .....................................     (1,114,536)
                                                                                   -----------
    Net increase in cash and cash equivalents .................................         78,819
CASH AND CASH EQUIVALENTS, beginning of period ................................        276,909
                                                                                   -----------
CASH AND CASH EQUIVALENTS, end of period ......................................    $   355,728
                                                                                   ===========

      The accompanying notes to financial statements are an integral part of this statement.

                              OSLER MEDICAL, INC.
                          NOTES TO FINANCIAL STATEMENTS
                              SEPTEMBER 14, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Business

   Osler Medical, Inc. (the "Company") is a Florida corporation. Prior to April 1, 1995, the Company operated as a partnership. The partnership was originally organized in September 1985. The Company provides multi-specialty medical services and has a December 31 year-end.

   On September 15, 1995, the Company sold various assets to Continuum Care Corporation, an unaffiliated entity, for approximately $3,600,000.

b. Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Approximately $185,000 was in excess of Federally insured limits at September 14, 1995.

c. Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated using accelerated methods over the estimated useful lives of the assets ranging from 5 to 7 years. Leasehold improvements are amortized over their estimated lives of 31.5 years using the straight-line method.

d. Accounts Receivable and Revenues

   Accounts receivable are primarily amounts due under fee-for-service contracts from third-party payors such as insurance companies (27%), patients (13%) and government-sponsored health care programs (60%). These receivables are presented net of an estimated allowance for contractual adjustments and uncollectible receivables. Contractual adjustments result from the difference between the rates for services performed and reimbursement amounts from the government-sponsored health care programs and insurance companies for such services.

e. Income Taxes

   The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which requires that deferred income taxes be recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting basis at rates based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

f. Fair Value of Financial Instruments

   Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, accounts receivable, prepaid expenses, other assets and accounts payable and accrued expenses are reflected in the accompanying financial statements at cost which approximates fair value.

2. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following at September 14, 1995:

         Furniture, fixtures and equipment .    $ 2,347,283
         Leasehold improvements ............        531,320
                                                -----------
                                                  2,878,603
         Less: Accumulated depreciation ....     (1,699,194)
                                                -----------
                                                $ 1,179,409
                                                ===========

                              OSLER MEDICAL, INC.
                   NOTES TO FINANCIAL STATEMENTS--(Continued)

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following at September 14, 1995:

         Accounts payable ..............    $176,006
         Accrued self-insurance (Note 7)     362,420
         Income taxes payable ..........      20,500
         Accrued salaries and benefits .     255,487
                                            --------
                                            $814,413
                                            ========

4. DUE TO STOCKHOLDER

   Due to stockholder represents a note bearing interest at 10.5%, payable in monthly installments of approximately $7,700 through January 1996.

5. LONG-TERM DEBT

   Long-term debt consists of the following at September 14, 1995:

Note payable in monthly installments of $14,206 through February 1999, bearing
  interest at 7.5% and secured by various assets of the Company  ...................   $  504,995
Note payable in monthly installments of $20,608 through August 2000, bearing
  interest at 8.75% and secured by various assets of the Company  ..................      985,275
Capital lease payable in monthly installments of $2,778 through 2000 bearing interest
  at 4%  ...........................................................................      150,878
Capital lease payable in monthly installments of $525 through 1999, bearing interest
  at 8%  ...........................................................................       23,570
Capital lease payable in monthly installments of $494 through 1997, bearing interest
  at 8%  ...........................................................................        5,800
                                                                                       ----------
                                                                                       $1,670,518
                                                                                       ==========

   Future maturities for the twelve months ending September 14 are as follows:

                                                        Capital
                                          Notes          Leases
                                         Payable        Payable         Total
                                     -----------    -----------    -----------
1996 .............................   $   293,363    $    64,982    $   358,345
1997 .............................       327,600         41,880        369,480
1998 .............................       355,488         39,636        395,124
1999 .............................       282,661         39,636        322,297
2000 .............................       231,158         13,885        245,043
                                     -----------    -----------    -----------
                                       1,490,270        200,019      1,690,289
Less: Amount representing interest            --        (19,771)       (19,771)
                                     -----------    -----------    -----------
                                     $ 1,490,270    $   180,248    $ 1,670,518
                                     ===========    ===========       (354,297)
Less: Current portion ............                                 -----------
                                                                   $ 1,316,221
                                                                   ===========

                              OSLER MEDICAL, INC.
                   NOTES TO FINANCIAL STATEMENTS--(Continued)

6. INCOME TAXES

   The provision for income taxes reflects an estimate of taxes from the date the Company elected C-Corporation status, April 1, 1995, to September 14, 1995, and consists of the following:

         Current  ........    $ 20,500
         Deferred  .......     294,500
                             ---------
                              $315,000
                             =========
         Federal  ........     283,000
         State  ..........      32,000
                             ---------
                              $315,000
                             =========

   A reconciliation of the tax provision at the statutory rate of 34% to the effective tax rate is as follows:

Tax provision at the statutory rate ...............................  $ 283,000
State income taxes ................................................     32,000
                                                                     ---------
                                                                     $ 315,000
                                                                     =========
Deferred income taxes consist of the following:
Book/tax differences in recording accounts receivable .............  $ 591,000
Book/tax differences in recording prepaid expenses ................     13,500
Book/tax differences in recording accounts payable and accrued
  expenses  .......................................................   (310,000)
                                                                     ---------
                                                                     $ 294,500
                                                                     =========

7. COMMITMENTS AND CONTINGENCIES

a. Service Agreements

   The Company has service agreements with terms in excess of one year. Future payments under these agreements are as follows:

              Twelve Months
           Ending September 14       Total
         ----------------------    ----------
         1996 .................    $  200,197
         1997 .................       206,709
         1998 .................       212,437
         1999 .................       160,073
         2000 .................       115,111
         Thereafter ...........       140,017
                                   ----------
                                   $1,034,544
                                   ==========

b. Operating Leases

   The Company leases equipment and office space under operating leases which expire through 2001. All of these leases of office space are with a partnership owned by stockholders of the Company. Future annual minimum payments under operating leases are as follows:

                              OSLER MEDICAL, INC.
                   NOTES TO FINANCIAL STATEMENTS--(Continued)

             Twelve Months          Related    Unaffiliated
          Ending September 14        Party         Parties       Total
          --------------------    ----------   -------------   ----------
         1996  ...............    $  698,434      $136,743     $  835,177
         1997  ...............       709,489       174,762        884,251
         1998  ...............       747,616       138,153        885,769
         1999  ...............       795,565       105,537        901,102
         2000  ...............       995,538        40,750      1,036,288
         Thereafter  .........       320,819            --        320,819
                                  ----------      --------     ----------
                                  $4,267,461      $595,945     $4,863,406
                                  ==========      ========     ==========

   Rent expense of approximately $610,000 was incurred for the period from January 1, 1995 through September 14, 1995. All of this expense was associated with the related party.

c. Malpractice Insurance

   The physicians employed by the Company have insurance coverage for their professional malpractice claims which is paid for them by the Company. Such insurance provides for coverage to the extent individual claims do not exceed $250,000--$2,000,000 per incident and $750,000--$4,000,000 in the aggregate per year, depending on the physician's coverage.

   Upon termination of employment, physicians are not required to purchase insurance coverage for the remaining outstanding exposure related to incidents which may be incurred, but reported subsequent to the termination of their employment. Accordingly, the Company has reserved $362,420 to provide for this self-insured exposure.

8. BENEFIT PLAN

   The Company provides a defined contribution plan under Section 401(k) of the Internal Revenue Code to substantially all of its employees. Employer contributions are discretionary and no such contributions were made to the plan for the period from January 1, 1995 through September 14, 1995.

9. RELATED PARTY

   The Company has contracted to provide report reading services to an entity owned by a stockholder of the Company. The Company received $14,500 for these services for the period from January 1, 1995 through September 14, 1995.

                          INDEPENDENT AUDITOR'S REPORT

To the Directors and Stockholders
of Continuum Care Corporation:

   We have audited the accompanying balance sheets of Osler Medical (a Partnership) as of December 31, 1994 and 1993, and the related statements of income and partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Osler Medical as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Hoyman, Dobson & Company, P.A.
July 27, 1995

                                 OSLER MEDICAL

                                BALANCE SHEETS
                          December 31, 1994 and 1993

                                                                    1994         1993
                                                                 ----------    ----------
                            ASSETS
Current Assets:
Cash and cash equivalents ....................................   $  276,909    $  615,221
Accounts receivable, net of allowance for doubtful accounts of
  $469,693 in 1994 and $387,749 in 1993  ......................   1,361,555     1,186,418
Loans receivable, related parties ............................        4,000            --
                                                                 ----------    ----------
    Total current assets .....................................    1,642,464     1,801,639
                                                                 ----------    ----------
Property and equipment, at cost less accumulated depreciation
  of $1,473,033 in 1994 and $1,275,019 in 1993  ...............   1,201,892       783,094
Deposits .....................................................       43,921         7,520
                                                                 ----------    ----------
    Total assets .............................................   $2,888,277    $2,592,253
                                                                 ==========    ==========
               LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
Line of credit ...............................................   $  569,801    $  294,218
Accounts payable and accrued expenses ........................      264,413       622,910
Refunds payable ..............................................       10,700         4,400
Current portion of obligation under capital lease ............        5,187         4,710
Current portion of long-term debt ............................      205,125       158,382
Distributions payable to partners ............................    1,565,570     1,525,640
                                                                 ----------    ----------
    Total current liabilities ................................    2,620,796     2,610,260
                                                                 ----------    ----------
Long-term liabilities and Obligation under Capital Lease .....        4,727         9,914
Long-term debt, less current portion .........................      468,939        94,691
                                                                 ----------    ----------
    Total long-term liabilities ..............................      473,666       104,605
                                                                 ----------    ----------
Total Liabilities ............................................    3,094,462     2,714,865
Partners' capital ............................................     (206,185)     (122,612)
                                                                 ----------    ----------
Total liabilities and partners' capital ......................   $2,888,277    $2,592,253
                                                                 ==========    ==========

       The accompanying notes are an integral part of these statements.

                                 OSLER MEDICAL

                  STATEMENTS OF INCOME AND PARTNERS' CAPITAL
                          December 31, 1994 and 1993

                                          1994           1993
                                      -----------    -----------
Revenue:
Gross patient revenue .............   $12,246,700    $10,685,039
Patient write-offs and refunds ....    (3,255,819)    (2,740,428)
                                      -----------    -----------
    Net patient revenue ...........     8,990,881      7,944,611
Salaries, wages and benefits ......     2,994,383      1,804,151
Professional fees .................        89,724         63,821
Supplies ..........................       701,752        490,088
Utilities .........................        54,952         43,587
Depreciation and amortization. ....       264,190        156,280
Rent ..............................       722,676        696,973
Other .............................       867,527      1,388,282
                                      -----------    -----------
Total Operation Expenses ..........     5,695,204      4,643,182
                                      -----------    -----------
    Operating income ..............     3,295,677      3,301,429
Other income (expense):
Miscellaneous income ..............         1,489          2,967
Interest expense ..................       (93,543)       (38,776)
Gain (loss) on disposal of assets .        (3,773)           300
                                      -----------    -----------
    Net other income (expense) ....       (95,827)       (35,509)
                                      -----------    -----------
Net Income ........................     3,199,850      3,265,920
Partners' capital--beginning of
year ..............................      (122,612)       (99,310)
Contributed capital ...............            --        300,000
Distributions to the partners .....    (3,283,423)    (3,589,222)
                                      -----------    -----------
Partners' capital--end of year ....   $  (206,185)   $  (122,612)
                                      ===========    ===========

       The accompanying notes are an integral part of these statements.

                                 OSLER MEDICAL

                           STATEMENTS OF CASH FLOWS
                    Years ended December 31, 1994 and 1993

                                                                   1994           1993
                                                               -----------    -----------
Cash flows from operating activities:
Cash received from patients ................................   $ 8,822,044    $ 7,779,722
Cash paid to suppliers and employees .......................    (5,794,423)    (4,195,094)
Interest paid ..............................................       (93,543)       (38,776)
                                                               -----------    -----------
    Net cash provided by operating activities ..............     2,934,078      3,545,852
                                                               -----------    -----------
Cash flows from investing activities:
Capital acquisitions .......................................      (686,751)      (517,209)
Collection of related party loans ..........................            --          2,888
Related party loans extended ...............................        (4,000)            --
Deposit paid for capital acquisition .......................       (30,000)            --
Proceeds from sale of capital assets .......................            --         10,710
                                                               -----------    -----------
    Net cash used by investing activities ..................      (720,751)      (503,611)
                                                               -----------    -----------
Cash flows from financing activities:
Proceeds from long-term debt ...............................       700,000         80,000
Net borrowings under line of credit ........................       275,583         59,354
Repayment of long-term debt ................................      (279,009)       (84,673)
Distributions paid to partners .............................    (3,243,503)    (3,422,627)
Partners' buy-in ...........................................            --        300,000
Payments on capital lease obligation .......................        (4,710)        (4,277)
                                                               -----------    -----------
    Net cash used by financing activities ..................    (2,551,639)    (3,072,223)
                                                               -----------    -----------
Net decrease in cash and cash equivalents ..................      (338,312)       (29,982)
Cash and cash equivalents, January 1 .......................       615,221        645,203
                                                               -----------    -----------
Cash and cash equivalents, December 31 .....................   $   276,909    $   615,221
                                                               ===========    ===========
Reconciliation of net income to net cash provided by
operating  activities:
Net income .................................................   $ 3,199,850    $ 3,265,920
                                                               -----------    -----------
Adjustments to reconcile net income to net cash provided by
  operating activities:
 Depreciation ..............................................       264,190        117,505
 Loss (gain) on disposal of assets .........................         3,773           (300)
 Increase in accounts receivable ...........................      (175,137)      (163,109)
 Increase in deposits ......................................        (6,401)            --
 Increase (decrease) in accounts payable and accrued
  expenses  .................................................     (358,497)       327,576
 Increase (decrease) in refunds payable ....................         6,300         (1,740)
                                                               -----------    -----------
 Total adjustments .........................................      (265,772)       279,932
                                                               -----------    -----------
    Net cash provided by operating activities ..............   $ 2,934,078    $ 3,545,852
                                                               ===========    ===========
Supplemental schedule of noncash investing and financing
 activities:
Increase in distributions to partners incurred from cash to
  accrual conversion  .......................................  $  (127,854)   $  (170,818)
                                                               ===========    ===========

       The accompanying notes are an integral part of these statements.

                                 OSLER MEDICAL
                        NOTES TO FINANCIAL STATEMENTS
                          December 31, 1994 and 1993

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Business.   Osler Medical, organized in September 1985 as a partnership, is a multi-specialty medical group which utilizes the latest in diagnostic equipment. Approximately fifty-seven percent of the Partnership's patients are Medicare, Medicaid or Workers' Compensation recipients.

   Basis of Accounting.   The Partnership presents its financial statements
on the accrual basis of accounting. Revenues are recognized when they are earned and expenses are recognized when they are incurred.

   Cash Equivalents.   For purposes of the statement of cash flows, the
Partnership considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

   Depreciation Method.   The cost of property and equipment is depreciated
over the estimated useful lives of the related assets. Leasehold improvements are depreciated over the lesser of the term of the related lease or the estimated useful lives of the assets. Depreciation is computed on the accelerated cost recovery system and the modified accelerated cost recovery system as appropriate.

   Income Taxes.   Osler Medical is not a taxpaying entity for federal income tax purposes, and thus no income tax expense has been recorded in the statements. Income from the partnership is taxed to the partners through their individual returns.

2. PROPERTY AND EQUIPMENT

   The following is a summary of property and equipment at December 31, 1994 and 1993:

1994

                                                  Accumulated   Net Book       Useful
                                        Cost     Depreciation     Value         Lives
                                    ----------   ------------  ----------     ----------
Automobiles .....................   $   11,347     $    8,079  $    3,268     5 years
Computer equipment ..............      175,437         55,638     119,799     5 years
Laboratory equipment ............        2,102            922       1,180     5-7 years
Office equipment ................      402,848        306,782      96,066     5-7 years
Medical equipment ...............      589,460        511,757      77,703     5-7 years
Diagnostic equipment ............      945,701        535,691     410,010     5-7 years
Leasehold improvements ..........      523,951         37,608     486,343     5-39 years
Property held under capital lease       24,079         16,556       7,523     5 years
                                    ----------     ----------  ----------
Total ...........................   $2,674,925     $1,473,033  $1,201,892
                                    ==========     ==========  ==========

                                 OSLER MEDICAL
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                                                                  Net
                                                  Accumulated    Book         Useful
            1993                        Cost     Depreciation    Value        Lives
                                    ----------   ------------  ----------   ----------
Automobiles .....................   $   11,347     $    5,900  $  5,447     5 years
Computer equipment ..............       43,732         23,647    20,085     5 years
Laboratory equipment ............       20,131         18,308     1,823     5-7 years
Office equipment ................      347,626        262,779    84,847     5-7 years
Medical equipment ...............      544,015        499,136    44,879     5-7 years
Diagnostic equipment ............      848,087        429,902   418,185     5-7 years
Leasehold improvements ..........      219,096         21,798   197,298     5-39 years
Property held under capital lease       24,079         13,549    10,530     5 years
                                    ----------     ----------  --------
Total ...........................   $2,058,113     $1,275,019  $783,094
                                    ==========     ==========  ========

   Depreciation expense charged to operations in 1994 and 1993 was $264,190 and $117,505, respectively.

   The property held under capital lease is diagnostic equipment.

3. LINE OF CREDIT

   At December 31, 1994, Osler had three lines of credit available with a bank totaling $800,000. As of December 31, 1994 there were outstanding draws against the lines of $569,801, $369,801 of this amount is due on demand and $200,000 is due March 31, 1995. Interest is payable monthly on all three lines of credit at the bank prime rate (8.5% at December 31, 1994) plus 2.0%. The lines of credit are collateralized by all accounts receivable, machinery, furniture, fixtures, equipment and leasehold improvements of Osler Medical. The partners of Osler Medical have personally guaranteed the debts.

   Osler Medical had a $300,000 line of credit with a bank at December 31, 1993. As of December 31, 1993 there were outstanding draws against the line of $294,218 which were due March 31, 1994. Interest is payable monthly at the bank prime rate (6.0% at December 31, 1994). The line of credit is collateralized by all accounts receivable, machinery, furniture, fixtures, equipment and leasehold improvements of Osler Medical. The partners of Osler Medical have personally guaranteed the debt.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   The following is a summary of accounts payable and accrued expenses at December 31, 1994 and 1993:

                               1994       1993
                            --------    --------
Accounts payable            $137,476    $448,619
Accrued wages                 44,191      56,007
Contract labor                17,942      91,059
Accrued vacation              29,690          --
Other accrued liabilities     35,114      27,225
                            --------    --------
                            $264,413    $622,910
                            ========    ========

   Employees of Osler Medical are entitled to paid personal leave days, depending on job classifications, length of service and other factors. Until December 31, 1994, the Company did not have an accounting software system which tracked accrued personal days. It is, therefore, impracticable for Osler Medical to estimate the amount of the liability at December 31, 1993, and accordingly, no liability has been recorded. The amount of compensated absences at December 31, 1994 can be reasonably determined and the liability has been recorded in accounts payable and accrued expenses in the accompanying financial statement.

                                 OSLER MEDICAL
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

5. LONG TERM DEBT

   Long term debt outstanding as of December 31, 1994 and 1993 consists of the following:

                                                                          1994         1993
                                                                       ---------    ---------
Note payable to bank in monthly installments of $14,026 including interest at 7.5%, beginning February 1994; secured by machinery,
  furniture and equipment  ..........................................  $ 579,373    $      --
Note payable to bank; principal and interest due in full on
  January 8, 1994; interest accrues at .5% over the bank prime rate
  (6.0% at December 31, 1993); secured by machinery, furniture and
  equipment  ........................................................         --       80,000
Note payable to P.A. of partner in monthly installments of $7,738, including interest at 8.75%, beginning February 1991,
  uncollateralized  .................................................     94,691      173,073
                                                                       ---------    ---------
Total ..............................................................     674,064      253,073
Less current portion ...............................................    (205,125)    (158,382)
                                                                       ---------    ---------
Total long-term debt ...............................................   $ 468,939    $  94,691
                                                                       =========    =========

   Following are maturities of long-term debt for each of the next five years:
           Year ending December 31,       Amount
           --------------------------    --------
           1995 .....................    $205,125
           1996 .....................     146,089
           1997 .....................     149,163
           1998 .....................     160,743
           1999 .....................      12,944
                                         --------
                                         $674,064
                                         ========

   Total interest expense for the year ended December 31, 1994 and 1993 was $93,543 and $38,776, respectively.

6. OPERATING LEASE

   Osler Medical is the lessee of office space and equipment under various leases expiring in various years through 2002. Some of the leases are with related parties, see Note 11.

   Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1994 are as follows:

         Year ending December 31,                       Amount
          -----------------------------------------   ----------
         1995  ....................................   $  843,814
         1996  ....................................      870,673
         1997  ....................................      885,561
         1998  ....................................      887,655
         1999  ....................................      904,252
         Subsequent to 1999  ......................    1,087,255
                                                      ----------
         Total minimum future rental payments  ....   $5,479,210
                                                      ==========

   Osler Medical has several leases for office space and equipment with a partnership of two of the partners of Osler Medical. These leases have scheduled rent increases calculated as follows: the base rent is increased annually

                                 OSLER MEDICAL
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


from the previous years rent by the greater of six percent or any increase in the consumer price index (CPI). However, that percent is never to exceed twelve percent or be greater than two percent above the published CPI.

   Rent expense paid for operating leases for the year ended December 31, 1994 and 1993 was $771,173 and $731,278, respectively.

7. CAPITAL LEASE

   Osler Medical is the lessee of diagnostic equipment under a capital lease expiring in 1996. The asset and liability under this capital lease are recorded at the lower of the present value of the minimum leases payments or the fair market value of the asset. The asset is depreciated over the lesser of the lease term or its estimated productive life. Depreciation of this asset is included in depreciation expense for 1994 and 1993.

   Minimum future lease payments under the capital lease as of December 31, 1994 are as follows:

Year ending December 31,                        Amount
- --------------------------------------------    -------
1995 .......................................    $ 5,920
1996 .......................................      4,940
                                                -------
Total minimum lease payments ...............     10,860
Less: amount representing interest .........        946
                                                -------
Present value of net minimum lease payments.    $ 9,914
                                                =======

   Total interest expense on this capital lease was $1,210 and $1,643 for the years ended December 31, 1994 and 1993, respectively.

8. MAINTENANCE AND SERVICE AGREEMENTS

   The Partnership has entered into several equipment maintenance agreements and one service agreement with a related party having various expiration dates through the year 2000.

   Minimum future payments under maintenance and service agreements having remaining terms in excess of one year as of December 31, 1994 are as follows:

 Year ending December 31,                 Amount
- ------------------------------------    ----------
1995 ...............................    $  222,687
1996 ...............................       204,035
1997 ...............................       207,810
1998 ...............................       214,342
1999 ...............................       137,728
Subsequent to 1999 .................       214,957
                                        ----------
Total minimum future rental payments    $1,201,559
                                        ==========

   Maintenance and service costs charged to operations under these agreements for the years ended December 31, 1994 and 1993 were $125,322 and $117,209, respectively.

9. EMPLOYEE RETIREMENT PLAN

   The Partnership sponsors a profit-sharing plan which allows substantially all full-time employees to defer compensation under Section 401 (k) of the Internal Revenue Code and the employer to electively contribute to the plan. Employer contributions to the plan are made at the discretion of the Board of Directors.

   There were no employer contributions made to the plan for the years ended December 31, 1994 and 1993.

                                 OSLER MEDICAL
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

10. INCOME TAXES

   The partnership is not subject to income tax. Income is taxed directly to its partners. The partnership reported income of approximately $3,083,700 and $3,100,500 for income tax purposes, for the years ended December 31, 1994 and December 31, 1993, respectively. The difference between taxable income and the income reflected in the financial statements results primarily from timing differences in reporting revenues and expenses for financial and tax purposes. Such timing differences result from the use of the accrual basis method of accounting for financial reporting and cash basis method for tax reporting.

11. RELATED PARTY TRANSACTIONS

   Osler Medical has several operating leases with a partnership of two of the partners in Osler. The leases are for office space and equipment. The leases for office space are for ten years beginning on dates from January 1990, to December 1990. Rental expense for the office space was $658,475 and $636,407 for the years ended December 31, 1994 and 1993, respectively. Future minimum lease payments under these leases are included in Note 6. The equipment lease with the partnership ended in April 1993. At the end of the lease, the lessor offered and Osler chose to exercise an option to purchase the leased equipment for $1. This bargain purchase was not part of the original operating lease agreement. Rental expense under this lease for the year ended December 31, 1993 was $56,000.

   Osler Medical also entered into a management agreement with the partnership described above. The management agreement is for a term of ten years beginning on December 1990. Management expense under this agreement was $64,201 and $60,566 for the years ended December 31, 1994 and 1993, respectively. Minimum future payments under this agreement are included in
Note 8.

   Osler Medical has a note payable to a P.A. owned by one of the partners of Osler Medical. The outstanding balance on this note at December 31, 1994 and 1993 was $94,691 and $173,073, respectively. See Note 5 for the terms of the note.

   Osler Medical has contracted to provide report reading services to a Company owned by one of the partners of Osler Medical. The Company paid Osler $33,946 and $61,986 for reading services for the years ended December 31, 1994 and December 31, 1993, respectively.

12. CONCENTRATIONS OF CREDIT RISK

   Financial instruments that potentially subject the Partnership to concentrations of credit risk consist primarily of temporary cash investments. The Partnership places its temporary cash investments with a financial institution. The amount of credit exposure in excess of federally-insured limits at December 31, 1994 and December 31, 1993 was $260,596 and $163,397, respectively.

13. COMMITMENTS AND CONTINGENCIES

   A. Self Insurance

   The Partnership has an agreement whereby it is self insuring the health care of its employees and covered dependents up to $10,000 per year per employee and covered dependents. Health care expenses of covered individuals in excess of $10,000 per year are paid out of insurance purchased by the Partnership. Administration of the self insurance is handled by an insurance company. Funds advanced for claims are recorded as current assets and charged to expenses as claims are paid. The annual aggregate stop loss under this insurance plan was approximately $293,000 and $138,000 for the years ended December 31, 1994 and 1993, respectively. The annual aggregate liability calculated by the insurance company for the insurance coverage for years ended December 31, 1994 and 1993 was $148,950 and $137,976, respectively. The total amount of claims and premiums paid by the Partnership under this policy for the years ended December 31, 1994 and 1993 were $207,337 and $189,122, respectively. The Partnership has accrued $35,114 and $27,225 at December 31, 1994 and 1993 for claims incurred but not reported.

                                 OSLER MEDICAL
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

B. Professional Employment Agreement

   Osler Medical entered into an employment agreement with a physician on July 14, 1994. Under this agreement, the partnership will pay the physician $10,000 as an incentive to exercise a partnership purchase option. If the option is not exercised the incentive money must be repaid to Osler Medical. In addition, the agreement guarantees the physician a monthly gross salary of $10,000 for the first six months of employment. Starting the seventh month of employment, the physician will be paid based upon a compensation formula in the agreement. The agreement ends July 9, 1997 unless terminated prior to that date with 120 days written notice and mutual agreement of the parties.

14. SUBSEQUENT EVENTS

   A. Line of Credit

   The Partnership entered into a line of credit for $198,603 in April 1995. The funds were borrowed to pay off an existing line of credit due on May 31, 1995. This line of credit is due June 30, 1995. Interest is payable monthly at the bank prime rate plus 2.0%. The line is secured by all accounts receivable, machinery, equipment, furniture, fixtures and leasehold improvements of Osler Medical and is cross-collateralized. The line is personally guaranteed by the partners of Osler Medical.

   The Partnership entered into a line of credit on June 21, 1995 for $500,000. The amount paid off an existing $300,000 line of credit. The line is due on demand. Interest is payable monthly at the bank prime rate plus 2.0%. The line is secured by all accounts receivable, machinery, equipment, furniture, fixtures and leasehold improvements of Osler Medical and is cross-collateralized. The line is personally guaranteed by the partners of Osler Medical.

   On July 12, 1995, the Partnership consolidated its three existing lines of credit ($300,000, $198,603 and $500,000) into a note of $998,603. The note is payable in monthly installments of $20,608, including interest at 8.75% per annum, beginning August 17, 1995. The note is collateralized by all accounts receivable, machinery, equipment, furniture, fixtures, and leasehold improvements of Osler Medical and is cross-collateralized. The note is personally guaranteed by the partners of Osler Medical. The following maturities of this note payable are as follows:

          Year ending December 31,      Amount
         --------------------------    --------
         1995 .....................    $ 83,217
         1996 .....................     199,721
         1997 .....................     199,721
         1998 .....................     199,721
         1999 .....................     116,502
                                       --------
         Subsequent to 1999 .......    $998,603
                                       ========

B. Capital Lease

   The Partnership signed a five year capital lease agreement on March 17, 1995. The lease is for diagnostic equipment valued at $150,878. The following is the minimum future lease payments for this capital lease are as follows:

                                 OSLER MEDICAL
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

                 Year ending December 31,            Amount
         ---------------------------------------    --------
         1995 ..................................    $ 24,999
         1996 ..................................      33,332
         1997 ..................................      33,332
         1998 ..................................      33,332
         1999 ..................................      33,332
         Subsequent to 1999 ....................       8,333
                                                    --------
         Total minimum lease payments ..........     166,659
         Less: amount representing interest ....      15,781
                                                    --------
         Present value of minimum lease payments    $150,878
                                                    ========

C. Change in Tax Status

   Effective January 1, 1995, Osler Medical changed its tax status from a partnership to a C-Corporation.

D. Sale of the Partnership

   Osler Medical is in the process of negotiating an agreement to sell all of the assets, properties and businesses used in the practice and owned by the Partnership to an unrelated party for approximately $3,600,000. The assets which are not included in the sale are goodwill, patient lists and medical records, cash or cash equivalents on hand and on deposit in banks and the personal assets of the physicians.

                    GEORGIA ONCOLOGY-HEMATOLOGY CLINIC, P.C.

                                BALANCE SHEET
                             As of April 14, 1995
                                 (unaudited)

ASSETS
Current assets
Cash ...........................................................................    $  276,651
Accounts receivable ............................................................     1,242,634
Inventory ......................................................................       113,723
Prepaid expenses ...............................................................        14,201
                                                                                    ----------
    Total current assets .......................................................     1,647,209
Net property and equipment .....................................................       438,863
Other assets
Deferred taxes .................................................................        58,123
Investment in subsidiary .......................................................        27,477
                                                                                    ----------
    Total other assets .........................................................        85,600
    Total assets ...............................................................    $2,171,672
                                                                                    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable ...............................................................        12,282
Accrued expenses and other liabilities .........................................        61,636
Note payable--line of credit ...................................................            --
Note payable--stockholders .....................................................       440,300
Current portion of long term debt ..............................................       155,992
Deferred income taxes ..........................................................       183,793
                                                                                    ----------
    Total current liabilities ..................................................       854,003
Long term debt less current portion ............................................       219,899
                                                                                    ----------
    Total liabilities ..........................................................     1,073,902
Stockholders' equity
Common stock--Class A $.05 par value, 4,800 shares authorized; 4,601 shares
  issued  .......................................................................          230
Common stock--Class B $.05 par value, 5,200 shares authorized, 1,600 shares
  issued  .......................................................................           80
Additional paid in capital .....................................................        61,815
Retained earnings ..............................................................     1,035,645
                                                                                    ----------
    Total stockholders' equity .................................................     1,097,770
Total liabilities and stockholders' equity .....................................    $2,171,672
                                                                                    ==========

                    GEORGIA ONCOLOGY-HEMATOLOGY CLINIC, P.C.

                STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                For the period January 1, 1995--April 14, 1995
                                 (unaudited)

Revenue
Drug sales, net ...................................    $1,418,839
Less cost of sales ................................       503,994
                                                       ----------
  Gross profit from drug sales ....................       914,845
Patient revenues, net .............................     1,159,674
                                                       ----------
  Gross profit from drug sales and patient revenues     2,074,519
Other revenues ....................................        25,570
                                                       ----------
Total revenues ....................................     2,100,089
                                                       ----------
Operating expenses
Physician compensation ............................       597,044
Clinic salaries, wages and benefits ...............       484,134
Clinic rents ......................................        72,897
Clinic supplies ...................................        84,166
Other clinic costs ................................       194,064
Depreciation ......................................        19,529
Interest ..........................................         9,732
                                                       ----------
    Total operating expenses ......................     1,461,566
                                                       ----------
Net income before income taxes ....................       638,523
Income taxes ......................................        20,902
                                                       ----------
Net income ........................................       617,621
Retained earnings, beginning ......................       418,024
                                                       ----------
Retained earnings, ending .........................    $1,035,645
                                                       ==========

                    GEORGIA ONCOLOGY-HEMATOLOGY CLINIC, P.C.

                           STATEMENT OF CASH FLOWS
                For the period January 1, 1995--April 14, 1995
                                 (unaudited)

Cash flows from operating activities
Net income ....................................................    $ 617,621
Adjustments to reconcile net income to net cash (used)
  in operating activities
 Depreciation .................................................       19,529
 Equity in income of subsidiary ...............................          105
 Changes in operating assets and liabilities
  Accounts receivable .........................................        9,831
  Inventory ...................................................       49,907
  Prepaid expenses ............................................       12,312
  Accounts payable ............................................     (131,148)
  Accrued expenses and other liabilities ......................     (957,590)
                                                                   ---------
    Net cash (used) in operating activities ...................     (379,433)
                                                                   ---------
Cash flows from investing activities
Purchase of property and equipment ............................         (209)
                                                                   ---------
    Net cash used by investing activities .....................         (209)
                                                                   ---------
Cash flows from financing activities
Payment of notes payable--line of credit ......................     (237,000)
Payments of long-term debt ....................................      (41,563)
Proceeds from notes payable--stockholders. ....................      199,500
                                                                   ---------
    Net cash (used) by financing activities ...................      (79,063)
                                                                   ---------
Net decrease in cash ..........................................     (458,705)
Cash, beginning of year .......................................      735,356
                                                                   ---------
Cash, end of year .............................................    $ 276,651
                                                                   =========
Supplemental disclosures:
Cash paid during the year for interest ........................    $   9,732
                                                                   =========
Cash paid during the year for income taxes ....................    $  20,902
                                                                   =========

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders
Georgia Oncology-Hematology Clinic, P.C.
Atlanta, Georgia

   We have audited the accompanying consolidated balance sheet of Georgia Oncology-Hematology Clinic, P.C. and Subsidiary as of December 31, 1994 and the related consolidated statements of operations and retained earnings, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia Oncology-Hematology Clinic, P.C. and Subsidiary as of December 31, 1994, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

BABUSH, NEIMAN, KORNMAN & JOHNSON

June 26, 1995

            GEORGIA ONCOLOGY-HEMATOLOGY CLINIC, P.C. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEET
                              December 31, 1994

ASSETS
Current assets
Cash and cash equivalents .......................................................    $  747,970
Accounts receivable, less allowance for doubtful accounts of $339,006 ...........     1,297,413
Inventory .......................................................................       163,630
Prepaid expenses ................................................................        26,709
                                                                                     ----------
    Total current assets ........................................................     2,235,722
Net property and equipment ......................................................       458,183
                                                                                     ----------
Other assets
Deferred taxes ..................................................................        58,123
                                                                                     ----------
Total assets ....................................................................    $2,752,028
                                                                                     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable ................................................................    $  173,606
Accrued expenses and other liabilities ..........................................     1,019,226
Note payable--line of credit ....................................................       237,000
Note payable--stockholders ......................................................       240,800
Current portion of long-term debt ...............................................       155,255
Deferred income taxes ...........................................................       183,793
                                                                                     ----------
 Total current liabilities ......................................................     2,009,680
Long-term debt, less current portion ............................................       262,199
                                                                                     ----------
  Total liabilities .............................................................     2,271,879
                                                                                     ----------
Stockholders' equity
Common stock--Class A, $.05 par value, 4,800 shares authorized; 4,601 shares
  issued  ........................................................................          230
Common stock--Class B, $.05 par value, 5,200 shares authorized; 1,600 shares
  issued  ........................................................................           80
Additional paid-in capital ......................................................        61,815
Retained earnings ...............................................................       418,024
                                                                                     ----------
 Total stockholders' equity .....................................................       480,149
                                                                                     ----------
Total liabilities and stockholders' equity ......................................    $2,752,028
                                                                                     ==========

                See notes to consolidated financial statements

            GEORGIA ONCOLOGY-HEMATOLOGY CLINIC, P.C. AND SUBSIDIARY

          CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                     For the year ended December 31, 1994

Revenues
Drug sales net ....................................    $4,502,513
Less cost of sales ................................     2,519,182
                                                       ----------
  Gross profit from drug sales ....................     1,983,331
Patient revenues, net .............................     4,099,952
                                                       ----------
  Gross profit from drug sales and patient revenues     6,083,283
Other revenues ....................................        13,897
                                                       ----------
Total revenues ....................................     6,097,180
                                                       ----------
Operating Expenses
Physician compensation ............................     2,659,297
Clinic salaries, wages and benefits ...............     1,671,337
Clinic rents ......................................       216,415
Clinic supplies ...................................       287,752
Other clinic costs ................................     1,048,524
Depreciation ......................................       115,792
Interest ..........................................        52,984
                                                       ----------
    Total operating expenses ......................     6,052,101
                                                       ----------
Income before income taxes ........................        45,079
Income taxes ......................................        11,393
                                                       ----------
Net income ........................................        33,686
Retained earnings, beginning ......................       387,838
Distributions .....................................        (3,500)
                                                       ----------
Retained earnings, ending .........................    $  418,024
                                                       ==========

                See notes to consolidated financial statements

            GEORGIA ONCOLOGY-HEMATOLOGY CLINIC, P.C. AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                     For the year ended December 31, 1994

Cash flows from operating activities
Net income ....................................................    $  33,686
Adjustments to reconcile net income to net cash provided
  by operating activities
 Loss on disposal of property and equipment ...................          745
 Depreciation .................................................      115,792
 Provision for bad debts ......................................      179,424
 Deferred income taxes ........................................       (5,816)
 Changes in operating assets and liabilities
  Accounts receivable .........................................     (495,521)
  Inventory ...................................................      (85,421)
  Prepaid expenses ............................................       (3,227)
  Accounts payable ............................................       51,615
  Accrued expenses and other liabilities ......................      686,925
                                                                   ---------
Net cash provided by operating activities .....................      478,202
                                                                   ---------
Cash flows from investing activities
Proceeds from disposal of property and equipment ..............          100
Purchase of property and equipment ............................     (192,003)
Other assets ..................................................        6,000
                                                                   ---------
Net cash used by investing activities .........................     (185,903)
                                                                   ---------
Cash flows from financing activities
Proceeds from notes payable--line of credit ...................      137,000
Payments of long-term debt ....................................     (140,999)
Proceeds from long-term debt ..................................      170,576
Proceeds from notes payable--stockholders .....................      210,000
Distributions .................................................       (3,500)
                                                                   ---------
Net cash provided by financing activities .....................      373,077
                                                                   ---------
Net increase in cash ..........................................      665,376
Cash, beginning of year .......................................       82,594
                                                                   ---------
Cash, end of year .............................................    $ 747,970
                                                                   =========
Supplemental disclosures
Cash paid during the year for interest ........................    $  52,984
                                                                   =========
Cash paid during the year for income taxes ....................    $   4,397
                                                                   =========
Purchase of property and equipment financed by notes payable ..    $ 116,877
                                                                   =========

                See notes to consolidated financial statements

            GEORGIA ONCOLOGY-HEMATOLOGY CLINIC, P.C. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

A. Accounting Policies

Description of Business. Georgia Oncology-Hematology Clinic, P.C. (the "Corporation") was incorporated in 1975 under the laws of Georgia. The Corporation was formed to operate medical oncology facilities in Atlanta, Georgia. The Corporation offers a comprehensive range of medical oncology services at three facilities in the Atlanta area.

Property and Equipment. Property and equipment are stated at cost. Depreciation of property and equipment is generally calculated over the estimated useful lives of the assets using accelerated methods. Depreciation of leasehold improvements is calculated on a straight line basis over the term of the lease. Routine maintenance and repairs are charged to expenses as incurred, while costs of betterments and renewals are capitalized.

Income Taxes. The Corporation is taxable under provisions of the Internal Revenue Code. The Corporation recognizes deferred income tax on all significant timing differences between financial and income tax reporting (see Note H).

Net Revenues. Net revenues are reported at the estimated realizable amounts from patients, third-party payors, and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. During the year ended December 31, 1994, approximately 41% of net revenue was received under the Medicare program and 2% under state reimbursement programs. The Medicare program and state reimbursement programs pay physician services based on fee schedules which are determined by the related government agency. The Corporation has negotiated agreements with managed care organizations to provide physician services based on fee schedules. No individual managed care organization is material to the Corporation.

Inventory. Inventory is stated at the lower of first-in first-out, cost or market.

Principles of Consolidation. The consolidated financial statements include the accounts of Georgia Oncology-Hematology Clinic, P.C. and its wholly owned subsidiary, Georgia Oncology-Hematology Services, Inc. All material intercompany transactions have been eliminated.

B. Net Property and Equipment

   Major classifications of property and equipment and their respective depreciable lives are summarized below:

                                                Depreciable
                                                    Lives        Total
                                                   ---------   ----------
Furniture and equipment ......................          5-7
                                                      years    $  693,950
Leasehold improvements .......................         3-13
                                                      years       537,894
                                                   ---------   ----------
                                                                1,231,844
Less accumulated depreciation and amortization                    773,661
                                                               ----------
Total ........................................                 $  458,183
                                                               ==========

C. Notes Payable

   During 1994, the Corporation obtained a line of credit from a bank in the amount of $250,000. The line of credit matures on May 31, 1995. Interest is charged at the prime rate plus 0.5%. The accounts receivable of the Corporation are pledged as collateral against the line of credit. The amount outstanding under the line of credit at December 31, 1994 was $237,000 with available credit of $13,000.

            GEORGIA ONCOLOGY-HEMATOLOGY CLINIC, P.C. AND SUBSIDIARY Notes to Consolidated Financial Statements--(Continued)

   At various times, the Corporation has obtained notes from its stockholders. The notes are unsecured and are payable on demand. Interest is charged at the prime rate. Amounts outstanding under the notes at December 31, 1994 were $240,800. All notes from stockholders and related accrued interest were repaid in May, 1995.

   The prime rate at December 31, 1994 was 8.5%.

D. Long-Term Debt

   Long-term debt is summarized as follows:

 Note payable to a bank, due in monthly installments of $8,253 plus interest at the prime rate plus 0.5% through November 1997 collateralized by furniture, fixtures
  and equipment  ...................................................................   $ 288,845
Note payable to a bank, due in monthly installments of $1,500 plus interest at 7%
  through February 1997, collateralized by computer equipment  .....................      38,699
Note payable to a corporation, due in monthly installments of $2,440 including principal and interest at 7% through March 1997 collateralized by furniture,
  fixtures and equipment  ..........................................................      60,800
Note payable to a corporation, due in monthly installments of $1,168 including principal and interest at 7% through March 1997 collateralized by leasehold
  improvements  ....................................................................      29,110
                                                                                       ---------
 Total long-term debt .............................................................      417,454
Less current maturities ...........................................................     (155,255)
                                                                                       ---------
Long-term debt, less current maturities ...........................................    $ 262,199
                                                                                       =========

   At December 31, 1994 scheduled aggregate long-term debt maturities are as follows:

         Year Ending December 31,       Amount
         --------------------------   ---------
         1995 .....................    $155,255
         1996 .....................     158,019
         1997 .....................     104,180
                                      ---------
                                       $417,454
                                      =========

E. Operating Leases

   Leases that do not meet the criteria for capitalization are classified as operating leases with related rentals charged to operations as incurred. Under agreements classified as operating leases, the Company leases facilities for its three locations and certain equipment. The lease for one of the locations, with an aggregate monthly expense of $8,287 expires on January 31, 1996. This lease has been renewed for five years.

   The lease for the second location, with an aggregate monthly expense of $4,700 plus direct costs expires on May 31, 1997. The Company has an option to renew this lease for five years. The lease for the third location, with an aggregate monthly expense of $1,608 in 1994, expires on November 30, 1996. The Company has an option to renew this lease for five years with rent increasing by 5% each year.

            GEORGIA ONCOLOGY-HEMATOLOGY CLINIC, P.C. AND SUBSIDIARY Notes to Consolidated Financial Statements--(Continued)

   The following is a schedule by year of future minimum lease payments under operating leases as of December 31, 1994.

         Year Ending December 31,
         --------------------------
         1995 .....................    $182,008
         1996 .....................     181,044
         1997 .....................     125,214
         1998 .....................      99,444
         1999 .....................      99,444
         Thereafter ...............     107,731
                                      ---------
              Total  ..............    $794,885
                                      =========

   Total rent expense for the year ended December 31, 1994 was $216,415.

F. Employee Benefit Plan

   The Corporation has a qualified defined contribution 401(k) Profit Sharing Plan covering substantially all employees. Employee contributions in the form of pretax salary deferrals are discretionary and are determined based upon a percentage of each employee's compensation, as defined. Employer contributions are determined at the discretion of the Company. Contributions to the plan totalled $176,521 for the year ended December 31, 1994.

G. Contingencies

   The Corporation maintains general liability and malpractice insurance providing the Corporation with coverage of $5 million per incident and $7 million in aggregate. As of December 31, 1994, there were no asserted malpractice claims against the Corporation; accordingly, no amounts for potential losses have been accrued in the accompanying financial statements. In addition, the Corporation has not accrued for a loss of unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the profitability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any unasserted claims will not have a material adverse effect on the financial position or operating results of the Corporation.

H. Income Taxes

   Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax liabilities and assets as of December 31, 1994 were as follows:

                                        December 31,
                                            1994
                                        ------------
Deferred current tax liabilities:
 Cash to accrual adjustments .......      $342,461
Deferred current tax assets:
 Cash to accrual adjustments .......       158,668
                                          --------
Net deferred current tax liabilities      $183,793
                                          ========
Deferred long-term tax assets:
 Depreciable and amortizable assets       $ 58,123
                                          ========

            GEORGIA ONCOLOGY-HEMATOLOGY CLINIC, P.C. AND SUBSIDIARY Notes to Consolidated Financial Statements--(Continued)

   The provision for income taxes for the year ended December 31, 1994 is as follows:

 Current:
 Federal .............    $14,520
 State ...............      2,689
                          -------
                           17,209
                          -------
Deferred:
 Federal .............     (5,468)
 State ...............       (348)
                          -------
                           (5,816)
                          -------
Net income tax expense    $11,393
                          =======

I. Related Party Transactions

   The Corporation has loans from its stockholders amounting to $240,800 at December 31, 1994 (see Note C).

J. Subsequent Events

   On April 17, 1995, PhyChoice, Inc. acquired the operating assets of the Corporation. Simultaneous with the acquisition, the Corporation entered into a 10-year management services agreement with PhyChoice, Inc. The management services agreement became effective April 17, 1995. The Company has entered into merger discussions with Cancer Specialists of Georgia, P.C.

K. Deposits in Excess of Federally Insured Limits

   The Company has cash deposits with a financial institution which fluctuate in excess of federally insured limits. If this financial institution were not to honor its contractual obligation to the Company then the Company could incur losses. Management is of the opinion that there is no risk because of the financial strength of the financial institution. At December 31, 1994, the Company had cash deposits of $1,007,183 with the financial institution resulting in $907,183 being at risk.

                    ONCOLOGY-HEMATOLOGY ASSOCIATES, P.A. AND
                  ONCOLOGY-HEMATOLOGY INFUSION THERAPY, INC.

                            COMBINED BALANCE SHEET
                                JULY 25, 1995

                                      ASSETS
CURRENT ASSETS
Cash and cash equivalents ........................................................    $  236,422
Accounts receivable, less allowances for adjustments and doubtful accounts .......       692,839
Prepaid expenses .................................................................       111,107
                                                                                      ----------
    Total current assets .........................................................     1,040,368
                                                                                      ----------
PROPERTY AND EQUIPMENT, less accumulated depreciation of $124,952 ................       158,518
                                                                                      ----------
PROPERTY UNDER CAPITAL LEASES, less accumulated amortization of $29,578 ..........        37,879
                                                                                      ----------
OTHER ASSETS
Organization costs, less accumulated amortization of $246 ........................           574
Other assets .....................................................................        10,000
                                                                                      ----------
    Total other assets ...........................................................        10,574
                                                                                      ----------
    Total assets .................................................................    $1,247,339
                                                                                      ==========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable .................................................................    $  108,160
Other accrued expenses and liabilities ...........................................        67,944
Due to related party .............................................................         6,400
Current portion of obligations under capital leases ..............................         7,731
Deferred income taxes--current ...................................................       142,630
Accrued income taxes .............................................................        25,000
                                                                                      ----------
    Total current liabilities ....................................................       357,865
                                                                                      ----------
OTHER LIABILITIES
Obligations under capital leases .................................................        36,875
Deferred income taxes ............................................................        12,870
                                                                                      ----------
    Total other liabilities ......................................................        49,745
                                                                                      ----------
STOCKHOLDERS' EQUITY
Common stock, $1.00 par value; 75 and 600 shares authorized, issued and
  outstanding  ....................................................................          675
Additional paid-in capital .......................................................        24,243
Retained earnings ................................................................       814,811
                                                                                      ----------
    Total stockholders' equity ...................................................       839,729
                                                                                      ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...................................    $1,247,339
                                                                                      ==========

                    ONCOLOGY-HEMATOLOGY ASSOCIATES, P.A. AND
                  ONCOLOGY-HEMATOLOGY INFUSION THERAPY, INC.

            COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
             FOR THE PERIOD JANUARY 1, 1995 THROUGH JULY 25, 1995

REVENUE
Net patient service revenue .........    $2,403,860
Other income ........................        22,969
                                         ----------
    Total revenue ...................     2,426,829
                                         ----------
OPERATING EXPENSES
Cost of affiliated physician services       579,881
Salaries, wages and benefits ........       537,283
Rents and leases ....................       112,645
Supplies ............................       628,048
Other operating costs ...............       157,567
Depreciation and amortization .......        24,767
Net interest expense ................        18,411
                                         ----------
    Net operating expenses ..........     2,058,602
                                         ----------
NET INCOME (LOSS) BEFORE INCOME TAXES       368,227
INCOME TAX
Current .............................        25,000
Deferred ............................        16,730
                                         ----------
                                             41,730
                                         ----------
NET INCOME ..........................       326,497
RETAINED EARNINGS--BEGINNING OF
  PERIOD  ............................      488,314
                                         ----------
RETAINED EARNINGS--END OF PERIOD ....    $  814,811
                                         ==========

                    ONCOLOGY-HEMATOLOGY ASSOCIATES, P.A. AND
                  ONCOLOGY-HEMATOLOGY INFUSION THERAPY, INC.

                       COMBINED STATEMENT OF CASH FLOWS
             FOR THE PERIOD JANUARY 1, 1995 THROUGH JULY 25, 1995

CASH FLOWS FROM OPERATING ACTIVITIES
Net income ....................................................    $ 326,497
Adjustments to reconcile net income to net cash
  provided by operating activities:
 Depreciation and amortization ................................       24,767
 Deferred income taxes ........................................       16,730
 Changes in operating assets and liabilities:
  Accounts receivable, net ....................................     (177,143)
  Prepaid expenses ............................................      (25,164)
  Deposits ....................................................        1,064
  Accounts payable ............................................       18,475
  Other accrued expenses and liabilities ......................      (19,495)
  Due to related party ........................................       (1,100)
  Accrued income taxes ........................................       25,000
                                                                   ---------
    NET CASH PROVIDED BY OPERATING ACTIVITIES .................      189,631
                                                                   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment ............................      (16,335)
                                                                   ---------
    NET CASH (USED) BY INVESTING ACTIVITIES ...................      (16,335)
                                                                   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments of capital lease obligations .........................       (7,689)
                                                                   ---------
    NET CASH (USED) BY FINANCING ACTIVITIES ...................       (7,689)
                                                                   ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS .....................      165,607
CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD ................       70,815
                                                                   ---------
CASH AND CASH EQUIVALENTS--END OF PERIOD ......................    $ 236,422
                                                                   =========
Supplemental disclosure of cash flow information:
Cash paid during the year for interest ........................    $  18,411
                                                                   =========
Purchase of equipment with proceeds of capital lease
  obligations  .................................................   $  19,220
                                                                   =========

                      WEIL, AKMAN, BAYLIN & COLEMAN, P.A.
                         Certified Public Accountants
                       201 West Padonia Road, Suite 600
                        Timonium, Maryland 21093-2186

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Oncology-Hematology Associates, P.A. and
Oncology-Hematology Infusion Therapy, Inc.

   We have audited the accompanying combined balance sheets of Oncology-Hematology Associates, P.A. and Oncology-Hematology Infusion Therapy, Inc. (1994 only) as of December 31, 1994 and 1993, and the related combined statements of operations and retained earnings and cash flows for the years then ended of Oncology-Hematology Associates, P.A. and for the period March 7, 1994 (date of inception) through December 31, 1994 of Oncology-Hematology Infusion Therapy, Inc. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Oncology-Hematology Associates, P.A. and Oncology-Hematology Infusion Therapy, Inc. (1994 only) at December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended and from March 7, 1994 (date of inception) through December 31, 1994 of Oncology-Hematology Infusion Therapy, Inc. in conformity with generally accepted accounting principles.

                                           WEIL, AKMAN, BAYLIN & COLEMAN, P.A.

Timonium, Maryland
August 4, 1995

                    ONCOLOGY-HEMATOLOGY ASSOCIATES, P.A. AND
                  ONCOLOGY-HEMATOLOGY INFUSION THERAPY, INC.

                           COMBINED BALANCE SHEETS
                                 DECEMBER 31,

                                                              1994       1995
                                                           --------    --------
                         ASSETS
CURRENT ASSETS
Cash and cash equivalents ..............................   $ 70,815    $194,081
Accounts receivable, less allowances for adjustments and
  doubtful accounts  ....................................   515,696     465,201
Prepaid expenses .......................................     85,943      76,574
Deposits ...............................................      1,064          --
                                                           --------    --------
    Total current assets ...............................    673,518     735,856
                                                           --------    --------
PROPERTY AND EQUIPMENT, less accumulated depreciation of
  $107,911 in 1994 and $87,710 in 1993  .................   159,224      67,930
                                                           --------    --------
PROPERTY UNDER CAPITAL LEASES, less accumulated
  amortization of $21,948 in 1994 and $13,213 in 1993  ..    26,289      17,942
                                                           --------    --------
OTHER ASSETS
Organization costs, less accumulated amortization of
  $150  .................................................       670          --
Other assets ...........................................     10,000      10,000
                                                           --------    --------
    Total other assets .................................     10,670      10,000
                                                           --------    --------
Total Assets ...........................................   $869,701    $831,728
                                                           ========    ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable .......................................   $ 89,685    $ 22,169
Other accrued expenses and liabilities .................     87,439      74,985
Due to related party ...................................      7,500          --
Current portion of obligations under capital leases ....      9,844       6,448
Deferred income taxes--current .........................    125,570     155,700
                                                           --------    --------
    Total current liabilities ..........................    320,038     259,302
                                                           --------    --------
OTHER LIABILITIES
Obligations under capital leases .......................     23,231      17,496
Deferred income taxes ..................................     13,200       9,600
                                                           --------    --------
    Total other liabilities ............................     36,431      27,096
                                                           --------    --------
STOCKHOLDERS' EQUITY
Common stock, $1.00 par value; 75 (1993 and 1994) and
  600 shares (1994 only) authorized, issued and
  outstanding  ..........................................       675          75
Additional paid-in capital .............................     24,243      18,843
Retained earnings ......................................    488,314     526,512
                                                           --------    --------
    Total stockholders' equity .........................    513,232     545,330
                                                           --------    --------
Total liabilities and stockholders' equity .............   $869,701    $831,728
                                                           ========    ========

  The accompanying notes are an integral part of these financial statements.

                    ONCOLOGY-HEMATOLOGY ASSOCIATES, P.A. AND
                  ONCOLOGY-HEMATOLOGY INFUSION THERAPY, INC.

           COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
             FOR THE YEAR ENDED DECEMBER 31, (ONCOLOGY-HEMATOLOGY
  ASSOCIATES, P.A.) FOR THE PERIOD MARCH 7, 1994 (DATE OF INCEPTION) THROUGH
        DECEMBER 31, 1994 (ONCOLOGY-HEMATOLOGY INFUSION THERAPY, INC.)

                                            1994         1993
                                        ----------    ----------
REVENUE
Net patient service revenue .........   $3,738,339    $3,397,458
Other income ........................       10,211        44,196
                                        ----------    ----------
    Total revenue ...................    3,748,550     3,441,654
                                        ----------    ----------
OPERATING EXPENSES
Cost of affiliated physician services    1,401,663     1,479,424
Salaries, wages and benefits ........      864,690       731,714
Rents and leases ....................      157,269       129,663
Supplies ............................    1,038,571       982,007
Other operating costs ...............      206,600       147,010
Depreciation and amortization .......       29,086        20,487
Net interest expense ................       19,299        12,028
                                        ----------    ----------
    Net operating expenses ..........    3,717,178     3,502,333
                                        ----------    ----------
NET INCOME (LOSS) BEFORE INCOME TAXES       31,372       (60,679)
INCOME TAX (BENEFIT) ................      (26,530)      (61,316)
NET INCOME ..........................       57,902           637
RETAINED EARNINGS AT BEGINNING OF
  YEAR  ..............................     526,412       525,775
DISTRIBUTIONS TO STOCKHOLDERS .......      (96,000)           --
                                        ----------    ----------
RETAINED EARNINGS AT END OF YEAR ....   $  488,314    $  526,412
                                        ==========    ==========

  The accompanying notes are an integral part of these financial statements.

                    ONCOLOGY-HEMATOLOGY ASSOCIATES, P.A. AND
                  ONCOLOGY-HEMATOLOGY INFUSION THERAPY, INC.

                      COMBINED STATEMENTS OF CASH FLOWS
             FOR THE YEAR ENDED DECEMBER 31, (ONCOLOGY-HEMATOLOGY
  ASSOCIATES, P.A.) FOR THE PERIOD MARCH 7, 1994 (DATE OF INCEPTION) THROUGH
        DECEMBER 31, 1994 (ONCOLOGY-HEMATOLOGY INFUSION THERAPY, INC.)

                                                           1994        1993
                                                         ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ...........................................   $  57,902         637
Adjustments to reconcile net income to net cash
  provided by operating activities:
 Depreciation and amortization .......................      29,086      20,487
 Deferred income taxes ...............................     (26,530)    (61,340)
 Changes in operating assets and liabilities:
  Accounts receivable, net ...........................     (50,495)    193,404
  Prepaid expenses ...................................      (9,369)     (5,030)
  Other assets .......................................          --     (10,000)
  Deposits ...........................................      (1,064)         --
  Accounts payable ...................................      67,516      (9,437)
  Other accrued expenses and liabilities .............      12,454      22,428
  Due to related party ...............................       7,500          --
                                                         ---------    --------
    NET CASH PROVIDED BY OPERATING ACTIVITIES ........      87,000     151,149
                                                         ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment ...................    (111,495)    (18,688)
Organizational costs .................................        (820)         --
                                                         ---------    --------
    NET CASH (USED) BY INVESTING ACTIVITIES ..........    (112,315)    (18,688)
                                                         ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments of capital lease obligations ................      (7,951)     (3,872)
Issuance of capital stock ............................         600          --
Additional paid in capital ...........................       5,400          --
Dividends paid .......................................     (96,000)         --
                                                         ---------    --------
    NET CASH (USED) BY FINANCING ACTIVITIES ..........     (97,951)     (3,872)
                                                         ---------    --------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS .    (123,266)    128,589
CASH AND CASH EQUIVALENTS--BEGINNING OF YEAR .........     194,081      65,492
                                                         ---------    --------
CASH AND CASH EQUIVALENTS--END OF YEAR ...............   $  70,815    $194,081
                                                         =========    ========
Supplemental disclosure of cash flow information:
Cash paid during the year for interest ...............   $  19,299    $ 12,028
                                                         =========    ========
Cash paid during the year for income taxes ...........   $      --    $     24
                                                         =========    ========

  The accompanying notes are an integral part of these financial statements.

                    ONCOLOGY-HEMATOLOGY ASSOCIATES, P.A. AND
                  ONCOLOGY-HEMATOLOGY INFUSION THERAPY, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993
NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

   Oncology-Hematology Associates, P.A. and Oncology-Hematology Infusion Therapy were incorporated on January 1, 1978 and February 4, 1994, respectively, under the laws of the State of Maryland. The Companies were formed to operate oncology and hematology facilities in Clinton and Greenbelt, Maryland, dedicated to providing comprehensive cancer treatment and diagnosis.

Basis of Combination

   The combined financial statements for the 1994 year include the financial statements of Oncology-Hematology Associates, P.A. and Oncology-Hematology Infusion Therapy, Inc. which are related through common ownership and management. All intercompany transactions and accounts have been eliminated in combination.

Cash Equivalents

   For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

   Property and equipment are carried at cost and are depreciated on the straight-line method over the following lives:

                                 Life (Years)
                                 -------------
Leasehold improvements ......         15
Furniture and fixtures ......          7
Equipment ...................          7
Data processing equipment ...          5

Income Taxes

   Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes relate primarily to the differences between reporting the financial statements on the accrual basis and the income tax return on the cash basis. The deferred tax assets and liabilities represent the future tax return consequences of these differences, which will either be taxable or deductible when the assets or liabilities are recovered or settled.

   The stockholders of Oncology-Hematology Infusion Therapy, Inc. have consented to the Company's election to come within the provisions of Section 1372(A) of the Internal Revenue Code which provides that income of the Corporation will be taxed directly to its stockholders; thus no provision for Federal income taxes has been provided.

Net Revenue

   Net revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. The Medicare and Medicaid programs pay physician services based on fee schedules which are determined by the related government agency. The Company has negotiated agreements with managed care organizations to provide physician services based on fee schedules. No individual managed care organization is material to the Company.

Cost of Affiliated Physician Services

   Cost of affiliated physician services represents salaries, bonuses and selected benefits paid to the affiliated physicians. Physicians compensation generally is determined based on the excess of collections over expenses prior to physician compensation.

                    ONCOLOGY-HEMATOLOGY ASSOCIATES, P.A. AND
                  ONCOLOGY-HEMATOLOGY INFUSION THERAPY, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993
NOTE B. CASH

   Oncology-Hematology Associates P.A. maintains cash balances at a local bank. Cash accounts at banks are insured by the FDIC for up to $100,000. Amounts in excess of insured limits were approximately $10,200 at December 31, 1994 and $35,528 at December 31, 1993.

NOTE C. ACCOUNTS RECEIVABLE

   Accounts receivable consisted of the following at December 31,:

                                             1994         1993
                                          ---------    ---------
Accounts Receivable ...................   $ 830,179    $ 824,971
Less: Adjustments for third party payor    (294,483)    (344,770)
      Allowance for doubtful accounts .     (20,000)     (15,000)
                                          ---------    ---------
Accounts receivable--net ..............   $ 515,696    $ 465,201
                                          =========    =========

NOTE D. PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following at December 31,:

                                       1994        1993
                                    ---------    --------
Leasehold improvements ..........   $ 103,009    $ 43,885
Furniture, fixtures and equipment      82,023      51,454
Data processing equipment .......      82,103      60,301
                                    ---------    --------
                                      267,135     155,640
Less: accumulated depreciation ..    (107,911)    (87,710)
                                    ---------    --------
Property and equipment--net .....   $ 159,224    $ 67,930
                                    =========    ========

   The statement of income includes depreciation expense of $20,201 for the year ended December 31, 1994 and $14,256 for the year ended December 31, 1993.

NOTE E. PROPERTY UNDER CAPITAL LEASES

   All property under capital leases have been leased from a partnership owned exclusively by the Company's shareholders. Property under capital leases consisted of the following at December 31,:

                                       1994       1993
                                    --------    --------
Medical equipment ...............   $ 29,942    $ 15,510
Computer equipment ..............     18,295      15,645
                                    --------    --------
                                      48,237      31,155
Less: accumulated depreciation ..    (21,948)    (13,213)
                                    --------    --------
Property under capital
  leases--net  ...................  $ 26,289    $ 17,942
                                    ========    ========

   The statement of income includes depreciation expense of $8,735 for the year ended December 31, 1994 and $6,231 for the year ended December 31, 1993.

                    ONCOLOGY-HEMATOLOGY ASSOCIATES, P.A. AND
                  ONCOLOGY-HEMATOLOGY INFUSION THERAPY, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993
NOTE F. OBLIGATIONS UNDER CAPITAL LEASES

   The Company leases equipment under capital leases. The leases require monthly payments which vary from $25 to $1,200 and mature through October 1999. Under the terms of the leases, the Company has a bargain purchase option at the end of each lease.

   Future minimum lease payments under the capital leases at December 31, 1994 are as follows:

         1995 ..................................    $29,550
         1996 ..................................     21,300
         1997 ..................................     20,300
         1998 ..................................     15,300
         1999 and thereafter ...................      3,950
                                                    -------
          Total minimum lease payments .........     90,400
          Less: amount representing interest ...     57,325
                                                    -------
          Value of minimum lease payments ......     33,075
          Current portion of lease obligations .      9,844
                                                    -------
          Long-term portion of lease obligations    $23,231
                                                    =======

   The statement of income includes interest expense of $19,299 for the year ended December 31, 1994 and $12,028 for the year ended December 31, 1993.

NOTE G. INCOME TAXES

   Effective January 1, 1993, the Company changed its method of accounting for income taxes to the liability method required by Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes."

   Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, were as follows:

                                                  1994        1993
                                                --------    --------
         Current deferred tax liabilities:
          Cash to accrual adjustments .......   $147,350    $177,200
         Current deferred tax assets:
          Cash to accrual adjustments .......    (21,780)    (21,500)
                                                --------    --------
         Net deferred current tax liabilities   $125,570    $155,700
                                                ========    ========
         Long-term deferred tax liabilities:
          Cash to accrual adjustments .......   $ 19,400    $ 17,800
         Long-term deferred tax assets:
          Depreciable and amortizable assets      (6,200)     (8,200)
                                                --------    --------
         Net deferred long-term liabilities .   $ 13,200       9,600
                                                ========   =========

                    ONCOLOGY-HEMATOLOGY ASSOCIATES, P.A. AND
                  ONCOLOGY-HEMATOLOGY INFUSION THERAPY, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

   The provision for income taxes consisted of the following at December 31,:

                                          1994        1993
                                         --------   ---------
         Current income tax
           (benefit)
          Federal ..................    $     --    $     --
          State ....................          --          24
          Deferred taxes ...........     (26,530)    (61,340)
                                        --------    --------
                                        $(26,530)   $(61,316)
                                        ========    ========

NOTE H. RELATED PARTY TRANSACTIONS

   The Company paid building and equipment rentals of $24,720 in 1993 and $54,720 in 1994 per lease agreements to a partnership formed 100% by the Company's shareholders for its Greenbelt office. The Company also paid rent of $93,530 in 1993 and $26,700 in 1994 for its Clinton office space from a partnership in which the Company's shareholders own 11.28%. Payroll and other expenses were paid by the Company for the operation of a jointly owned medical lab proportionate to the number of tests done specifically for the Company. At December 31, 1994, $2,060 was payable by the Company as a result of the related party transactions. There were no amounts due at December 31, 1993.

NOTE I. COMMITMENTS

   The Company leases its principal place of business and equipment from a partnership partially owned by its shareholders. The minimum annual rentals total $92,990 plus property taxes. The leases expire in October 1995 and November 1995.

   The Company leases its secondary place of business and equipment from a partnership owned by the Company's shareholders. The minimum annual rentals total $54,720 plus insurance and taxes. The leases expire in September 1996 and December 1999.

   Minimum annual rental payments are as follows:

         Years Ended
         December 31,
         -------------------
         1995 ..............    $114,260
         1996 ..............      58,540
         1997 ..............      30,000
         1998 ..............      30,000
         1999 and thereafter      30,000
                                --------
                                $262,800
                                ========

   Minimum annual rentals to be received from noncancelable subleases are as follows:

         1995  ...............   $ 8,400
         1996  ...............     3,500
                                 -------
                                 $11,900
                                 =======

                    ONCOLOGY-HEMATOLOGY ASSOCIATES, P.A. AND
                  ONCOLOGY-HEMATOLOGY INFUSION THERAPY, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993
NOTE J. CONTINGENCIES

   In addition to the general liability and malpractice insurance carried by the individual physicians, the Company maintains general liability and malpractice insurance providing the Company with coverage of $1,000,000 per incident and $3,000,000 in aggregate per doctor. As of December 31, 1994, there were no asserted malpractice claims against the Company, accordingly, no amounts for potential losses have been accrued in the accompanying financial statements. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any unasserted claims will not have a material adverse effect on the financial position or operating results of the Company.

NOTE K. SUBSEQUENT EVENT

   In July 1995, Phychoice, Inc. acquired the operating assets of the Company. Along with the acquisitions, the Company entered into a 15 year management services agreement with Phychoice, Inc. The management services agreement became effective on July 6, 1995.

NOTE L. PROFIT SHARING PLAN

   The Company has a profit sharing plan and money purchase pension plan. All employees 25 or older with three years of service during which 1,000 hours of service are completed are eligible to participate. Contributions to the plan are made annually as determined, within plan limits, by the Company. The Company contribution for the year ended December 31, 1994, was $33,854 and $113,907 for the profit sharing plan and money purchase pension plan, respectively. For the year ended December 31, 1993, $36,877 and $104,946 was contributed for the profit sharing and money purchase pension plans, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of Cancer Specialists of Georgia, P.C.:

   We have audited the accompanying balance sheet of Cancer Specialists of Georgia, P.C. as of July 31, 1995 and the related statements of operations and retained earnings (accumulated deficit) and cash flows for the nine month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cancer Specialists of Georgia, P.C. as of July 31, 1995 and the results of its operations and its cash flows for the nine month period then ended in conformity with generally accepted accounting principles.

                                                      Coopers & Lybrand L.L.P.
Boston, Massachusetts
January 9, 1996

                      CANCER SPECIALISTS OF GEORGIA, P.C.

                                BALANCE SHEET
                                JULY 31, 1995

                                  ASSETS
CURRENT ASSETS:
Cash ....................................................................    $    8,833
Accounts receivable, less allowance for doubtful accounts of $501,337 ...     1,692,965
Inventory ...............................................................       114,940
Prepaid expenses and other ..............................................        17,584
                                                                             ----------
    Total current assets ................................................     1,834,322
                                                                             ----------
NET PROPERTY AND EQUIPMENT ..............................................       224,822
                                                                             ----------
OTHER ASSETS:
Deferred income taxes ...................................................        38,622
Goodwill and other intangibles, net of accumulated amortization of
  $17,583  ...............................................................      143,417
                                                                             ----------
    Total other assets ..................................................       182,039
                                                                             ----------
    TOTAL ASSETS ........................................................    $2,241,183
                                                                             ==========
                  LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Bank overdraft ..........................................................    $   97,820
Accounts payable ........................................................     1,074,029
Accrued expenses and other liabilities ..................................       660,123
Notes payable ...........................................................       758,974
Current portion of long-term debt .......................................       112,428
Deferred income taxes ...................................................        35,185
                                                                             ----------
    Total current liabilities ...........................................     2,738,559
                                                                             ----------
    TOTAL LIABILITIES ...................................................     2,738,559
                                                                             ----------
Commitments and contingencies (Notes E and G) ...........................            --
STOCKHOLDERS' DEFICIT:
Common stock, no par value; 200,000 shares authorized;
  1,500 shares issued and outstanding  ...................................        1,500
Accumulated deficit .....................................................      (498,876)
                                                                             ----------
    Stockholders' deficit ...............................................      (497,376)
                                                                             ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT .........................    $2,241,183
                                                                             ==========

                      See notes to financial statements.

                      CANCER SPECIALISTS OF GEORGIA, P.C.

     STATEMENT OF OPERATIONS AND RETAINED EARNINGS (ACCUMULATED DEFICIT)
                For the nine month period ended July 31, 1995

REVENUES
Drug sales, net .................................    $ 5,104,710
Less cost of sales ..............................      2,647,762
                                                     -----------
    Gross profit from drug sales ................      2,456,948
Patient revenues, net ...........................      4,504,518
                                                     -----------
                                                       6,961,466
OTHER REVENUES ..................................         12,949
                                                     -----------
    TOTAL REVENUES ..............................      6,974,415
                                                     -----------
OPERATING EXPENSES
Physician compensation ..........................      1,912,862
Clinic salaries, wages and benefits. ............      1,500,365
Management fees--related party (Note I). ........      1,713,609
Clinic and equipment rents--related party
  (Note I)  .....................................        605,494
Clinic and equipment rents ......................        220,725
Clinic supplies .................................        384,277
Other clinic costs ..............................        951,438
Provision for bad debts .........................        501,337
Provision for write-off of intangible asset .....         86,644
Depreciation and amortization ...................         95,835
Interest ........................................         39,675
                                                     -----------
    TOTAL OPERATING EXPENSES ....................      8,012,261
                                                     -----------
NET LOSS BEFORE INCOME TAX BENEFIT ..............     (1,037,846)
INCOME TAX BENEFIT ..............................        231,006
                                                     -----------
NET LOSS ........................................       (806,840)
RETAINED EARNINGS, BEGINNING ....................        307,964
                                                     -----------
ACCUMULATED DEFICIT, ENDING .....................    $  (498,876)
                                                     ===========

                      See notes to financial statements.

                      CANCER SPECIALISTS OF GEORGIA, P.C.

                           STATEMENT OF CASH FLOWS
                For the nine month period ended July 31, 1995

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss .....................................................     $(806,840)
Adjustments to reconcile net loss to net cash provided
  by operating activities:
 Depreciation and amortization ...............................        95,835
 Provision for bad debts .....................................       501,337
 Provision for write-off of intangible asset .................        86,644
 Deferred income taxes .......................................      (231,006)
 Amortization of discount on debt ............................         8,991
 Changes in operating assets and liabilities:
  Accounts receivable ........................................      (528,462)
  Inventory ..................................................         6,719
  Prepaid expenses and other .................................         5,916
  Accounts payable ...........................................       (29,829)
  Accrued expenses and other liabilities. ....................       343,932
                                                                  ----------
NET CASH USED BY OPERATING ACTIVITIES ........................      (546,763)
                                                                  ----------
CASH FLOWS FOR INVESTING ACTIVITIES
Purchase of property and equipment ...........................        (1,295)
                                                                  ----------
NET CASH USED BY INVESTING ACTIVITIES ........................        (1,295)
                                                                  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Change in bank overdraft .....................................        97,820
Proceeds from notes payable ..................................       448,974
Payments of long-term debt ...................................      (287,015)
                                                                  ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES ....................       259,779
                                                                  ----------
NET DECREASE IN CASH .........................................      (288,279)
CASH, BEGINNING OF PERIOD ....................................       297,112
                                                                  ----------
CASH, END OF PERIOD ..........................................     $   8,833
                                                                  ==========
SUPPLEMENTAL DISCLOSURES
Cash paid during the period for interest .....................     $  29,651
                                                                  ==========

                      See notes to financial statements.

                      CANCER SPECIALISTS OF GEORGIA, P.C.
                        NOTES TO FINANCIAL STATEMENTS

A.  ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS--Cancer Specialists of Georgia, P.C. (the
"Corporation") was incorporated in 1988 under the laws of Georgia. The Corporation's fiscal year is the calendar year. These financial statements are for the nine month period ended July 31, 1995. The Corporation was formed to operate medical oncology facilities in Atlanta, Georgia. The Corporation offers a comprehensive range of medical oncology services at eleven facilities in the Atlanta area.

PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation of property and equipment is generally calculated over the estimated useful lives of the assets using accelerated methods. Depreciation of leasehold improvements is calculated on a straight line basis over the term of the lease. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

INCOME TAXES--The Corporation is taxable under provisions of the Internal Revenue Code. The Corporation recognizes deferred income tax on all significant timing differences between financial and income tax reporting. (See Note H)

NET REVENUES--Net revenues are reported at the estimated realizable amounts from patient, third-party payors, and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. During the nine month period ended July 31, 1995, approximately 40% of net revenue was received under the Medicare program and 1% under state reimbursement programs. The Medicare program and state reimbursement programs pay physician services based on fee schedules which are determined by the related government agency. The Corporation has negotiated agreements with managed care organizations to provide physician services based on fee schedules. No individual managed care organization is material to the Corporation.

INVENTORY--Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

GOODWILL AND OTHER INTANGIBLES--The excess of purchase price over the fair value of assets acquired in a business combination accounted for by the purchase method (goodwill) and the value assigned to non-competition agreements are amortized on a straight-line basis over a 15-year period. The Corporation periodically assesses the recoverability of goodwill when there are indications of potential goodwill impairment based on estimates of undiscounted future cash flows for the applicable business acquired. The amount of impairment is calculated by comparing anticipated discounted future income from acquired businesses with the carrying value of the related goodwill. In performing this analysis, management considers such factors as current results, trends and future prospects, in addition to other economic factors.

   The Company is required to implement Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in 1996. As the Company currently continually evaluates the realizability of its long-lived assets, including goodwill and intangibles, adoption of the statement is not anticipated to have a material effect on the Company's financial statements at the date of adoption.

                      CANCER SPECIALISTS OF GEORGIA, P.C.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

B. NET PROPERTY AND EQUIPMENT

   Major classifications of property and equipment and their respective depreciable lives are summarized below:

                                              Depreciable
                                                 Lives             Total
                                           ------------------    ---------
Furniture and equipment ...............               7 years    $  25,295
Leasehold improvements ................            7-13 years      338,602
                                                                 ---------
                                                                   363,897
Less accumulated depreciation and
  amortization ........................                           (139,075)
                                                                 ---------
    Total .............................                          $ 224,822
                                                                 =========

C. NOTES PAYABLE

   The Corporation has a line of credit from a bank in the amount $250,000. The line of credit matures on August 30, 1995. Interest is payable monthly at the prime rate minus 0.5%. The amount outstanding under the line of credit at July 31, 1995 was $210,130 with available credit of $39,870. The line of credit is collateralized by accounts receivable of the Corporation.

   At July 31, 1995, the Corporation had a note payable to a bank in the amount of $248,844. The note was payable on July 31, 1995 and was repaid subsequent to this date without penalty. Interest was payable monthly at the prime rate minus 0.5%. The note payable was collateralized by accounts receivable of the Corporation.

   At July 31, 1995, the Corporation had a note payable to a bank in the amount of $150,000. The note was payable on July 28, 1995 and was repaid subsequent to this date without penalty. Interest was payable monthly at the prime rate minus 0.5%. The note payable was collateralized by accounts receivable of the Corporation.

   At July 31, 1995, the Corporation had notes payable to two of its stockholders for a total amount of $150,000. The notes are payable in quarterly installments beginning on August 1, 1995 and mature May 1, 1996. Interest is payable quarterly at the prime rate plus 0.5%. The notes payable are collateralized by accounts receivable of the Corporation.

   The prime rate at July 31, 1995 was 8.75%.

D. LONG-TERM DEBT

   The long-term debt is summarized as follows:

 Note payable to a bank, due in monthly installments of $11,165 including principal and interest at 6.75% through August 1995, collateralized by personal guaranties from
  the stockholders  ...................................................................   $  33,701
Non-interest bearing note issued in connection with acquisition of assets of a practice, due in monthly installments of $16,082 through December 1995, face amount of $192,978 (less unamortized discount of $1,681 based on imputed interest rate of
  8.5%)  ..............................................................................      78,727
                                                                                          ---------
    Total long-term debt .............................................................      112,428
    Less current maturities ..........................................................     (112,428)
                                                                                          ---------
    Long-term debt, less current maturities ..........................................    $      --
                                                                                          =========

                      CANCER SPECIALISTS OF GEORGIA, P.C.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

E. OPERATING LEASES

   All leases are classified as operating leases with related rentals charged to operations as incurred. Under agreements classified as operating leases, the Company leases facilities for its eleven locations and most of its medical and business equipment.

   The following is a schedule by year of future minimum lease payments under operating leases as of July 31, 1995.

                     Year Ending
                     December 31,                          Amount
 -----------------------------------------------------   ----------
1995 (for the period August 1--December 31, 1995)  ...   $  616,395
1996  ................................................    1,040,494
1997  ................................................      994,113
1998  ................................................      736,506
1999  ................................................      620,403
Thereafter  ..........................................    1,426,841
                                                         ----------
    Total  ...........................................   $5,434,752
                                                         ==========

   Total rent expense for the nine months ended July 31, 1995 was $826,219.

F. EMPLOYEE BENEFIT PLAN

   During 1995 the Corporation had a qualified defined contribution plan covering substantially all employees. Contributions were determined each year at the employers' discretion. There were no contributions for the nine month period ended July 31, 1995.

G. CONTINGENCIES

   The Corporation maintains general liability and malpractice insurance providing the Corporation with coverage of $1 million per incident and $3 million in aggregate. As of July 31, 1995, there were no asserted malpractice claims against the Corporation; accordingly, no amounts for potential losses have been accrued in the accompanying financial statements.

H. INCOME TAXES

   Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax liabilities and assets as of July 31, 1995 were as follows:

         Deferred Current Tax Liabilities
           Cash to accrual adjustments  ...............    $720,175
         Deferred Current Tax Assets
           Cash to accrual adjustments  ...............     684,990
                                                          ---------
         Net Deferred Current Tax Liabilities  ........    $ 35,185
                                                          =========
         Deferred Long-Term Tax Assets
           Depreciable and amortizable assets  ........    $ 38,622
                                                          =========

                      CANCER SPECIALISTS OF GEORGIA, P.C.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   The provision for income taxes for the nine month period ended July 31, 1995 is as follows:

         Current
          Federal .............    $      --
          State ...............           --
                                   ---------
                                          --
                                   ---------
         Deferred
          Federal .............     (217,146)
          State ...............      (13,860)
                                   ---------
                                    (231,006)
                                   ---------
         NET INCOME TAX BENEFIT    $(231,006)
                                   =========

I. RELATED PARTY TRANSACTIONS

   The Corporation has a management agreement with a company whose stockholders include two of the stockholders of the Corporation and a family member of one of the stockholders of the Corporation. The management company provides practice management and billing and collections services. The management agreement provides for a fee equivalent to 16% of adjusted net collections. Expenses related to the management agreement were $1,713,609 for the nine month period ended July 31, 1995.

   The Corporation has office leases for two of its clinics with a partnership that is owned by three stockholders of the Corporation and a family member of a stockholder. Rental expense of $231,750 was incurred on these leases during the nine month period ended July 31, 1995.

   The Corporation leases certain medical and business equipment from a partnership that is owned by a stockholder of the Corporation and certain family members of the stockholder. Rental expense of $285,418 was incurred on this lease during the nine month period ended July 31, 1995.

   The Corporation leases certain medical and business equipment from a partnership that is owned by a stockholder of the Corporation and certain family members of the stockholder. Rental Expense of $46,017 was incurred on this lease during the nine month period ended July 31, 1995.

   The Corporation leases certain medical and business equipment from a corporation that is owned by a stockholder of the Corporation and certain family members of the stockholder. Rental expense of $42,309 was incurred on this lease during the nine month period ended July 31, 1995.

J. PROVISION FOR WRITE-OFF OF INTANGIBLE ASSET

   In July 1995, the Corporation recorded a provision of $86,644 for the write-off of the remaining unamortized balance of a noncompetition agreement. The individual with whom the agreement had been made is now deceased. Therefore, the Corporation determined that the noncompetition agreement no longer had any value.

K. SUBSEQUENT EVENTS

   On August 15, 1995, PhyChoice, Inc. acquired the operating assets of the Corporation. Also, on August 15, 1995, the Corporation merged with Georgia Oncology-Hematology Clinic, P.C. to form Georgia Cancer Specialists, P.C. Simultaneous with the acquisition of assets and the merger, the newly formed Georgia Cancer Specialists, P.C. entered into a 10-year management services agreement with PhyChoice, Inc. The management services agreement became effective August 15, 1995.

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Mobile Lithotripter of Indiana Partners

   We have audited the balance sheets of Mobile Lithotripter of Indiana Partners as of September 30, 1995 and 1994, and the related statements of income, partners' capital and cash flows for the years then ended and for the period from February 12, 1993 (date of formation) to September 30, 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mobile Lithotripter of Indiana Partners at September 30, 1995 and 1994, and the results of its operations and its cash flows for the years then ended and for the period from February 12, 1993 to September 30, 1993 in conformity with generally accepted accounting principles.

KATZ, SAPPER & MILLER, LLP
Certified Public Accountants

Indianapolis, Indiana
October 25, 1995

                    MOBILE LITHOTRIPTER OF INDIANA PARTNERS

                                BALANCE SHEETS
                         September 30, 1995 and 1994

                                                          1995         1994
                                                      ----------    ----------
                        ASSETS
CURRENT ASSETS
Cash and equivalents--Note 6 ........................ $  442,187    $  383,971
Accounts receivable--hospitals ......................    265,381       260,672
Prepaid expenses ....................................      5,512        20,023
                                                      ----------    ----------
    Total Current Assets ............................    713,080       664,666
                                                      ----------    ----------
EQUIPMENT
Medical and office equipment. .......................    950,984       520,664
Less: Accumulated amortization ......................    250,577       171,772
                                                      ----------    ----------
    Total Equipment .................................    700,407       348,892
                                                      ----------    ----------
OTHER ASSETS
Goodwill, net of amortization of $1,277,378 in 1995
  and $798,362 in 1994  .............................  5,907,875     6,386,892
                                                      ----------    ----------
    TOTAL ASSETS .................................... $7,321,362    $7,400,450
                                                      ==========    ==========
          LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Accounts payable and accrued expenses ............... $   52,746    $   28,807
Current maturities of long-term debt--Note 2 ........                  173,124
                                                      ----------    ----------
    Total Current Liabilities .......................     52,746       201,931
LONG-TERM DEBT
Equipment lease obligation--Note 2 ..................                  144,106
                                                      ----------    ----------
    Total liabilities ...............................     52,746       346,037
PARTNERS' CAPITAL--Note 6 ...........................  7,268,616     7,054,413
                                                      ----------    ----------
TOTAL LIABILITIES AND PARTNERS' CAPITAL ............. $7,321,362    $7,400,450
                                                      ==========    ==========

               See Accompanying Notes to Financial Statements.

                    MOBILE LITHOTRIPTER OF INDIANA PARTNERS

                             STATEMENTS OF INCOME
                 Years Ended September 30, 1995 and 1994 and
             Period from February 12, 1993 to September 30, 1993

                                        1995         1994         1993
                                      ---------    ---------   -----------
REVENUE
Rental income--Note 3               $2,399,731   $1,990,894    $1,467,614
Supply income                          159,650      132,680       110,980
Interest income                         18,272        8,933         2,408
                                    ----------   ----------    ----------
    Total Revenue                    2,577,653    2,132,507     1,581,002
                                    ----------   ----------    ----------
COSTS AND EXPENSES
Operating--Notes 4 and 5               481,481      429,651       313,008
Amortization and depreciation          587,027      582,809       387,325
General and administrative--
  Note 4                               217,899      206,500       158,249
Interest expense                        27,517       48,236        41,889
                                    ----------   ----------    ----------
    Total Costs and Expenses         1,313,924    1,267,196       900,471
                                    ----------   ----------    ----------
NET INCOME                          $1,263,729   $  865,311    $  680,531
                                    ==========   ==========    ==========

               See Accompanying Notes to Financial Statements.

                    MOBILE LITHOTRIPTER OF INDIANA PARTNERS

                       STATEMENTS OF PARTNERS' CAPITAL
                 Years Ended September 30, 1995 and 1994 and
             Period from February 12, 1993 to September 30, 1993

Cash contributed by T(2) Medical, Inc. ............................................    $ 4,507,153
Assets and goodwill contributed to Mobile Lithotripter of Indiana Limited, an
  Indiana Limited Partnership .....................................................      7,131,571
Special distribution to Mobile Lithotripter of Indiana Limited, an Indiana Limited
  Partnership .....................................................................     (4,507,153)
                                                                                       -----------
NET INITIAL PARTNERS' CAPITAL .....................................................      7,131,571
Net income for the period .........................................................        680,531
Distributions to partners .........................................................       (150,000)
                                                                                       -----------
PARTNERS' CAPITAL AT SEPTEMBER 30, 1993 ...........................................      7,662,102
Net income for the year ...........................................................        865,311
Distributions to partners .........................................................     (1,473,000)
                                                                                       -----------
PARTNERS' CAPITAL AT SEPTEMBER 30, 1994 ...........................................      7,054,413
Net income for the year ...........................................................      1,263,729
Distributions to partners .........................................................     (1,049,526)
                                                                                       -----------
PARTNERS' CAPITAL AT SEPTEMBER 30, 1995--Note 6 ...................................    $ 7,268,616
                                                                                       ===========

               See Accompanying Notes to Financial Statements.

                    MOBILE LITHOTRIPTER OF INDIANA PARTNERS

                           STATEMENTS OF CASH FLOWS
                 Years Ended September 30, 1995 and 1994 and
             Period from February 12, 1993 to September 30, 1995

                                                            1995          1994           1993
                                                        -----------   -----------    -----------
OPERATING ACTIVITIES
Net income ..........................................   $ 1,263,729   $   865,311    $   680,531
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization of equipment .......       108,010       103,792         67,980
   Amortization of goodwill .........................       479,017       479,017        319,345
   Loss on abandonment of equipment .................         5,260
   (Increase) decrease in certain current assets:
    Accounts receivable--hospitals ..................        (4,709)       (2,765)      (257,907)
    Prepaid expenses ................................        14,511         7,253        (27,276)
   Increase (decrease) in certain current
  liabilities:
    Accounts payable and accrued expenses ...........        23,939        (8,275)        37,082
                                                        -----------   -----------    -----------
     Net cash provided by operating activities ......     1,889,757     1,444,333        819,755
                                                        -----------   -----------    -----------
INVESTING ACTIVITIES
Acquisitions of equipment ...........................      (464,785)      (10,784)
                                                        -----------   -----------
    Net cash (used) by investing activities. ........      (464,785)      (10,784)
                                                        ------------  -----------
FINANCING ACTIVITIES
Principal payments on long-term debt ................      (317,230)     (153,639)       (92,694)
Cash contributed by T(2) Medical, Inc ...............                                  4,507,153
Special distribution to Mobile Lithotripter of
  Indiana Limited, an Indiana Limited Partnership  ..                                 (4,507,153)
Distributions to partners ...........................    (1,049,526)   (1,473,000)      (150,000)
                                                        -----------   -----------    -----------
    Net cash (used) by financing activities .........    (1,366,756)   (1,626,639)      (242,694)
                                                        -----------   -----------    -----------
NET INCREASE (DECREASE) IN CASH AND  EQUIVALENTS ....        58,216      (193,090)       577,061
CASH AND EQUIVALENTS
Beginning of Period .................................       383,971       577,061
                                                        -----------   -----------    -----------
End of Period .......................................   $   442,187   $   383,971    $   577,061
                                                        ===========   ===========    ===========
SUPPLEMENTAL DISCLOSURES
Cash paid for interest expense ......................   $    27,517   $    48,236    $    41,889
Noncash investing and financing activities:
 Assets and liabilities contributed by Mobile
   Lithotripter of Indiana Limited, an Indiana
  Limited  Partnership:
   Goodwill .........................................                                $ 7,185,254
   Medical equipment under capital lease ............                                    509,880
   Lease obligation on medical equipment ............                                   (563,563)
 Trade-in value of tractor ..........................        24,038

               See Accompanying Notes to Financial Statements.

                    MOBILE LITHOTRIPTER OF INDIANA PARTNERS
                        NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Mobile Lithotripter of Indiana Partners (the Partnership) was formed as an Indiana general partnership on February 12, 1993 by T(2) Medical, Inc. (T(2), a publicly-held company, and Mobile Lithotripter of Indiana Limited, an Indiana Limited Partnership (MLIL). Unless earlier terminated in accordance with the specific provisions of the Partnership Agreement, the Partnership terminates on February 11, 2012. T(2) was designated as the "Managing Partner" of the Partnership.

   The Partnership operates a mobile extracorporeal renal shockwave lithotripter and rents it to various hospitals located in Indiana. Most of the stockholders of MLI, Inc., general partner of MLIL, are urologists who are members of the medical staffs of the hospitals which rent the lithotripter. The Partnership commenced operations in February 1993.

   Upon formation of the Partnership, T(2) contributed cash of $4,507,153 and MLIL contributed substantially all of its assets and business, other than its accounts receivable and cash on hand, to the Partnership. The Partnership also assumed MLIL's liabilities and hospital rental agreements. The value of the net assets contributed to the Partnership by MLIL was $7,131,571, including goodwill of $7,185,254 attributable to the business and the relationships with the hospitals previously served by MLIL. Immediately after the formation of the Partnership, MLIL received a special distribution from the Partnership of the $4,507,153 of cash which had been contributed by T(2). The acquisition of the MLIL assets was accounted for by the purchase method, with T(2) acquiring 63.2% of the Partnership. Thus, MLIL retained a 36.8% interest in the Partnership.

   On December 31, 1994, MLIL sold its remaining 36.8% interest in the Partnership to CCC-Indiana Lithotripsy, Inc., a wholly-owned subsidiary of Phymatrix Corp., for $2,638,085. T(2) merged into Coram Healthcare Corporation in July 1994.

Cash and Equivalents: For purposes of the statement of cash flows, cash equivalents include bank time deposits with original maturities of three months or less. The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts.

Equipment: Medical equipment under capital lease was recorded at its fair value on the date it was contributed to the Partnership and is being amortized over five years using the straight-line method. Equipment purchased subsequently was recorded at cost and is being depreciated over the expected useful lives using the straight-line method.

Goodwill: Relates primarily to the value attributed to the business and the relationships with various Indiana hospitals served by the Partnership and its predecessor, MLIL. Goodwill totaling $7,185,254 is being amortized on a straightline basis over fifteen years.

Income Taxes: No provision for income taxes is required because the allocated shares of the Partnership's income or loss are included in the income tax returns of the partners.

NOTE 2--EQUIPMENT LEASE

   The Partnership leased a mobile extracorporeal renal shockwave lithotripter housed in a custom trailer and truck tractor under a five-year noncancellable capital lease assumed by the Partnership on February 12, 1993. The lease obligation was payable in monthly installments of $16,823, including interest imputed at 12%. However, the capital lease was paid in full in August 1995.

   The Partnership also assumed a three-year service contract for corrective and preventative maintenance for the lithotripter. Service expense paid pursuant to this agreement was $72,615 for the year ended September 30, 1995, $118,261 for the year ended September 30, 1994, and $84,506 for the period ended September 30, 1993. The contract was cancelled in June 1995, when the Partnership entered into a thirteen-month service contract with Servicetrends, a wholly-owned subsidiary of Coram Healthcare Corporation. Service expense paid pursuant to this new agreement was $23,125 for the year ended September 30, 1995. The new service contract requires payments totaling $69,375 in the year ending September 30, 1996.

NOTE 3--RENTAL AGREEMENTS

   The Partnership rents its lithotripter to hospitals under three-year operating leases which include two rental options. Option A was selected by six hospitals and has a stated fee per lithotripsy procedure with no minimum usage fee required. Option B was selected by seven hospitals and has discounted fees based on increased usage and requires a minimum rental fee which varies by hospital. A hospital may change to the other option after the initial twelve-month period. The rental agreements are renewable in 1996. Minimum future rentals to be received under Option B leases total $207,954 for the year ending September 30, 1996.

NOTE 4--RELATED PARTY TRANSACTIONS

   Pursuant to a management agreement dated February 12, 1993, MLI, Inc., the general partner of MLIL, received a monthly management fee based on 7.5% of the annual pre-tax profits of the Partnership. Effective January 1995, MLI, Inc. receives a monthly management fee of $9,000. Management fees paid to MLI, Inc. were $112,981 and $108,275 for the years ended September 30, 1995 and 1994, respectively, and $80,901 for the period ended September 30, 1993.

   The Partnership pays consulting fees of $2,000 per month through May 31, 1996, to Heritage Group, Inc., an affiliate of one of MLIL's limited partners. Consulting fees paid to Heritage Group, Inc. were $24,000 for each of the years ended September 30, 1995 and 1994, and $16,000 for the period ended September 30, 1993.

   The Partnership purchased supplies from Servicetrends totaling $8,000 in the year ended September 30, 1995.

NOTE 5--PENSION PLAN

   The Partnership contributes to a multi-employer defined contribution pension plan for all employees who are at least twenty-one years old and who have a half year of service with the Partnership. Partnership contributions to the Plan are based on 11% of each participant's annual salary. Contributions by the Partnership were $15,157 and $13,106 for the years ended September 30, 1995 and 1994, respectively, and $10,448 for the period ended September 30, 1993.

NOTE 6--SUBSEQUENT EVENT

   On October 9, 1995, the Partnership distributed cash of $200,000 to its partners.

                           UROMED TECHNOLOGIES, INC.

                                   CONTENTS


                                                          Page
                                                         ------
Independent Auditor's Report  ........................    F-139
Financial Statements:
 Balance Sheet  ......................................    F-140
 Statement of Income and Retained Earnings  ..........    F-141
 Statement of Cash Flows  ............................    F-142
 Financial Notes  ....................................    F-143
Additional Material:
 Schedule of General and Administrative Expenses  ....    F-146

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
UroMed Technologies, Inc.

   We have audited the accompanying balance sheets of UroMed Technologies, Inc., as of September 28, 1994, December 31, 1993 and 1992, and the related statements of income and retained earnings and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UroMed Technologies, Inc., as of September 28, 1994, December 31, 1993 and 1992, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

   Our audit of the financial statements included in this report was directed to an expression of our opinion on these statements taken as a whole. The additional material presented in this report has been subjected to certain audit procedures applied in connection with our audit of the basic financial statements. The additional material, while not considered necessary to the fair presentation of the financial position, results of operations, and cash flows of the Company, is, in our opinion, fairly stated in all material respects when considered in relation to the financial statements taken as a whole.

                                            ROY CLINE, CPA, PA
                                            CERTIFIED PUBLIC ACCOUNTANTS

June 22, 1995

                           UROMED TECHNOLOGIES, INC.

                                BALANCE SHEETS


                                                           September 28,  December 31,  December 31,
                                                               1994           1993          1992
                                                            -----------    ----------   ------------
                         ASSETS
Current Assets
Cash ..................................................     $   50,332     $ 73,423       $ 24,988
Accounts receivable ...................................        392,827      140,847         16,312
Prepaid expenses ......................................             --        2,021            498
                                                            ----------     --------       --------
  Total Current Assets ................................        443,159      216,291         41,798
Property and Equipment ................................      1,390,915      698,326             --
Other Assets ..........................................             --        5,000             --
                                                            ----------     --------       --------
  Total Assets ........................................     $1,834,074     $919,617       $ 41,798
                                                            ==========     ========       ========

          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of capital lease obligations ..........     $  306,183     $176,071       $     --
Accounts payable ......................................             --       24,419             --
Accrued bonuses .......................................        200,000           --             --
Accrued expenses ......................................         45,144       10,024          5,498
                                                            ----------     --------       --------
  Total Current Liabilities ...........................        551,327      210,514          5,498
                                                            ----------     --------       --------
Long-Term Liabilities
Stockholder loan ......................................             --       27,000         75,018
Capital lease obligations, exclusive of current portion        791,430      384,957             --
                                                            ----------     --------       --------
  Total Long-Term Liabilities .........................        791,430      411,957         75,018
                                                            ----------     --------       --------
Stockholders' Equity
Common stock, $1 par value, 500 shares authorized, 332
  shares issued and outstanding, 168 shares held in
  treasury  ............................................           500          500            500
Retained earnings .....................................        559,816      365,645        (39,218)
                                                            ----------     --------       --------
                                                               560,316      366,145        (38,718)
Less treasury stock, at cost, 168 shares ..............         68,999       68,999             --
                                                            ----------     --------       --------
  Total Stockholders' Equity ..........................        491,317      297,146        (38,718)
                                                            ----------     --------       --------
  Total Liabilities and Stockholders' Equity ..........     $1,834,074     $919,617       $ 41,798
                                                            ==========     ========       ========

          The accompanying financial notes are an integral part of the financial statements.

                           UROMED TECHNOLOGIES, INC.

                  STATEMENT OF INCOME AND RETAINED EARNINGS

                                           Period Ended   Year Ended    Inception to
                                           September 28,  December 31,  December 31,
                                               1994          1993          1992
                                           -----------    ------------  ------------
Revenues Earned ......................     $1,740,469    $1,159,967       $ 23,500
Cost of Revenues .....................        400,535       415,370         38,196
                                           -----------   ----------       --------
Gross Profit .........................      1,339,934       744,597        (14,696)
General and Administrative Expenses ..        800,695       309,699         24,503
                                           -----------   ----------       --------
Income From Operations ...............        539,239       434,898        (39,199)
Other Income (Expense)
  Interest expense ...................        (65,068)      (30,035)           (19)
                                           -----------   ----------       --------
Net Income (Loss) ....................        474,171       404,863        (39,218)
Retained Earnings, beginning of period        365,645       (39,218)            --
Less Dividends .......................        280,000            --             --
                                           -----------   ----------       --------
Retained Earnings, end of period .....     $  559,816    $  365,645       $(39,218)
                                           ==========    ==========       ========

          The accompanying financial notes are an integral part of the financial statements.

                           UROMED TECHNOLOGIES, INC.

                           STATEMENT OF CASH FLOWS

                                                    Period Ended   Year Ended    Inception to
                                                    September 28,  December 31,  December 31,
                                                        1994          1993          1992
                                                    -----------    ------------  ------------
Cash Flows From Operating Activities
Cash received from customers ...................     $1,488,489    $1,035,433      $  7,188
Cash paid to suppliers and employees ...........       (900,095)     (678,620)      (57,699)
Interest paid ..................................        (65,068)      (30,035)          (19)
                                                     ----------    ----------      --------
Net Cash Provided (Used) In Operating Activities        523,326       326,778       (50,530)
                                                     ----------    ----------      --------
Cash Flows From Investing Activities
Cash payments for the purchase of property .....        (80,080)     (142,353)           --
Payment of deposits ............................          5,000        (5,000)           --
                                                     ----------    ----------      --------
Net Cash Provided (Used) In Investing Activities        (75,080)     (147,353)           --
                                                     ----------    ----------      --------
Cash Flows From Financing Activities
Proceeds from issuance of common stock .........             --            --           500
Borrowings from stockholder ....................             --            --        75,018
Purchase of treasury stock .....................             --       (68,999)           --
Repayments on stockholder loan .................        (27,000)      (48,019)
Dividends paid .................................       (280,000)           --            --
Payments on capital lease obligations ..........       (164,337)      (13,972)           --
                                                     ----------    ----------      --------
Net Cash Provided (Used) by Financing Activities       (471,337)     (130,990)       75,518
                                                     ----------    ----------      --------
Net Increase (Decrease) in Cash ................        (23,091)       48,435        24,988
Cash, beginning of period ......................         73,423        24,988            --
                                                     ----------    ----------      --------
Cash, end of period ............................     $   50,332    $   73,423      $ 24,988
                                                     ==========    ==========      ========

                   RECONCILIATION OF NET INCOME TO NET CASH
                   PROVIDED (USED) BY OPERATING ACTIVITIES

Net income (loss) for the period ........................  $ 474,171   $ 404,863     $(39,218)
                                                           ---------   ---------     --------
Adjustments to reconcile net income to net cash provided
 (used) by operating activities:
Depreciation and amortization ..........................      88,413      19,027           --
(Increase) decrease in accounts receivable .............    (251,980)   (124,534)     (16,312)
(Increase) decrease in prepaid expenses ................       2,021      (1,523)        (498)
Increase (decrease) in accounts payable ................     (24,419)     24,419           --
Increase (decrease) in accrued liabilities .............     235,120       4,526        5,498
                                                           ---------   ---------     --------
Total Adjustments ......................................      49,155     (78,085)     (11,312)
                                                           ---------   ---------     --------
Net Cash Provided (Used) In Operating Activities .......   $ 523,326   $ 326,778     $(50,530)
                                                           =========   =========     ========
Supplemental disclosures:
Capital lease obligations incurred in connected with
asset  acquisitions
Assets acquired ........................................   $ 781,002   $ 717,353     $     --
Liabilities assumed ....................................     700,922     575,000           --
                                                           ---------   ---------     --------
Cash given .............................................   $  80,080   $ 142,353     $     --
                                                           =========   =========     ========

            The accompanying financial notes are an integral part of
                           the financial statements.

                           UROMED TECHNOLOGIES, INC.
                               FINANCIAL NOTES

1. Summary of Significant Accounting Policies

Company's Activities and Operating Cycle

   The Company was incorporated June 8, 1992 under the laws of the State of Florida. The Company is engaged in the business of providing medical lithotripsy services to Florida-based hospitals and ambulatory surgery centers. The Company staffs its mobile lithotripters with a licensed tractor trailer operator and a licensed radiographic technologist who assists the attending physician. The mobile lithotripter makes scheduled visits to various client hospitals and ambulatory surgery centers where local urologists generally perform one or more procedures per site visit.

Revenue Recognition

   Revenue is recognized at the Company's established rates at the time services are provided. Net calculated adjustments arising under reimbursement rates with third party payors are accrued on an estimated basis in the period in which the services are rendered and adjusted as final settlements are determined.

Property and Equipment

   Property and equipment is recorded at cost. For financial statement purposes depreciation is provided over the estimated useful lives of the related assets using the straight-line method. The estimated useful lives of the depreciable assets are:

         Mobile Lithotripter Units ........       10 years
         Lithotripter Unit Improvements ...       10 years
         Furniture and Equipment ..........       10 years
         Office Machinery .................        7 years

   Lease agreements for equipment, which are equivalent to installment purchase contracts, are recognized as capital leases by the Company. All of the Company's capital leases have bargain purchase options and the Company is amortizing the related assets over their estimated economic lives. Expenditures for maintenance and repairs are charged to operations as incurred. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts in the year of disposal and the resulting gains or losses are included in operations.

Income Taxes

   The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for Federal income taxes has been included in the financial statements.

Bad Debts

   Individual customer accounts are reviewed periodically for collectibility. Specifically identified uncollectible amounts are charged to expense in the period in which the accounts are deemed worthless.

Cash Flows

   For purposes of reporting cash flows, cash includes demand deposits with banks.

                            UROMED TECHNOLOGIES, INC.
                         FINANCIAL NOTES--(Continued)

2. Stockholders' Equity

   The following is the changes in stockholders' equity:

                                                Period Ended   Year Ended   Inception to
                                                September 28,  December 31,  December 31,
                                                    1994          1993          1992
                                                 -----------    ----------   ------------
Beginning Balance ..........................     $ 297,146      $(38,718)      $     --
Common stock issued, $1 par value, 500
  shares authorized, issued and outstanding             --            --            500
Less treasury stock 168 shares .............            --       (68,999)            --
Net Income (Loss) ..........................       474,171       404,863        (39,218)
Less dividends .............................      (280,000)           --             --
                                                 ---------      --------       --------
  Total Stockholders' Equity ...............     $ 491,317      $297,146       $(38,718)
                                                 =========      ========       ========

3. Commitments and Contingencies

   In the normal course of business, the company entered into a capital lease agreement in September 1993. As of December 31, 1993, the equipment was not fully operational. The equipment became fully operational in March, 1994. At that time, the company paid interest payments only for three months then the first lease payment of principal and interest was due June 24, 1994.

4. Property and Equipment

   The Company's property, equipment, and the related depreciation and amortization:

                                                               Accumulated        Net
                                    Original      Current    Amortization-       Book
                                      Cost     Depreciation   Depreciation       Value
                                    ---------    -----------    -----------   -----------
Lithotripter Unit Improvements    $  217,694      $13,696        $ 13,696     $  203,998
Mobile Lithotripter Units .....    1,270,000       73,933          92,698      1,177,302
Furniture and Equipment .......        9,163          717             978          8,185
Office machinery ..............        1,497           67              67          1,430
                                  ----------      -------        --------     ----------
  Totals for September 28, 1994   $1,498,354      $88,413        $107,439     $1,390,915
                                  ==========      =======        ========     ==========
Trailer .......................   $  134,475      $13,447        $ 13,447     $  121,028
Mobile Lithotripter Unit ......      575,000        4,792           4,792        570,208
Office furniture ..............        7,878          788             788          7,090
                                  ----------      -------        --------     ----------
  Totals for December 31, 1993    $  717,353      $19,027        $ 19,027     $  698,326
                                  ==========      =======        ========     ==========

                           UROMED TECHNOLOGIES, INC.
                         FINANCIAL NOTES--(Continued)

5. Capital Lease Obligation

                                                          Period Ended     Year Ended   Inception to
                                                          September 28,   December 31,  December 31,
                                                              1994           1993          1992
                                                           -----------    ----------   ------------
Capital lease obligation payable in monthly
  installments of $18,285 including interest at 9%,
  collateralized by Mobile Lithotripter, final payment
  due November 1996  ..................................    $  430,465     $561,028         $--
Capital lease obligation payable in monthly
  installments of $14,427 including interest at 9%,
  collateralized by Mobile Lithotripter, final payment
  due May 1999  .......................................       667,148           --          --
                                                           ----------     --------         ---
Total amount due .....................................      1,097,613      561,028          --
Amount due within one year ...........................        306,183      176,071         $--
                                                           ----------     --------         ---
Long-term amount .....................................     $  791,430     $384,957         $--
                                                           ==========     ========         ===

   The following is the future minimum lease payments.

                                               Period Ended     Year Ended
                                                 September       December     Inception to
                                                    28,            31,        December 31,
                                                ------------    -----------   -------------
1994 ......................................     $                $219,418          $--
1995 ......................................        392,543        219,418           --
1996 ......................................        392,543        201,133           --
1997 ......................................        209,694             --           --
1998 ......................................        173,125             --           --
1999 ......................................        115,416             --           --
                                                ----------       --------          ---
Total minimum lease payments ..............      1,283,321        639,969           --
Less amounts representing interest ........        185,708         78,941           --
                                                ----------       --------          ---
Present value of net minimum lease payments     $1,097,613       $561,028          $--
                                                ==========       ========          ===

6. Profit-Sharing Plan

   All employees are eligible to participate in the Company's Profit-Sharing Plan as long as they are at least 21 years of age and have completed one year of employment. The Plan provides for contributions by the Company in such amounts as management may determine. The profit-sharing contributions charged to operations were $57,367 for the period ended September 28, 1994.

7. Event Subsequent to the Date of the Report of Independent Auditor

   On September 29, 1994, the Company sold substantially all of its assets for cash and the assumption of the Company's lease obligations.

                           UROMED TECHNOLOGIES, INC.

               SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSES

                                    Period
                                    Ended       Year Ended
                                  September      December     Inception to
                                     28,            31,       December 31,
                                     1994          1993           1992
                                  -----------    ----------   ------------
Accounting fees .............      $ 17,162      $  6,524       $   217
Salary--officers ............       333,000       128,939         8,308
Advertising and promotion ...         4,571         9,229         1,263
Auto and truck ..............        26,723         5,229            --
Bank charges ................            --            92            31
Continuing education ........         1,298            --            --
Professional fees ...........        36,215           135            --
Contract labor ..............         1,766           741            --
Contributions ...............         2,000           500            --
Depreciation and amortization        88,413        19,027            --
Dues and subscriptions ......           210           709            --
Insurance expense ...........        46,331        27,917         4,542
Legal fees ..................         2,551         3,932            --
Licenses and taxes ..........         7,584            --           437
Travel and entertainment ....        35,498        41,756            --
Office expense ..............         1,634         8,710           341
Medical directors ...........        97,500            --            --
Miscellaneous ...............         2,879            95            --
Office salaries .............            --            --         6,058
Rent--location ..............         5,634        11,571           850
Taxes--payroll ..............        16,995        26,425         1,556
Telephone and utilities .....        15,364        18,168           900
Pension contribution ........        57,367            --            --
                                   --------      --------       -------
    Total ...................      $800,695      $309,699       $24,503
                                   ========      ========       =======

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS
NUTRICHEM, INC.

   We have audited the accompanying balance sheets of Nutrichem, Inc. as of November 17, 1994, and December 31, 1993 and the related statements of income, retained earnings, and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nutrichem, Inc. as of November 17, 1994 and December 31, 1993, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

   The December 31, 1993 financial statements were previously reviewed, and our report thereon, dated February 24, 1994, stated we were not aware of any material modifications that should be made to those statements for them to be in conformity with generally accepted accounting principles. However, a review is substantially less in scope than an audit and does not provide a basis for the expression of an opinion on the financial statement taken as a whole.

Regan, Russell, Schickner & Shah, P.A.
September 13, 1995

                                NUTRICHEM, INC.
                                BALANCE SHEETS
                   NOVEMBER 17, 1994 AND DECEMBER 31, 1993

                                                        1994         1993
                                                      ---------   -----------
                         ASSETS
Current assets:
Cash .............................................  $  452,509    $  103,468
Marketable securities ............................      24,875            --
Accounts receivable (net of allowance
  of $402,052 and $0, respectively)  .............   2,455,506       950,838
Loan receivable--stockholder .....................      28,000            --
Inventory ........................................     139,135            --
Deposits .........................................      12,421        17,000
Advances to employees ............................       1,405         2,030
                                                    ----------    ----------
    Total current assets .........................   3,113,851     1,073,336
                                                    ----------    ----------
Property and equipment:
Machinery and equipment ..........................     150,521         6,656
Transportation equipment .........................      15,200        40,999
Office furniture and fixture .....................      26,080        19,303
Leasehold improvements ...........................       3,592         3,592
                                                    ----------    ----------
                                                       195,393        70,550
Less: Accumulated depreciation ...................      21,954         2,849
                                                    ----------    ----------
                                                       173,439        67,701
                                                    ----------    ----------
                                                    $3,287,290    $1,141,037
                                                    ==========    ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable .................................  $  311,766    $  110,723
Loan payable--stockholders .......................          --       102,902
Payroll taxes payable ............................       6,114        17,136
Accrued payroll ..................................      12,644            --
Other accrued expenses ...........................      17,594        41,585
                                                    ----------    ----------
    Total current liabilities ....................     348,118       272,346
                                                    ----------    ----------
Stockholders' equity:
Common stock--no par value; authorized
  5,000 shares; issued and
  outstanding 1,000 shares  ......................       1,000         1,000
Retained earnings ................................   2,938,172       867,691
                                                    ----------    ----------
                                                     2,939,172       868,691
                                                    ----------    ----------
                                                    $3,287,290    $1,141,037
                                                    ==========    ==========

                        See Independent Audit Report.
  The accompanying notes are an integral part of these financial statements.

                                NUTRICHEM, INC.
                             STATEMENTS OF INCOME
         For the Period Ended November 17, 1994 and December 31, 1993

                                                          1994         1993
                                                         Amount       Amount
                                                        ---------   -----------
Earned Revenues ...................................   $4,492,523    $2,142,122
                                                      ----------    ----------
Direct Expenses:
 Medications and related costs ....................      957,920       414,648
 Medical supplies. ................................       79,145        50,185
 Salaries--pharmacist .............................       49,821        62,151
 Outside pharmacy services ........................       73,155        91,922
 Nursing costs ....................................      175,118        62,511
 Medical consultation fees ........................      128,053        67,650
 Other direct expenses ............................       13,800        15,644
                                                      ----------    ----------
Total direct expenses. ............................    1,477,012       764,711
                                                      ----------    ----------
Operating, Selling and Administrative
Expenses:
 Auto expenses ....................................       42,656         9,251
 Bookkeeping services .............................       23,768        10,766
 Commissions ......................................      249,123            --
 Conventions, meetings, and seminars ..............       17,442        25,906
 Depreciation .....................................       28,996         2,849
 Entertainment ....................................       41,425        13,383
 Insurance ........................................       43,689        11,482
 Legal and professional expenses ..................       42,485        23,118
 Miscellaneous ....................................        8,948            --
 Office expense ...................................       64,844        19,138
 Pension expense ..................................           --        41,585
 Rent .............................................       18,491        13,686
 Salaries--office .................................      103,435        30,124
 Salaries--officers ...............................      174,487       155,339
 Taxes--payroll ...................................       36,255        13,489
 Telephone and answering service ..................       48,986        36,702
                                                      ----------    ----------
Total operating, selling and administrative
expenses ..........................................      945,030       406,818
                                                      ----------    ----------
Net Income ........................................   $2,070,481    $  970,593
                                                      ==========    ==========

                        See Independent Audit Report.
  The accompanying notes are an integral part of these financial statements.

                                 NUTRICHEM, INC.
                       STATEMENTS OF RETAINED EARNINGS
         For the Period Ended November 17, 1994 and December 31, 1993

                                     1994         1993
                                 ----------    ---------
ACCUMULATED ADJUSTMENTS
  ACCOUNT
Balance--Beginning ...........   $  867,691    $      --
Net Income ...................    2,070,481      970,593
Stockholder Distributions ....           --     (102,902)
                                 ----------    ---------
Balance--Ending ..............   $2,938,172    $ 867,691
                                 ==========    =========

                        See Independent Audit Report.
  The accompanying notes are an integral part of these financial statements.

                                 NUTRICHEM, INC.
                           STATEMENTS OF CASH FLOWS
         For the Period Ended November 17, 1994 and December 31, 1993

                                                                1994          1993
                                                            -----------    ---------
Cash Flows from Operating Activities:
Net income ..............................................   $ 2,070,481    $ 970,593
Adjustments to reconcile net income to net cash provided
  by operating activities:
 Depreciation ...........................................        28,996        2,849
(Increase) Decrease in operating assets:
 Inventory ..............................................      (139,135)          --
 Marketable securities ..................................       (24,875)          --
 Accounts receivable ....................................    (1,504,668)    (950,838)
 Deposits ...............................................         4,579      (17,000)
Increase (Decrease) in operating liabilities:
 Accounts payable .......................................       201,043      110,723
 Payroll taxes payable ..................................       (11,022)      17,136
 Accrued payroll ........................................        12,644           --
 Other accrued expenses .................................       (23,991)      41,585
                                                            -----------    ---------
Net cash provided by operating activities ...............   $   614,052    $ 175,048
                                                            ===========    =========

                        See Independent Audit Report.
  The accompanying notes are an integral part of these financial statements.

                                NUTRICHEM, INC.
                           STATEMENTS OF CASH FLOWS
         For the Period Ended November 17, 1994 and December 31, 1993

                                                      1994        1993
                                                   ---------    --------
Net Cash Provided by Operating Activities ......   $ 614,052    $175,048
                                                   ---------    --------
Cash Flows From Investing Activities:
Proceeds from sale of fixed assets .............      45,605          --
Purchase of equipment ..........................    (180,339)    (70,550)
Advances to employees ..........................          --      (2,030)
Loan repayment from employees ..................         625          --
Loan to stockholders ...........................     (28,000)         --
                                                   ---------    --------
Net cash used by investing activities ..........    (162,109)    (72,580)
                                                   ---------    --------
Cash Flow From Financing Activities:
Debt reduction .................................    (102,902)         --
Proceeds from issuance of stock ................          --       1,000
                                                   ---------    --------
Net cash (used) provided by financing activities    (102,902)      1,000
                                                   ---------    --------
Net Increase in Cash ...........................     349,041     103,468
Cash--Beginning ................................     103,468          --
                                                   ---------    --------
Cash--Ending ...................................   $ 452,509    $103,468
                                                   =========    ========

                        See Independent Audit Report.
  The accompanying notes are an integral part of these financial statements.

                                 NUTRICHEM, INC.
                        NOTES TO FINANCIAL STATEMENTS
                   November 17, 1994 and December 31, 1993

NOTE 1--Summary of Significant Accounting Policies

   This summary of significant accounting policies of Nutrichem, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Business activity.   The Company is a Maryland corporation organized to
provide medical services on an out-patient or in-home basis. The Company's significant service operations commenced in March 1993. The Company has a year end of December 31.

Inventory.   The Company values inventories at the lower of cost (first-in, first-out method) or market. The inventory consists of medication and medical supplies.

Property and equipment.   Property and equipment are stated at cost.
Individual purchases over $300 and improvements which prolong the useful life of an asset are capitalized, while expenditures for maintenance, small items and minor repairs are expensed as incurred. Depreciation for financial statement purposes is calculated on the straight-line method and is provided on a consistent basis, based upon the estimated useful life of the particular asset. The Company has adopted the Modified Accelerated Cost Recovery System (MACRS) for income tax purposes.

Income taxes.    Effective January 1, 1994, the Company changed its method of accounting for income tax purposes from overall cash basis to overall accrual basis under Internal Revenue Code 446, Revenue Procedure 92-74. On November 17, 1994, CCC-Infusion, Inc., a "C" Corporation purchased 80% of the outstanding stock of Nutrichem, Inc. As a result of this stock transfer, Nutrichem Inc.'s status as a Subchapter "S" corporation terminated under Internal Revenue Code
Section 1361 (b) (1) (B). Consequently, the Company is taxed as a "S" Corporation for the short year ended November 17, 1994 and as a "C" Corporation for the period November 18, 1994 through December 31, 1994. As such, profits and losses of the "S" Corporation for the short-year ended November 17, 1994 are passed through to the stockholders and are recorded on their personal income tax returns.

NOTE 2--Accounts Receivable

   At November 17, 1994, the allowance for contractual adjustments and bad debts amounted to $402,052. The allowance is based on the Company's collection history and current trends.

   At December 31, 1993, accounts receivable includes unbilled accounts receivable in the amount of $447,070 for services provided prior to December 31, 1993. Subsequent to December 31, 1993, the Company has collected all of its accounts receivable outstanding at December 31, 1993.

NOTE 3--Related Party Transaction

   At November 17, 1994, the Company had an outstanding loan receivable from its stockholder, Raj Mantena amounting to $28,000. The loan was repaid December 4, 1994.

   At December 31, 1993, the Company had outstanding loans payable to its stockholders, John Chay and Raj Mantena, amounting to $27,372 and $75,530 respectively, totaling $102,902. The loans are payable upon demand.

                        See Independent Audit Report.

                                NUTRICHEM, INC.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                   November 17, 1994 and December 31, 1993

NOTE 4--Pension Plan

   The Company has a simplified employee pension plan that covers all qualified employees. Contributions to the plan are at the discretion of the Board of Directors. For the period ended November 17, 1994, the Board of Director's have elected not to contribute to the plan. During 1993, contributions to the plan charged to operations were $41,586.

NOTE 5--Supplemental Disclosures of Cash Flow Information

Noncash Financing Activities

   For the period ending December 31, 1993, the Company had noncash financing activities in the amount of $102,902 relating to stockholder distributions and loans.

                        See Independent Audit Report.

To the Stockholders of
FirstChoice Home Care, Inc.
Boca Raton, Florida

   We have audited the accompanying balance sheet of FirstChoice Home Care, Inc. (an S corporation) as of December 31, 1993, and November 22, 1994, and the related statements of income, retained earnings, and cash flows for the year and the interim ten months and 22 days then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of FirstChoice Home Care, Inc. as of December 31, 1993, and November 22, 1994, and the results of their operations and their cash flows for the year and interim period then ended in conformity with generally accepted accounting principles.

Patrick & Associates, P.A.
June 8, 1995

                        See Independent Audit Report.

                          FIRSTCHOICE HOME CARE, INC.
                             BOCA RATON, FLORIDA
                                BALANCE SHEETS
                   December 31, 1993, and November 22, 1994

                                                            1993       1994
                                                           -------   ---------
                        ASSETS
Current Assets:
Cash .................................................   $ 25,686    $ 67,406
Accounts receivable ..................................    385,864     116,244
Prepaid expenses .....................................      7,755       1,333
Due from shareholders ................................         20      31,137
                                                         --------    --------
    Total current assets .............................   $419,325    $216,120
Property & Equipment:
Furniture and fixtures ...............................     15,717      15,611
Less accumulated depreciation ........................     (1,474)     (4,374)
                                                         --------    --------
    Total Property & Equipment .......................     14,243      11,237
Other Assets:
Organization cost ....................................     17,275      12,957
Deposits .............................................        537         537
                                                         --------    --------
    Total other assets ...............................     17,812      13,494
                                                         --------    --------
    Total assets .....................................   $451,380    $240,851
                                                         ========    ========
                      LIABILITIES
Current liabilities:
Accounts payable .....................................   $215,011    $131,652
Note payable--Medicare ...............................     15,402           0
Payroll taxes payable ................................      4,555       8,810
Accrued payroll ......................................     14,206      11,084
Accrued pension contribution .........................     54,457           0
Due to related parties ...............................     27,917           0
Other current liabilities ............................        583           0
Other accrued expenses ...............................          0      10,535
Notes payable--current portion .......................    105,000     105,000
                                                         --------    --------
    Total current liabilities ........................   $437,131    $267,081
Long term Liabilities:
Accrued vacation liabilities .........................     31,663      55,163
                                                           -------   ---------
    Total liabilities ................................   $468,794    $322,244
                        EQUITY
Common stock (par value $.01, 100,000 shares
  authorized,
  2,000 issued)  ......................................        20          20
Accumulated deficit ..................................    (17,434)    (81,413)
                                                         --------    --------
    Total equity .....................................    (17,414)    (81,393)
                                                         --------    --------
Total liabilities and equity .........................   $451,380    $240,851
                                                         ========    ========

       The accompanying notes are an integral part of these statements.
                        See Independent Audit Report.

                          FIRSTCHOICE HOME CARE, INC.
                             BOCA RATON, FLORIDA
                  STATEMENTS OF INCOME AND RETAINED EARNINGS
  Year Ending December 31, 1993, and Interim Period Ending November 22, 1994

                                    1993         1994
                                  ---------   -----------
Net patient service revenue .   $1,757,001    $2,448,645
Operating expenses:
Professional care of patients    1,065,670     1,489,830
Administrative and general ..      631,872       880,420
Depreciation and amortization        6,451         7,009
Interest expense ............       10,105        21,966
Rent expense ................       77,660       115,449
                                ----------    ----------
Total operating expenses ....    1,791,758     2,514,674
                                ----------    ----------
Net operating loss ..........      (34,757)      (66,029)
Other income ................        1,070         2,050
                                ----------    ----------
Net loss ....................      (33,687)      (63,979)
Accumulated
deficit--beginning ..........       16,253       (17,434)
                                ----------    ----------
Accumulated deficit--ending .   $  (17,434)   $  (81,413)
                                ==========    ==========

       The accompanying notes are an integral part of these statements.
                        See Independent Audit Report.

                          FIRST CHOICE HOME CARE, INC.
                             BOCA RATON, FLORIDA
                           STATEMENTS OF CASH FLOWS
For Year Ending December 31, 1993, and Interim Period Ending November 22, 1994

                                                      1993         1994
                                                   ---------     --------
Cash flow from operating activities
Net loss .......................................   $ (33,687)    $(63,979)
Adjustments to reconcile net income to net
  cash provided by operating activities:
 Depreciation expense ..........................       1,503        2,691
 Amortization expense ..........................       4,711        4,318
 (Increase) Decrease in:
  Accounts receivable ..........................    (187,420)     269,620
  Due from related parties .....................           0      (31,117)
  Prepaid expenses .............................      (7,755)       6,422
  Deposits .....................................       1,346            0
 Increase (Decrease) in:
  Trade accounts & notes payable ...............     224,333      (98,761)
  Payroll taxes payable ........................       4,149        4,255
  Accrued expenses .............................       6,287      (47,044)
  Other current liabilities ....................         583         (583)
  Due to related parties .......................           0      (27,917)
  Accrued vacation liabilities .................      31,663       23,500
                                                   ---------     --------
    Total adjustments ..........................      79,400      105,384
                                                   ---------     --------
Net cash provided by operating activities ......      45,713       41,405
Cash flows from investing activities
Purchase of equipment ..........................     (15,717)         315
                                                   ---------     --------
Net cash used by investing activities ..........     (15,717)         315
                                                   ---------     --------
Cash flows from financing activities
Payment on short term notes ....................     (12,149)           0
                                                   ---------     --------
Net cash provided by financing activities ......     (12,149)           0
                                                   ---------     --------
Net decrease in cash ...........................      17,847       41,720
Beginning cash .................................       7,839       25,686
                                                   ---------     --------
Ending cash ....................................   $  25,686     $ 67,406
                                                   =========     ========
Supplemental Disclosures
Interest paid ..................................   $  10,105     $ 21,966
Income taxes paid ..............................   $       0     $      0

       The accompanying notes are an integral part of these statements.
                        See Independent Audit Report.

                          FIRSTCHOICE HOME CARE, INC.
                             BOCA RATON, FLORIDA
                        NOTES TO FINANCIAL STATEMENTS
                   December 31, 1993, and November 22, 1994

NOTE 1--Summary of Significant Accounting Policies

   This summary of significant accounting policies of FirstChoice Health Care, Inc. (the Company) is presented to assist in the understanding of the Company's financial statements. The financial statements and notes are the representation of Company's management who are responsible for their integrity and objectivity. Management's accounting policies conform with the generally accepted accounting principles and have been consistently applied in the preparation of these financial statements.

Business Activity. The Company provides health care services "in the home" based on a course of treatment prescribed by the patients' physician. The Company is compensated for its services primarily by Medicare, but compensation can also be from Medicaid, private payments and private insurance.

Concentrations of Credit Risk. At November 22, 1994, amounts due from Medicare were $113,095.

Cash. Cash, for purposes of the statement of cash flows consists of checking and bank money market accounts.

Revenue and Cost Recognition. The primary funding source, Medicare, compensates the Company on a "cost reimbursement" basis, meaning Medicare covers all reasonable cost incurred in providing patient care. Therefore, there will be no "profit" in the traditional sense. "Profit" is realized indirectly through owners' compensation and benefits, acquisition of assets, and deferred compensation.

Depreciation. Depreciation is determined principally on the straight-line method over the estimated useful lives of the assets, using the American Hospital Association's "Estimated Useful Lives of Depreciable Hospital Assets" Guidebook, 1983 edition or 1988 edition. If an asset is not in the AHA Guide, regulations of the Internal Revenue Service are used.

Income Taxes. The Company has elected to be taxed as an "S" corporation, where net income is generally reported on a pro-rata basis to each shareholder, who in turn reports that income on their personal income tax return.

NOTE 2--Related Party Transactions

   Intercompany transactions occur between First Choice Network (Home Office) and First Choice Health Care Services of Ft. Lauderdale, Inc. Both of these entities are wholly owned by the shareholders of this Company. Intercompany transactions consist primarily of loans to and from these companies and the providing of administrative and general services at cost. It is the practice of the Company to liquidate this balance on a periodic basis.

NOTE 3--Property and Equipment

   The majority of the equipment used by the Company has been acquired through operating leases, and are therefore not capitalized. Property and equipment purchased is carried at cost. Expenditures for maintenance and repairs are charged as the expense is incurred.

                        See Independent Audit Report.

                          FIRSTCHOICE HOME CARE, INC.
                             BOCA RATON, FLORIDA
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

Property and equipment are summarized by major classification as follows:

                                                   December 31,   November 22,
                                                       1993          1994
                                                   ------------   ------------
Computer Equipment .............................      $15,275       $13,795
Allocation of Home Office Property and Equipment          442         1,816
                                                      -------       -------
                                                       15,717        15,611
Less Accumulated Depreciation ..................        1,474         4,374
                                                      -------       -------
Net Property and Equipment .....................      $14,243       $11,237
                                                      =======       =======

NOTE 4--Notes Payable

   Notes payable consist of notes due to six individuals. The notes are renewable on an annual basis at the discretion of the lender. Most of the notes are collateralized by accounts receivable. All of the notes have an annual interest rate of 15% of principal and were paid as a condition of the sale described in Note 7.

NOTE 5--Pension Plan

   The Company has sponsored a defined contribution pension plan, covering substantially all of its employees. The plan is a qualified plan under ERISA. Enrollment for employees is in January and July of each year. If the enrolled employee was still employed at year end, the Company accrued a contribution equal to 12% of the employee's current year gross wage. The accrued contribution must be paid to the plan by September 15 of the following year. The expense recorded in 1993 was $54,457. The plan has been terminated in 1994 as a result of the sale described in Note 7 and all vested amounts will be distributed.

NOTE 6--Contingencies

   The Company derives a substantial portion of its revenues through cost reimbursement from Medicare. The reimbursements are based on quarterly interim reports followed by an annual final cost report submitted to the intermediary for the Medicare system. These reports are subject to audit and adjustments for a period of three years following the final cost report filing date. Should subsequent audits result in adjustment of previously submitted costs, these adjustments would be made as an offset to future revenues, which could have an impact on future operation. Future revenues of the Company, as a contractor with the federal government, could be affected by future legislation, should the Medicare system be changed in any material manner.

NOTE 7--Sale of Business Assets

   The Company entered into an asset purchase agreement with FC DST-9 Act. Corp. on August 30, 1994, to sell essentially all of the assets and liabilities, including the corporate name, of this Company for $900,000. This sale was completed on November 22, 1994. All accrued amounts due to the shareholders of this company were paid at that closing. All amounts due on notes payable to individuals were paid along with interest on November 22, 1994. These statements do not reflect any of the effects of this sale transaction.

                        See Independent Audit Report.

To the Stockholders of
First Choice Health Care of Ft. Lauderdale, Inc.
Boca Raton, Florida

   We have audited the accompanying balance sheet of First Choice Health Care Services of Ft. Lauderdale, Inc. (an S corporation) as of December 31, 1993, and November 22, 1994, and the related statements of income, retained earnings, and cash flows for the year and the interim ten months and 22 days then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of First Choice Health Care Services of Ft. Lauderdale, Inc. as of December 31, 1993, and November 22, 1994, and the results of their operations and their cash flows for the year and interim period then ended in conformity with generally accepted accounting principles.

Patrick & Associates, P.A.
June 8, 1995

                        See Independent Audit Report.

                FIRST CHOICE HEALTH CARE OF FT. LAUDERDALE, INC.
                             BOCA RATON, FLORIDA
                                BALANCE SHEETS
                   December 31, 1993, and November 22, 1994

                                                        1993         1994
                                                     ---------    ---------
                      ASSETS
Current assets
Cash .............................................   $  53,445    $  16,104
Accounts receivable ..............................     409,990      357,135
Due from related parties .........................      27,917        2,070
                                                     ---------    ---------
  Total current assets ...........................     491,352      375,309
Property & Equipment
Furniture and fixtures ...........................      17,425       23,013
Less accumulated depreciation ....................      (3,415)      (7,213)
                                                     ---------    ---------
  Total Property & Equipment .....................      14,010       15,800
Other assets
Deposits .........................................       4,175        3,913
                                                     ---------    ---------
  Total assets ...................................   $ 509,537    $ 395,022
                                                     =========    =========
                    LIABILITIES
Current liabilities
Accounts payable--trade ..........................   $ 156,345    $ 210,644
Note payable--Medicare ...........................       8,015       57,060
Payroll taxes payable ............................      14,698       11,260
Accrued payroll ..................................      33,874       14,701
Accrued pension contribution .....................     145,543       16,217
Other current liabilities ........................       7,751      205,000
Notes payable--current ...........................     205,000       31,117
                                                     ---------    ---------
  Total Current Liabilities ......................     571,226      545,999
Long term liabilities
Accrued vacation liabilities .....................      68,228       78,362
                                                     ---------    ---------
  Total liabilities ..............................   $ 639,454    $ 624,361
                      EQUITY
Common Stock (par value $1, 7,000 shares
  authorized,
  100 issued)  ....................................        100          100
Accumulated deficit ..............................    (130,017)    (229,439)
                                                     ---------    ---------
  Total equity ...................................    (129,917)    (229,339)
                                                     ---------    ---------
Total liabilities and equity .....................   $ 509,537    $ 395,022
                                                     =========    =========

  The accompanying notes are an integral part of these financial statements.
                        See Independent Audit Report.

                FIRST CHOICE HEALTH CARE OF FT. LAUDERDALE, INC.
                             BOCA RATON, FLORIDA
                  STATEMENTS OF INCOME AND RETAINED EARNINGS
  Year Ending December 31, 1993, and Interim Period Ending November 22, 1994

                                    1993         1994
                                ----------    ----------
Net patient service revenue .   $4,060,691    $5,343,636
Operating expenses:
Professional care of patients    2,353,134     3,855,465
Administrative and general ..    1,528,149     1,396,519
Depreciation ................        2,441         4,267
Interest expense ............       46,716        30,203
Rent expense ................      103,448       158,716
                                ----------    ----------
Total operating expenses ....    4,033,888     5,445,170
                                ----------    ----------
Net operating income ........       26,803      (101,534)
Other income ................        2,569         2,112
                                ----------    ----------
Net income ..................       29,372       (99,422)
Accumulated
deficit--beginning ..........     (159,389)     (130,017)
                                ----------    ----------
Accumulated deficit--ending .   $ (130,017)   $ (229,439)
                                ==========    ==========

       The accompanying notes are an integral part of these statements.
                        See Independent Audit Report.

                FIRST CHOICE HEALTH CARE OF FT. LAUDERDALE, INC.
                               BOCA RATON, FLORIDA
                            STATEMENTS OF CASH FLOWS
              For Year Ending December 31, 1993, and Interim Period
                            Ending November 22, 1994

                                                     1993         1994
                                                  ---------    ---------
Cash flows from operating activities
Net income ....................................   $  29,372    $ (99,422)
Adjustments to reconcile net income to net
  cash provided by operating activities:
 Depreciation expense .........................       2,441        4,267
 (Increase) Decrease in:
  Accounts receivable .........................     121,275       52,855
  Due from related parties ....................           0       25,847
  Deposits ....................................       4,822          262
 Increase (Decrease) in:
  Trade accounts & notes payable ..............     (73,994)      46,284
  Bank Overdraft ..............................           0       57,060
  Payroll taxes payable .......................     (21,216)      (3,438)
  Accrued expenses ............................     (48,647)    (164,716)
  Other current liabilities ...................       1,398        8,466
  Due to related parties ......................           0       31,117
  Accrued vacation liabilities ................      23,119       10,134
                                                  ---------    ---------
    Total adjustments .........................       9,198       68,138
                                                  ---------    ---------
Net cash provided by operating activities .....      38,570      (31,284)
Cash flows from investing activities:
Purchase of equipment .........................      (8,521)      (6,057)
Net cash used by investing activities .........      (8,521)      (6,057)
Cash flows from financing activities:
Payment on short term notes ...................    (147,278)           0
                                                  ---------    ---------
Net cash provided by financing activities .....    (147,278)           0
                                                  ---------    ---------
Net decrease in cash ..........................    (117,229)     (37,341)
Beginning cash ................................     170,674       53,445
                                                  ---------    ---------
Ending cash ...................................   $  53,445    $  16,104
                                                  =========    =========
Supplemental Disclosures:
Interest paid .................................   $  46,716    $  30,203
Income taxes paid .............................   $       0    $       0

       The accompanying notes are an integral part of these statements.
                        See Independent Audit Report.

           FIRST CHOICE HEALTH CARE SERVICES OF FT. LAUDERDALE, INC.
                             BOCA RATON, FLORIDA
                        NOTES TO FINANCIAL STATEMENTS
                   December 31, 1993, and November 22, 1994

NOTE 1--Summary of Significant Accounting Policies

   This summary of significant accounting policies of First Choice Health Care Services of Ft. Lauderdale, Inc. (the Company) is presented to assist in the understanding of the Company's financial statements. The financial statements and notes are the representation of Company's management who are responsible for their integrity and objectivity. Management's accounting policies conform with the generally accepted accounting principles and have been consistently applied in the preparation of these financial statements.

Business Activity. The Company provides health care services "in the home" based on a course of treatment prescribed by the patients' physician. The Company is compensated for its services primarily by Medicare, but compensation can also be from Medicaid, private payments and private insurance.

Concentrations of Credit Risk. November 22, 1994, amounts due from Medicare were $399,819 less an accrued amount of $42,785.

Cash. Cash, for purposes of the statement of cash flows consists of checking and bank money market accounts.

Revenue and Cost Recognition. The primary funding source, Medicare, compensates the Company on a "cost reimbursement" basis, meaning Medicare covers all reasonable cost incurred in providing patient care. Therefore, there will be no "profit" in the traditional sense. "Profit" is realized indirectly through owners' compensation and benefits, acquisition of assets, and deferred compensation.

Depreciation. Depreciation is determined principally on the straight-line method over the estimated useful lives of the assets, using the American Hospital Association's "Estimated Useful Lives of Depreciable Hospital Assets" Guidebook, 1983 edition or 1988 edition. If an asset is not in the AHA Guide, regulations of the Internal Revenue Service are used.

Income Taxes. The Company has elected to be taxed as an "S" corporation, where net income is generally reported on a pro-rata basis to each shareholder, who in turn reports that income on their personal income tax return.

NOTE 2--Related Party Transactions

   Intercompany transactions occur between First Choice Network (Home Office) and First Choice Home Care, Inc. Both of these entities are wholly owned by the shareholders of the Company. Intercompany transactions consist primarily of loans to and from these companies and the providing of administrative and general services at cost. It is the practice of the Company to liquidate this balance on a periodic basis.

NOTE 3--Property and Equipment

   The majority of the equipment used by the Company has been acquired through operating leases, and are therefore not capitalized. Property and equipment purchased is carried at cost. Expenditures for maintenance and repairs are charged as the expense is incurred.

                        See Independent Audit Report.

           FIRST CHOICE HEALTH CARE SERVICES OF FT. LAUDERDALE, INC.
                             BOCA RATON, FLORIDA
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


Property and equipment are summarized by major classification as follows:

                                                December 31,       November 22,
                                                   1993               1994
                                                 ----------       ------------
Computer and communication equipment ...........  $ 7,043           $10,599
Leasehold improvements .........................    5,661             5,662
Furniture ......................................    3,648             3,931
Allocation of home office property and equipment    1,073             2,821
                                                  -------           -------
  Total ........................................   17,425            23,013
  Less: accumulated depreciation ...............    3,415             7,213
                                                  -------           -------
  Total ........................................  $14,010           $15,800
                                                  =======           =======

NOTE 4--Notes Payable

   Notes payable consist of notes due to six individuals. These notes are renewable on an annual basis at the discretion of the lender. Most of the notes are collateralized by accounts receivable. All of the notes have an annual interest rate of 15% of principal and were paid as a condition of the sale described in Note 7.

NOTE 5--Pension Plan

   The Company has sponsored a defined contribution pension plan, covering substantially all of its employees. The plan is a qualified plan under ERISA. Enrollment for employees is in January and July of each year. If the enrolled employee was still employed at year end, the Company accrued a contribution equal to 12% of the employee's current year gross wage. The accrued contribution must be paid to the plan by September 15 of the following year. The expense recorded in 1993 was $145,543. The plan has been terminated in 1994 as a result of the sale described in Note 7 and all vested amounts will be distributed.

NOTE 6--Contingencies

   The Company derives a substantial portion of its revenues through cost reimbursement from Medicare. The reimbursements are based on quarterly interim reports followed by an annual final cost report submitted to the intermediary for the Medicare system. These reports are subject to audit and adjustments for a period of three years following the final cost report filing date. Should subsequent audits result in adjustment of previously submitted costs, these adjustments would be made as an offset to future revenues, which could have an impact on future operation. Future revenues of the Company, as a contractor with the federal government, could be affected by future legislation, should the Medicare system be changed in any material manner.

NOTE 7--Sale of Business Assets

   The Company entered into an asset purchase agreement with FC DST-10 Acq. Corp. on August 30, 1994, to sell essentially all of the assets and liabilities, including the corporate name, of this Company for $1,000,000. This sale was completed on November 22, 1994. All accrued amounts due to the shareholders of this company were paid at that closing. All amounts due on notes payable to individuals were paid along with interest on November 22, 1994. These statements do not reflect any of the effects of this sale transaction.

                        See Independent Audit Report.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
Whittle, Varnell and Bedoya, P.A.:

We have audited the accompanying balance sheets of Whittle, Varnell and Bedoya, P.A. (a Florida corporation) as of December 31, 1993 and 1994, and the related statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Whittle, Varnell and Bedoya, P.A. as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Miami, Florida,
September 20, 1995.

                       WHITTLE, VARNELL AND BEDOYA, P.A.

                                BALANCE SHEETS

                                                           December 31,
                                                         ------------------   September 30,
                                                          1993       1994         1995
                                                       --------   --------    -------------
                       ASSETS                                                  (Unaudited)
CURRENT ASSETS:
Cash and cash equivalents ..........................   $ 17,490   $ 85,098      $ 69,858
Accounts receivable, net of allowances of $149,344
  in 1993, $185,381 in 1994 and $188,590 (unaudited)
  in 1995  ..........................................   271,889    337,497       350,240
Prepaid expenses ...................................      6,872      9,680            --
                                                       --------   --------      --------
    Total current assets ...........................    296,251    432,275       420,098
PROPERTY AND EQUIPMENT, net ........................    132,501    112,996       144,792
DUE FROM STOCKHOLDER ...............................      8,020      6,762         8,405
OTHER ASSETS .......................................      8,317      8,317         8,114
                                                       --------   --------      --------
    Total assets ...................................   $445,089   $560,350      $581,409
                                                       ========   ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses ..............   $ 78,982   $151,973      $ 78,058
Deferred income taxes ..............................     63,400     82,000       115,000
Revolving line of credit ...........................     44,468     35,349        27,455
Current portion of long-term debt ..................     20,382     22,205        26,000
                                                       --------   --------      --------
    Total current liabilities ......................    207,232    291,527       246,513
LONG-TERM DEBT, net of current portion .............     69,078     46,873        27,884
                                                       --------   --------      --------
    Total liabilities ..............................    276,310    338,400       274,397
                                                       --------   --------      --------
COMMITMENTS AND CONTINGENCIES
 (Notes 7, 8 and 10)
STOCKHOLDERS' EQUITY:
Common stock, $1 par value, 1,000 shares authorized,
  300 shares issued and outstanding  ................       300        300           300
Additional paid-in capital .........................      7,200      7,200         7,200
Retained earnings ..................................    161,279    214,450       299,512
                                                       --------   --------      --------
    Total stockholders' equity .....................    168,779    221,950       307,012
                                                       --------   --------      --------
    Total liabilities and stockholders' equity .....   $445,089   $560,350      $581,409
                                                       ========   ========      ========

The accompanying notes to financial statements are an integral part of these balance sheets.

                       WHITTLE, VARNELL AND BEDOYA, P.A.

                STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                            For the Nine-Month
                                                  For the Years Ended             Periods
                                                     December 31,           Ended September 30,
                                               -----------------------   ------------------------
                                                  1993         1994         1994         1995
                                               ----------   ----------   ----------    ----------
                                                                                (Unaudited)
NET PATIENT REVENUE ........................   $1,814,696   $2,514,824   $1,882,415    $1,980,965
                                               ----------   ----------   ----------    ----------
OPERATING COSTS AND EXPENSES:
 Salaries and benefits .....................    1,153,467    1,437,648    1,069,520     1,232,025
 Physician stockholders' payroll in excess
  of  base salary  ..........................     286,103      513,159      286,136       323,577
 Direct facility expenses ..................      299,416      339,182      320,581       246,016
 Provision for bad debts ...................      119,475      148,305       81,846        40,285
                                               ----------   ----------   ----------    ----------
    Total operating costs and expenses .....    1,858,461    2,438,294    1,758,083     1,841,903
                                               ----------   ----------   ----------    ----------
    Operating (loss) income ................      (43,765)      76,530      124,332       139,062
OTHER INCOME ...............................        6,502       10,741           --            --
                                               ----------   ----------   ----------    ----------
    (Loss) income before provision for
      income taxes  .........................     (37,263)      87,271      124,332       139,062
PROVISION FOR INCOME TAXES .................           --       34,100       48,000        54,000
                                               ----------   ----------   ----------    ----------
    Net (loss) income ......................      (37,263)      53,171       76,332        85,062
RETAINED EARNINGS, beginning of year .......      198,542      161,279      161,279       214,450
                                               ----------   ----------   ----------    ----------
RETAINED EARNINGS, end of year .............   $  161,279   $  214,450   $  237,611    $  299,512
                                               ==========   ==========   ==========    ==========

The accompanying notes to financial statements are an integral part of these statements.

                       WHITTLE, VARNELL AND BEDOYA, P.A.

                           STATEMENTS OF CASH FLOWS

                                               For the Years Ended     Nine-Month Periods
                                                  December 31,        Ended September 30,
                                             ---------------------   --------------------
                                               1993        1994        1994       1995
                                             ---------   ---------   --------    --------
                                                                          (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income .......................   $ (37,263)  $  53,171   $ 76,332    $ 85,062
                                             ---------   ---------   --------    --------
 Adjustments to reconcile net income to
  net  cash provided by operating
  activities:
  Depreciation ...........................      44,142      47,845     23,500      33,999
  Provision for bad debts ................     119,475     148,305     81,846      40,285
  Deferred tax provision .................          --      18,600     63,600      33,000
  Changes in assets and liabilities:
   Accounts receivable ...................     (97,874)   (213,913)   (35,710)    (53,028)
   Prepaid expenses ......................         176      (2,808)   (68,700)      9,680
   Other assets ..........................       7,223          --        (16)        203
   Accounts payable and accrued
     expenses  ............................    (76,045)     72,991    (71,482)    (73,915)
                                             ---------   ---------   --------    --------
    Total adjustments ....................      (2,903)     71,020     (6,962)     (9,776)
                                             ---------   ---------   --------    --------
    Net cash (used in) provided by
      operating activities  ...............    (40,166)    124,191     69,370      75,286
                                             ---------   ---------   --------    --------
CASH FLOWS USED IN INVESTING ACTIVITIES:
 Capital expenditures ....................     (99,294)    (28,340)    (8,646)    (62,509)
 Due from stockholder ....................      (8,020)      1,258        759      (1,643)
                                             ---------   ---------   --------    --------
    Net cash used in investing activities     (107,314)    (27,082)    (7,887)    (64,152)
                                             ---------   ---------   --------    --------
CASH FLOWS USED IN FINANCING ACTIVITIES:
 Borrowings on revolving line of credit ..      18,507          --         --          --
 Payments on revolving line of credit ....          --      (9,119)    (5,140)     (7,894)
 Borrowings on long-term debt ............      43,753          --         --          --
 Payments on long-term debt ..............          --     (20,382)   (12,446)    (18,480)
                                             ---------   ---------   --------    --------
    Net cash provided by (used in)
      financing activities  ...............     62,260     (29,501)   (17,586)    (26,374)
                                             ---------   ---------   --------    --------
    Net (decrease) increase in cash and
      cash equivalents  ...................    (85,220)     67,608     43,897     (15,240)
CASH AND CASH EQUIVALENTS, beginning of
  year  ...................................    102,710      17,490     17,490      85,098
                                             ---------   ---------   --------    --------
CASH AND CASH EQUIVALENTS,
  end of year  ............................  $  17,490   $  85,098   $ 61,387    $ 69,858
                                             ---------   ---------   --------    --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Interest paid ..........................   $  12,623   $  12,606   $     54    $  7,342
                                             ---------   ---------   --------    --------

The accompanying notes to financial statements are an integral part of these statements.

                       WHITTLE, VARNELL AND BEDOYA, P.A.
                        NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Business

   Whittle, Varnell and Bedoya, P.A. (the "Company") is a Florida corporation organized on December 31, 1989, to provide medical cardiology services. The Company operates in area hospitals and maintains one office in Palm Beach County and another in Martin County.

b. Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Included in the cash and cash equivalents balance as of December 31, 1993 and 1994, and September 30, 1995, are interest-bearing deposits $2,306, $2,214 and $43,367 (unaudited), respectively.

c. Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated using accelerated methods over the estimated useful lives of the assets ranging from five to seven years.

d. Accounts Receivable and Revenues

   Accounts receivable are primarily amounts due under fee-for-service contracts from third-party payors such as insurance companies (50%), patients (5%) and government-sponsored health care programs (40%). These receivables are presented net of an estimated allowance for contractual adjustments and uncollectible receivables. Contractual adjustments result from the difference between the rates for services performed and reimbursement amounts from the government-sponsored health care programs and insurance companies for such services.

e. Income Taxes

   The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which requires that deferred income taxes be recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting basis at rates based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

f. Fair Value of Financial Instruments

   Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, accounts receivable, prepaid expenses, other assets, accounts payable and accrued expenses and long-term debt are reflected in the accompanying financial statements at cost which approximates fair value.

g. Interim Financial Data

   In the opinion of the management of the Company, the accompanying unaudited combined financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 1995, and the results of operations for the nine-month periods ended September 30, 1994 and 1995. The results of operations and cash flows for the nine-month period ended September 30, 1995 are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1995.

                       WHITTLE, VARNELL AND BEDOYA, P.A.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

2. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                        December 31,
                                    ---------------------    September 30,
                                       1993        1994          1995
                                    ---------   ---------      ---------
                                                              (Unaudited)
Furniture, fixtures and equipment   $ 348,350   $ 360,680      $ 379,536
Leasehold improvements ..........       9,061       8,561         16,955
                                    ---------   ---------      ---------
                                      357,411     369,241        396,491
Less: Accumulated depreciation ..    (224,910)   (256,245)      (251,699)
                                    ---------   ---------      ---------
                                    $ 132,501   $ 112,996      $ 144,792
                                    =========   =========      =========

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following:

                              December 31,
                           ------------------   September 30,
                             1993      1994          1995
                           -------   --------       -------
                                                  (Unaudited)
Accounts payable .......   $    --   $ 11,203       $17,058
Accrued payroll taxes ..    20,081     80,834            --
Accrued pension expenses    58,901     44,436        40,000
Income tax payable .....        --     15,500        21,000
                           -------   --------       -------
                           $78,982   $151,973       $78,058
                           =======   ========       =======

4. REVOLVING LINE OF CREDIT

   The revolving line of credit bears interest at 8.5%, is unsecured and has no specified repayment terms. The amount available to borrow against the line of credit is approximately $65,000 at December 31, 1994 and $73,000 (unaudited) at September 30, 1995.

5. LONG-TERM DEBT

   Long-term debt consists of the following:

                                                              December 31,
                                                           -------------------   September 30,
                                                             1993       1994         1995
                                                           --------   --------    ------------
                                                                                  (Unaudited)
Capital lease obligation, bearing interest at 15%,
  payable in monthly installments of $1,326 through July
  1997  .................................................  $ 46,530   $ 35,748      $ 26,100
Notes payable, bearing interest between 8% and 18%,
  payable in average monthly installments of
  approximately $1,100 through March 1998  ..............    42,930     33,330        27,784
                                                           --------   --------      --------
                                                             89,460     69,078        53,884
Less--Current portion ..................................    (20,382)   (22,205)      (26,000)
                                                           --------   --------      --------
                                                           $ 69,078   $ 46,873      $ 27,884
                                                           ========   ========      ========

                       WHITTLE, VARNELL AND BEDOYA, P.A.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   Future maturities of long-term debt as of December 31, 1994 are as follows:

                                     Capital     Note
Year                                  Leases   Payable     Total
- ----                                  ------    ------   --------
1995 .............................   $15,913   $ 9,105    $25,018
1996 .............................    15,913    10,083     25,996
1997 .............................     9,282    11,168     20,450
1998 .............................        --     2,974      2,974
                                     -------   -------    -------
                                     $41,108   $33,330     74,438
                                     =======   =======
Less: Amount representing interest                         (5,360)
                                                          -------
                                                          $69,078
                                                          =======

6. INCOME TAXES

   The provision for income taxes consists of the following:

                For the Year           For the
                   Ended          Nine-Month Periods
                December 31,     Ended September 30,
               --------------    -------------------
               1993     1994       1994        1995
               ----   -------    --------   --------
                                     (Unaudited)
Current ..     $--    $15,500    $(15,600)   $21,000
Deferred .      --     18,600      63,600     33,000
               ---    -------    --------    -------
               $--    $34,100    $ 48,000    $54,000
               ---    -------    --------    -------
Federal ..     $--    $29,700    $ 42,000    $47,000
State ....      --      4,400       6,000      7,000
               ---    -------    --------    -------
               $--    $34,100    $ 48,000    $54,000
               ===    =======    ========    =======

   A reconciliation of the tax provision at the statutory rate of 34% to the effective tax rate is as follows:

                                                            For the
                                  For the Year Ended     Nine-Month Periods
                                      December 31,       Ended September 30
                                  ------------------     ------------------
                                   1993       1994       1994       1995
                                 --------   -------     -------    -------
                                                          (Unaudited)
Tax provision at the
  statutory  rate  ...........   $(12,700)  $29,700     $42,000    $47,000
State income taxes ..........      (1,900)    4,400       6,000      7,000
Net operating loss carried
   forward  ..................     14,600        --          --         --
                                 --------   -------     -------    -------
                                 $     --   $34,100     $48,000    $54,000
                                 ========   =======     =======    =======

                       WHITTLE, VARNELL AND BEDOYA, P.A.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   Deferred income taxes consists of the following:

                                                      December 31,
                                                   ------------------     September 30,
                                                     1993      1994           1995
                                                   --------   --------      --------
                                                                           (Unaudited)
Book/tax differences in recording accounts
   receivable  ..................................  $106,000   $132,000      $137,000
Book/tax difference in recording prepaid
  expenses  .....................................     3,000      3,000            --
Book/tax difference in recording accounts
  payable  and accrued expenses  ................   (31,000)   (53,000)      (22,000)
Net operating loss carried forward .............    (14,600)        --            --
                                                   --------   --------      --------
                                                   $ 63,400   $ 82,000      $115,000
                                                   ========   ========      ========

7. COMMITMENTS AND CONTINGENCIES

a. Employment Agreements

   The Company has an employment agreement with a physician. Future minimum payments under this agreement as of December 31, 1994 are as follows:

         Year                  Amount
         ----                 --------
         1995  ...........    $150,000
         1996  ...........      87,500
                              --------
                              $237,500
                              ========

b. Insurance

   The physicians employed by the Company are required to maintain insurance coverage for their professional malpractice claims as a condition of employment. Such insurance provides for coverage to the extent individual claims do not exceed $1,000,000 per incident and $3,000,000 in the aggregate per year. The Company maintains occurrence-based malpractice insurance coverage. Accordingly, the Company does not provide reserves for professional malpractice claims.

c. Operating Leases

   The Company leases automobiles for the stockholders and office space under operating leases which expire through 1998. Future annual minimum payments under operating leases as of December 31, 1994 are as follows:

          Year                Amount
          ----               --------
         1995  ...........   $ 88,004
         1996  ...........     81,910
         1997  ...........     65,332
         1998  ...........     21,333
                             --------
                             $256,579
                             ========

   Rent expense of $54,956, $64,849, $42,846 (unaudited) and $47,219
(unaudited) was incurred in the years ended December 31, 1993 and 1994 and the nine-month periods ended September 30, 1994 and 1995, respectively.

                       WHITTLE, VARNELL AND BEDOYA, P.A.
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

8. BENEFIT PLAN

   The Company provides retirement benefits for substantially all of its employees under a defined contribution plan. Contributions to the plan amounted to $70,797 and $94,445 for the years ended December 31, 1993 and 1994, respectively, and $62,000 (unaudited) and $80,763 (unaudited) for the nine-month periods ended September 30, 1994 and 1995, respectively.

9. RELATED PARTY TRANSACTIONS

   "Due from Stockholder" in the accompanying balance sheet at December 31, 1993 and 1994 consists of an advance to a physician stockholder. The amount is noninterest-bearing and has no specified repayment terms.

10. SUBSEQUENT EVENTS

   Subsequent to year-end, the Company began negotiations to enter into an asset purchase and long-term management service agreement with Continuum Care Corporation, an unaffiliated entity. As of September 20, 1995, the terms of this agreement had not been finalized.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Pinnacle Associates, Inc.:

   We have audited the accompanying consolidated balance sheets of Pinnacle Associates, Inc. as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the year ended December 31, 1994 and for the period from October 21 (inception) to December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pinnacle Associates, Inc. as of December 31, 1994 and 1993 and the consolidated results of its operations and its cash flows for the year ended December 31, 1994 and for the period from October 21 (inception) to December 31, 1993 in conformity with generally accepted accounting principles.

                                                      Coopers & Lybrand L.L.P.

Boston, Massachusetts
December 14, 1995

                        See Independent Audit Report.

                           PINNACLE ASSOCIATES, INC.

                         CONSOLIDATED BALANCE SHEETS

                                                        September 30,   December 31,   December 31,
                                                             1995          1994           1993
                                                        ------------    ---------      --------
                                                         (Unaudited)
                        ASSETS
Current assets:
Cash ................................................     $   13,940     $   7,666      $  1,174
Trade accounts receivable, less allowance for
  doubtful accounts of $3,358 in 1994 and $0 in 1993         567,127        75,019            --
Inventory ...........................................         45,181        50,718            --
Prepaid expenses ....................................          5,586            --            --
Other assets ........................................          7,113        13,762         5,285
                                                          ----------     ---------      --------
    Total current assets ............................        638,947       147,165         6,459
Property and equipment, net of accumulated
  depreciation  ......................................        73,114        92,924        10,716
Organization costs, net amortization ................          3,500         4,250            --
                                                          ----------     ---------      --------
    Total assets. ...................................     $  715,561     $ 244,339      $ 17,175
                                                          ==========     =========      ========
        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable ....................................        233,729        71,029            --
Accrued liabilities .................................         75,561        30,655            --
Interest payable ....................................          7,712         4,718            --
Line of credit ......................................        400,000       400,000        30,000
Note payable ........................................         50,000        50,000            --
Loan payable to officers ............................        250,000           318        32,095
                                                          ----------     ---------      --------
    Total current liabilities .......................      1,017,002       556,720        62,095
Commitments and contingencies (Note 4) ..............             --            --            --
Stockholders' deficit:
Common stock, $.01 par 20,000,000; shares authorized;
  issued and outstanding, 6,622,500 shares at
  September 30, 1995, 6,457,500 shares at December
  31, 1994 and 9,000,000 shares at December 31, 1993          66,225        65,475        90,000
Due to from stockholders ............................        (59,400)      (59,400)      (89,100)
Additional paid-in capital ..........................        616,275       542,025            --
Accumulated deficit .................................       (924,541)     (860,481)      (45,820)
                                                          ----------     ---------      --------
    Total stockholders' deficit. ....................       (301,411)     (312,381)      (44,920)
                                                          ----------     ---------      --------
    Total liabilities and stockholders' deficit .....     $  715,561     $ 244,339      $ 17,175
                                                          ==========     =========      ========

The accompanying notes are an integral part of the consolidated financial statements.

                        See Independent Audit Report.

                           PINNACLE ASSOCIATES, INC.

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                        January 1,     January 1,    October 21,
                                            to             to        (inception)
                                        September       December          to
                                           30,            31,        December 31,
                                           1995           1994           1993
                                        -----------    -----------   ------------
                                       (Unaudited)
Operating revenues ................     $1,206,832     $  303,508      $     --
Costs and expenses:
Operating expenses ................        484,130        134,636
General and administrative expenses        841,804        953,915        45,820
                                        -----------    -----------   ------------
    Total costs and expenses ......      1,325,934      1,088,551        45,820
                                        -----------    -----------   ------------
                                          (119,102)      (785,043)      (45,820)
                                        -----------    -----------   ------------
Other income (expense):
Interest expense ..................        (36,871)       (19,280)           --
Interest income ...................             --          1,166            --
Loss on equity investment .........             --        (12,500)           --
Proceeds from sale of investment ..         12,500             --            --
Other income, net .................         79,413            996            --
                                        -----------    -----------   ------------
Net loss ..........................     $  (64,060)    $ (814,661)     $(45,820)
                                        ===========    ===========   ============

The accompanying notes are an integral part of the consolidated financial statements.

                        See Independent Audit Report.

                           PINNACLE ASSOCIATES, INC.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT



                                   Common Stock                       Additional                     Total
                               --------------------      Due from      Paid-In    Accumulated    Stockholders'
                                Shares      Amount     Stockholders    Capital      Deficit        Deficit
                               ---------   --------   -------------   ----------  -----------   -------------
Balance, October 21, 1993
Issuance of common stock .     9,000,000   $ 90,000      $(89,100)    $     --                   $     900
Net loss .................                                                        $ (45,820)       (45,820)
                               ---------   --------      --------     --------    ---------      ---------
Balance, December 31, 1993     9,000,000     90,000       (89,100)          --      (45,820)       (44,920)
Issuance of common stock .       597,500      5,975                    591,525                     597,500
Retirement of common stock    (3,000,000)   (30,000)       29,700           --                        (300)
Repurchase of common stock       (50,000)      (500)                   (49,500)                    (50,000)
Net loss .................                                                         (814,661)      (814,661)
                               ---------   --------      --------     --------    ---------      ---------
Balance, December 31, 1994     6,547,500     65,475       (59,400)     542,025     (860,481)      (312,381)
Issuance of common stock .        75,000        750                     74,250                      75,000
Net loss .................                                                          (64,060)       (64,060)
                               ---------   --------      --------     --------    ---------      ---------
Balance, September 30,
  1995 (unaudited)  .......    6,622,500   $ 66,225      $(59,400)    $616,275    $(924,541)     $(301,441)
                               =========   ========      ========     ========    =========      =========

The accompanying notes are an integral part of the consolidated financial statements.

                        See Independent Audit Report.

                           PINNACLE ASSOCIATES, INC.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         October 21,
                                                         January 1, to  January 1, to  (inception) to
                                                         September 30,  December 31,    December 31,
                                                            1995           1994           1993
                                                         -----------    -----------   ------------
                                                        (Unaudited)
Cash flows from operating activities:
Net loss ...........................................     $ (64,060)     $(814,661)      $(45,820)
Adjustments to reconcile net loss to net cash used
  in operating activities
Depreciation and amortization ......................        25,969         22,702            290
Loss on sale of fixed assets .......................                         (423)
Change in assets and liabilities:
 (Increase) in trade accounts receivable ...........      (492,108)       (75,019)            --
 (Increase) decrease in inventory ..................         5,537        (50,718)            --
 (Increase) decrease in prepaid expenses and
   organization costs  ..............................        1,063        (13,478)        (5,285)
 Increase (decrease) in accounts payable ...........       162,700         71,029             --
 Increase (decrease) in accrued expenses ...........        44,906         30,655             --
 Increase (decrease) in accrued interest ...........         2,994          4,718             --
                                                         ---------      ---------       --------
    Net cash used in operating activities ..........      (312,999)      (825,195)       (50,815)
Cash flows used in investing activities:
Additions to property and equipment ................        (5,409)      (106,196)       (11,006)
Proceeds from sale of fixed assets .................            --          2,462             --
    Net cash provided (used by investing
      activities)  ..................................       (5,409)      (103,736)       (11,006)
                                                         ---------      ---------       --------
Cash flows provided by financing activities:
Proceeds from issuance of common stock .............        75,000        547,200            900
Borrowings from officers ...........................       249,682            318         32,095
Borrowings under notes payable .....................            --         50,000             --
Payments on loans to officers ......................            --        (32,095)            --
Borrowings on revolving line of credit .............            --        370,000         30,000
                                                         ---------      ---------       --------
    Net cash provided (used by financing
      activities)  ..................................      324,682        935,423         62,995
                                                         ---------      ---------       --------
Net change in cash .................................         6,274          6,492          1,174
Cash, beginning of period. .........................         7,666          1,174             --
                                                         ---------      ---------       --------
Cash, end of period ................................     $  13,940      $   7,666       $  1,174
                                                         =========      =========       ========
Supplemental cash flow information:
Cash paid during the year for interest .............     $  33,876         19,280             --
                                                         ===========    ===========   ============

The accompanying notes are an integral part of the consolidated financial statements.

                        See Independent Audit Report.

                           PINNACLE ASSOCIATES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Accounting Policies:

Description of Business

   Pinnacle Associates Inc. (the "Company") was incorporated on October 21, 1993 under the laws of Georgia and began treating patients in April 1994. The Company was formed to provide management and administrative services for physicians as well as physician directed infusion therapy programs for the physician's patients while remaining part of the physician's practice. The Company offers services in Pittsburgh and Atlanta.

Principles of Consolidation

   The consolidated financial statements include the accounts of Pinnacle Associates, Inc. and its related entities. All intercompany transactions and balances have been eliminated in consolidation.

Inventory

   Inventory is stated at the lower of cost, as determined on the first-in first-out method, or market.

Investments

   The equity method of accounting is used for investments when the Company has a non-controlling ownership interest in another company that is greater than 20%. Under the equity method of accounting, original investments are recorded at cost and adjusted by the company's share of undistributed earnings or losses of such companies and the amortization of underlying intangibles.

Property and Equipment

   Property and equipment are stated at cost. Depreciation of property and equipment is generally calculated over the estimated useful lives of the assets using accelerated methods. Routine maintenance and repairs are charged to expenses as incurred, while costs of betterments and renewals are capitalized.

Organization Costs

   Organization costs are being amortized on a straight-line basis over a five year period.

Income Taxes

   The stockholder of the Company has elected to adopt the provisions of Subchapter S of the Internal Revenue Code of 1986. As a result, the Company is not subject to corporate income taxes, except for taxes on capital gains, if any. Accordingly, no provisions have been made in the accompanying financial statements for federal and state income taxes since such taxes are liabilities of the individual stockholder and the amounts thereof depend upon his tax situation.

   The Company's tax returns are subject to examination by federal and state taxing authorities. In the event of an examination of such tax returns, the liability of the stockholder could be changed if adjustments in the distributable income were ultimately sustained by the taxing authorities.

                        See Independent Audit Report.

                           PINNACLE ASSOCIATES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

2. Property and Equipment:


                                                      December 31,
                                   Depreciable     ------------------
                                      Lives          1994       1993
                                 ---------------   --------   -------
Furniture and equipment .....       5-7 years      $ 45,949   $ 8,073
Computer and software. ......       5-7 years        68,619     2,933
                                                   --------   -------
                                                    114,568    11,006
Less accumulated depreciation                       (21,644)     (290)
                                                   --------   -------
Total .......................                      $ 92,924   $10,716
                                                   ========   =======

3. Line of Credit:

   On November 24, 1993 the Company obtained a line of credit from a bank in the amount of $200,000 which is due and payable on demand. On June 14, 1994, the Company obtained an additional $200,000 line of credit with the same payment terms. Interest is payable monthly for each line of credit at the bank's variable prime rate which was 8.5% at December 31, 1994. The amount outstanding under the line of credit at December 31, 1994 and 1993 was $400,000 and $30,000, respectively. A former partner and officer of the Company has personally guaranteed the line of credit.

4. Commitments and Contingencies:

   The Company leases various facilities, equipment and vehicles under lease arrangements. Rent expense under all operating leases was $62,338 and $10,016 at December 31, 1994 and 1993, respectively. Future minimum lease payments under these leases are as follows:

  1995 ......................    $ 39,739
  1996 ......................      40,886
  1997 ......................      33,008
  1998 ......................      33,040
  1999 ......................       5,538
  Thereafter ................          --
                                 --------
  Total minimum lease
  payments  ..................   $152,211
                                 ========

5. Related Party Transactions:

   The Company issued a $50,000 note which is payable on demand to a former stockholder of the Company at 8% interest. Since the Company's inception, several of the Company's officers and shareholders have provided services to the Company for which no compensation has been reflected on these financial statements.

6. Investment:

   During 1994, the Company had purchased for $12,500 a 50% investment in an affiliated company owned by certain stockholders of the Company. The Company's share of the losses of the investment for 1994 exceeded the carrying value of the investment. This investment was accounted for using the equity method. At December 31, 1994, the investment balance was written down to zero, reflecting the adjusted basis of the investment. Subsequent to December 31, 1994, the equity investment was sold for $12,500 to a former stockholder and officer of the Company.

                        See Independent Audit Report.

                           PINNACLE ASSOCIATES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


7. Subsequent Events:

   As of November 30, 1995, the Company opened several new programs in seventeen locations, increasing the total number of program locations to nine cities from two cities at December 31, 1994.

   During November, the Company was acquired by Continuum Care Corporation. In connection with the acquisition, the Company may receive up to $5,200,000. The payment will represent the full purchase price and will be made in the form of shares of Common Stock of Continuum Care Corporation. The ultimate purchase price will be allocated to assets, primarily goodwill, at their fair market value and amortized prospectively over the remainder of the forty year period.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Atlanta Gastroenterology Associates, P.C.
Atlanta, Georgia

   We have audited the accompanying balance sheets of Atlanta Gastroenterology Associates, P.C. as of January 31, 1996 and 1995, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Practice's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlanta Gastroenterology Associates, P.C. as of January 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                Frazier & Deeter, LLC

July 9, 1996

                   ATLANTA GASTROENTEROLOGY ASSOCIATES, P.C.

                                BALANCE SHEETS

                                                                                     January 31,
                                                                               ------------------------
                                                                                   1996         1995
                                                                               ----------    ----------
                                          ASSETS
Current assets:
Cash (Note 8) ..............................................................   $  110,644    $  219,486
Patient receivables, net of contractual adjustments and allowances for
  doubtful accounts (Notes 2 and 8)  ........................................     821,773       801,557
Income taxes receivable ....................................................        4,285            --
                                                                               ----------    ----------
    Total current assets ...................................................      936,702     1,021,043
Net property and equipment, at cost (Note 3) ...............................      181,659       187,468
                                                                               ----------    ----------
    Total assets ...........................................................   $1,118,361    $1,208,511
                                                                               ==========    ==========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt (Note 5) .................................   $   20,000    $   20,000
Borrowings under line of credit (Note 4) ...................................      155,000       200,000
Current portion of obligation under capital lease (Note 7) .................        4,099         5,145
Accounts payable ...........................................................       66,574        58,851
Accrued payroll and payroll taxes ..........................................       67,010        63,902
Income taxes payable .......................................................           --        14,842
Deferred income taxes ......................................................      281,712       280,734
                                                                               ----------    ----------
    Total current liabilities ..............................................      594,395       643,474
                                                                               ----------    ----------
Long-term debt, less current portion included above (Note 5) ...............       53,332        73,332
Obligation under capital lease, less current portion included above (Note 7)           --         4,960
                                                                               ----------    ----------
    Total liabilities ......................................................      647,727       721,766
                                                                               ==========    ==========
Commitments (Notes 6, 7 and 9)                                                         --            --
Stockholders' Equity:
Common stock, $1 par value; 1,000,000 shares authorized; 500 shares issued
  and outstanding  ..........................................................         500           500
Retained earnings ..........................................................      470,134       486,245
                                                                               ----------    ----------
    Total stockholders' equity .............................................      470,634       486,745
                                                                               ----------    ----------
    Total Liabilities and Stockholders' Equity .............................   $1,118,361    $1,208,511
                                                                               ==========    ==========


                      See notes to financial statements.

                   ATLANTA GASTROENTEROLOGY ASSOCIATES, P.C.

                STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                            For the Year Ended
                                                               January 31,
                                                        ------------------------
                                                            1996         1995
                                                        ----------    ----------
Professional fees, net ..............................   $4,991,267    $4,939,845
                                                        ----------    ----------
Practice overhead:
Cost of physicians services .........................    2,795,292     2,748,489
Cost of staff services ..............................    1,085,295     1,038,342
Office and practice expenses ........................    1,063,121     1,100,945
Depreciation and amortization .......................       44,548        43,280
                                                        ----------    ----------
    Total practice overhead .........................    4,988,256     4,931,056
                                                        ----------    ----------
Practice income                                              3,011         8,789
                                                        ----------    ----------
Other income (expense):
Interest expense ....................................      (16,905)      (11,577)
Miscellaneous income ................................          750            --
                                                        ----------    ----------
    Total other income (expense) ....................      (16,155)      (11,577)
                                                        ----------    ----------
(Loss) before (provision) benefit for income taxes ..      (13,144)       (2,788)
                                                        ----------    ----------
(Provision) benefit for federal and state income
taxes:
Current .............................................       (1,989)      (14,842)
Deferred ............................................         (978)        4,886
                                                        ----------    ----------
    Total provision for income taxes ................       (2,967)       (9,956)
                                                        ----------    ----------
Net loss                                                   (16,111)      (12,744)
Retained earnings, beginning of year ................      486,245       498,989
                                                        ----------    ----------
Retained earnings, end of year ......................   $  470,134    $  486,245
                                                        ==========    ==========


                      See notes to financial statements.

                   ATLANTA GASTROENTEROLOGY ASSOCIATES, P.C.

                           STATEMENTS OF CASH FLOWS

                                                                              For the Year Ended January 31,
                                                                              ------------------------------
                                                                                  1996            1995
                                                                                -----------    -----------
(Decrease) Increase in Cash
Cash flows from operating activities:
Cash received from patients .................................................   $ 4,971,051    $ 4,936,272
Cash paid for physicians services ...........................................    (2,795,292)    (2,748,489)
Cash paid for staff services ................................................    (1,082,186)    (1,036,393)
Cash paid for general and administrative ....................................    (1,055,399)    (1,090,082)
Other income received .......................................................           750             --
Interest paid ...............................................................       (16,905)       (11,577)
Income taxes paid ...........................................................       (21,116)            --
                                                                                -----------    -----------
  Net cash provided by operating activities .................................           903         49,731
                                                                                -----------    -----------
Cash flows from investing activities:
Capital expenditures ........................................................       (38,739)       (53,041)
                                                                                -----------    -----------
  Net cash used in investing activities .....................................       (38,739)       (53,041)
                                                                                -----------    -----------
Cash flows from financing activities:
Net (repayments) borrowings on line of credit ...............................       (45,000)         9,000
Proceeds from issuance of long-term debt ....................................            --        100,000
Principal payments on long-term debt ........................................       (26,006)       (11,054)
                                                                                -----------    -----------
  Net cash (used in) provided by financing activities .......................       (71,006)        97,946
                                                                                -----------    -----------
Net (decrease) increase in cash .............................................      (108,842)        94,636
Cash, beginning of year .....................................................       219,486        124,850
Cash, end of year ...........................................................   $   110,644    $   219,486
                                                                                ===========    ===========
Reconciliation of Net (Loss) to Net Cash Provided by Operating Activities
Net (loss) ..................................................................   $   (16,111)   $   (12,744)
                                                                                -----------    -----------
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization ...............................................        44,548         43,280
Changes in assets and liabilities:
(Increase) in patient receivables ...........................................       (20,216)        (3,573)
(Increase) in income taxes receivable .......................................        (4,285)            --
Increase in accounts payable ................................................         7,723         10,862
Increase in accrued payroll and payroll taxes ...............................         3,108          1,950
(Decrease) increase in income taxes payable .................................       (14,842)        14,842
Increase (decrease) in deferred income taxes ................................           978         (4,886)
                                                                                -----------    -----------
    Total adjustments .......................................................        17,014         62,475
                                                                                -----------    -----------
Net cash provided by operating activities ...................................   $       903    $    49,731
                                                                                ===========    ===========


                      See notes to financial statements.

                   ATLANTA GASTROENTEROLOGY ASSOCIATES, P.C.
                        Notes to Financial Statements
                          January 31, 1996 and 1995


1. Description of business and summary of significant accounting policies:

   Atlanta Gastroenterology Associates, P.C. (the Practice) was incorporated on August 13, 1976 for the purpose of providing gastroenterological medical services for patients in the metropolitan Atlanta area.

   The following is a summary of the more important accounting principles and policies followed by the Practice:

Revenue recognition

   These financial statements are prepared on the accrual basis of accounting. Professional fees for patient services are recognized when services are performed.

Property and equipment

   Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using accelerated methods over the assets' estimated useful lives.

   Expenditures for maintenance and repairs are charged to income as incurred. Additions and betterments are capitalized. The cost of properties sold or otherwise disposed of, and the accumulated depreciation thereon is eliminated from the property and reserve accounts, and resulting gains and losses are reflected in income.

Income taxes

   The Practice adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases on assets and liabilities using enacted tax rates in effect for the current year. These temporary differences result primarily from differences in the Practice using cash basis reporting for the income tax return and accrual basis reporting for the financial statements.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

   At January 31, 1996 and 1995, the carrying value of financial instruments such as cash, patient receivables, trade payables, other liabilities, borrowings under line of credit and long-term debt approximated their fair values.

2.  Professional fees:

   Professional fees are billed at gross amounts and are adjusted at the time of payment for contractual adjustments with Medicare and Medicaid, insurance companies and other paying agents. The patient receivables also include accounts that eventually will be written-off.

   For the year ended January 31, 1996, the amount of contractual adjustments and bad debts included in patient receivables were $427,579 and $34,669, respectively.

   For the year ended January 31, 1995, the amount of contractual adjustments and bad debts included in patient receivables were $476,597 and $35,873, respectively.

                   ATLANTA GASTROENTEROLOGY ASSOCIATES, P.C.
                  Notes to Financial Statements (Continued)
                          January 31, 1996 and 1995



3. Property and equipment:

   Property and equipment are summarized as follows:

                                                         January 31,
                                                    ----------------------
                                                      1996         1995
                                                   ---------    ---------
Furniture and fixtures .........................   $ 199,841    $ 199,841
Computer equipment .............................     115,978      111,788
Medical equipment ..............................     144,171      111,296
Office equipment ...............................      34,227       32,554
Leasehold improvements .........................      96,950       96,950
Equipment under capital lease ..................      22,321       22,321
                                                   ---------    ---------
  Total property and equipment .................     613,488      574,750
  Less: Accumulated depreciation and
  amortization  .................................   (431,829)    (387,282)
                                                   ---------    ---------
                                                   $ 181,659    $ 187,468
                                                   =========    =========

   Accumulated amortization of equipment under capital lease was $16,511 and $14,187 at January 31, 1996 and 1995, respectively.

4. Borrowings under line of credit:

   The Practice has borrowings under a line of credit with a bank bearing interest at prime plus .50%, payable on demand. At January 31, 1996 and 1995, the Practice had borrowings under the line of credit of $155,000 and $200,000, respectively. The prime rate at January 31, 1996 was 8.25%.

5. Long-term debt:

   Long-term debt consists of the following:

                                                               January 31,
                                                           --------------------
                                                             1996       1995
                                                            -------   ---------
Note payable to bank, unsecured, payments due in
  monthly installments of $1,667 plus interest at prime
  plus 1.00% through September, 1999.  .................  $ 73,332    $ 93,332
Less: Current portion .................................    (20,000)    (20,000)
                                                          --------    --------
Long-term portion .....................................   $ 53,332    $ 73,332
                                                          ========    ========

   The following is a schedule, by years of maturities, of long-term debt:

 Year ending January 31,
- --------------------------
1997 .....................     $20,000
1998 .....................      20,000
1999 .....................      20,000
2000 .....................      13,332
                               -------
                               $73,332
                               =======

6. Profit sharing plan:

   The Practice adopted a contributory defined contribution 401(k) profit sharing plan effective January 1, 1994 for all eligible employees. The Practice matches employee contributions $.25 per employee dollar contribution,

                   ATLANTA GASTROENTEROLOGY ASSOCIATES, P.C.
                  Notes to Financial Statements (Continued)
                          January 31, 1996 and 1995


up to 25% of the maximum statutory employee contribution amount. The Practice contributed approximately $16,000 to the plan in each of the years ended January 31, 1996 and 1995. The plan was terminated in May, 1996. (See
Note 9).

7. Capital and operating lease obligations:

Capital lease

   The Practice leases certain medical equipment under a capital lease arrangement which expires September, 1996. The present value of the net minimum lease payments excluding interest at January 31, 1996 and 1995 is $4,099 and $10,105, respectively.

Operating leases

   The Practice leases office facilities under non-cancellable operating leases. Rent expense under operating leases for the years ended January 31, 1996 and 1995 was $253,802 and $192,067, respectively.

   Total future minimum rentals under operating leases as of January 31, 1996 are as follows:

 Year ending January 31,
- --------------------------
1997 .....................    $  233,974
1998 .....................       231,874
1999 .....................       207,070
2000 .....................       205,006
2001 .....................       205,006
                              ----------
                              $1,082,930
                              ==========

8. Concentration of credit risk:

   The majority of the Practice's revenues are derived from patients located in the metropolitan Atlanta area who receive gastroenterological services. This medical field and geographic concentration of patients sets up a concentration of credit risk with respect to patient fees.

   Credit and insurance evaluations are performed on each patient. Losses pertaining to those credit and insurance risks, in the aggregate, have not exceeded managements' expectations.

   The Practice maintains its cash in accounts which, at times, may exceed federally insured limits. The Practice has not experienced any losses in such accounts. The Practice believes it is not exposed to any significant credit risk on cash.

9. Subsequent event:

   On May 15, 1996, the shareholders of the Practice sold all of their stock in the Practice to another unrelated entity. Subsequent to this transaction, the Practice terminated its existing physicians' employment agreements, restructured various employee benefit plans, and entered into a management services agreement with a new entity formed by the Practice's physicians for the delivery of medical services.

                          INDEPENDENT AUDITOR'S REPORT

The Managing Members
Physician's Choice Management, LLC.
Ridgefield, Connecticut

   We have audited the accompanying balance sheet of Physician's Choice Management, LLC. (a limited liability company) as of December 31, 1995, and the related statement of operations and members' equity, and cash flows for the period August 11, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Physician's Choice Management, LLC. as of December 31, 1995 and the results of its operations and its cash flows for the period August 11, 1995 to December 31, 1995 in conformity with generally accepted accounting principles.

                                                    Friedberg, Smith & Co., P.C.

January 16, 1996

                     PHYSICIAN'S CHOICE MANAGEMENT, LLC.
                        (a limited liability company)

                                BALANCE SHEET
                              December 31, 1995

                     ASSETS
Current Assets
  Cash (Note 2)  ................................   $1,607,597
                                                    ----------
Equipment and Improvements (Note 1) ............
 Furniture and Office Equipment ................        36,928
 Leasehold Improvements ........................         2,319
                                                    ----------
  Total ........................................        39,247
  Less: Accumulated Depreciation and
  Amortization  .................................        1,003
                                                    ----------
  Equipment and Improvements, Net ..............        38,244
Other Asset--Security Deposit (Note 6) .........         8,307
                                                    ----------
TOTAL ASSETS ...................................    $1,654,148
                                                    ==========
         LIABILITIES AND MEMBERS' EQUITY
Current Liabilities ............................
 Accrued Expenses and Taxes ....................    $   20,076
Non-Current Liabilities ........................
 Deferred Unit Option Advance (Note 4) .........       175,000
                                                    ----------
  Total Liabilities ............................       195,076
Members' Equity (Notes 1, 3 and 6) .............     1,459,072
                                                    ----------
TOTAL LIABILITIES AND MEMBERS' EQUITY ..........    $1,654,148
                                                    ==========


                      See notes to financial statements.

                     PHYSICIAN'S CHOICE MANAGEMENT, LLC.
                        (a limited liability company)

                 STATEMENT OF OPERATIONS AND MEMBERS' EQUITY
                      Period August 11, 1995 (inception)
                             to December 31, 1995

 Revenue
 Fee Income ..........................    $    8,315
                                          ----------
Operating Expenses ...................
 Wages ...............................        58,716
 Payroll Taxes .......................         6,755
 Office Expenses .....................         6,608
 Rent (Note 6) .......................         4,153
 Consulting ..........................         3,118
 Education ...........................         2,285
 Data Processing .....................         1,152
 Insurance ...........................           604
 Telephone ...........................           951
 Advertising .........................           398
 Bank Charges ........................           809
 Dues and Fees .......................           195
 Entertainment .......................           733
 Allocation of Administrative Costs
   to Physician's Choice, LLC. (Note
  5)  .................................      (27,185)
 Depreciation (Note 1) ...............         1,003
                                          ----------
    Total Operating Expenses .........        60,295
                                          ----------
Loss before Other Income .............       (51,980)
Other Income--Interest ...............         9,952
                                          ----------
Net Loss .............................       (42,028)
Members' Equity--Beginning (Note 1) ..            --
Contributions from Members ...........     2,001,100
Member Subscription Receivable (Note 3)     (500,000)
                                          ----------
Members' Equity--Ending ..............    $1,459,072
                                          ==========


                      See notes to financial statements.

                     PHYSICIAN'S CHOICE MANAGEMENT, LLC.
                        (a limited liability company)

                           STATEMENT OF CASH FLOWS
                      Period August 11, 1995 (inception)
                             to December 31, 1995
                         Increase (Decrease In Cash)

 Cash Flows from Operating Activities
 Net Loss ...............................................................    $  (42,028)
                                                                             ----------
 Adjustments to Reconcile Net Loss to Net Cash Provided (Used) By
  Operating Activities:
  Depreciation ..........................................................         1,003
  Change in Assets and Liabilities:
   Accrued Expenses and Taxes ...........................................        20,076
                                                                             ----------
    Total Adjustments ...................................................        21,079
                                                                             ----------
    Net Cash Used by Operating Activities ...............................       (20,949)
                                                                             ----------
Cash Flows from Investing Activities ....................................
 Acquisition of Equipment and Improvements ..............................       (39,247)
 Increase in Security Deposit ...........................................        (8,307)
                                                                             ----------
    Net Cash Used by Investing Activities ...............................       (47,554)
                                                                             ----------
Cash Flows from Financing Activities
 Contributions from Members .............................................     1,501,100
 Proceeds from Deferred Unit Option Advance .............................       175,000
                                                                             ----------
    Net Cash Provided by Financing Activities ...........................     1,676,100
                                                                             ----------
Net Increase in Cash ....................................................     1,607,597
Cash - Beginning of Period ..............................................            --
                                                                             ----------
Cash - Ending of Period .................................................    $1,607,597
                                                                             ==========
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
Members' Subscription Receivable ........................................    $  500,000
                                                                             ==========


                      See notes to financial statements.

                      PHYSICIAN'S CHOICE MANAGEMENT, LLC.
                        (a limited liability company)
                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1995


NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

   Physician's Choice Management, LLC. (a limited liability company) (Company) provides services to physician networks and medical groups.

  Form of Ownership

   On August 11, 1995, the Company was organized as a limited liability company under the laws of the State of Connecticut. A limited liability company is treated as a partnership for federal income tax purposes and provides all of its members with limited liability attributes of a corporation.

  Basis of Accounting

   The Company uses the accrual method of accounting for financial reporting purposes and the cash basis of accounting for income tax reporting.

   Profits and losses are allocated equally for 1995 based upon unit ownership in the Company. Commencing in 1996 profits and losses will be allocated using a predetermined formula as defined in the Company's operating agreement based upon type of ownership.

  Equipment and Improvements

   Equipment and improvements are stated at cost. Depreciation and amortization are computed by the straight-line method for financial reporting purposes and by accelerated methods for income tax reporting purposes over the estimated useful lives of the assets ranging from 5 to 39 years.

  Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - CONCENTRATION OF CASH CREDIT RISK AND DISCLOSURE OF FINANCIAL
INSTRUMENTS

   The Company maintains its cash accounts in one commercial bank. The accounts at the bank are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. In addition, the Company maintains an uninsured money market account at the bank. A summary of the total insured and uninsured cash balances at December 31, 1995 is as follows:

Total Cash in Bank .......    $1,628,101
Portion Insured by FDIC ..        41,671
                              ----------
Uninsured Cash Balances ..    $1,586,430
                              ==========

   The carrying amount of cash is a reasonable estimate of fair value.

                      PHYSICIAN'S CHOICE MANAGEMENT, LLC.
                        (a limited liability company)
                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1995


NOTE 3 - MEMBER SUBSCRIPTION RECEIVABLE

   One of the Company's members made an initial capital contribution of $2,000,000 of which $1,500,000 was paid in 1995 with the balance of $500,000 required to be paid prior to June 1996 without interest.

NOTE 4 - DEFERRED UNIT OPTION ADVANCE

   During 1995, the Company granted an option to one of its members to acquire an additional 4 units of ownership in the Company for $1,000,000 in consideration for a nonrefundable deposit of $175,000. The option expires in May 1998. The exercise of the option for the above units must occur simultaneously with the simultaneous exercise of a similar option with an affiliated company, Physician's Choice, LLC.

   If the option is not exercised the $175,000 deposit will be reflected as income.

NOTE 5 - ALLOCATION OF ADMINISTRATIVE COSTS TO PHYSICIAN'S CHOICE, LLC.

   During 1995, the Company charged an affiliate $27,185 for administrative costs.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

  Lease
   The Company leases its office space under an operating lease extending to November 1997 at $4,153 per month plus utilities.

   Rent expense charged to operations for the period August 11, 1995 (inception) to December 31, 1995 was $4,153.

   Future minimum annual rentals at December 31, 1995, under this lease are:

              Years Ending December 31,          Amount
         -----------------------------------    --------
         1996 ..............................    $49,840
         1997 ..............................     45,687
                                                -------
         Total .............................    $95,527
                                                =======

  Employment Agreements
   The Company has entered into employment agreements with its three managing members. The agreements extend through November 1999 and provide two of the managing members with compensation commencing in the second year of the agreements to be 25% of net income as defined, not to exceed $300,000, $350,000 and $375,000, during the second, third and fourth years of the agreement, respectively. The third managing member will receive annual compensation of $150,000.

   The agreement automatically terminates upon death, disability or by cause as defined therein and the Company may terminate the agreements without cause. The third managing member is entitled to receive severance in the amount of $150,000 if the Company terminates the agreement without cause.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table itemizes the expenses incurred by the Company in connection with the offering. All amounts are estimated except for the Registration Fee.

Registration Fee                                      $34,483
Nasdaq Listing Fee                                     17,500
Printing and Engraving Expenses                        40,000
Legal Fees and Expenses                                35,000
Accounting Fees and Expenses                          100,000
Miscellaneous                                          23,017
                                                      -------
  TOTAL                                               250,000

* To be completed by amendment.

Item 14. Indemnification of Directors and Officers

   The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended, which provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Company's Certificate of Incorporation further provides that the Company shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

   The Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

   The Company maintains an indemnification insurance policy covering all directors and officers of the Company and its subsidiaries.

Item 15. Recent Sales of Unregistered Securities

   The Company was incorporated in October 1995. In connection with the initial organization of the Company, 1,000 shares of Common Stock were issued to Abraham D. Gosman for aggregate consideration in cash of $1,000. Said shares have since been transferred to the Company and converted into authorized but unissued shares. Except for this initial issuance, until the closing of the initial public offering, there were no other issuances of the Common Stock. In connection with the closing of the initial public offering on January 29, 1996, and the Formation, the Company issued to the stockholders of the Related Companies 13,307,450 shares of Common Stock in the aggregate in exchange for all issued and outstanding shares of common stock of the Related Companies. The above-stated transactions resulted in the Company issuing the indicated shares of Common Stock to the following stockholders:

                                No. of Shares of
Name                              Common Stock
 ---------------------------   ------------------
Abraham D. Gosman                  8,282,305(1)
Bruce A. Rendina                       916,667
Donald A. Sands                        916,667
Joel A. Kanter                         459,505
Frederick R. Leathers                  459,505
Richard S. Mann                        459,505
Robert A. Miller                       459,505
William A. Sanger                      336,224
Craig J. Wilkos                        224,149
James M. Clary, III                    168,112
Edward E. Goldman, M.D.                168,112
John T. Chay                           133,333
Raj Mantena                            133,333
Jonathan Banton                         78,452
Kevin Maley                             56,038
Michael J. Zaccaro                      56,038

(1) Including 4,000,000 shares held by Mr. Gosman as trustee for the benefit of his two adult sons.

   On May 15, 1996, the Company issued an aggregate of 324,252 shares of Common Stock in connection with the acquisition of Atlanta Gastroenterology Associates, P.C. to the following stockholders:

                                No. of Shares of
Name                              Common Stock
 ---------------------------   ------------------
Steven J. Morris                    117,475
R. Cater Davis, Jr.                  88,559
Norman L. Elliot                     59,109
Alan Sunshine                        59,109

   The Debentures offered pursuant to this Registration Statement were initially issued by the Company on June 26, 1996, to the following Initial
Purchasers:

                                    Principal
Name                                 Amount
- -----------------------------    ---------------
Smith Barney, Inc.                 $50,001,000
Dean Witter Reynolds Inc.           13,333,000
Paine Webber Incorporated           13,333,000
Robertson, Stephens & Company       13,333,000
Piper Jaffray Inc.                   5,000,000
The Robinson-Humphrey Company        5,000,000

   All the foregoing issuances of shares of Common Stock and Debentures have been made in reliance upon the exemption from registration afforded by
Section 4(2) under the Securities Act of 1933, as amended, or Regulation D thereunder.

Item 16. Exhibits and Financial Statements

   (a) Exhibits. The following is a list of exhibits which are incorporated as part of the Registration Statement by reference.


Exhibit No.                                                Exhibit
- --------------    --------------------------------------------------------------------------------------------
3.1                Restated Certificate of Incorporation of the Company.

3.2                By-laws of the Company.

*4.1               Indenture with respect to the Company's 6 3/4% Convertible Subordinated Debentures.

+5.1               Opinion of Nutter, McClennen & Fish, LLP as to the legality of the securities registered hereunder.

10.1               Asset Purchase Agreement dated September 13, 1995 by and between Oncology and Radiation
                   Associates, P.A. and Oncology Therapies, Inc.

10.2               Agreement for Purchase and Sale of Assets dated September 11, 1995 by and among Osler
                   Medical, Osler Medical, Inc., Professional Associations named herein and PhyChoice, Inc.

10.3               Purchase and Sale Agreement dated August 15, 1995 by and among Cancer Specialists of
                   Georgia, P.C., Temple Associates, Wolverine Associates, Pembroke Group, LLC and PhyChoice,
                   Inc.

10.4               Agreement for Purchase and Sale of Assets dated April 12, 1995 by and between Aegis Health
                   Systems, Inc. and CCC National Lithotripsy, Inc.

10.5               Agreement and Plan of Merger dated November 21, 1994 among Oncology Therapies, Inc.,
                   Radiation Care Acquisition Corp., Radiation Care, Inc., A.M.A. Financial Corporation and
                   Thomas E. Haire.

10.6               Stock and Asset Purchase Agreement dated October 27, 1994 by and among Nutrichem, Inc.,
                   The Health Link Group, Inc., John Chay, Raj Mantena and CCC-Infusion, Inc.

10.7               Stock Purchase Agreement dated May 31, 1995 by and among Dasco Development Corporation,
                   Dasco Development West, Inc., Donald A. Sands, Bruce A. Rendina and Abraham D. Gosman.

10.8               Management Services Agreement dated August 15, 1995 by and between Georgia Cancer
                   Specialists I, P.C. and PhyChoice, Inc.

10.9               Management Services Agreement dated September 11, 1995 by and between Osler Medical, Inc.
                   and PhyChoice, Inc.

10.10              Employment Agreement dated as of January 1, 1995 between DASCO and Bruce A. Rendina

10.11              Employment Agreement dated as of January 1, 1995 between DASCO and Donald A. Sands

*10.12             Employment Agreement dated July 27, 1994 between Continuum Care of Massachusetts, Inc. and
                   William A. Sanger

*10.13             First Amendment to Employment Agreement dated March 13, 1996 between PhyMatrix Corp. and
                   William A. Sanger

*10.14             Employment Agreement dated January 29, 1996 between PhyMatrix Corp. and Robert A. Miller

10.15              Employment Agreement dated September 22, 1994 between Continuum Care of Massachusetts,
                   Inc. and Edward E. Goldman, M.D.

10.16              1995 Equity Incentive Plan

10.17              Registration Agreement dated January 29, 1996 between PhyMatrix Corp. and various stockholders of PhyMatrix Corp.

*10.18             Registration Agreement dated June 21, 1996, between PhyMatrix Corp. and the Initial
                   Purchasers

10.19              Shareholders' Agreement dated as of May 31, 1995 by and among Donald A. Sands, Bruce A.
                   Rendina, Abraham D. Gosman, DASCO Development Corporation and DASCO Development West, Inc.

21.1               Subsidiaries of the registrant

*23.1              Consent of Coopers & Lybrand L.L.P.

*23.2              Consent of Coopers & Lybrand L.L.P.

*23.3              Consent of Bober, Markey & Company

*23.4              Consent of Coopers & Lybrand L.L.P.


                                      II-3


Exhibit No.                                                 Exhibit
- --------------    --------------------------------------------------------------------------------------------
*23.5              Consent of Coopers & Lybrand L.L.P.

*23.6              Consent of Arthur Andersen LLP

*23.7              Consent of Hoyman, Dobson & Company

*23.8              Consent of Babush, Neiman, Kornman & Johnson

*23.9              Consent of Weil, Akman, Baylin & Coleman

*23.10             Consent of Coopers & Lybrand L.L.P.

*23.11             Consent of Katz, Sapper & Miller, LLP

*23.12             Consent of Roy Cline, CPA, PA

*23.13             Consent of Regan, Russell, Schickner & Shah, P.A.

*23.14             Consent of Patrick & Associates, P.A.

*23.15             Consent of Patrick & Associates, P.A.

*23.16             Consent of Coopers & Lybrand L.L.P.

*23.17             Consent of Frazier & Deeter, LLC

*23.18             Consent of Friedberg, Smith & Co., P.C.

+23.19             Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5)

 24.1              Power of Attorney (contained on page II-5)

+25.1              Statement of Eligibility of Trustee

* Filed herewith.
+ Previously filed.


All other exhibits are hereby incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-97854).

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 16th day of September 1996.

                                   PHYMATRIX CORP.

                                   By: /s/ Abraham D. Gosman
                                       ---------------------------------------
                                       Abraham D. Gosman
                                       Chairman of the Board of Directors,
                                       President and Chief Executive Officer

   The registrant and each person whose signature appears below on this Registration Statement hereby constitutes and appoints Frederick R. Leathers and Michael J. Bohnen, and each of them, with full power to act without the other, his true and lawful, attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-1 of the registrant, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


/s/ Abraham D. Gosman                  September 16, 1996
- ------------------------------
Abraham D. Gosman
Chairman of the Board of
Directors, President
and Chief Executive Officer
(Principal Executive Officer)

/s/ Frederick R. Leathers              September 16, 1996
- ------------------------------
Frederick R. Leathers
Chief Financial Officer
(Principal Financial and
Accounting Officer)

/s/ Joseph N. Cassese                  September 16, 1996
- ------------------------------
Joseph N. Cassese
Director

/s/ David Livingston, M.D.             September 9, 1996
- ------------------------------
David Livingston, M.D.
Director

/s/ Bruce Rendina                      September 10, 1996
- ------------------------------
Bruce Rendina
Director

/s/ Stephen E. Ronai                   September 13, 1996
- ------------------------------
Stephen E. Ronai, Esq.
Director

/s/ Hugh L. Carey                      September 16, 1996
- ------------------------------
Governor Hugh L. Carey
Director

/s/ John Chay                          September 9, 1996
- ------------------------------
John Chay
Director